   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 3, 1997.

                                                    REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                       ALTERNATIVE LIVING SERVICES, INC.
               (Exact name of Registrant as specified in charter)

           DELAWARE                           8361                          39-1771281
 (State or other jurisdiction     (Primary Standard Industrial      (I.R.S. Employer I.D. No.)
      of incorporation or
          registration)            Classification Code Number)

                      450 NORTH SUNNYSLOPE ROAD, SUITE 300
                          BROOKFIELD, WISCONSIN 53005
                                 (414) 789-9565
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                             ---------------------

                          WILLIAM F. LASKY, PRESIDENT
                      450 NORTH SUNNYSLOPE ROAD, SUITE 300
                          BROOKFIELD, WISCONSIN 53005
                                 (414) 789-9565
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                             ---------------------

                                   COPIES TO:

              ALAN C. LEET, ESQ.                             RICHARD S. FORMAN, ESQ.
              ROGERS & HARDIN LLP                         STROOCK & STROOCK & LAVAN LLP
          229 PEACHTREE STREET, N.E.                         2029 CENTURY PARK EAST
           2700 INTERNATIONAL TOWER                                SUITE 1800
            ATLANTA, GEORGIA 30303                        LOS ANGELES, CALIFORNIA 90067
                (404) 522-4700                                   (310) 556-5800

                             ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: Upon consummation of the merger described herein and after the effective date of this Registration Statement.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

=====================================================================================================================
                                                         PROPOSED MAXIMUM     PROPOSED MAXIMUM
 TITLE OF EACH CLASS OF SECURITIES     AMOUNT TO BE       OFFERING PRICE     AGGREGATE OFFERING        AMOUNT OF
        TO BE REGISTERED(1)            REGISTERED(2)         PER UNIT             PRICE(3)        REGISTRATION FEE(3)
---------------------------------------------------------------------------------------------------------------------
Common Stock $.01 par value........      7,401,619        Not Applicable        $158,816,228            $48,126
=====================================================================================================================

(1) This Registration Statement relates to the shares of Common Stock of the Registrant to be issued to holders of shares of common stock of Sterling House Corporation ("Sterling") in connection with the Merger (as defined herein).
(2) Represents the maximum number of shares of the Registrant's Common Stock issuable upon consummation of the Merger.
(3) Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(f)(1) under the Securities Act of 1933, as amended, the registration fee was computed on the basis of the market value of 6,722,380 shares of Sterling common stock, the maximum amount to be exchanged pursuant to the Merger. The average of the high and low price of the Sterling common stock as quoted on the American Stock Exchange on August 28, 1997, the latest practicable date before the filing of this Registration Statement, was $23.625.
                             ---------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                                   [ALS LOGO]

                                                                          , 1997

Dear Stockholder:

     A Special Meeting of Stockholders (the "Special Meeting") of Alternative
Living Services, Inc. ("ALS") will be held on        ,             , 1997, at
  :00 .m., local time, at ALS's offices, located at 450 North Sunnyslope Road, Suite 300, Brookfield, Wisconsin.

     At this Special Meeting, you will be asked to consider and vote upon the following: (1) the approval and adoption of an Agreement and Plan of Merger, dated as of July 30, 1997, as amended as of September 2, 1997 (as so amended, the "Merger Agreement"), by and among ALS, Tango Merger Corporation, a wholly owned subsidiary of ALS ("Merger Sub"), and Sterling House Corporation ("Sterling") pursuant to which, among other things: (i) Merger Sub will be merged with and into Sterling and Sterling will become a wholly owned subsidiary of ALS (the "Merger"), (ii) each outstanding share of Sterling common stock, no par value (the "Sterling Common Stock"), together with the associated Series A Junior Participating Preferred Stock Purchase Right, will be converted into the right to receive 1.1 shares (the "Exchange Ratio") of ALS common stock, $.01 par value per share (the "ALS Common Stock"), (iii) ALS will assume all outstanding options under the Sterling House Corporation 1995 Stock Option Plan, as amended (the "Sterling Option Plan"), and all other outstanding Sterling options (together, the "Sterling Options"), which Sterling Options will be converted into options to acquire 1.1 shares of ALS Common Stock for each share of Sterling Common Stock underlying the Sterling Options (the "Merger Options"), and (iv) the 6.75% Convertible Subordinated Debentures due 2006 of Sterling (the "Sterling Debentures") will be assumed by ALS pursuant to a supplemental indenture and will become convertible into a number of shares of ALS Common Stock equal to the product of the Exchange Ratio and the number of shares of Sterling Common Stock issuable upon conversion of the Sterling Debentures; (2) the approval of certain amendments to the Amended and Restated Bylaws of ALS, including amending the bylaw provision regarding filling vacancies arising on the ALS Board of Directors, adding a bylaw provision establishing an executive committee of the ALS Board of Directors and amending the bylaw provision regarding amendments to the ALS Bylaws (collectively, the "ALS Bylaw Amendments"); and (3) such other business as may properly come before the Special Meeting.

     The ALS Board of Directors has unanimously approved the Merger Agreement described in the attached material and the transactions contemplated thereby and has determined that the Merger is fair to and in the best interests of ALS and its stockholders. Approval of the ALS Bylaw Amendments by the ALS stockholders is a condition to Sterling's obligation to consummate the Merger. The Board of Directors recommends that the stockholders of ALS vote in favor of the Merger Agreement and the ALS Bylaw Amendments. However, you are urged to carefully consider all aspects of the proposed Merger discussed in the attached Joint Proxy Statement/Prospectus, as the proposed Merger will result in the issuance of up to approximately 30% of the total shares of ALS Common Stock to be outstanding after the Merger.

     In the material accompanying this letter, you will find a Notice of Special Meeting of Stockholders, a Joint Proxy Statement/Prospectus relating to, among other things, the actions to be taken by ALS stockholders at the Special Meeting and a proxy card. The Joint Proxy Statement/Prospectus more fully describes the proposed Merger and the ALS Bylaw Amendments and includes information about ALS and Sterling and also serves as a Prospectus for ALS with respect to the shares of ALS Common Stock to be issued in connection with the Merger.

     All stockholders are cordially invited to attend the Special Meeting in person. However, whether or not you plan to attend the Special Meeting, please complete, sign, date and return your proxy in the enclosed postage paid envelope. If you attend the Special Meeting, you may vote in person if you wish, even though you have previously returned your proxy. It is important that your shares be represented and voted at the Special Meeting.

                                          Sincerely,

                                          [SIGNATURE]
                                          William F. Lasky
                                          President and Chief Executive Officer

                                   [ALS LOGO]

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                        To be held on             , 1997

     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "Special Meeting") of Alternative Living Services, Inc., a Delaware corporation ("ALS"),
will be held on        ,             , 1997, at   :00   .m., local time, at
ALS's offices, located at 450 North Sunnyslope Road, Suite 300, Brookfield, Wisconsin, to consider and vote upon the following matters described in the accompanying Joint Proxy Statement/Prospectus:

          1. The approval and adoption of an Agreement and Plan of Merger, dated as of July 30, 1997, as amended as of September 2, 1997 (as so amended, the "Merger Agreement"), by and among ALS, Tango Merger Corporation, a wholly owned subsidiary of ALS ("Merger Sub"), and Sterling House Corporation ("Sterling"), pursuant to which, among other things: (i) Merger Sub will be merged with and into Sterling, and Sterling will become a wholly owned subsidiary of ALS (the "Merger"), (ii) each outstanding share of Sterling common stock, no par value (the "Sterling Common Stock"), together with the associated Series A Junior Participating Preferred Stock Purchase Right, will be converted into the right to receive 1.1 shares (the "Exchange Ratio") of ALS common stock, $.01 par value per share (the "ALS Common Stock"), (iii) ALS will assume all of the outstanding options under the Sterling House Corporation 1995 Stock Option Plan, as amended (the "Sterling Option Plan"), and all other outstanding Sterling options, and
     (iv) the 6.75% Convertible Subordinated Debentures due 2006 of Sterling (the "Sterling Debentures") will be assumed by ALS pursuant to a supplemental indenture and will become convertible into a number of shares of ALS Common Stock equal to the product of the Exchange Ratio and the number of shares of Sterling Common Stock issuable upon conversion of the Sterling Debentures;

          2. The approval of certain amendments to the Amended and Restated Bylaws of ALS ("ALS Bylaws"), including amending the bylaw provision regarding filling vacancies arising on the ALS Board of Directors, adding a bylaw provision establishing an executive committee of the ALS Board of Directors and amending the bylaw provision regarding amendments to the ALS Bylaws; and

          3. The transaction of such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

     Only ALS stockholders of record at the close of business on             ,
1997 are entitled to notice of, and to vote at, the Special Meeting, or at any adjournment or postponement thereof.

                                          By order of the Board of Directors,

                                          [SIGNATURE]
                                          William F. Lasky
                                          President and Chief Executive Officer

     WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO EVEN IF YOU HAVE PREVIOUSLY SENT IN YOUR PROXY.

                                [STERLING LOGO]

                                                                          , 1997
Dear Stockholder:

     A Special Meeting of Stockholders (the "Special Meeting") of Sterling House
Corporation ("Sterling") will be held on        ,             , 1997, at   :00
  .m., local time, at           .

     At this Special Meeting, you will be asked to vote upon the following: (1) approval and adoption of an Agreement and Plan of Merger, dated as of July 30, 1997, as amended as of September 2, 1997 (as so amended, the "Merger Agreement"), among Alternative Living Services, Inc. ("ALS"), Tango Merger Corporation, a wholly owned subsidiary of ALS ("Merger Sub"), and Sterling pursuant to which, among other things: (i) Merger Sub will be merged with and into Sterling, and Sterling will become a wholly owned subsidiary of ALS (the "Merger"), and (ii) each share of common stock, no par value (the "Sterling Common Stock"), of Sterling, together with the associated Series A Junior Participating Preferred Stock Purchase Right (the "Right"), will be converted into the right to receive 1.1 shares (the "Exchange Ratio") of common stock, $.01 par value per share (the "ALS Common Stock"), of ALS; and (2) such other business as may properly come before the Special Meeting.

     The number of shares of ALS Common Stock to be issued in the Merger has been determined according to an Exchange Ratio of 1.1 shares of ALS Common Stock for each outstanding share of Sterling Common Stock. In addition, all outstanding options under the Sterling House Corporation 1995 Stock Option Plan, as amended (the "Sterling Option Plan"), and all other outstanding Sterling options are being assumed by ALS as of the effective time of the Merger, and converted into options to acquire shares of ALS Common Stock. Finally, the 6.75% Convertible Subordinated Debentures due 2006 of Sterling (the "Sterling Debentures") will be assumed by ALS pursuant to a supplemental indenture and will become convertible into a number of shares of ALS Common Stock equal to the product of the Exchange Ratio and the number of shares of Sterling Common Stock issuable upon conversion of the Sterling Debentures.

     The Merger is structured to be a tax free reorganization in which neither ALS nor Sterling or its stockholders will recognize taxable gain, and will be accounted for as a "pooling of interests" business combination.

     The Sterling Board of Directors has unanimously approved the Merger Agreement described in the attached material and the transactions contemplated thereby and has determined that the Merger is fair to and in the best interests of Sterling and its stockholders. After careful consideration, the Board of Directors recommends that the stockholders of Sterling vote in favor of the Merger Agreement. However, you are urged to carefully consider all aspects of the proposed Merger discussed in the attached Joint Proxy Statement/Prospectus, as the proposed Merger will result in the stockholders of Sterling owning approximately 30% of the total shares of ALS Common Stock to be outstanding after the Merger.

     In the material accompanying this letter, you will find a Notice of Special Meeting of Stockholders, a Joint Proxy Statement/Prospectus relating to, among other things, the actions to be taken by Sterling stockholders at the Special Meeting and a proxy card. The Joint Proxy Statement/Prospectus more fully describes the proposed Merger and includes information about ALS and Sterling.

     All stockholders are cordially invited to attend the Special Meeting in person. However, whether or not you plan to attend the Special Meeting, please complete, sign, date and return your proxy in the enclosed postage paid envelope. If you attend the Special Meeting, you may vote in person if you wish, even though you have previously returned your proxy. It is important that your shares be represented and voted at the Special Meeting.

                                          Sincerely,

                                          [SIGNATURE]
                                          Timothy J. Buchanan
                                          Chief Executive Officer

                                [STERLING LOGO]

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                        To be held on             , 1997

     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "Special Meeting") of Sterling House Corporation, a Kansas corporation ("Sterling"), will
be held on           ,                , 1997, at      :00   .m., local time, at
          , located at                ,                , to consider and vote
upon the following matters described in the accompanying Joint Proxy Statement/Prospectus:

          1. The approval and adoption of an Agreement and Plan of Merger, dated as of July 30, 1997, as amended as of September 2, 1997 (as so amended, the "Merger Agreement"), by and among Alternative Living Services, Inc. ("ALS"), Tango Merger Corporation, a wholly owned subsidiary of ALS ("Merger Sub"), and Sterling pursuant to which, among other things: (i) Merger Sub will be merged with and into Sterling, and Sterling will become a wholly owned subsidiary of ALS (the "Merger"), (ii) each outstanding share of common stock, no par value (the "Sterling Common Stock"), of Sterling, together with the associated Series A Junior Participating Preferred Stock Purchase Right, will be converted into the right to receive
     1.1 shares (the "Exchange Ratio") of common stock, $.01 par value per share (the "ALS Common Stock"), of ALS, (iii) ALS will assume all outstanding options under the Sterling House Corporation 1995 Stock Option Plan and all other outstanding Sterling options, and (iv) the 6.75% Convertible Subordinated Debentures due 2006 of Sterling (the "Sterling Debentures") will be assumed by ALS pursuant to a supplemental indenture and will become convertible into a number of shares of ALS Common Stock equal to the product of the Exchange Ratio and the number of shares of Sterling Common Stock issuable upon conversion of the Sterling Debentures; and

          2. The transaction of such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

     Only Sterling stockholders of record at the close of business on , 1997 are entitled to notice of, and to vote at, the Special Meeting, or at any adjournment or postponement thereof.

                                          By order of the Board of Directors,

                                          [SIGNATURE]
                                          Timothy J. Buchanan
                                          Chief Executive Officer

                                                                PRELIMINARY COPY
                       ALTERNATIVE LIVING SERVICES, INC.
                                      AND
                           STERLING HOUSE CORPORATION
                             JOINT PROXY STATEMENT
                             ---------------------

                       ALTERNATIVE LIVING SERVICES, INC.
                                   PROSPECTUS
                             ---------------------
    This Joint Proxy Statement/Prospectus relates to the proposed merger (the "Merger") of Tango Merger Corporation ("Merger Sub"), a wholly owned subsidiary of Alternative Living Services, Inc. ("ALS"), with and into Sterling House Corporation ("Sterling") and the issuance of up to 7,401,619 shares of ALS common stock, $.01 par value per share (the "ALS Common Stock"), in connection therewith. As a result of the Merger, Sterling will become a wholly owned subsidiary of ALS. In connection with the Merger, ALS has filed a Registration Statement on Form S-4 with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), covering an aggregate of up to 7,401,619 shares of the ALS Common Stock issuable in the Merger to holders of shares of Sterling common stock, no par value (the "Sterling Common Stock"). In connection with the Merger, (i) each outstanding share of Sterling Common Stock together with the associated Series A Junior Participating Preferred Stock Purchase Right (the "Right") issued pursuant to the Rights Agreement dated as of June 25, 1997 between Sterling and ChaseMellon Stockholder Services, L.L.C. will be exchanged for 1.1 shares (the "Exchange Ratio") of ALS Common Stock (the "Merger Shares"),
(ii) the outstanding options to purchase Sterling Common Stock (the "Options") under the Sterling House Corporation 1995 Stock Option Plan, as amended (the "Sterling Option Plan"), and all other outstanding options to purchase Sterling Common Stock (together, the "Sterling Options") will be assumed by ALS and will constitute options to acquire a number of shares of ALS Common Stock (the "Merger Options") equal to the product of the Exchange Ratio and the number of shares of Sterling Common Stock issuable upon the exercise of such Sterling Options, and (iii) the 6.75% Convertible Subordinated Debentures due 2006 of Sterling (the "Sterling Debentures") will be assumed by ALS pursuant to a supplemental indenture and will be convertible into a number of shares of ALS Common Stock equal to the product of the Exchange Ratio and the number of shares of Sterling Common Stock issuable upon conversion of the Sterling Debentures. As of August 15, 1997, there are 5,042,428 shares of Sterling Common Stock outstanding, 376,472 shares of Sterling Common Stock issuable upon the exercise of outstanding Sterling Options and 1,561,106 shares of Sterling Common Stock issuable upon the conversion of the outstanding Sterling Debentures.

    The Joint Proxy Statement/Prospectus also relates to a proposal to secure the approval of holders of the ALS Common Stock of certain amendments to the Amended and Restated Bylaws of ALS ("ALS Bylaws"), including amending the bylaw provision regarding filling vacancies arising on the ALS Board of Directors, adding a bylaw provision establishing an executive committee of the ALS Board of Directors and amending the bylaw provision regarding amendments to the ALS Bylaws (collectively, the "ALS Bylaw Amendments"). Approval of the ALS Bylaw Amendments by the holders of ALS Common Stock is a condition to Sterling's obligation to consummate the Merger.

    This Joint Proxy Statement/Prospectus is being furnished to holders of ALS Common Stock in connection with the solicitation of proxies by ALS's Board of Directors for use at the Special Meeting of Stockholders of ALS (the "ALS
Special Meeting") to be held on          ,            , 1997 at ALS's offices
located at 450 North Sunnyslope Road, Suite 300, Brookfield, Wisconsin
commencing at     :00   .m., local time, and at any adjournment or postponement
thereof.

    This Joint Proxy Statement/Prospectus also is being furnished to holders of Sterling Common Stock in connection with the solicitation of proxies by Sterling's Board of Directors for use at the Special Meeting of Stockholders of
Sterling (the "Sterling Special Meeting") to be held on          ,            ,
1997 at the              located at          commencing at     :00   .m., local
time, and at any adjournment or postponement thereof.

    This Joint Proxy Statement/Prospectus also constitutes the prospectus of ALS filed as part of the Registration Statement of ALS on Form S-4 relating to the ALS Common Stock issuable to the holders of all outstanding shares of Sterling Common Stock as of the effective time of the Merger. All information herein with respect to ALS has been furnished by ALS, and all information herein with respect to Sterling has been furnished by Sterling. This Joint Proxy Statement/Prospectus is first being mailed to stockholders of ALS and Sterling
on or about            , 1997.

    The ALS Common Stock is traded on the American Stock Exchange ("AMEX") under the symbol "ALI." On July 30, 1997, the last trading date prior to the public announcement of the signing of the Merger Agreement, the closing sales price of the ALS Common Stock was $21.625 per share.

    SEE "RISK FACTORS" BEGINNING ON PAGE 17 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY ALS AND STERLING STOCKHOLDERS BEFORE VOTING ON THE MATTERS MORE FULLY DESCRIBED HEREIN.
                             ---------------------
 THE SECURITIES TO BE ISSUED PURSUANT TO THIS JOINT PROXY STATEMENT/PROSPECTUS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION
     OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
  ADEQUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------
    THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS IS             , 1997

                             AVAILABLE INFORMATION

     ALS and Sterling are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by ALS and Sterling and the Registration Statement on Form S-4 (together with any amendments or supplements thereto, the "Registration Statement") of which this Joint Proxy Statement/Prospectus is a part and exhibits and schedules thereto can be inspected and copied (at prescribed rates) at the Public Reference section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048, and the Citicorp Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661-2511. In addition, registration statements and certain other documents filed with the Commission by ALS and Sterling through the Commission's Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system are publicly available through the Commission's site on the Internet's World Wide Web, located at http://www.sec.gov. The Registration Statement, including all exhibits thereto and amendments thereof, has been filed with the Commission through EDGAR. The ALS Common Stock and Sterling Common Stock are listed on the AMEX and certain reports, proxy statements and other information concerning ALS and Sterling can also be inspected at the offices of the AMEX at 86 Trinity Place, New York, New York 10006.

     ALS has filed with the Commission the Registration Statement under the Securities Act with respect to the Merger Shares (as defined herein) offered hereby. This Joint Proxy Statement/Prospectus omits certain information contained in the Registration Statement and reference is made to the Registration Statement and the exhibits and schedules thereto for further information with respect to ALS, Sterling and the Merger. Statements contained herein concerning the provisions of any documents are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement or incorporated herein by reference. Each such statement is qualified in its entirety by such reference.

     PRIVATE SECURITIES LITIGATION REFORM ACT SAFE HARBOR STATEMENT. Certain statements contained in this Joint Proxy Statement/Prospectus under "RISK FACTORS," "THE MERGER -- Reasons for the Merger; Recommendations of the Boards of Directors," "BUSINESS OF STERLING," "STERLING MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," and under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" in ALS's Annual Report on Form 10-K, as amended, for the year ended December 31, 1996 incorporated herein by reference (the "1996 ALS Form 10-K") and under "Management's Discussion and Analysis of Financial Condition and Results of Operations" in ALS's Quarterly Reports on Form 10-Q for the three months ended March 31, 1997 and June 30, 1997 incorporated herein by reference (the "March 31, 1997 ALS Form 10-Q" and "June 30, 1997 ALS Form 10-Q," respectively), in addition to certain statements contained elsewhere in this Joint Proxy Statement/Prospectus or in the 1996 ALS Form 10-K, the March 31, 1997 ALS Form 10-Q or the June 30, 1997 ALS Form 10-Q, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are thus prospective in nature. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual future results or trends to differ materially from future results or trends expressed or implied by such forward-looking statements. The most significant of such risks, uncertainties and other factors are discussed under the heading "RISK FACTORS," beginning on page 17 of this Joint Proxy Statement/Prospectus and prospective investors are urged to carefully consider such factors.
                             ---------------------

     No person has been authorized to give any information or to make any representation other than as contained herein in connection with the Merger, and, if given or made, such information or representation must not be relied upon as having been authorized by ALS or Sterling. Neither the delivery hereof nor any distribution of securities made hereunder shall, under any circumstances, create an implication that there has been no change in the facts herein set forth since the date hereof. This Joint Proxy Statement/Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the shares of ALS Common Stock offered by this Joint Proxy Statement/Prospectus or a solicitation of a proxy in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or solicitation.
                             ---------------------

     Crossings(R) and WovenHearts(R) are registered service marks of ALS and ALS claims service mark protection in the marks Wynwood and Clare Bridge. Sterling House(R) is a registered service mark of Sterling.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF SUCH REPORTS, PROXY STATEMENTS AND OTHER INFORMATION FILED BY ALS, OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED HEREIN BY REFERENCE, ARE AVAILABLE WITHOUT CHARGE UPON THE WRITTEN OR ORAL REQUEST FROM THE CHIEF FINANCIAL OFFICER OF ALS, 450 NORTH SUNNYSLOPE ROAD, SUITE 300, BROOKFIELD, WISCONSIN 53005, TELEPHONE (414) 789-9565. IN ORDER TO ENSURE DELIVERY OF THE DOCUMENTS PRIOR TO THE ALS SPECIAL MEETING OR THE STERLING SPECIAL MEETING, ANY REQUEST SHOULD BE MADE NO LATER THAN FIVE DAYS PRIOR TO THE ALS SPECIAL MEETING OR THE STERLING SPECIAL MEETING, RESPECTIVELY.

     The following documents or portions thereof, filed by ALS with the Commission under the Exchange Act and the Securities Act, are incorporated herein by reference:

          (a) ALS's Registration Statement on Form 8-A, declared effective by the Commission on August 5, 1996;

          (b) ALS's Annual Report on Form 10-K for the year ended December 31, 1996, as amended;

          (c) ALS's Quarterly Reports on Form 10-Q for the quarter ended March 31, 1997 and for the quarter ended June 30, 1997;

          (d) ALS's Current Report on Form 8-K, filed with the Commission on May 30, 1997; and

          (e) ALS's Current Report on Form 8-K, filed with the Commission on August 13, 1997 (the "ALS Merger 8-K").

     All documents filed by ALS pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the date of the later of the Sterling Special Meeting or the ALS Special Meeting shall be deemed to be incorporated by reference in this Joint Proxy Statement/Prospectus and to be a part of this Joint Proxy Statement/Prospectus from the date of filing thereof. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
AVAILABLE INFORMATION.......................................     i
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE...........    ii

JOINT PROXY STATEMENT/PROSPECTUS SUMMARY....................     1
  General...................................................     1
  The Companies.............................................     1
  The Meetings..............................................     3
  The Merger................................................     4
  ALS Selected Historical Consolidated Financial Data.......    10
  Sterling Selected Historical Consolidated Financial
     Data...................................................    12
  Summary Unaudited Summary Pro Forma Combined Financial
     Data...................................................    13
COMPARATIVE PER SHARE DATA..................................    14
COMPARATIVE MARKET DATA.....................................    15
CAPITALIZATION..............................................    16
RISK FACTORS................................................    17
  Uncertainties Related to the Merger.......................    17
  Substantial Debt and Operating Lease Payment
     Obligations............................................    17
  History of Operating Losses...............................    17
  Ability to Continue Growth; Ability to Manage Rapid
     Expansion and Business Diversification.................    18
  Development and Construction Risks........................    18
  Risks Associated With Acquisitions........................    19
  Need for Additional Financing; Risk of Rising Interest
     Rates..................................................    19
  Residence Management, Staffing and Labor Costs............    20
  Competition...............................................    20
  Joint Ventures and Related Mandatory Purchase
     Obligations............................................    20
  Government Regulation.....................................    21
  Liability and Insurance...................................    22
  Dependence on Attracting Seniors with Sufficient Resources
     to Pay.................................................    22
  Environmental Liability Risks Associated with Real
     Property...............................................    22
  Anti-Takeover Provisions..................................    23
  Shares Eligible for Future Sale...........................    23
THE MEETINGS, VOTING AND PROXIES............................    24
  Special Meeting of Stockholders of ALS....................    24
  Special Meeting of Stockholders of Sterling...............    25
THE MERGER..................................................    26
  Background of the Merger; Material Contacts...............    26
  Reasons for the Merger; Recommendations of the Boards of
     Directors..............................................    29
  Opinions of Financial Advisors............................    32
  Interests of Certain Persons in the Merger................    40
  Accounting Treatment......................................    41
  Certain Federal Tax Considerations........................    41
  Governmental and Regulatory Approvals.....................    43
  Resales of ALS Common Stock; Affiliates...................    44
  Absence of Dissenters' Rights.............................    44
MANAGEMENT AND OPERATIONS OF THE COMBINED COMPANY FOLLOWING
  THE MERGER................................................    45
  General...................................................    45
  Board of Directors After the Merger.......................    45

                                                              PAGE
                                                              ----
  Executive Committee.......................................    46
  Executive Officers After the Merger; Employment and Other
     Agreements.............................................    47
TERMS OF THE MERGER AGREEMENT AND RELATED TRANSACTIONS......    48
  Effective Time of the Merger..............................    48
  Manner and Basis of Converting Sterling Common Stock and
     Sterling Options.......................................    48
  Sterling Debentures.......................................    50
  Employee Benefit Plans....................................    51
  Stockholder Voting Agreements.............................    51
  Conduct of Sterling's and ALS's Business Prior to the
     Merger; No Solicitation................................    51
  Conditions to the Merger..................................    53
  Termination or Amendment of the Merger Agreement..........    54
PROPOSED AMENDMENTS TO THE ALS BYLAWS.......................    55
  Amendment to Provision Regarding Vacancies on the ALS
     Board of Directors.....................................    56
  Adoption of Provision Establishing ALS Executive
     Committee..............................................    56
  Amendment to Provision Regarding Amendment to ALS
     Bylaws.................................................    57
BUSINESS OF STERLING........................................    59
  General...................................................    59
  Industry..................................................    59
  Sterling House Services...................................    60
  Sterling House Operations.................................    60
  Competition...............................................    61
  Funding for Assisted Living Care..........................    61
  Government Regulation.....................................    62
  Expansion.................................................    62
  Trademarks, Patents, Copyrights and Proprietary
     Information............................................    63
  Employees.................................................    63
  Properties................................................    63
  Legal Proceedings.........................................    66
STERLING DIVIDEND POLICY....................................    66
STERLING MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS.......................    67
  General...................................................    67
  Results of Operations.....................................    69
  Liquidity and Capital Resources...........................    73
  Impact of Inflation.......................................    74
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT OF STERLING....................................    74
COMPARISON OF RIGHTS OF STERLING AND ALS STOCKHOLDERS.......    76
  Description of the Common Stock...........................    76
  Description of the Preferred Stock........................    77
  Rights Plan...............................................    77
  Amendment of Organizational Documents.....................    80
  Board of Directors........................................    80
  Indemnification...........................................    81
  Extraordinary Transactions................................    82
  Dividends.................................................    83
LEGAL MATTERS...............................................    83
EXPERTS.....................................................    83

                                                              PAGE
                                                              ----
ADDITIONAL INFORMATION......................................    84
  Stockholder Proposals.....................................    84
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
  STATEMENTS................................................    85
INDEX TO FINANCIAL STATEMENTS...............................   F-1
APPENDICES:
  APPENDIX A:  Agreement and Plan of Merger, dated July 30,
     1997, as amended.......................................   A-1
  APPENDIX B:  Opinion of McDonald & Company Securities,
     Inc. ..................................................   B-1
  APPENDIX C:  Opinion of Schroder & Co., Inc. .............   C-1

                    JOINT PROXY STATEMENT/PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements and notes appearing elsewhere in this Joint Proxy Statement/Prospectus and in the documents incorporated in this Joint Proxy Statement/Prospectus by reference. Stockholders of ALS and Sterling should carefully review the matters set forth under "Risk Factors" before voting upon the matters to be considered by such stockholders.

GENERAL

     This Joint Proxy Statement/Prospectus is being furnished to stockholders of Alternative Living Services, Inc., a Delaware corporation ("ALS"), in connection with the solicitation of proxies by the Board of Directors of ALS for use at the Special Meeting of Stockholders of ALS (the "ALS Special Meeting") which is
scheduled to be held on             , 1997. This Joint Proxy
Statement/Prospectus is also being furnished to stockholders of Sterling House Corporation, a Kansas corporation ("Sterling"), in connection with the solicitation of proxies by the Board of Directors of Sterling, for use at the Special Meeting of Stockholders of Sterling (the "Sterling Special Meeting")
which is scheduled to be held on             , 1997. At the ALS Special Meeting
and at the Sterling Special Meeting, the stockholders of ALS and Sterling, respectively, will be asked to consider and vote upon the proposed merger (the "Merger") of Tango Merger Corporation, a Kansas corporation and a wholly owned subsidiary of ALS ("Merger Sub"), with and into Sterling pursuant to the terms of the Agreement and Plan of Merger dated as of July 30, 1997, as amended as of September 2, 1997, by and among ALS, Merger Sub and Sterling (as so amended, the "Merger Agreement"). As a result of the Merger, Sterling will become a wholly owned subsidiary of ALS. The Merger Agreement is included in this Joint Proxy Statement/Prospectus as Appendix A and is incorporated herein by this reference. In connection with the Merger, (i) each share of common stock, no par value, of Sterling (the "Sterling Common Stock") together with the associated Series A Junior Participating Preferred Stock Purchase Right (the "Right") will be converted into the right to receive, and become exchangeable for, 1.1 (the "Exchange Ratio") shares (in the aggregate, the "Merger Shares") of common stock, par value $.01 per share, of ALS (the "ALS Common Stock"); (ii) all outstanding options to acquire Sterling Common Stock (the "Options") under the Sterling House Corporation 1995 Stock Option Plan, as amended (the "Sterling Option Plan"), and all other outstanding options to purchase Sterling Common Stock (collectively, the "Sterling Options") will be assumed by ALS and will be converted into options to purchase shares of ALS Common Stock (the "Merger Options"); and (iii) the 6.75% Convertible Subordinated Debentures due 2006 of Sterling (the "Sterling Debentures") will be assumed by ALS and will become convertible into ALS Common Stock. Pursuant to the Merger Agreement, and based on Sterling's capitalization as of August 15, 1997, 5,546,671 shares of ALS Common Stock will be issued in exchange for all outstanding shares of Sterling Common Stock, up to 414,119 shares of ALS Common Stock will be issuable upon exercise of the Merger Options and 1,717,217 shares of ALS Common Stock will be issuable upon the conversion of the Sterling Debentures. The Joint Proxy Statement/Prospectus also relates to a proposal to secure the approval of holders of the ALS Common Stock of certain amendments to the Amended and Restated Bylaws of ALS ("ALS Bylaws"), including amending the bylaw provision regarding filling vacancies arising on the ALS Board of Directors, adding a bylaw provision establishing an executive committee of the ALS Board of Directors and amending the bylaw provision regarding amendments to the ALS Bylaws (collectively, the "ALS Bylaw Amendments"). Approval of the ALS Bylaw Amendments by the holders of ALS Common Stock is a condition to Sterling's obligation to consummate the Merger. This Joint Proxy Statement/Prospectus constitutes the prospectus of ALS with respect to the Merger Shares. The information in this Joint Proxy Statement/Prospectus concerning ALS and Sterling has been furnished by each of such entities, respectively.

THE COMPANIES

     ALS. Alternative Living Services, Inc. is a national assisted living company operating 102 residences with an aggregate capacity of 4,542 residents as of August 15, 1997. Of these residences, ALS owns 53, leases 40, holds equity interests in and operates three and manages an additional six. ALS provides a full range of assisted living services in its residences for the frail elderly and free-standing specialty care residences for individuals with Alzheimer's disease and other dementias. ALS and its predecessor have operated assisted living residences since 1981 and specialty dementia care residences since 1985.

     ALS provides a broad continuum of personal care (such as assistance with bathing, toileting, dressing, eating and ambulation), support services (such as housekeeping, laundry and transportation) and health care (such as medication administration and health monitoring) to its residents. In addition, ALS offers a wide range of specialized services, including behavior management and environmental adaptation programs, to residents who suffer from Alzheimer's disease and other dementias. All of these services are provided on a 24-hour basis in "home-like" settings which emphasize privacy, individual choice and independence. ALS operates four distinct assisted living product lines (Clare Bridge, Wynwood, Crossings and WovenHearts), each serving a particular segment of the private pay elderly population. Each assisted living product line is designed to permit residents to age in place by meeting their personal and health care needs across a range of pricing options.

     ALS intends to continue to aggressively expand its operations primarily through the development and construction of additional residences and, to a lesser extent, through selective acquisitions. As of August 15, 1997, ALS has 43 residences under construction in 12 states and 44 residences under development (i.e., the site is under control and development activities, such as site permitting, preparation of surveys and architectural plans and negotiation of construction contracts, have commenced) in nine states.

     ALS's operating strategy is to achieve and sustain a strong competitive position within its chosen markets as well as to continue to enhance the performance of its operations. ALS believes that its multiple product lines afford it a significant competitive advantage as they enable ALS to offer an evolving continuum of care and services, including specialty care services, and offer such care and services to the frail elderly and individuals with Alzheimer's disease and other dementias across a range of pricing options, thereby serving both the upper and moderate income segments of the elderly population. ALS also seeks to enhance its current operations by (i) maintaining and improving occupancy rates at its residences; (ii) managing resident service fees; (iii) providing increasingly higher levels of health care services to its residents as they age in place; and (iv) improving operating efficiencies.

     ALS's executive offices are located at 450 North Sunnyslope Road, Suite 300, Brookfield, Wisconsin 53005, and its telephone number is (414) 789-9565.

     Unless the context otherwise requires, references in this Joint Proxy Statement/Prospectus to "ALS" shall mean Alternative Living Services, Inc., its "Predecessor," as described in Note 1 to "-- ALS Selected Historical Consolidated Financial Data" appearing elsewhere herein, and its subsidiaries.

     Sterling. Sterling is a long-term care provider offering a wide range of assisted living care and services to the frail elderly through the ownership, operation, management and franchising of Sterling House assisted living residences. Sterling's operations provide elderly residents with a broad range of cost-effective health care and personal support services on a 24-hour basis, enabling them to maintain an independent and dignified lifestyle in a residential home-like setting. Sterling House residents typically pay for Sterling's services from their own or their family's resources. Sterling's residences are located primarily in small to medium size communities with populations in excess of 10,000 and in select affluent suburban areas.

     Sterling was co-founded in 1991 by Timothy J. Buchanan, Sterling's Chairman and Chief Executive Officer, and Steven L. Vick, Sterling's President, and has expanded its assisted living operations primarily through the development, construction, acquisition and franchising of Sterling House residences. Following the completion of Sterling's initial public offering on October 26, 1995, Sterling owned or leased 14 residences containing 417 units all of which were located in Kansas and Oklahoma. As of August 15, 1997, Sterling had in operation 88 assisted living residences containing 3,296 units and had an additional 74 residences under construction or development. In addition, as of August 15, 1997, Sterling managed and/or its franchisees operated 13 residences containing 488 units.

     As part of its growth strategy, Sterling will continue to expand its assisted living operations primarily through the development and construction, and, to a lesser extent, the acquisition and franchising of assisted living residences in states Sterling believes possess attractive demographic and favorable regulatory environ-ments. In support of its continued expansion, Sterling has opened regional operating offices in Colorado, Florida, Ohio and Oklahoma, and regional development and construction offices in North Carolina and Texas.

     Sterling's principal executive office is located at 453 S. Webb Road, Suite 500, Wichita, Kansas 67207, and its telephone number is (316) 684-8300.

     Unless the context otherwise requires, references in this Joint Proxy Statement/Prospectus to "Sterling" shall mean Sterling House Corporation and its subsidiaries.

     Merger Sub. Merger Sub is a Kansas corporation recently organized by ALS for the purpose of effecting the Merger. It has no material assets and has not engaged in any activities except in connection with the Merger. Merger Sub's executive offices are located at 450 North Sunnyslope Road, Suite 300, Brookfield, Wisconsin 53005, and its telephone number is (414) 789-9565.

THE MEETINGS

     Special Meeting of Stockholders of ALS.  The ALS Special Meeting will be
held on                      ,             , 1997 at      .m. local time at
ALS's offices located at 450 North Sunnyslope Road, Suite 300, Brookfield, Wisconsin 53005. The purpose of the meeting is to consider and vote upon: (1) the approval and adoption of the Merger Agreement (the "ALS Merger Proposal") pursuant to which, among other things (i) Merger Sub will be merged with and into Sterling, and Sterling will become a wholly owned subsidiary of ALS, (ii) each share of Sterling Common Stock and the associated Right will be converted into the right to receive 1.1 shares of ALS Common Stock, (iii) ALS will assume the Sterling Options and the Sterling Options will be converted into the Merger Options, and (iv) ALS will assume the Sterling Debentures which will thereupon become convertible into ALS Common Stock; (2) the approval of the ALS Bylaw Amendments (the "ALS Bylaw Proposal"); and (3) the transaction of such other business as may properly come before the ALS Special Meeting. The ALS Merger Proposal and the ALS Bylaw Proposal are referred to together as the "ALS Proposals".

     Only stockholders of record at the close of business on             , 1997
(the "ALS Record Date") are entitled to notice of, and to vote at, the ALS Special Meeting, or at any adjournment or postponement thereof. As of the ALS
Record Date, there were outstanding and entitled to vote        shares of ALS
Common Stock. The presence, either in person or by properly executed proxy, of the holders of a majority of the outstanding shares of ALS Common Stock is necessary to constitute a quorum at the ALS Special Meeting. If, however, a majority of shares of ALS Common Stock is not present or represented by proxy at the ALS Special Meeting, the stockholders entitled to vote thereat, present in person or by proxy, can adjourn the meeting from time to time, until a quorum of voting shares is present. Approval of the ALS Merger Proposal requires the affirmative vote of a majority of the votes cast in person or by proxy on the ALS Merger Proposal, provided that a quorum is present. Approval of the ALS Bylaw Proposal requires the affirmative vote of a majority of the outstanding shares of ALS Common Stock present and entitled to vote on the ALS Bylaw Proposal, provided that a quorum is present. See "THE MEETINGS, VOTING AND PROXIES."

     Certain stockholders of ALS, including most of the ALS directors, holding an aggregate of 3,349,297 shares of ALS Common Stock, or approximately 26% of the shares of ALS Common Stock outstanding as of the ALS Record Date, have given an irrevocable proxy to Sterling directing Sterling to vote their shares in favor of the ALS Proposals. See "TERMS OF THE MERGER AGREEMENT AND RELATED TRANSACTIONS."

     The holders of ALS Common Stock are not entitled to dissenters' or appraisal rights under the Delaware General Corporate Law (the "DGCL").

     Special Meeting of Stockholders of Sterling.  The Sterling Special Meeting
will be held on             , 1997 at      :00      .m. local time at the
       located at           . The purpose of the meeting is to consider and vote
upon: (1) the approval and adoption of the Merger Agreement (the "Sterling Proposal"); and (2) the transaction of such other business as may properly come before the Sterling Special Meeting.

     Only stockholders of record at the close of business on             , 1997
(the "Sterling Record Date") are entitled to notice of, and to vote at, the Sterling Special Meeting, or at any adjournment or postponement thereof. As of the Sterling Record Date, there were outstanding and entitled to vote shares of Sterling Common Stock. Approval of the Sterling Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Sterling Common Stock entitled to vote on the Sterling Proposal as of the Sterling Record Date. The presence, either in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Sterling Common Stock is necessary to constitute a quorum at the Sterling Special Meeting. If, however, a majority of shares of Sterling Common Stock is not present or represented by proxy at the Sterling Special Meeting, the stockholders entitled to vote thereat, present in person or by proxy, can adjourn the meeting from time to time, until a quorum of voting shares is present. See "THE MEETINGS, VOTING AND PROXIES."

     Certain stockholders of Sterling, including Sterling's Chief Executive Officer and its President and a member of Sterling's Board of Directors, holding an aggregate of 2,297,858 shares of Sterling Common Stock, or approximately 46% of the shares of Sterling Common Stock outstanding, as of the Sterling Record Date, have given an irrevocable proxy to ALS directing ALS to vote their shares in favor of the Sterling Proposal. See "TERM OF THE MERGER AGREEMENT AND RELATED TRANSACTIONS."

     The holders of Sterling Common Stock are not entitled to dissenters' or appraisal rights under the Kansas General Corporation Code (the "KGCC").

THE MERGER

     Terms of the Merger. At the time the Merger becomes effective, Merger Sub will merge with and into Sterling, with Sterling remaining as the surviving corporation (the "Surviving Corporation") and a wholly owned subsidiary of ALS, and all outstanding shares of Sterling Common Stock will be converted into the right to receive an aggregate of 5,546,671 shares of ALS Common Stock. The Sterling Option Plan and the Sterling Options will be assumed by ALS at the time the Merger becomes effective and converted into the Merger Options exercisable for an aggregate of 414,119 shares of ALS Common Stock. See "-- Sterling Options" below. No fractional shares will be issued by ALS in the Merger.

     Conversion of Sterling Common Stock into ALS Common Stock. By operation of the Merger, each outstanding share of Sterling Common Stock on the date of consummation of the Merger will be converted into the right to receive 1.1 shares of ALS Common Stock. Based upon the number of shares of ALS Common Stock and Sterling Common Stock outstanding as of August 15, 1997, there will be 18,548,217 shares of ALS Common Stock outstanding immediately after the Effective Date, of which approximately 30% will be held by the former holders of Sterling Common Stock.

     Market Price Data. The ALS Common Stock is listed on the American Stock Exchange ("AMEX") under the symbol "ALI." The Sterling Common Stock is listed on the AMEX under the symbol "SGH."

     On July 30, 1997, the last trading day prior to the public announcement of the signing of the Merger Agreement, the closing sales prices of ALS Common Stock and Sterling Common Stock as reported on the AMEX were $21.625 and $18.25 per share, respectively. Following the Merger, ALS Common Stock will continue to be traded on the AMEX under the symbol "ALI." Sterling stockholders are urged to obtain current price information for ALS Common Stock in connection with their consideration of the Merger Agreement and the transactions contemplated thereby. See "COMPARATIVE PER SHARE DATA" and "COMPARATIVE MARKET DATA."

     ALS has never paid cash dividends on the ALS Common Stock. Sterling has never paid cash dividends on the Sterling Common Stock. Following the Merger, it is expected that the Board of Directors of ALS will continue the policy of not paying cash dividends in order to retain earnings for reinvestment in the business of the combined company.

     Reasons for the Merger. In discussions that led to the signing of the Merger Agreement, management of ALS and Sterling identified a number of potential joint benefits which could result from the Merger, including the two companies' complementary operating philosophies and culture, the expanded national focus of the combined company, the combined company's improved ability to manage growth and expansion through the combined management teams and corporate infrastructure, greater geographic and demographic diversification, and increased liquidity for the stockholders of the combined company. In addition, the ALS Board of Directors considered certain additional factors, including Sterling's management team's strong operating and development background, industry know-how and market awareness in its geographic markets, the ability to integrate the Sterling House residence prototype as a fifth ALS product line, Sterling's strong presence in geographic markets not presently served by ALS and the enhanced construction and development capabilities provided by Sterling's construction subsidiary. The Sterling Board of Directors identified certain additional reasons in support of the Merger, including the possibility of achieving economies of scale and administrative cost savings, significant ongoing involvement of Sterling management as well as significant representation on the Board of Directors of the combined company, and the opportunity for Sterling stockholders to realize a price/earnings multiple expansion through ownership of shares of the combined company. See "THE MERGER -- Reasons for the Merger; Recommendations of the Boards of Directors" and "-- Opinions of the Financial Advisors."

     Recommendation of the ALS Board of Directors. The Board of Directors of ALS has unanimously approved the Merger Agreement, the transactions contemplated thereby and the ALS Bylaw Amendments and has determined that the Exchange Ratio is fair and in the best interests of ALS and its stockholders. The ALS Board of Directors recommends that the stockholders of ALS vote in favor of the ALS Proposals. See "THE MERGER -- Reasons for the Merger; Recommendations of the Boards of Directors" and "-- Opinions of Financial Advisors."

     Opinion of ALS's Financial Advisors. McDonald & Company Securities, Inc. ("McDonald") has acted as a financial advisor to ALS in connection with the Merger and on July 28, 1997 delivered its oral opinion to the Board of Directors of ALS to the effect that, as of the date of such opinion, the Exchange Ratio was fair, from a financial point of view, to ALS and the ALS stockholders. McDonald subsequently confirmed its oral opinion by delivery of its written opinion dated as of the date of the Joint Proxy Statement/Prospectus. The full text of the written opinion of McDonald, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Appendix B to this Joint Proxy Statement/Prospectus and should be read carefully in its entirety. See "THE MERGER -- Opinions of Financial Advisors."

     Recommendation of the Sterling Board of Directors. The Board of Directors of Sterling has unanimously approved the Merger Agreement and the transactions contemplated thereby and has determined that the Merger is fair and in the best interests of Sterling and its stockholders. The Sterling Board of Directors recommends that the stockholders of Sterling vote in favor of the Sterling Proposal. See "THE MERGER -- Reasons for the Merger; Recommendation of the Boards of Directors."

     Opinion of Sterling's Financial Advisors. On July 30, 1997, Schroder & Co., Inc. ("Schroders") delivered its oral opinion to the Sterling Board of Directors to the effect that, as of the date of such opinion, the Exchange Ratio was fair, from a financial point of view, to holders of Sterling Common Stock. Schroders subsequently confirmed its July 30, 1997 oral opinion by delivery of its written opinion dated as of the date of this Joint Proxy Statement/Prospectus. The full text of the written opinion of Schroders, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Appendix C to this Joint Proxy Statement/Prospectus. Holders of Sterling Common Stock are urged to read carefully and in its entirety the opinion of Schroders. See "THE
MERGER -- Opinions of Financial Advisors."

     Effective Time. The Merger will become effective upon the filing of the Certificate of Merger contemplated by the Merger Agreement with the Secretary of State of the State of Kansas (the "Effective Time"). Assuming all conditions to the Merger are met or waived prior thereto, it is anticipated that the Effective
Time will occur on or about             , 1997 (the "Effective Date"), following
the ALS Special Meeting and the Sterling Special Meeting.

     Manner and Basis of Converting Shares. Promptly after the Effective Time, ALS will mail to all holders of record of Sterling Common Stock a letter of transmittal with instructions for use by such holders in surrendering certificates representing shares of Sterling Common Stock in exchange for certificates representing Merger Shares. No fractional shares will be issued by ALS in the Merger. In lieu of any such fractional shares, each holder of Sterling Common Stock who would otherwise be entitled to a fractional share of ALS

Common Stock upon surrender of certificates for exchange will be paid an amount in cash (without interest) equal to such holder's proportionate interest in the net proceeds from the sale or sales in the open market by ALS's exchange agent, on behalf of all such holders, of the aggregate fractional shares of the ALS Common Stock issued pursuant to the Merger Agreement. See "TERMS OF THE MERGER AGREEMENT AND RELATED TRANSACTIONS -- Manner and Basis of Converting Sterling Common Stock and Sterling Options."

     Sterling Options. Pursuant to the Merger Agreement, the Sterling Options will be assumed by ALS and converted into the right to acquire 1.1 shares of ALS Common Stock for each share of Sterling Common Stock underlying the Sterling Options. Otherwise each Merger Option shall continue to have, and be subject to, the same terms and conditions set forth in the Sterling Options. At the Effective Time, the Sterling Options will vest and become immediately and fully exercisable. The per share exercise price for the shares of ALS Common Stock issuable upon exercise of each Merger Option will be equal to the quotient determined by dividing the exercise price per share at which such Sterling Option was exercisable immediately prior to the Effective Date by 1.1. See "TERMS OF THE MERGER AGREEMENT AND RELATED TRANSACTIONS -- Manner and Basis of Converting Sterling Common Stock and Sterling Options."

     Assumption of Sterling Debentures. In connection with the Merger, the Sterling Debentures will be assumed by ALS pursuant to a supplemental indenture and will thereupon become convertible into a number of shares of ALS Common Stock equal to the product of the Exchange Ratio and the number of shares of Sterling Common Stock issuable upon conversion of the Sterling Debentures.

     Conditions to the Merger, Termination or Amendment of the Merger
Agreement. Consummation of the Merger is subject to the satisfaction or waiver of various conditions which, if not fulfilled or waived, permit termination of the Merger Agreement. The Merger Agreement may be terminated under certain other circumstances, including (i) termination by mutual consent of ALS and Sterling and (ii) termination by either ALS or Sterling if the Merger is not consummated on or before March 31, 1998 unless extended under certain circumstances to June 30, 1998. See "TERMS OF THE MERGER AGREEMENT AND RELATED
TRANSACTIONS -- Conditions to the Merger" and "-- Termination or Amendment of the Merger Agreement."

     Amendments to ALS Bylaws. Among the conditions to Sterling's obligation to consummate the Merger is approval of the ALS Bylaw Amendments by the holders of ALS Common Stock. The ALS Bylaw Amendments, among other things, (i) provide that vacancies on the ALS Board of Directors arising with respect to the three nominees to the ALS Board designated by the Sterling Board of Directors, or their respective successors (the "Sterling Representatives"), at any time prior to the 1999 annual meeting of ALS stockholders, shall be nominated on behalf of the ALS Board, filled or selected by a majority vote of the remaining Sterling Representatives, subject to approval of the ALS Board of Directors; (ii) establish a three person executive committee of the ALS Board of Directors comprised of the Chairman of the Board, the Chief Executive Officer and the President of ALS, which committee shall have certain authority to act for and on behalf of the ALS Board of Directors; and (iii) provide that certain provisions of the ALS Bylaws may be amended, modified, repealed or replaced only by either
(A) the stockholders of ALS or (B) the ALS Board of Directors, provided that such action is approved by a majority of the Sterling Representatives. If approved, the ALS Bylaw Amendments shall become effective at the Effective Time, and shall only become effective if the Merger is consummated.

     Effects of Termination. Under the terms of the Merger Agreement, if the Merger Agreement is terminated under certain circumstances, either ALS or Sterling will be entitled to a termination fee of $8.0 million. In addition, concurrently with the execution of the Merger Agreement, ALS and Sterling entered into a Cross Option Agreement pursuant to which Sterling granted to ALS an irrevocable option to purchase newly issued shares of Sterling Common Stock in an amount equal to 19.9% of the shares of Sterling Common Stock outstanding as of July 30, 1997, and ALS granted to Sterling an irrevocable option to purchase newly issued shares of ALS Common Stock in an amount equal to 19.9% of the shares of ALS Common Stock outstanding as of July 30, 1997. The respective options may only be exercised by ALS or Sterling, respectively, if the Merger Agreement becomes terminable or is terminated by ALS or Sterling under circumstances which would entitle ALS or Sterling, respectively, to the above-described termination fee under the Merger Agreement. See "TERMS OF THE MERGER AGREEMENT AND RELATED TRANSACTIONS -- Termination or Amendment of the Merger."

     The Merger Agreement may be amended by the parties thereto, provided such amendment is in writing, at any time before or after the approval and adoption of the Merger Agreement by the stockholders of Sterling and ALS. After such approval and adoption has been obtained, no amendment of any of the agreements executed in connection with the Merger may be made which by law requires the further approval of the stockholders, without obtaining such further approval. See "TERMS OF THE MERGER AGREEMENT AND RELATED TRANSACTIONS -- Termination or Amendment of the Merger."

  Interests of Certain Persons in the Merger.

     ALS. In considering the recommendations of the ALS Board of Directors with respect to the ALS Proposals and the transactions contemplated thereby, ALS stockholders should be aware that certain members of the ALS Board of Directors and management have certain interests in the Merger that are in addition to interests of ALS stockholders generally. Certain stockholders of ALS, including most of the ALS directors, holding an aggregate of 3,349,297 shares of ALS Common Stock, or approximately 26% of the shares of ALS Common Stock outstanding as of the ALS Record Date, have given a proxy to Sterling directing Sterling to vote their shares in favor of the ALS Proposals. See "TERMS OF THE MERGER AGREEMENT AND RELATED TRANSACTIONS" and "THE MERGER -- Interests of Certain Persons in the Merger."

     Sterling. In considering the recommendations of the Sterling Board of Directors with respect to the Sterling Proposals and the transactions contemplated thereby, Sterling stockholders should be aware that certain members of the Sterling Board of Directors and management have certain interests in the Merger that are in addition to interests of Sterling stockholders generally. Certain of these persons may have participated in the negotiation and consideration of the Merger Agreement as well as certain of the arrangements described below. The Sterling Board was aware that such arrangements may give these individuals interest in the Merger that are in addition to the interests of stockholders generally and concluded that such additional interests did not affect the negotiation of the terms of the Merger in a manner that conflicted with or was adverse to the interests of stockholders generally. Certain stockholders of Sterling, including Sterling's Chief Executive Officer, President and a member of Sterling's Board of Directors, holding an aggregate of 2,297,858 shares of Sterling Common Stock, or approximately 46% of the shares of Sterling Common Stock outstanding as of the Sterling Record Date, have given a proxy to ALS directing ALS to vote their shares in favor of the Sterling Proposal. See "TERMS OF THE MERGER AGREEMENT AND RELATED TRANSACTIONS" and "THE MERGER -- Interests of Certain Persons in the Merger."

     Comparison of Rights Under Applicable Law. The rights of stockholders of Sterling are currently governed by applicable Kansas law, the Sterling Restated and Amended Articles of Incorporation (the "Sterling Restated Articles of Incorporation") and the Sterling Restated and Amended Bylaws (the "Sterling Bylaws"). Holders of Sterling Common Stock immediately prior to the Effective Time will become stockholders of ALS, and from and after the Effective Time, their rights as stockholders of ALS will be governed by applicable Delaware law, the ALS Restated Certificate of Incorporation (the "ALS Certificate of Incorporation") and the ALS Bylaws. There are certain differences between the rights of stockholders of ALS and Sterling under Delaware and Kansas law and under the Sterling Restated Articles of Incorporation and Sterling Bylaws and the ALS Certificate of Incorporation and ALS Bylaws. See "COMPARISON OF RIGHTS OF STERLING AND ALS STOCKHOLDERS."

     Management and Operations After the Merger. At the Effective Time, the ALS Board of Directors will be comprised of the seven individuals currently serving on the ALS Board plus three individuals designated by the Sterling Board of Directors, namely Timothy J. Buchanan, D. Ray Cook, M.D., and Steven L. Vick (the "Sterling Nominees"). If any of the Sterling Nominees are unable or unwilling to serve as a director of ALS at the Effective Time, such individual or individuals shall be replaced by an individual or individuals designated by the Board of Directors of Sterling provided that such nominees are approved by the Board of

Directors of ALS. Following the Effective Time and continuing through the 1999 Annual Meeting of Stockholders of ALS, if any vacancy on the Board of Directors of ALS arises with respect to any Sterling Representative, any nominee selected to fill such vacancy shall be nominated on behalf of the ALS Board of Directors by a majority vote of the remaining Sterling Representatives provided that such nominee is approved by the Board of Directors of ALS.

     At the Effective Time, Timothy J. Buchanan, Sterling's Chairman of the Board and Chief Executive Officer, will become President of ALS, Steven L. Vick, Sterling's President, will remain President of Sterling and will become Chief Operating Officer of ALS upon his relocation to Brookfield, Wisconsin no later than one year following the Effective Time, Mark W. Ohlendorf, Sterling's Chief Financial Officer, will become a Senior Vice President of ALS and most of the other members of Sterling management are expected to join the ALS management team. ALS's executive officers and management will otherwise remain unchanged following the Merger. See "MANAGEMENT AND OPERATIONS OF THE COMBINED COMPANY FOLLOWING THE MERGER" and "PROPOSED AMENDMENTS TO THE ALS BYLAWS."

     Accounting Treatment. The Merger is intended to qualify as a "pooling of interests" business combination for financial reporting purposes. See "THE MERGER -- Accounting Treatment."

     Certain Federal Income Tax Considerations. Subject to the limitations and qualifications described in the discussion of the Merger below, including certain opinions to be rendered as conditions precedent to the consummation of the Merger by Rogers & Hardin LLP, counsel to ALS, and Stroock & Stroock & Lavan LLP, counsel to Sterling, treatment of the Merger for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), will generally have the following consequences for federal income tax purposes: (i) no gain or loss will be recognized by holders of Sterling Common Stock upon their receipt in the Merger solely of ALS Common Stock in exchange therefor; (ii) the aggregate basis for tax purposes of the ALS Common Stock received in the Merger by holders of Sterling Common Stock will be the same as the aggregate basis of the Sterling Common Stock surrendered in exchange therefor; and (iii) the holding period of the ALS Common Stock received in the Merger by holders of Sterling Common Stock will include the period for which the Sterling Common Stock surrendered in exchange therefor was held, provided that the Sterling Common Stock is held as a capital asset as of the Effective Date. The conversion of the Sterling Options granted in connection with the performance of services into the Merger Options will not result in the recognition of income, gain or loss for federal income tax purposes by the holders of the Sterling Options. See "THE MERGER -- Certain Federal Income Tax Considerations."

     Governmental and Regulatory Approvals. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger cannot be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and the applicable waiting period has expired; however, no assurance can be given that unforeseen delays will not occur in the issuance of such new licenses and permits. ALS and Sterling have filed appropriate notification and report forms under the HSR Act with the FTC and the Antitrust Division.

     Under applicable law, Sterling may be required to give notification of the Merger to various state and federal governmental entities and apply for new licenses and permits. Sterling believes that it will be able to obtain any such licenses upon application therefor in the ordinary course; however, no assurance can be given that unforeseen delays will not occur in the issuance of such licenses and permits. ALS and Sterling are aware of no other governmental or regulatory approvals required for consummation of the Merger, other than compliance with applicable federal and state securities laws.

     Resale Restrictions. All shares of ALS Common Stock received by Sterling stockholders in the Merger will be freely transferable, except that shares of ALS Common Stock received by persons who are deemed to be "affiliates" (as such term is used in Rule 145 under the Securities Act) of Sterling or ALS at the time of the Special Meetings may be resold by them only in certain permitted circumstances under the Securities Act, other applicable securities laws and rules, and in accordance with restrictions related to pooling of interests accounting treatment. See "THE MERGER -- Resales of ALS Common Stock; Affiliates."

  Dissenters' Rights.

     Sterling. Under the KGCC, holders of the Sterling Common Stock are not entitled to dissenters' or appraisal rights in connection with the Merger.

     ALS. Under the DGCL, holders of the ALS Common Stock are not entitled to dissenters' or appraisal rights in connection with the Merger.

     Risk Factors. In considering whether to approve the Merger Agreement and the transactions contemplated thereby, ALS and Sterling stockholders should consider certain risk factors, including: (i) uncertainties related to the Merger; (ii) substantial debt and operating lease payment obligations of the combined company; (iii) the combined company's ability to continue growth and manage rapid expansion; (iv) development and construction risk; (v) need for additional financing and risk of rising interest rates; (vi) risks associated with joint ventures and related mandatory purchase obligations; (vii) risks associated with competition and government regulation; and (viii) environmental liability risks associated with real property. See "RISK FACTORS."

              ALS SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     The following selected historical consolidated financial data (i) for the three years ended December 31, 1996, 1995 and 1994 and at December 31, 1996, 1995 and 1994 are derived from the audited historical consolidated financial statements of ALS, (ii) for the period from December 14, 1993 (inception) to December 31, 1993 and at December 31, 1993 are also derived from the audited historical consolidated financial statements of ALS and (iii) for the six month periods ended June 30, 1997 and 1996 and at June 30, 1997 are derived from unaudited historical consolidated financial statements of ALS. The unaudited ALS financial statements include all adjustments, consisting of normal recurring accruals, that ALS considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results of ALS for the six months ended June 30, 1997 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1997. The selected consolidated historical financial data of the Predecessor presented below for the years ended December 31, 1993 and 1992 are derived from the unaudited consolidated financial statements of ALS's Predecessor for those years. The financial information set forth below should be read in conjunction with ALS's consolidated financial statements, related notes and other financial information incorporated by reference in this Joint Proxy Statement/Prospectus.

                                                SIX MONTHS ENDED
                                                    JUNE 30,                    FISCAL YEARS ENDED DECEMBER 31,
                                                -----------------   --------------------------------------------------------
                                                       ALS                          ALS                       PREDECESSOR
                                                -----------------   ------------------------------------   -----------------
                                                 1997      1996      1996      1995      1994    1993(1)   1993(1)   1992(1)
                                                -------   -------   -------   -------   ------   -------   -------   -------
                                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Operating revenues............................  $35,164   $12,075   $39,599   $10,464   $4,957    $147     $2,641    $2,544
Operating expenses:
  Residence operations........................   22,540     7,961    25,710     7,207    2,934      87      1,672     1,596
  Lease expense...............................    7,006     1,915     6,053       890      697      19        563       547
  General and administrative..................    5,066     3,311     7,933     2,599    1,458      41        423       421
  Depreciation and amortization...............    2,484       941     2,994       814      258       6        101        83
  Non-recurring charge........................       --       976       976        --       --      --         --        --
                                                -------   -------   -------   -------   ------    ----     ------    ------
         Total operating expenses.............   37,096    15,104    43,666    11,510    5,347     153      2,759     2,647
                                                -------   -------   -------   -------   ------    ----     ------    ------
         Operating loss.......................   (1,932)   (3,029)   (4,067)   (1,046)    (390)     (6)      (118)     (103)
                                                -------   -------   -------   -------   ------    ----     ------    ------
Other income (expense):
  Interest expense, net.......................     (994)   (1,325)   (3,740)     (813)    (301)     (8)       (48)      (27)
  Equity in losses of unconsolidated
    affiliates................................     (137)      (47)      (52)     (438)      (1)     --         --        --
  Minority interest in losses of consolidated
    subsidiaries..............................    2,307        12        76       112       49      --         --        --
  Other, net..................................       (8)       13       (28)      439       --      --         --        --
                                                -------   -------   -------   -------   ------    ----     ------    ------
         Total other expenses, net............    1,168    (1,347)   (3,744)     (700)    (253)     (8)       (48)      (27)
                                                -------   -------   -------   -------   ------    ----     ------    ------
Loss before income taxes......................  $  (764)  $(4,376)  $(7,811)  $(1,746)  $ (643)   $(14)    $ (166)   $ (130)
Provision for income taxes....................       --        --        --        --       --      --         --        --
                                                -------   -------   -------   -------   ------    ----     ------    ------
Net loss......................................  $  (764)  $(4,376)  $(7,811)  $(1,746)  $ (643)   $(14)    $ (166)   $ (130)
                                                =======   =======   =======   =======   ======    ====     ======    ======
Net loss per share............................  $ (0.06)  $ (0.59)  $ (0.79)  $ (0.30)  $(0.22)
                                                =======   =======   =======   =======   ======
Weighted average number of shares
  outstanding.................................   12,996     7,458     9,889     5,863    2,959
                                                =======   =======   =======   =======   ======

                                               AT
                                            JUNE 30,                        AT DECEMBER 31,
                                            --------   ----------------------------------------------------------
                                              ALS                       ALS                        PREDECESSOR
                                            --------   --------------------------------------   -----------------
                                              1997       1996      1995      1994     1993(1)   1993(1)   1992(1)
                                            --------   --------   -------   -------   -------   -------   -------
                                                                       (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents.................  $ 15,440   $ 25,796   $ 2,998   $   311   $  196     $  --     $   2
Working capital (deficit).................    (9,611)    13,180     1,207    (1,212)    (338)     (369)     (152)
Total assets..............................   230,323    126,536    39,357    14,424    2,543       759       525
Long-term obligations, net of current
  maturities..............................   116,156     28,649    17,101     6,356       57       134        --
Stockholders' equity......................  $ 65,130   $ 65,894   $19,343   $ 4,559   $  325     $ 349     $ 300

---------------

(1) ALS was organized in December 1993. In connection with the initial capitalization of ALS, substantially all of the tangible assets of two operating companies were contributed to ALS (collectively, referred herein as the "Predecessor"). Statement of Operations data for periods prior to December 14, 1993 reflect the results of operations of the Predecessor. Statement of Operations data for ALS for 1993 are for the period from December 14, 1993 (inception) through December 31, 1993. Per share amounts for the Predecessor, for periods prior to the inception of ALS, are not presented as they would not provide comparable or meaningful information.

            STERLING SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     The following selected consolidated historical financial data (i) for the year ended December 31, 1992 and at December 31, 1992, has been derived from unaudited consolidated financial statements of Sterling, (ii) for the years ended December 31, 1996, 1995, 1994, and 1993 and at December 31, 1996, 1995,
1994 and 1993, have been derived from audited consolidated financial statements of Sterling and (iii) for the six months ended June 30, 1997 and 1996 and at June 30, 1997 have been derived from the unaudited consolidated financial statements of Sterling. The unaudited interim financial statements of Sterling include all adjustments, consisting of normal recurring accruals, that Sterling considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the six months ended June 30, 1997 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1997. This data should be read in conjunction with, and is qualified in its entirety by, the "Sterling Management's Discussion and Analysis of Financial Condition and Results of Operations," and the financial statements, related notes and other financial information of Sterling included elsewhere herein.

                                                        SIX MONTHS ENDED                      FISCAL YEAR ENDED
                                                       -------------------   ----------------------------------------------------
                                                       JUNE 30,   JUNE 30,   DEC. 31,   DEC. 31,   DEC. 31,   DEC. 31,   DEC. 31,
                                                         1997       1996       1996       1995       1994       1993       1992
                                                       --------   --------   --------   --------   --------   --------   --------
                                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Resident service fees..............................  $17,460    $ 5,754    $15,576    $ 2,297     $  361     $  344     $  286
  Construction services..............................       40         63        167      1,217      1,056         --         --
  Other..............................................      298        134        295      1,084        855        332         20
                                                       -------    -------    -------    -------     ------     ------     ------
         Total operating revenue.....................   17,798      5,951     16,038      4,598      2,272        676        306
Operating expenses:
  Resident operations................................   11,030      3,797     10,267      1,510        251        213        197
  Cost of construction services......................       21         28         63      1,069        870         --         --
  Lease expense......................................    4,410      1,115      2,982         55         --         --         --
  General and administrative.........................    2,259      1,191      3,147      1,810      1,162        504         88
  Depreciation and amortization......................    1,320        471      1,229        460         88         25         23
  Non-recurring expenses.............................       --         --         --        413         --         --         --
                                                       -------    -------    -------    -------     ------     ------     ------
         Total operating expenses....................   19,040      6,602     17,688      5,317      2,371        742        308
                                                       -------    -------    -------    -------     ------     ------     ------
Operating loss.......................................   (1,242)      (651)    (1,650)      (719)       (99)       (66)        (2)
                                                       -------    -------    -------    -------     ------     ------     ------
Other income (expense):
  Interest income....................................      527        534      1,043        204          7         --         --
  Interest expense...................................     (153)      (333)      (534)      (375)      (103)       (72)       (60)
  Other, net.........................................      (16)       (20)         5         39         --         --         --
  Equity in losses of unconsolidated affiliates......       --         --         --       (279)      (298)        (9)        --
  Minority interest in losses of consolidated
    subsidiaries.....................................      525         --         --         48         (1)        --         --
                                                       -------    -------    -------    -------     ------     ------     ------
         Total other income (expense)................      883        181        514       (363)      (395)       (81)       (60)
                                                       -------    -------    -------    -------     ------     ------     ------
Loss before income taxes and extraordinary item......     (359)      (470)    (1,136)    (1,082)      (494)      (147)       (55)
(Provision) benefit for income taxes.................       97        139        410         75         --        (15)        (7)
                                                       -------    -------    -------    -------     ------     ------     ------
Loss before extraordinary item.......................     (262)      (331)      (726)    (1,007)      (494)      (162)       (62)
Extraordinary item:
  Loss from early retirement of financing agreement,
    net of tax benefit of $747.......................       --         --         --     (1,176)        --         --         --
                                                       -------    -------    -------    -------     ------     ------     ------
Net loss.............................................  $  (262)   $  (331)   $  (726)   $(2,183)    $ (494)    $ (162)    $  (62)
                                                       =======    =======    =======    =======     ======     ======     ======
Net loss per share
  Loss before extraordinary item.....................  $ (0.05)   $ (0.07)   $ (0.14)   $ (0.36)    $(0.22)    $(0.07)    $(0.03)
  Extraordinary item.................................       --         --         --      (0.42)        --         --         --
                                                       -------    -------    -------    -------     ------     ------     ------
Net loss per share...................................  $ (0.05)   $ (0.07)   $ (0.14)   $ (0.78)    $(0.22)    $(0.07)    $(0.03)
                                                       =======    =======    =======    =======     ======     ======     ======
Weighted average shares outstanding..................    5,040      5,035      5,037      2,787      2,281      2,281      2,281
                                                       =======    =======    =======    =======     ======     ======     ======

                                                           AT JUNE 30,                         AT DECEMBER 31,
                                                       -------------------   ----------------------------------------------------
                                                         1997       1996       1996       1995       1994       1993       1992
                                                       --------   --------   --------   --------   --------   --------   --------
                                                                                     (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital (deficit)............................  $13,920    $39,923    $ 7,116    $ 9,242     $ (511)    $ (134)    $ (137)
Total assets.........................................   82,825     72,373     77,818     43,093      3,736        798        697
Long-term obligations, net of current maturities.....   41,399     39,702     39,589      6,562      1,009        621        576
Stockholders' equity (deficit).......................  $24,284    $24,881    $24,510    $25,205     $ (794)    $ (300)    $ (138)

              SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following summary unaudited pro forma condensed combined financial data presents summary unaudited pro forma statement of operations data for the three years ended December 31, 1996, 1995 and 1994 and six months ended June 30, 1997 after giving effect to the Merger of ALS and Sterling as if such Merger were consummated on January 1, 1994, and unaudited pro forma selected balance sheet data at June 30, 1997 and December 31, 1996, after giving effect to the Merger as if the Merger were consummated on each such date, in each case using the pooling of interests method of accounting. The summary unaudited pro forma statement of operations data for the year ended December 31, 1996 and for the six months ended June 30, 1997 have been adjusted to give effect to significant transactions which were completed during 1996 and 1997 by ALS and Sterling as more fully explained in the "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS."

     The following summary unaudited pro forma condensed combined financial data is provided for comparative purposes only and should be read in conjunction with the unaudited pro forma condensed combined financial statements and notes thereto appearing elsewhere herein and the separate audited consolidated financial statements and related notes thereto of ALS incorporated herein by reference and of Sterling included elsewhere in this Joint Proxy Statement/Prospectus. See "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS" and "INDEX TO FINANCIAL STATEMENTS." The following summary unaudited pro forma condensed combined financial data does not purport to be indicative of the results which actually would have occurred if the Merger and transactions reflected in such data had been consummated on the dates indicated in the notes to the Unaudited Pro Forma Condensed Combined Financial Statements or which may be obtained in the future.

                                                         SIX MONTHS
                                                           ENDED      FISCAL YEARS ENDED DECEMBER 31,
                                                          JUNE 30,    -------------------------------
                                                            1997        1996        1995       1994
                                                         ----------   ---------   --------   --------
STATEMENT OF OPERATIONS DATA:
Operating revenues.....................................   $52,962      $ 67,367    $15,062    $ 7,229
Operating expenses:
  Residence operations.................................    33,570        43,047      8,760      3,185
  Lease expense........................................    11,416        13,974        945        697
  General and administrative...........................     7,346        12,924      5,847      3,490
  Depreciation and amortization........................     3,804         3,639      1,274        346
  Non-recurring charge.................................        --           976         --         --
                                                          -------      --------    -------    -------
          Total operating expenses.....................    56,136        74,560     16,826      7,718
                                                          -------      --------    -------    -------
          Operating loss...............................    (3,174)       (7,193)    (1,764)      (489)
                                                          -------      --------    -------    -------
Other income (expense):
  Interest expense, net................................    (1,108)       (2,949)      (985)      (397)
  Equity in losses of unconsolidated affiliates........      (137)          (57)      (717)      (299)
  Minority interest in losses of consolidated
     subsidiaries......................................     2,832            54        160         48
  Other, net...........................................       (24)           20        478         --
                                                          -------      --------    -------    -------
          Total other income (expenses), net...........     1,563        (2,932)    (1,064)      (648)
                                                          -------      --------    -------    -------
Loss before income taxes...............................    (1,611)      (10,125)    (2,828)    (1,137)
                                                          -------      --------    -------    -------
Provision for income taxes.............................        --            --         --         --
                                                          -------      --------    -------    -------
Net loss from continuing operations....................   $(1,611)     $(10,125)   $(2,828)   $(1,137)
                                                          =======      ========    =======    =======
Net loss per share.....................................   $ (0.09)     $  (0.55)   $ (0.32)   $ (0.21)
                                                          =======      ========    =======    =======
Weighted average number of common shares outstanding...    18,540        18,339      8,929      5,468
                                                          =======      ========    =======    =======

                                                              AT JUNE 30,   AT DECEMBER 31,
                                                                 1997            1996
                                                              -----------   ---------------
BALANCE SHEET DATA:
Cash and cash equivalents...................................   $ 27,982        $ 87,520
Working capital.............................................        539          64,599
Total assets................................................    313,148         254,355
Long-term obligations, net of current maturities............    157,555         118,362
Stockholders' equity........................................   $ 85,977        $ 87,064

                           COMPARATIVE PER SHARE DATA

     The following table sets forth (i) the historical net loss per common share and the historical book value per common share data of the ALS Common Stock;
(ii) the historical net loss per common share and the historical book value per common share data of the Sterling Common Stock; (iii) the unaudited pro forma net loss per share and the unaudited pro forma book value per share of ALS Common Stock after giving effect to the Merger on a "pooling of interests" basis; and (iv) the unaudited pro forma net loss per equivalent share, and the unaudited pro forma book value per equivalent share of Sterling Common Stock based on the Exchange Ratio of 1.1 shares of ALS Common Stock for each share of Sterling Common Stock at the Effective Time of the Merger. See "TERMS OF THE MERGER AGREEMENT AND RELATED TRANSACTIONS -- Manner and Basis of Converting Sterling Common Stock and Sterling Options." The pro forma data does not purport to be indicative of the results of future operations or the results that would have occurred had the Merger been consummated at the beginning of the periods presented. The information set forth below should be read in conjunction with the financial statements and notes thereto of ALS and Sterling included or incorporated by reference herein and the unaudited pro forma combined condensed financial statements and notes thereto included elsewhere in this Joint Proxy Statement/Prospectus. Neither ALS nor Sterling paid any cash dividends during the periods presented.

                                                                          ALS AND
                                                        HISTORICAL        STERLING        PRO FORMA
                                                     -----------------   PRO FORMA    EQUIVALENT FOR ONE
                                                      ALS     STERLING    COMBINED      STERLING SHARE
                                                     ------   --------   ----------   ------------------
BOOK VALUE PER SHARE AT:
June 30, 1997......................................  $ 5.01    $ 4.82      $ 4.66           $ 4.82
December 31, 1996..................................    5.07      4.86        4.72             4.86

NET LOSS PER SHARE BEFORE EXTRAORDINARY ITEMS:
Six Months ended June 30, 1997.....................  $(0.06)   $(0.05)     $(0.09)          $(0.05)
Year ended December 31, 1996.......................   (0.79)    (0.14)      (0.55)           (0.33)
Year ended December 31, 1995.......................   (0.30)    (0.36)      (0.32)           (0.36)
Year ended December 31, 1994.......................   (0.22)    (0.22)      (0.21)           (0.22)

                            COMPARATIVE MARKET DATA

     The ALS Common Stock has been listed on the AMEX since August 6, 1996 under the trading symbol "ALI." The following table sets forth, for the periods indicated, the high and low sales prices per share of ALS Common Stock, as reported on the AMEX:

                                                              HIGH      LOW
                                                              ----      ---
YEAR ENDED DECEMBER 31, 1996
Quarter Ended September 30, 1996 (commencing August 6,
  1996).....................................................  $151/8    $127/8
Quarter Ended December 31, 1996.............................   151/4     107/8

YEAR ENDING DECEMBER 31, 1997
Quarter Ended March 31, 1997................................   173/4     117/8
Quarter Ended June 30, 1997.................................   167/8     147/8
Quarter Ending September 30, 1997 (through August 15,
  1997).....................................................   255/8     2013/16

     On July 30, 1997, the last trading day prior to the announcement of the signing of the Merger Agreement, the reported last sales price for the ALS Common Stock on the AMEX was $21.625 per share. Based on such closing sales price, the market value of the consideration proposed to be offered for each share of Sterling Common Stock in the Merger (1.1 shares of ALS Common Stock) was $23.7875. At August 15, 1997, there were 152 holders of record of ALS Common Stock.

     The Sterling Common Stock has been listed on the AMEX since October 26, 1995 under the trading symbol "SGH." The following table sets forth, for the periods indicated, the high and low sales prices per share of Sterling Common Stock, as reported on the AMEX:

                                                              HIGH      LOW
                                                              ----      ---
YEAR ENDED DECEMBER 31, 1995
Quarter Ended December 31, 1995 (commencing October 26,
  1995).....................................................  $13       $ 97/16

YEAR ENDED DECEMBER 31, 1996
Quarter Ended March 31, 1996................................   193/8      93/8
Quarter Ended June 30, 1996.................................   193/4     17
Quarter Ended September 30, 1996............................   191/8     15
Quarter Ended December 31, 1996.............................   17         81/2

YEAR ENDING DECEMBER 31, 1997
Quarter Ended March 31, 1997................................   12         85/8
Quarter Ended June 30, 1997.................................   163/8     107/8
Quarter Ending September 30, 1997 (through August 15,
  1997).....................................................   271/8     161/2

     On July 30, 1997, the last trading day prior to the public announcement of the signing of the Merger Agreement, the reported last sales price of the Sterling Common Stock on the AMEX was $18.25 per share. As of August 15, 1997, there were 85 holders of record of Sterling Common Stock.

                                 CAPITALIZATION

     The following table sets forth the short term debt and the consolidated capitalization of ALS (i) at June 30, 1997, and (ii) on a pro forma basis at June 30, 1997 to give effect to the Merger. The table should be read in conjunction with ALS's consolidated financial statements and notes thereto included in the 1996 ALS Form 10-K, the June 30, 1997 ALS Form 10-Q, incorporated by reference herein, and the "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS."

                                                                  AT JUNE 30, 1997
                                                              ------------------------
                                                               ACTUAL       PRO FORMA
                                                              --------      ----------
                                                               (IN THOUSANDS, EXCEPT
                                                                  PER SHARE DATA)
Short-term debt:
  Current maturities of long-term debt......................  $    548       $    759
  Notes payable.............................................    21,056         21,056
                                                              --------       --------
          Total short-term debt.............................    21,604         21,815
                                                              --------       --------
Long-term debt, less current maturities:
  Senior long-term debt.....................................    66,156         72,555
  7.00% ALS Convertible Subordinated Debentures due 2004....    50,000         50,000
  6.75% Sterling Convertible Subordinated Debentures due
     2006...................................................        --         35,000
                                                              --------       --------
          Total long-term debt..............................   116,156        157,555
                                                              --------       --------
Minority interest...........................................     8,615          8,790
Stockholders' equity:
  Preferred stock, $0.01 par value per share; 5,000 shares
     authorized, none issued................................        --             --
  Common stock, $0.01 par value per share; 30,000 shares
     authorized; 12,996 and 18,540 shares outstanding actual
     and pro forma, respectively............................       130            185
Additional paid-in capital..................................    75,978        104,174
Accumulated deficit.........................................   (10,978)       (18,382)
                                                              --------       --------
          Total stockholders' equity........................    65,130         85,977
                                                              --------       --------
          Total short-term debt and consolidated
            capitalization..................................  $211,505       $274,137
                                                              ========       ========

                                  RISK FACTORS

     In addition to other information in this Joint Proxy Statement/Prospectus, the following factors should be considered carefully by ALS and Sterling stockholders before voting on the matters described herein.

UNCERTAINTIES RELATED TO THE MERGER

     The Merger involves the integration of two companies that have previously operated independently. Among the factors considered by the Boards of Directors of ALS and Sterling in connection with their approval of the Merger Agreement were the opportunities for operating efficiencies that may result from the Merger. While ALS and Sterling expect to achieve certain operating efficiencies as a result of the Merger, no assurance can be given that difficulties will not be encountered in integrating the operations of ALS and Sterling or that the benefits expected from such integration will be realized. In addition, management of ALS and Sterling expect to devote significant attention to efforts to integrate the operations of the two companies, which effort may affect such managements' ability to manage ongoing operations and expansion efforts. Any delays or unexpected costs incurred in connection with such integration could have a material adverse effect on the business, results of operations or financial condition of the combined company.

SUBSTANTIAL DEBT AND OPERATING LEASE PAYMENT OBLIGATIONS

     ALS had lease expenses of $6.1 million and $7.0 million for the year ended December 31, 1996 and the six months ended June 30, 1997, respectively. On a pro forma basis giving effect to the Merger as if it had occurred as of January 1, 1994, ALS's total indebtedness as of June 30, 1997 would have been $179 million, and its net interest expense and lease expense would have been $2.9 million and $14.0 million, respectively, for the year ended December 31, 1996 and $1.1 million and 11.4 million, respectively, for the six months ended June 30, 1997. Debt and annual operating lease payment obligations will continue to increase significantly as ALS and Sterling pursue their growth strategy. In addition, ALS and Sterling anticipate that future development of residences may be financed with construction loans and, therefore, there is a risk that, upon completion of construction, permanent financing for newly developed residences may not be available or may be available only on terms that are unfavorable or unacceptable to ALS or Sterling.

     There can be no assurance that ALS or Sterling will generate sufficient cash flow to meet their obligations. Any payment or other default with respect to such obligations could cause the lender to foreclose upon the residences securing the indebtedness or, in the case of an operating lease, to terminate the lease, with a consequent loss of income and asset value to ALS. Moreover, because of cross-default and cross-collateralization provisions in certain mortgages and debt instruments of ALS and Sterling and in most of their respective leases, a default by ALS or Sterling on one of their payment obligations could result in acceleration of other obligations and adversely affect a significant number of their other residences. See "-- Need for Additional Financing; Risk of Rising Interest Rates."

HISTORY OF OPERATING LOSSES

     ALS and Sterling each has experienced significant operating losses and net losses in each year since inception, primarily as a result of their development, construction and residence lease-up activities as well as the incurrence of certain expenses to establish corporate infrastructure to support future planned growth. For the years ended December 31, 1994, 1995 and 1996, ALS incurred operating losses of $390,000, $1.0 million and $4.1 million, respectively, and net losses of $643,000, $1.7 million and $7.8 million, respectively. For the six months ended June 30, 1997, ALS incurred an operating loss and net loss of $1.9 million and $764,000, respectively. On a pro forma basis giving effect to the Merger as if it had occurred as of January 1, 1994, ALS would have incurred operating losses of $7.2 million and $3.2 million and net losses of $10.1 million and $1.6 million for the year ended December 31, 1996 and for the six months ended June 30, 1997, respectively.

     Newly opened assisted living residences typically operate at a loss during the first six to 12 months of operation, primarily due to the incurrence of certain fixed and variable expenses in advance of the achievement of targeted rent and service fee revenues from the lease-up of such residences. As of August 15, 1997, of ALS's 102 residences, 35 have been open for 12 months or less. Similarly, as of August 15, 1997, of Sterling's

88 residences, 58 have been open for 12 months or less. In addition, the development and construction of assisted living residences requires the commitment of substantial capital over a typical six- to 12-month construction period, the consequence of which may be an adverse impact on ALS's or Sterling's liquidity. As of August 15, 1997, ALS and Sterling together have 70 residences under construction and an additional 91 residences under development. In the case of acquired residences, resident turnover and increased marketing expenditures which may be required to reposition such residences, together with the possible disruption of operations resulting from the implementation of renovations, may adversely impact the financial performance of such residences for a period of time after their acquisition. As a result, ALS and Sterling may continue to incur additional operating losses in the second half of 1997 as the operating expenses associated with developing, renovating and operating residences and supporting the corporate infrastructure necessary to manage their respective growth strategies will be only partially offset by operating profits generated by stabilized residences. Accordingly, there can be no assurance that ALS and Sterling will not experience unforeseen expenses, difficulties, complications and delays which could result in greater than anticipated operating losses or otherwise materially adversely affect ALS's or Sterling's financial condition and results of operations. See "-- Development and Construction Risks."

ABILITY TO CONTINUE GROWTH; ABILITY TO MANAGE RAPID EXPANSION AND BUSINESS DIVERSIFICATION

     ALS has and expects to continue to pursue an aggressive expansion strategy focused on developing, constructing and acquiring assisted living residences. Both ALS and Sterling are currently managing significant construction and development activity. Accordingly, ALS's prospects are directly affected by its ability to develop, construct and, to a lesser extent, acquire additional residences. ALS's ability to continue to grow will depend in large part on its ability to identify suitable and affordable development and acquisition opportunities and successfully pursue such opportunities, identify and obtain necessary financing commitments and effectively operate its assisted living residences. There can be no assurance, however, that ALS will be successful in developing, constructing or acquiring any additional residences or that it will be able to continue to achieve or exceed its historical growth rate.

     ALS's rapid expansion places significant demands on ALS's management and operating personnel. Although ALS expects to retain and integrate within the combined company substantially all management and other employees of Sterling, ALS's ability to manage its recent and future growth effectively will require it to continue to improve its operational, financial and management information systems and to continue to attract, retain, train, motivate and manage key employees. If ALS is unable to manage its growth effectively, its business, operating results and financial condition will be adversely affected.

     Following the Merger, management of ALS intends to review and, in appropriate circumstances, pursue opportunities for development and expansion of new products and services, such as home health care, rehabilitation and pharmacy services. Efforts to achieve such business diversification, however, are subject to certain risks, including management's relative unfamiliarity with such businesses, additional uncertainties related to government regulation and possible difficulties in integrating new products or businesses.

DEVELOPMENT AND CONSTRUCTION RISKS

     ALS's growth strategy is dependent, in part, on its ability to develop and construct a significant number of additional residences. As of August 15, 1997, ALS and Sterling have 70 residences under construction and 91 residences under development. Development projects generally are subject to various risks, including zoning, permitting, health care licensing and construction delays, that may result in construction cost overruns and longer development periods and, accordingly, higher than anticipated start-up losses. Project management is subject to a number of contingencies over which ALS will have little or no control and which might adversely affect project costs and completion time. Such contingencies include shortages of, or the inability to obtain, labor or materials, the inability of the general contractor or subcontractors to perform under their contracts, strikes, adverse weather conditions and changes in applicable laws or regulations or in the method of applying such laws and regulations. In addition, Sterling's construction management subsidiary serves as general contractor on many of Sterling's residences in construction and development, and, accordingly, in these instances Sterling may not have the same contractual recourse for construction delays and defects as would generally be available were a third party general contractor engaged to construct these residences. As a result of these various factors, there can be no assurance that ALS will not experience construction delays, that it will be successful in developing and constructing currently planned or additional residences or that any developed residence will be economically successful. If ALS's planned development is delayed, ALS's business, operating results and financial condition could be adversely affected.

RISKS ASSOCIATED WITH ACQUISITIONS

     ALS has acquired residences in the past and intends to continue to seek acquisition opportunities in the future. However, no assurances can be given that ALS will be successful in identifying any future acquisition opportunities or completing any identified acquisitions. The acquisition of residences involves a number of risks. Existing residences available for acquisition frequently serve or target different market segments than those presently served by ALS. It may be necessary in such cases to reposition and renovate acquired residences or turn over the existing resident population to achieve a resident acuity and income profile which is consistent with ALS's current operations. In addition, ALS may also determine that staff and operating management personnel changes are necessary to successfully integrate such residences into ALS's existing operations. No assurances can be made that management will be successful in repositioning any acquired residences or in effecting any necessary operational or structural changes and improvements on a timely basis. Any failure by ALS to make necessary operational or structural changes or to successfully reposition acquired residences may adversely impact ALS's business, operating results and financial condition. In undertaking acquisitions of residences, ALS also may be adversely impacted by unforeseen liabilities attributable to the prior operators of such residences, against whom ALS may have little or no recourse.

NEED FOR ADDITIONAL FINANCING; RISK OF RISING INTEREST RATES

     To achieve the combined company's growth strategy, ALS will need to obtain sufficient financing to fund its development, construction and acquisition activities. Accordingly, ALS's future growth will depend on its ability to obtain additional financing on acceptable terms. ALS has executed non-binding letters of intent with a health care REIT for additional financing commitments aggregating approximately $250.0 million (of which $71 million has been utilized in sale/leaseback and mortgage financing transactions through August 15, 1997). Sterling has executed non-binding letters of intent with four health care REITs for financing commitments aggregating approximately $323.8 million (of which $145.6 million has been utilized in sale/leaseback and mortgages financing transactions through August 15, 1997). ALS's management believes financing available pursuant to these arrangements, and pursuant to other sources of project financing, will be sufficient to fund the combined company's development and acquisition programs for at least the next 18 months. ALS will from time to time seek additional funding through public or private financing, including equity or debt financing. If additional funds are raised by issuing equity securities, ALS's stockholders may experience dilution. In addition, ALS will require significant financial resources to meet its operating and working capital needs. There can be no assurance that any newly constructed residences will achieve a stabilized occupancy rate and attain a resident mix that meet ALS's expectations or generate sufficient positive cash flow to cover operating and financing costs associated with such residences. There can be no assurance that ALS will be successful in securing additional financing or that adequate funding will be available and, if available, will be on terms that are acceptable to ALS. A lack of funds may require ALS to delay or eliminate all or some of its development projects and acquisition plans. In addition, ALS may require additional financing to enable it to acquire additional residences, to respond to changing economic conditions, to expand ALS's development program or to account for changes in assumptions related to its development program.

     On a pro forma basis giving effect to the Merger as if it had occurred on June 30, 1997, approximately $38 million, or 21%, of ALS's total indebtedness as of June 30, 1997 would have been subject to floating interest rates. Although a majority of the debt and lease payment obligations of ALS and Sterling are not subject to floating interest rates, indebtedness that ALS may incur in the future may bear interest at a floating rate. In addition, future fixed rate indebtedness and lease obligations will be based on interest rates prevailing at the time such arrangements are obtained. Therefore, increases in prevailing interest rates could increase

ALS's interest or lease payment obligations and could have an adverse effect on ALS's business, financial condition and results of operations.

RESIDENCE MANAGEMENT, STAFFING AND LABOR COSTS

     ALS and Sterling compete with other providers of long-term care with respect to attracting and retaining qualified and skilled personnel. The combined company will be dependent upon its ability to attract and retain management personnel responsible for the day-to-day operations of each of ALS's residences. Any inability of ALS to attract or retain qualified residence management personnel could have a material adverse effect on ALS's financial condition or results of operations. In addition, a possible shortage of nurses or trained personnel may require ALS to enhance its wage and benefits package in order to compete in the hiring and retention of such personnel. ALS will also be dependent upon the available labor pool of semi-skilled and unskilled employees in each of the markets in which it operates. No assurance can be given that ALS's labor costs will not increase, or that, if they do increase, they can be matched by corresponding increases in rates charged to residents. Any significant failure by ALS to attract and retain qualified management and staff personnel, to control its labor costs or to pass on any increased labor costs to residents through rate increases would have a material adverse effect on ALS's business, operating results and financial condition.

COMPETITION

     The long-term care industry is highly competitive and, given the relatively low barriers to entry and continuing health care cost containment pressures, ALS expects that the assisted living segment of such industry will become increasingly competitive in the future. ALS competes with other companies providing assisted living services as well as numerous other companies providing similar service and care alternatives, such as home health care agencies, congregate care facilities, retirement communities and skilled nursing facilities. While ALS believes there is a need for additional assisted living residences in the markets where ALS and Sterling are constructing or developing residences, ALS expects that as assisted living residences receive increased market awareness and the number of states which include assisted living services in their Medicaid programs increases, competition will increase from new market entrants, many of whom may have substantially greater financial resources than ALS. No assurance can be given that increased competition will not adversely affect ALS's ability to attract or retain residents or maintain its existing rate structures. Moreover, in implementing its growth strategy, ALS expects to face competition for development and acquisition opportunities from local developers and regional and national assisted living companies. Some of ALS's present and potential competitors have, or may have access to, greater financial resources than those of ALS. Consequently, there can be no assurance that ALS will not encounter increased competition in the future which could limit its ability to attract and retain residents, to maintain or increase resident service fees or to expand its business and could have a material adverse effect on ALS's financial condition, results of operations and prospects.

     Management of ALS is not able to predict the effect that the healthcare industry trend towards managed care will have on the assisted living marketplace. Managed care, an arrangement whereby service and care providers agree to sell specifically defined services to one or more public or private payors (frequently not the end user or resident) subject to a predefined system in an effort to achieve more efficiency with respect to utilization and cost, is not currently a significant factor in the assisted living marketplace. However, managed care plans sponsored by insurance companies or HMOs may in the future be a factor in the assisted living marketplace. There can be no assurance that ALS will not encounter increased competition or be subject to other competitive pressures that could affect its business, results of operation or financial condition as a result of managed care.

JOINT VENTURES AND RELATED MANDATORY PURCHASE OBLIGATIONS

     ALS and Sterling have entered into several joint ventures with regional real estate development partners for the construction, development and ownership of assisted living residences in targeted geographic areas. As of June 30, 1997, ten of ALS's operating residences and 21 of Sterling's operating residences were jointly owned directly or indirectly with venture partners. Of the 87 ALS residences and 74 Sterling residences which are either under construction or development as of August 15, 1997, a significant portion of such residences are being constructed or developed under joint venture agreements. There can be no assurance that these joint venture development partners will be successful in identifying sites for future residences, securing necessary permits and licenses for the construction of new residences and supervising the construction of new residences on time and within budget. In addition, ALS has agreed not to own or operate competing assisted living residences during specified contractual periods within specified geographic areas adjacent to residences developed through most of its joint ventures. While ALS and Sterling typically receive a fee for managing residences developed through joint ventures, they share with their respective joint venture partners any profits or losses realized from the operation or sale of such residences. Each of ALS and Sterling is obligated under its joint venture arrangements to purchase the equity interests of its joint venture partners upon the election of such joint venture partners at a price based on either a formula price or the appraised value of the residence owned by the applicable joint venture. These purchase rights generally become exercisable during the first six months to two years following the opening of the residence owned by such joint venture. As a result of these provisions, ALS might become obligated to acquire additional interests in residences developed through joint ventures on terms or at times that would otherwise not be acceptable to ALS, including times during which ALS may not have adequate liquidity to fund such acquisitions.

GOVERNMENT REGULATION

     Health care is an area of extensive and frequent regulatory change. The assisted living industry is relatively new, and, accordingly, the manner and extent to which it is regulated at the Federal and state levels is evolving. Changes in the laws or new interpretations of existing laws may have a significant impact on ALS's methods and costs of doing business. ALS and Sterling are, and will be, subject to varying degrees of regulation and licensing by health or social service agencies and other regulatory authorities in the various states and localities where they operate or intend to operate.

     The sale of franchises is regulated by the Federal Trade Commission and by certain state agencies located in jurisdictions other than those states where Sterling currently conducts franchise operations. Principally, these regulations require that certain written disclosures be made prior to the sale of a franchise. In addition, some states have relationship laws which prescribe the basis for terminating a franchisee's rights and regulate both the franchisor's and its franchisees' post-termination rights and obligations. There can be no assurance that changes in such regulations will not have an adverse impact upon the ability of the combined company to continue its franchising activities.

     ALS and Sterling and their respective activities are subject to zoning, health and other state and local government regulations. Zoning variances or use permits are often required for construction. Severely restrictive regulations could impair the ability of ALS or Sterling to open additional residences at desired locations or could result in costly delays. Several ALS and Sterling residences have been financed by revenue bonds. In order to continue to qualify for favorable tax treatment of the interest payable on certain of these bonds, the financed residences must comply with certain federal income tax requirements, principally pertaining to the maximum income level of a specified portion of the residents. Failure to satisfy these requirements constitutes an event of default under the bonds, thereby accelerating their maturity.

     ALS's success will depend in part upon its ability to satisfy applicable regulations and requirements and to procure and maintain required licenses in rapidly changing regulatory environments. Any failure to satisfy applicable regulations or to procure or maintain a required license could have a material adverse effect on ALS's financial condition, results of operations and prospects. ALS's operations could also be adversely affected by, among other things, regulatory developments such as revisions in building code requirements for assisted living residences, mandatory increases in the scope and quality of care to be offered to residents and revisions in licensing and certification standards. There can be no assurance that Federal, state or local laws or regulations will not be imposed or expanded which adversely impact ALS's business, financial condition, results of operations or prospects. ALS's residence operations are also subject to health and other state and local government regulations.

LIABILITY AND INSURANCE

     The provision of personal and health care services entails an inherent risk of liability. In recent years, participants in the long-term care industry have become subject to an increasing number of lawsuits alleging malpractice or related legal theories, many of which involve large claims and result in the incurrence of significant defense costs. In addition, compared to more institutional long-term care facilities, assisted living residences (especially dementia care residences) of the type operated by ALS and Sterling offer residents a greater degree of independence in their daily lives. This increased level of independence, however, may subject the resident and ALS or Sterling to certain risks that would be reduced in more institutionalized settings. ALS and Sterling currently maintain liability insurance intended to cover such claims which they believe is adequate based on the nature of the risks, historical experience and industry standards. There can be no assurance, however, that claims in excess of such insurance or claims not covered by insurance, such as claims for punitive damages, will not arise. A successful claim against ALS or Sterling not covered by, or in excess of, their insurance could have a material adverse effect upon ALS's or Sterling's financial condition and results of operations. Claims against ALS or Sterling, regardless of their merit or eventual outcome, may also have a material adverse effect upon ALS's ability to attract or retain residents or expand its business and may require management to devote substantial time to matters unrelated to day-to-day operations. In addition, insurance policies must be renewed annually. There can be no assurance that ALS or Sterling will be able to obtain liability insurance in the future or that, if such insurance is available, it will be available on acceptable economic terms.

DEPENDENCE ON ATTRACTING SENIORS WITH SUFFICIENT RESOURCES TO PAY

     ALS and Sterling currently rely, and for the foreseeable future, ALS expects to rely, primarily on the ability of its residents to pay for services from their own and their families' financial resources. Generally, only elderly adults with income or assets meeting or exceeding the comparable median in the region where assisted living residences of ALS or Sterling are located can afford the fees for such residences. Inflation or other circumstances which adversely affect the ability of residents and potential residents to pay for assisted living services could have an adverse effect on ALS. In the event that ALS encounters difficulty in attracting seniors with adequate resources to pay for ALS's services, ALS would be adversely affected.

ENVIRONMENTAL LIABILITY RISKS ASSOCIATED WITH REAL PROPERTY

     Under various Federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real estate may be required to investigate and clean up hazardous or toxic substances or petroleum product releases at such property, and may be held liable to a governmental entity or to third parties for property damage and for investigation and clean up costs incurred by such parties in connection with the contamination. Such laws typically impose clean up responsibility and liability without regard to whether the owner knew of or caused the presence of contaminants, and liability under such laws has been interpreted to be joint and several unless the harm is divisible and there is a reasonable basis for allocation or responsibility. The costs of investigation, remediation or removal of such substances may be substantial, and the presence of such substances, or the failure to properly remediate such property, may adversely affect the owner's ability to sell or lease such property or to borrow using such property as collateral. In addition, some environmental laws create a lien on the contaminated site in favor of the government for damages and costs it incurs in connection with the contamination. Persons who arrange for the disposal or treatment of hazardous or toxic substances also may be liable for the costs of removal or remediation of such substances at the disposal or treatment facility, whether or not such facility is owned or operated by such person. Finally, the owner of a site may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from a site.

     With the exception of four Sterling residences operated by Sterling or its predecessors since prior to 1995, each of ALS and Sterling has conducted environmental assessments of all of its operating residences and has conducted, or is in the process of conducting, environmental assessments of all of its undeveloped sites and sites currently under construction. These assessments have not revealed, and ALS is not otherwise aware of, any environmental liability that it believes would have a material adverse effect on ALS's business, assets or results of operations. There can be no assurance, however, that environmental assessments would detect all environmental contamination which may give rise to material environmental liabilities. ALS and Sterling believe that its respective residences are in compliance in all material respects with all applicable environmental laws. Neither ALS nor Sterling has been notified by any governmental authority, or is otherwise aware, of any material non-compliance, liability or claim relating to hazardous or toxic substances or petroleum products in connection with any of the residences its currently operates.

ANTI-TAKEOVER PROVISIONS

     The ALS Certificate of Incorporation authorizes the issuance of 5,000,000 shares of preferred stock and 30,000,000 shares of ALS Common Stock. After giving effect to the Merger and the reservation of shares issuable upon conversion of the Sterling Debentures and the ALS 7% Subordinated Convertible Debentures due 2007 ("ALS Debentures") and exercise of the Sterling Options and options granted or available to be granted under the ALS Amended and Restated 1995 Incentive Compensation Plan (the "ALS Option Plan"), ALS will have 5,358,856 million shares of authorized but unissued ALS Common Stock. Subject to the rules of the AMEX upon which the ALS Common Stock is listed, the ALS Board of Directors has the power to issue any or all of these additional shares without stockholder approval, and the preferred shares can be issued with such rights, preferences and limitations as may be determined by the ALS Board. The rights of the holders of ALS Common Stock will be subject to, and may be adversely affected by, the rights of any holders of preferred stock that may be issued in the future. ALS presently has no commitments or contracts to issue any additional shares of ALS Common Stock (other than pursuant to the Merger, outstanding ALS stock options or the ALS Debentures) or any shares of preferred stock. Authorized and unissued ALS preferred stock and ALS Common Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could delay, discourage, hinder or preclude an unsolicited acquisition of ALS, could make it less likely that stockholders receive a premium for their shares as a result of any such attempt and could adversely affect the market price of and the voting and other rights of the holders of outstanding shares of ALS Common Stock. As a Delaware corporation, ALS is subject to Section 203 of the DGCL which, in general, prevents an "interested stockholder" (defined generally as a person owing 15% or more of the corporation's outstanding voting stock) from engaging in a "business combination" (as defined in Section 203) for three years following the date such person became an interested stockholder unless certain conditions are satisfied.

SHARES ELIGIBLE FOR FUTURE SALE

     Sales of substantial amounts of ALS Common Stock in the public market following the Merger could adversely affect prevailing market prices of the ALS Common Stock. In connection with the Merger, ALS will issue 5,546,671 shares of ALS Common Stock to holders of Sterling Common Stock, plus the Merger Options exercisable for 414,119 shares of ALS Common Stock to holders of Sterling Options, based on Sterling shares and Sterling Options outstanding on August 15, 1997. Up to 46% of such shares will be available for sale by the holders thereof pursuant to Rule 145 adopted by the Commission under the Securities Act upon the publication by ALS of financial results covering at least 30 days of post-Merger combined operations, and the remainder of such shares will be available for immediate resale by the holders thereof after the Effective Time. See "THE MERGER -- Resales of ALS Common Stock; Affiliates."

     Approximately 51.1% of the outstanding shares of ALS Common Stock were offered and sold in reliance upon exemptions from registration under the Securities Act and, accordingly, such shares are "restricted shares" for purposes of Rule 144 adopted under the Securities Act ("Restricted Shares"). The substantial majority of the ALS Restricted Shares are currently either freely tradeable without restriction or limitation under the Securities Act or may be sold in the public market pursuant to Rule 144 promulgated under the Securities Act, subject to the volume and resale restrictions of such rule.

     Holders of the ALS Debentures have the right to convert such ALS Debentures into ALS Common Stock at a conversion price of $20.25 per share at any time after a registration statement filed by ALS with respect thereto is declared effective by the Commission. ALS is obligated to file a registration statement with respect to the ALS Debentures not later than November 14, 1997 and, accordingly, ALS expects such registration statement to be effective in late 1997 or early 1998. If holders elect to convert all of the outstanding ALS Debentures into shares of ALS Common Stock, ALS would issue an additional 2,469,136 shares of ALS Common Stock.

     Pursuant to the Merger Agreement, holders of the Sterling Debentures will have the right following the Merger to convert such debentures into shares of ALS Common Stock at a conversion price of approximately $20.38 per share. Pursuant to the Merger Agreement, ALS is obligated to file with the Commission a registration statement with respect to the Sterling Debentures promptly following the Effective Time. Upon effectiveness of such registration statement, holders of the Sterling Debentures will have the right to convert such debentures into shares of ALS Common Stock. If holders elect to convert all of the outstanding Sterling Debentures into shares of ALS Common Stock, ALS would issue an additional 1,717,217 shares of ALS Common Stock.

                        THE MEETINGS, VOTING AND PROXIES

SPECIAL MEETING OF STOCKHOLDERS OF ALS

     Date, Time and Place of Special Meeting. The ALS Special Meeting of Stockholders will be held at ALS's offices located at 450 North Sunnyslope Road,
Suite 300, Brookfield, Wisconsin at   :00  .m., local time, on
              ,             , 1997.

     Purpose of the ALS Special Meeting. The purpose of the ALS Special Meeting is to consider and vote upon (i) the approval of the Merger pursuant to the ALS Merger Proposal, pursuant to which, among other things: (a) Merger Sub will be merged with and into Sterling, and Sterling will become a wholly owned subsidiary of ALS; (b) each share of Sterling Common Stock will be converted into the right to receive 1.1 shares of ALS Common Stock; (c) the Sterling Options will be converted into the right to receive the Merger Options; and (d) ALS will assume the Sterling Debentures which will thereupon become convertible into ALS Common Stock; and (ii) approval of the ALS Bylaw Proposal.

     ALS Record Date and Outstanding Shares. Stockholders of record at the close of business on the ALS Record Date are entitled to notice of, and to vote at, the ALS Special Meeting, or at any adjournment or postponement thereof. As
of the ALS Record Date, there were approximately        holders of ALS Common
Stock, and approximately        shares of ALS Common Stock issued and
outstanding. Information with respect to the security ownership of certain beneficial owners and management of ALS is incorporated herein by reference to ALS's December 31, 1996 Annual Report on Form 10-K, and except as set forth therein, there were no other persons known to the management of ALS to be the beneficial owners of more than 5% of the outstanding ALS Common Stock.

     Voting of Proxies. All properly executed proxies that are not revoked will be voted at the ALS Special Meeting in accordance with the instructions contained therein. Proxies returned and containing no instructions regarding the ALS Proposals will be voted "FOR" the ALS Proposals in accordance with the recommendation of the ALS Board of Directors. An ALS stockholder who has executed and returned a proxy may revoke it at any time before it is voted at the ALS Special Meeting by executing and returning a proxy bearing a later date, by filing written notice of such revocation with the Secretary of ALS stating that the proxy is revoked or by attending the ALS Special Meeting and voting in person.

     Vote Required. The ALS Board of Directors is soliciting the affirmative vote of the holders of the ALS Common Stock on each of the ALS Proposals. The presence, either in person or by properly executed proxy, of the holders of a majority of the outstanding shares of ALS Common Stock is necessary to constitute a quorum at the ALS Special Meeting. Abstentions will be counted for purposes of determining whether a quorum is present at the ALS Special Meeting. Approval of the ALS Merger Proposal requires the affirmative vote of a majority of the votes cast in person or by proxy on the ALS Merger Proposal, provided that a quorum is present. Approval of the ALS Bylaw Proposal requires the affirmative vote of a majority of the outstanding shares of ALS Common Stock present and entitled to vote on the ALS Bylaw Proposal, provided that a quorum is present. With respect to the ALS Merger Proposal, abstentions will have no effect, but with respect to the ALS Bylaw Proposal, abstentions will have the effect of a negative vote.

     Under the DGCL, holders of the ALS Common Stock are not entitled to dissenters' or appraisal rights in connection with the Merger. See "THE MERGER -- Dissenters' Rights."

     As of the ALS Record Date, certain stockholders of ALS, including most of the ALS directors, holding an aggregate of 3,349,297 shares of ALS Common Stock, representing approximately 26% of the outstanding shares of ALS Common Stock, have agreed to vote in favor of the ALS Proposals and have granted Sterling irrevocable proxies to vote their shares in favor of the ALS Proposals and against any "Third Party Transaction" (as defined herein). See "THE
MERGER -- Conduct of Sterling's and ALS's Business Prior to the Merger; No Solicitation."

     Expenses; Solicitation of Proxies. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of ALS in person or by telephone or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses incurred in connection with such solicitation. Arrangements also will be made with custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and ALS will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

SPECIAL MEETING OF STOCKHOLDERS OF STERLING

     Date, Time and Place of Sterling Special Meeting.  The Sterling Special
Meeting will be held at the                  at   :00  .m., local time, on
       ,             , 1997.

     Purpose of the Sterling Special Meeting. The purpose of the Sterling Special Meeting is to consider and vote upon the approval and adoption of the Merger Agreement.

     Sterling Record Date and Outstanding Shares. Stockholders of record at the close of business on the Sterling Record Date are entitled to notice of, and to vote at, the Sterling Special Meeting, or at any adjournment or postponement
thereof. On the Sterling Record Date, there were approximately      holders of
record of Sterling Common Stock, with           shares of Sterling Common Stock
issued and outstanding. Except as set forth in "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF STERLING" appearing elsewhere herein, there were no other persons known to the management of Sterling to be the beneficial owners of more than 5% of the outstanding Sterling Common Stock.

     Voting of Proxies. All properly executed proxies that are not revoked will be voted at the Sterling Special Meeting in accordance with the instructions contained therein. Proxies returned and containing no instructions regarding the Sterling Proposal will be voted "FOR" the Sterling Proposal in accordance with the recommendation of the Sterling Board of Directors. A Sterling stockholder who has executed and returned a proxy may revoke it at any time before it is voted at the Sterling Special Meeting by executing and returning a proxy bearing a later date, by filing written notice of such revocation with the Secretary of Sterling stating that the proxy is revoked or by attending the Sterling Special Meeting, revoking the proxy and voting in person.

     Vote Required. Under the KGCC, approval and adoption of the Sterling Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Sterling Common Stock entitled to vote on the Sterling Proposal. The presence, either in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Sterling Common Stock is necessary to constitute a quorum at the Sterling Special Meeting. Because the Sterling Proposal must be approved by a majority of the outstanding shares of Sterling Common Stock, abstentions will have the effect of a negative vote.

     Under the KGCC, holders of the Sterling Common Stock are not entitled to dissenters' or appraisal rights in connection with the Merger.

     As of the Sterling Record Date, certain stockholders of Sterling holding an aggregate of 2,297,858 shares of Sterling Common Stock, representing approximately 46% of the outstanding shares of Sterling Common Stock, have agreed to vote in favor of the Sterling Proposal and have granted ALS proxies to vote their shares in favor of the Sterling Proposal and against any Third Party Transaction.

     Expenses; Solicitation of Proxies. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of Sterling in person or by telephone or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses incurred in connection with such solicitation. Arrangements also will be made with custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and Sterling will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

                                   THE MERGER

     Pursuant to the Merger Agreement, Sterling will become a wholly owned subsidiary of ALS. At the Effective Time, as a result of the Merger, each outstanding share of Sterling Common Stock will be automatically converted into the right to receive 1.1 shares of ALS Common Stock for each share of Sterling Common Stock outstanding immediately prior to the Merger (other than shares owned by ALS or any of its subsidiaries, held in the treasury of Sterling or owned by any subsidiary of Sterling). Fractional shares of ALS Common Stock will not be issued in connection with the Merger, and Sterling stockholders otherwise entitled to a fractional share will be paid the net proceeds of such fractional share in cash, in the manner described under "TERMS OF THE MERGER AGREEMENT AND RELATED TRANSACTIONS -- Manner and Basis for Converting Shares and Options."

BACKGROUND OF THE MERGER; MATERIAL CONTACTS

     The respective business strategies of both ALS and Sterling are premised on the belief that significant growth opportunities exist to provide personal and health care services to the rapidly growing frail elderly population. In implementing its growth strategy, ALS has emphasized growth through the development and construction of new assisted living residences as well as through strategic acquisitions of assisted living operations. In keeping with its acquisition strategy, in January 1996, ALS acquired Heartland Retirement Services, Inc., which operated 20 WovenHearts residences in the upper Midwest, and, in May 1996, ALS acquired New Crossings International Corporation, which operated 15 Crossings residences in the western United States.

     William F. Lasky, ALS's Chief Executive Officer and President, and Timothy
J. Buchanan, Sterling's Chairman of the Board and Chief Executive Officer, initially became acquainted in 1995 through their involvement in assisted living trade association activities. As a result of their relationship, each of ALS and Sterling acquired a general understanding of the business goals, operating philosophy and culture of the other company. As the ALS Board of Directors and management regularly considers opportunities for strategic acquisitions, in early 1997, ALS senior management commenced consideration of the advantages and disadvantages of a strategic business combination with Sterling, believing that the two companies could benefit from a combination of operations and management talents given their similar and complementary operating philosophies and culture. Mr. Lasky and other ALS representatives met with Mr. Buchanan and Steven L. Vick, Sterling's President, to discuss ALS's interest in discussing a strategic transaction or relationship between the two companies. These discussions were preliminary and general in nature and took place on several occasions from February 1997 to April 1997. During these preliminary discussions, Mr. Lasky provided the ALS Board of Directors background information regarding Sterling and its management team.

     On May 28, 1997, Mr. Lasky advised Mr. Buchanan that, based on ALS's preliminary analysis of Sterling and the benefits of a combination, ALS was interested in a strategic business combination between the two companies. Mr. Buchanan requested that Mr. Lasky prepare a written summary regarding these matters to facilitate review and evaluation by Sterling's Board of Directors and management.

     On June 4, 1997, Mr. Lasky called an informational meeting of the ALS Board of Directors to report on various preliminary discussions with Messrs. Buchanan and Vick and to discuss the possibility of a strategic business combination between ALS and Sterling. Mr. Lasky and Thomas E. Komula, ALS's Senior Vice President and Chief Financial Officer, provided the ALS Board with background information regarding Sterling as well as preliminary thoughts regarding the terms of a proposal to Sterling with respect to a strategic business combination. The ALS Board of Directors authorized Mr. Lasky to continue discussions with Sterling regarding a possible business combination.

     On June 7, 1997, Mr. Lasky sent a letter to Mr. Buchanan proposing that ALS and Sterling enter into a strategic business combination in a manner substantially similar to the terms reflected in the Merger Agreement, with certain exceptions, principally that this proposal (the "June Proposal") contemplated an exchange ratio of one share of ALS Common Stock in exchange for each share of Sterling Common Stock and contemplated a nine person board of directors of the combined company, with two representatives to be designated by the Sterling Board of Directors.

     On June 17, 1997, the Sterling Board of Directors conducted a telephonic meeting to discuss various matters. Messrs. Buchanan and Vick updated the Sterling Board on their preliminary discussions with Mr. Lasky, William G. Petty, Jr., ALS's Chairman of the Board, Thomas E. Komula, ALS's Senior Vice President and Chief Financial Officer, and Ronald G. Kenny, a director of ALS, and of Sterling's receipt of the June Proposal by Mr. Buchanan on June 10, 1997. The Sterling Board discussed the June Proposal but took no action with respect thereto.

     On June 25, 1997, the Sterling Board of Directors conducted a telephonic meeting during which Mr. Buchanan updated the Sterling Board on the progress of the discussions with ALS and the Sterling Board discussed the merits of Mr. Buchanan meeting with Mr. Lasky in Milwaukee to further discuss the June Proposal.

     On June 26 and 27, 1997, Messrs. Buchanan and Lasky met in Milwaukee to discuss the June Proposal. Although no agreement was reached on the terms of a business combination, on the basis of these discussions a decision was made to prepare a confidentiality agreement, and, subject to Board approval thereof, to execute such confidentiality agreement and then to commence legal, financial and operational due diligence and to commence preparation and negotiation of a definitive merger agreement.

     On July 3, 1997, the Sterling Board of Directors conducted a telephonic meeting to discuss the merits of moving forward with the June Proposal by signing a confidentiality agreement. The Sterling Board discussed various concerns regarding a business combination with ALS, including the desire for a higher exchange ratio of ALS Common Stock for Sterling Common Stock, having three directors on the Board of Directors of the combined company designated by the Sterling Board of Directors instead of two, and having more influence with regard to corporate governance issues. The Sterling Board approved entering into a confidentiality agreement with ALS.

     On July 3, 1997, ALS and Sterling executed a confidentiality agreement pursuant to which the parties agreed to exchange certain confidential information and to refrain from efforts to acquire ownership in or control of the other without the permission of the other's Board of Directors. Thereafter, ALS and Sterling, as well as their respective legal counsel, began to assemble and exchange requested legal and financial information.

     On July 3, 1997, concurrently with the execution of the confidentiality agreement, Messrs. Buchanan and Vick called Mr. Lasky to advise him that the Sterling Board of Directors had authorized the execution and delivery of the confidentiality agreement but that the consensus of the Board was that a definitive agreement would require a higher exchange ratio and greater representation on the Board of the combined company.

     On July 8, 1997, Messrs. Petty and Lasky met in Wichita with Messrs. Buchanan and Vick and Mark W. Ohlendorf, Sterling's Chief Financial Officer, to continue due diligence discussions and negotiations regarding the June Proposal. Thereafter, Messrs. Petty and Lasky met with D. Ray Cook, M.D., a member of Sterling's Board of Directors.

     On July 9, 1997, Messrs. Lasky and Petty contacted representatives of McDonald for the purposes of retaining McDonald's services as ALS's financial advisor in connection with a possible business combination with Sterling. McDonald requested and received detailed operating and financial information regarding both Sterling and ALS, and was provided with background information regarding the discussions between the parties as well as the terms of the June Proposal.

     On July 9, 1997, counsel to ALS provided counsel to Sterling a detailed term sheet outlining ALS's proposal with respect to the business combination, including key provisions of the merger agreement contemplated by ALS (the "July Proposal"). The July Proposal was substantially similar to the terms reflected in the Merger Agreement except that it contemplated an exchange ratio of one for one and contemplated that the combined company would have a nine person board of directors of which two members would be designated by the Sterling Board of Directors. Following preliminary discussion of the July Proposal among counsel, ALS counsel circulated a draft Merger Agreement on July 11, 1997. Thereafter and until the Merger Agreement was executed by ALS and Sterling on July 30, 1997, representatives of ALS and Sterling and their respective legal and financial advisors were in regular contact negotiating the terms of the Merger Agreement.

     At the regularly scheduled meeting of the ALS Board of Directors held on July 16, 1997, Mr. Lasky and Mr. Komula provided an update of discussions with Sterling and presented a summary of the key elements of the contemplated Merger Agreement, as well as the several issues that were the subject of further negotiation. In addition, Messrs. Lasky and Komula reviewed with the ALS Board detailed operating and financial information regarding Sterling and the proposed Merger. Representatives of McDonald participated in these discussions. After consideration of these presentations and discussion, the ALS Board of Directors directed ALS management to continue discussions with Sterling and ratified the engagement of McDonald as the financial advisor to the ALS Board of Directors in connection with this transaction.

     On July 17, 1997, Mr. Buchanan met in Chicago with Mr. Lasky and G. Faye Godwin, ALS's Senior Vice President, to continue due diligence discussions and discussion of certain corporate governance issues affecting the combined company following the Merger. During these discussions, Mr. Lasky agreed, subject to ALS Board approval, to increase the number of Sterling director designees on the Board of Directors of the combined company from two to three members. Thereafter, Mr. Buchanan met with Mr. Petty, Gene E. Burleson, Robert Haveman and Jerry L. Tubergen, each of whom are members of the ALS Board of Directors.

     On July 22 and 23, 1997, Messrs. Petty, Lasky, Komula and John Peterson, ALS's Corporate Controller, met in Chicago with Messrs. Buchanan, Vick and Ohlendorf of Sterling, along with representatives of each parties' respective financial advisors and legal counsel, to continue due diligence discussions and negotiations regarding a possible merger. The parties discussed various exchange ratios and other business issues, including the composition of the board of directors of the combined company, the respective duties of members of senior management of the combined company, various conditions to the consummation of the Merger and the consequences of termination of any resulting merger agreement. Although ALS and Sterling did not reach agreement as to the exchange ratio or on certain other material terms, the parties agreed to continue their negotiations and to conduct further legal and operational due diligence.

     On July 28, 1997, the ALS Board of Directors held a special meeting to review the status of ongoing discussions with Sterling and to meet with ALS's financial advisors and receive their report with respect to a possible business combination with Sterling, including an analysis of various exchange ratios. ALS management presented their reasons for recommending a business combination with Sterling and discussed the principal advantages and disadvantages of such a transaction. The ALS Board of Directors received reports on various matters considered by ALS management in connection with the proposed transaction, including operational, financial, legal and regulatory due diligence conducted by ALS management and its advisors, the proposed structure of the proposed merger, the level and advisability of various fixed exchange ratios (including the Exchange Ratio), details of the break up fees, cross option agreement and voting agreements, and the organizational and governance issues contemplated by the Merger Agreement. ALS's financial advisors presented their financial analysis and rendered their opinion as to the fairness of a range of exchange ratios, including the Exchange Ratio, from a financial point of view, to ALS. ALS management also outlined its position on the several remaining open items and, following extensive discussions, the ALS Board of Directors authorized Messrs. Petty and Lasky to resolve these matters through negotiations with Sterling within prescribed limits. Subject to resolving these open matters with Sterling within such prescribed limits, the ALS Board of Directors unanimously approved the Merger, the Merger Agreement and the transactions contemplated thereby.

     Following the July 28, 1997 ALS Board meeting, representatives of ALS and Sterling as well as their advisors continued to negotiate the terms of the Merger Agreement. As a result of these negotiations, the parties agreed, among other things, upon the Exchange Ratio of 1.1 shares of ALS Common Stock in exchange for each share of Sterling Common Stock. On or before July 30, 1997, Mr. Lasky contacted most of the ALS directors telephonically to report on the resolution of the several open items.

     On July 30, 1997, Schroders was retained by Sterling to render a fairness opinion to Sterling in connection with the Merger Agreement. Sterling requested that Schroders evaluate the fairness, from a financial point of view, to the stockholders of Sterling of the consideration to be received from ALS pursuant to the terms and conditions set forth in the Merger Agreement.

     At a special meeting of the Sterling Board of Directors held on July 30, 1997, the Sterling Board of Directors received reports on the key elements of the proposed transaction, including operational, financial, legal and regulatory due diligence conducted by Sterling management and its advisors, various corporate governance provisions relating to the operation of the combined company, the level and advisability of the fixed Exchange Ratio, details of the break up fees, cross option agreement and voting agreements, and the organizational and governance issues that would result from the Merger. Representatives of Schroders presented their financial analyses and rendered their opinion as to the fairness of the Exchange Ratio, from a financial point of view, to holders of Sterling Common Stock. After extensive discussions, the Sterling Board of Directors authorized Sterling's officers to continue negotiations and, assuming that the remaining open items were resolved within prescribed limits, to execute the Merger Agreement and to take all necessary actions to consummate the Merger.

     Following the Sterling Board meeting, representatives of ALS and Sterling resolved the remaining open items on terms authorized by their respective Boards of Directors and, on the evening of July 30, 1997, executed the Merger Agreement.

REASONS FOR THE MERGER; RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

     Joint Reasons for the Merger. The Boards of Directors and management of each of ALS and Sterling have independently concluded that the Merger would be in the best interests of their respective stockholders and would further their respective strategic objectives. Upon consummation of the Merger, the combined company will be the nation's largest assisted living company in terms of total revenue and residences in operation, as well as the nation's largest operator of residences for individuals with Alzheimer's disease and other memory impairment. As of August 15, 1997, ALS and Sterling together had 178 residences in operation in 19 states with an aggregate capacity to accommodate approximately 8,000 residents. At such date, the combined company also would have had 70 residences under construction and 91 under development (i.e., the site is under control and development activities short of actual construction have commenced). Following the Merger, the combined company will continue to implement business strategies shared generally by ALS and Sterling, including: (i) a growth strategy emphasizing growth through the development and construction of assisted living residences and through strategic acquisitions of assisted living operations and
(ii) an operating strategy that seeks to achieve and sustain a strong competitive position within selected geographic markets by offering multiple product lines and an evolving continuum of care and services, including specialty care services, across a range of pricing options, thereby serving both the upper and moderate income segments of the elderly population.

     In approving the Merger Agreement, each Board of Directors considered the following factors:

     - By creating the nation's largest provider of assisted living services both in terms of total revenue and residences in operation, the combined company should have improved access to lower cost capital to finance future planned growth and expansion.

     - ALS and Sterling share complementary operating philosophies and culture, each having significant experience developing, constructing and operating "purposefully built, health care model" assisted living residences.

     - The combined company will have an expanded national focus, combining ALS's concentration of residences in the West, East and Upper Midwest with Sterling's concentration of residences in the Middle West and Southeast, thereby providing stockholders of ALS and Sterling greater geographic and demographic risk diversification.

     - The combined corporate infrastructure of ALS and Sterling should improve the combined company's ability to manage its significant anticipated growth and expansion.

     - With its nationwide scope of operations and strong market position in its primary markets, the combined company should have improved opportunities for strategic alliances with hospital groups and integrated delivery networks.

     - With a very limited geographic overlap, the combined company should have significant opportunities to achieve regional economies of scale by clustering its five product lines within the geographic markets of both constituent companies.

     - The combined base of residences of the two companies should facilitate the development and expansion of new products and services, such as home health care, rehabilitation and pharmacy services in appropriate circumstances.

     - The market capitalization and public stock distribution of the combined company will be larger than either company's current capitalization, which is expected to provide stockholders of the combined company with increased liquidity and to enhance the market visibility of the combined company.

     - The Merger is intended to be treated as a "pooling of interests" business combination for financial reporting purposes and as a tax-free reorganization under the Code.

     ALS's Reasons for the Merger. In addition to the anticipated joint benefits described above, the Board of Directors of ALS believes that the Merger is a significant strategic opportunity for ALS and believes that the following are additional reasons for stockholders of ALS to vote FOR approval of the ALS
Proposals:

     - The addition of Sterling's management team, with its strong operating and management know-how and market awareness in its geographic markets, will add significant depth and expertise to ALS's management team.

     - Sterling's one-story, 33 to 50 unit residence prototype is a flexible, middle-income model that will compliment ALS's existing product line of four residence models.

     - As Sterling operates a cottage for Alzheimer residents adjacent to certain of its existing residences, the Merger should allow ALS to enhance its position as a provider of Alzheimer care to the assisted living marketplace.

     - Sterling's strong presence in the several Middle West markets not currently served by ALS (Kansas, Oklahoma, Texas and Ohio) will substantially expand ALS's geographic markets.

     - Sterling's construction subsidiary will enhance ALS's capacity for construction and development.

     In approving the Merger Agreement and the transactions contemplated thereby, and in recommending that ALS's stockholders approve the Merger, the ALS Board of Directors consulted with ALS management, as well as financial and legal advisors, and also considered, among other things: (i) ALS's and Sterling's business, managerial expertise, business strategy, prospects and competitive position in the assisted living industry; (ii) historical, current and projected financial condition and results of operations of ALS (without giving effect to the Merger) and of the combined company (after giving effect to the Merger);
(iii) the proposed structure of the Merger and provisions relating to corporate governance of the combined company; (iv) the Exchange Ratio and other terms of the Merger Agreement; (v) the financial presentations and the opinion of McDonald, as ALS's financial advisor, described below under "-- Opinion of ALS's Financial Advisor;" and (vi) general economic and stock market conditions.

     The ALS Board of Directors considered several potentially negative factors in its deliberations concerning the Merger, including risks associated with integrating the operations of two rapidly growing companies and the potential for post-Merger dilution of earnings per share for the combined company.

     Due to the wide variety of factors considered in connection with the evaluation of the Merger, the ALS Board of Directors did not find it practicable to and did not quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the ALS Board of Directors may have given different weights to different factors.

     ALS Board Recommendation. The Board of Directors of ALS has unanimously approved the Merger Agreement and the transactions contemplated thereby and has determined that the Merger is in the best interests of ALS and its stockholders. After careful consideration, the Board of Directors of ALS recommends that the stockholders of ALS vote FOR the Merger Agreement and the Bylaw Amendments and the transactions contemplated thereby.

     Sterling's Reasons for the Merger. In addition to the anticipated joint benefits described above, the Board of Directors of Sterling believes that the following are additional reasons for stockholders of Sterling to vote FOR the Sterling Proposal:

     - The relative strengths of each company, including an analysis of both the diversity and concentration in geographic location of each company's facilities, the types of services provided and the expansion strategies of each company.

     - The general impact of the Merger on the various constituencies served by Sterling.

     - The effect on stockholder value of Sterling continuing as an independent company compared to the effect of its combining with ALS.

     - The consideration of 1.1 shares of ALS Common Stock for each share of Sterling Common Sock in relationship to the historical trading ranges for Sterling Common Stock and ALS Common Stock, and that, upon consummation of the Merger, the Sterling stockholders would own approximately 32% of (calculated on a fully diluted basis) of ALS Common Stock.

     - The business combination will result in the Sterling stockholders owning a significant percentage of the outstanding ALS Common Stock upon the Effective Time of the Merger, which should provide Sterling's stockholders with a meaningful voice in the election of directors and other matters brought to a vote of the stockholders of the combined company.

     - As the Sterling Common Stock has recently traded at price/earnings multiples below the industry averages, there is the possibility that Sterling stockholders can benefit from a price/earnings multiple expansion in the ALS Common Stock should the strategic direction and financial results of the combined company result in the ALS Common Stock trading at price/earnings multiples exceeding the mean of the industry peer group.

     - In light of the representation on the ALS Board of Directors to be afforded to three members of the Sterling Board of Directors, the retention of key members of Sterling senior management in key management roles for the combined company and the anticipated participation of most other members of Sterling management in the management of the combined company, Sterling stockholders will continue to benefit from the management talents of its current management team.

     In approving the Merger Agreement and the transactions contemplated thereby, and in recommending that Sterling's stockholders approve the Merger, the Sterling Board of Directors consulted with Sterling management, as well as financial and legal advisors, and also considered, among other things: (i) Sterling's and ALS's business, managerial expertise, business strategy, prospects and competitive position in the healthcare industry; (ii) historical, current and projected financial condition and results of operations of Sterling (without giving effect to the Merger), of ALS (without giving effect to the Merger) and of the combined company (after giving effect to the Merger); (iii) the proposed structure of the Merger and provisions relating to corporate governance of the combined company; (iv) the Exchange Ratio and other terms of the Merger Agreement; (v) the financial presentations and review of Schroders, as Sterling's financial advisor, described below under "-- Opinion of Sterling's Financial Advisor;" and (vi) general economic and stock market conditions.

     The Sterling Board of Directors considered several potentially negative factors in its deliberations concerning the Merger, including: (i) the irreversible nature of the decision and the consequent loss of independence;
(ii) the possible change in certain existing Sterling corporate policies and strategies following the Merger; and (iii) the potential for post-Merger dilution of earnings per share for the combined company. In the view of the Board of Directors of Sterling, these considerations did not outweigh, individually or collectively, the advantages of the Merger to Sterling.

     Due to the wide variety of factors considered in connection with the evaluation of the Merger, the Sterling Board of Directors did not find it practicable to and did not quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Sterling Board of Directors may have given different weights to different factors.

     Sterling Board Recommendation. The Board of Directors of Sterling has unanimously approved the Merger Agreement and the transactions contemplated thereby and determined that the Merger is in the best interest of Sterling and its stockholders. After careful consideration, the Board of Directors of Sterling recommends that the stockholders of Sterling vote FOR the Merger Agreement and the transactions contemplated thereby.

OPINIONS OF FINANCIAL ADVISORS

  Opinion of ALS's Financial Advisor

     McDonald was retained by ALS to act as its financial advisor in connection with the Merger. In connection with such engagement, ALS requested that McDonald evaluate the fairness, from a financial point of view, to ALS of the consideration to be paid by ALS in the Merger. On July 30, 1997, at a special meeting of the ALS Board of Directors held to evaluate the proposed Merger, McDonald rendered to the ALS Board of Directors an oral opinion (subsequently confirmed by delivery of a written opinion dated as of the date of this Joint Proxy Statement/Prospectus) to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the Exchange Ratio was fair, from a financial point of view, to ALS.

     In arriving at its opinion and in preparing its report, McDonald reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors to ALS and certain senior officers and other representatives and advisors of Sterling concerning the businesses, operations and prospects of ALS and Sterling. McDonald examined certain publicly available business and financial information relating to ALS and Sterling as well as certain financial forecasts and other information and data for ALS and Sterling which were provided to or otherwise discussed with McDonald by the respective management of ALS and Sterling, including information relating to certain strategic implications and operational benefits anticipated from the Merger. McDonald reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of ALS Common Stock and Sterling Common Stock; the historical and projected earnings and other operating data of ALS and Sterling; and the capitalization and financial condition of ALS and Sterling. McDonald considered, to the extent publicly available, the financial terms of similar transactions recently effected that McDonald considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of the other companies whose operations McDonald considered relevant in evaluation of ALS and Sterling. McDonald also evaluated the potential pro forma financial impact of the Merger on ALS. In addition to the foregoing, McDonald conducted such other analyses and examinations and considered such other financial, economic and market criteria as it deemed appropriate in arriving at its opinion. McDonald noted that its opinion was necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to it as of the date of its opinion.

     In rendering its opinion, McDonald assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with McDonald. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with McDonald, the managements of ALS and Sterling advised McDonald that such forecasts and other data were prepared on bases reflecting reasonable estimates and judgments as to the future financial performance of ALS and Sterling and the strategic implications and operational benefits anticipated from the Merger. McDonald assumed, with the consent of the ALS Board of Directors, that the Merger will be treated as a "pooling of interests" in accordance with generally accepted accounting principles and as a tax-free reorganization for federal income tax purposes. See "-- Accounting Treatment" and "-- Certain Federal Tax Considerations".

     McDonald's opinion related to the values of ALS and Sterling. McDonald did not express any opinion as to what the value of the ALS Common Stock actually will be when issued to Sterling stockholders pursuant to the Merger or the price at which the ALS Common Stock will trade subsequent to the Merger. In addition, McDonald did not make, and was not provided with, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of ALS or Sterling nor did McDonald make any physical inspection of the property or assets of ALS or Sterling. With respect to any outstanding litigation and other proceedings involving Sterling, McDonald assumed and relied, with the consent of the ALS Board of Directors, upon the judgment of the management of ALS and its advisors that the outcome of such litigation and proceedings is not expected, individually or in the aggregate, to have a material adverse effect on the financial condition or results of operations of Sterling. McDonald was not asked to consider, and its opinion did not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for ALS or the effect of any other transaction in which ALS might engage. Although McDonald evaluated the Exchange Ratio from a financial point of view, it was not asked to and did not recommend the specific consideration payable in the Merger. No other limitations were imposed by ALS on McDonald with respect to the investigations made or procedures followed by McDonald in rendering its opinion.

     THE FULL TEXT OF THE WRITTEN OPINION OF MCDONALD DATED AS OF THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED HERETO AS APPENDIX B AND IS INCORPORATED HEREIN BY REFERENCE. HOLDERS OF ALS COMMON STOCK ARE URGED TO READ SUCH OPINION CAREFULLY IN ITS ENTIRETY. MCDONALD'S OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE EXCHANGE RATIO FROM A FINANCIAL POINT OF VIEW, AND DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER OR RELATED TRANSACTIONS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE ALS SPECIAL MEETING. THE SUMMARY OF THE OPINION OF MCDONALD SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRELY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     In preparing its opinion to the ALS Board of Directors, McDonald performed a variety of financial and comparative analyses, including those described below. The summary of such analyses does not purport to be a complete description of the analyses underlying McDonald's opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. McDonald believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and its opinion. In its analyses, McDonald made numerous assumptions with respect to ALS, Sterling, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of ALS and Sterling. The estimates contained in such analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. McDonald's opinion and financial analyses were only one of many factors considered by the ALS Board of Directors in its evaluation of the Merger and should not be viewed as determinative of the view of the ALS Board of Directors or management with respect to the Exchange Ratio or the proposed Merger.

     Selected Comparable Company Analysis. Using publicly available information, McDonald analyzed, among other things, the market values and trading multiples of ALS, Sterling and eleven selected publicly traded companies in the health care industry, consisting of American Retirement Corporation, Assisted Living Concepts, Inc., ARV Assisted Living, Inc., Atria Communities, Inc., Brookdale Living Communities, Inc., CareMatrix Corporation, Emeritus Corporation, Greenbriar Corporation, Karrington Health, Inc., Kapson Senior Quarters Corporation and Sunrise Assisted Living, Inc. (the "Selected Companies"). McDonald compared market values as multiples of, among other things, the latest 12 months net income and estimated calendar 1997 and 1998 net income, and adjusted market values (equity market value, plus total debt and the book value of preferred stock, and capitalized operating leases less cash and cash equivalents) as multiples of, among other things, the latest 12 months earnings before interest, taxes, depreciation and amortization, and rents ("EBITDAR"). McDonald also compared the debt to capitalization ratios, profit margins, historical revenue growth and projected earnings per share ("EPS") growth of ALS, Sterling and the Selected Companies. Net income projections for ALS, Sterling and the Selected Companies were based on estimates of selected investment banking firms. All multiples were based on closing stock prices as of July 29, 1997. The ranges of multiples of enterprise value to EBITDAR for 1997 and 1998, the market capitalization to book value, enterprise value per unit and 1998 EPS of the Selected Companies were as follows: (i) enterprise value to 1997
EBITDAR: 11.4x to 35.5x (with an average of 17.8x and a median of 15.1x); (ii) enterprise value to 1998 EBITDAR: 4.8x to 10.7x (with an average of 7.8x, a median of 7.9x and implied Sterling value per share of $31.12); (iii) market capitalization to book value of: 2.1x to 7.8x (with an average of 4.3x, a median of 3.9x and implied Sterling value per share of $34.14); (iv) enterprise value per unit: $57,000 to $340,000 (with a median of $90,000 and an implied Sterling value per share of $31.81); and (v) 1998 EPS: 16.4x to 35.9x (with a median of 25.0x and implied Sterling value per share of $28.53). Applying multiples of the Selected Companies to corresponding financial data for Sterling resulted in an equity reference range for Sterling of approximately $28.53 to $34.14 per share, as compared to the per share value implied by the Exchange Ratio of approximately $23.79 based on a closing sales price per share of ALS Common Stock on July 30, 1997.

     Selected Merger and Acquisition Transactions Analysis. Using publicly available information, McDonald analyzed the purchase price and implied transaction multiples paid or proposed to be paid in 14 selected transactions in the health care industry (target/acquiror): The Gables at Farmington/Brookdale Living Communities, Lake Howard Heights/Grand Court Lifestyles, Inc., Living Centers of America, Inc./ GranCare, Inc., Covell Gardens/ARV Assisted Living, Inc., Northport Health Services/GrandCare, Inc., Parklane West/American Retirement Corporation, Park Place/Brookdale Living Communities, Retirement Care Assoc., Inc./Sun Healthcare Group, Inc., Clipper Affiliates/Sun Healthcare Group, Inc., American ElderServe Corporation/Atria Communities, Inc., Four Bullock Facilities/Integrated Living Communities, eight assisted living facilities/Integrated Living Communities, The Lodge of Montgomery/ARV Assisted Living, Inc., and three assisted living facilities/Sunrise Assisted Living, Inc. (the "Selected Transactions"). McDonald analyzed the purchase prices and purchase price per bed in such transactions. The average purchase price was $126.3 million and the average price per unit was $62,115 as compared to $73,422 per unit implied for Sterling.

     No company, transaction or business used in the "Selected Comparable Company Analysis" or "Selected Merger and Acquisition Transactions Analysis" as a comparison is identical to ALS, Sterling or the Merger. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the Selected Companies, Selected Transactions or the business segment, company or transaction to which they are being compared.

     Contribution Analysis. McDonald analyzed the respective contributions of ALS and Sterling to the estimated revenue, EBITDAR, EBITDA, cash flow and net income of the combined company for, among other things, fiscal year 1998, based on estimates of selected investment banking firms and without taking into account potential cost savings and other synergies anticipated by the management of ALS to result from the Merger. This analysis indicated that, in fiscal year 1998, Sterling would contribute approximately 33.8% of revenue, 35.2% of EBITDAR, 23.5% of EBITDA, 29.5% of cash flow and 37.5% of net income and ALS would contribute approximately 66.2% of revenue, 64.8% of EBITDAR, 76.5% of EBITDA, 70.5% of cash flow and 62.7% of net income, of the combined company. In addition, this analysis indicated that ALS and Sterling would contribute 66.0% and 34.0% of book value (including convertible debentures), 72.6% and 27.4% of enterprise value, and 75.7% and 24.3% of market capitalization, respectively. Immediately following consummation of the Merger, stockholders of ALS and Sterling would own approximately 67.92% and 32.08%, respectively, of the combined company (on a fully-diluted basis).

     Exchange Ratio Analysis. McDonald reviewed the exchange ratio of shares of ALS Common Stock per share of Sterling Common Stock implied by the daily closing prices of Sterling and ALS Common Stock since August 6, 1996. It was noted that the average implied exchange ratio within the period from July 24, 1997 to

July 29, 1997 was 1.227 with a high of 1.259 on July 25, 1997 and a low of 1.185 on July 29, 1997. It was also noted that the average implied exchange ratio within the period from June 18, 1997 to July 29, 1997, 1997 was 1.291, with a high of 1.442 on June 25, 1997 and a low of 1.129 on July 15, 1997. It was further noted that the average implied exchange ratio since August 6, 1996 was 1.249, with a high of 1.753 on March 5, 1997 and a low of 0.797 on August 9, 1996. In addition, McDonald analyzed the stock price premium of Sterling based on a 1 to 1.1 exchange ratio. It was noted that the premium adjusted exchange ratio for Sterling was 30.3% on July 30, 1997. The implied value of one share of Sterling Common Stock was $23.79. It was also noted that for July 30, 1997 the weighted average premium adjusted for exchange ratio for Sterling was 33.6% during the latest five days, 38.0% during the latest ten days and 36.5% during the latest 20 days.

     Stock Price and Trading History. McDonald reviewed the daily trading activity, including price and volume statistics, of Sterling and ALS since August 6, 1996. With respect to Sterling, it was noted that, since August 8, 1996, the daily closing prices of the Sterling Common Stock ranged from a high of $18.50 on July 28, 1997 to a low of $7.88 on November 26, 1996. With respect to ALS, it was noted that, since August 8, 1996, the daily closing prices of the ALS Common Stock ranged from a high of $24.25 on July 18, 1997, to a low of $10.63 on December 6, 1996. Additionally, McDonald reviewed selected commentary of research analysts at different points in the trading histories of Sterling Common Stock and ALS Common Stock.

     Pro Forma Merger Analysis. McDonald analyzed certain pro forma effects resulting from the Merger, including, among other things, the impact of the Merger on the projected EPS of ALS for the fiscal years ended 1997 and 1998, based on estimates of selected investment banking firms. The results of the pro forma merger analysis suggested that the Merger would be accretive to ALS EPS in fiscal years 1998 and 1999, assuming that certain cost savings and synergies anticipated by the managements of both companies are achieved. The actual results achieved by the combined company may vary from projected results and the variations may be material.

     Other Factors and Comparative Analyses. In rendering its opinion, McDonald considered certain other factors and conducted certain other comparative analyses, including, among other things, a review of (i) ALS's and Sterling's historical and projected financial results; (ii) the history of trading prices and volume for ALS Common Stock and Sterling Common Stock, including the historical ratio of the daily closing prices of ALS Common Stock to Sterling Common Stock for the period August 6, 1996 through July 30, 1997; (iii) selected published analysts' reports on Sterling, including analysts' estimates as to the earnings growth potential of Sterling; and (iv) the pro forma ownership of the combined company.

     Pursuant to the terms of McDonald's engagement, ALS has agreed to pay McDonald for its services in connection with the Merger an aggregate financial advisory fee of $400,000. ALS also has agreed to reimburse McDonald for travel and other out-of-pocket expenses incurred in performing its services, including the fees and expenses of its legal counsel, and to indemnify McDonald and related persons against certain liabilities, including liabilities under the federal securities laws, arising out of McDonald's engagement.

     McDonald has advised ALS that, in the ordinary course of business, McDonald and its affiliates may actively trade or hold the securities of ALS and Sterling for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in such securities. McDonald has in the past provided financial advisory and investment banking services to ALS unrelated to the Merger, for which McDonald has received compensation. In addition, McDonald and its affiliates may maintain relationships with ALS and Sterling.

     McDonald is a nationally recognized investment banking firm and was selected by ALS based on McDonald's experience, expertise and familiarity with both ALS and Sterling. In 1995, McDonald served as placement agent for the private placement of $20 million of ALS Common Stock. In addition, McDonald acted as a co-manager in ALS's public offering of six million shares of ALS Common Stock in August 1996 and acted as co-placement agent in the private placement of the ALS Debentures in June 1997. In 1995, McDonald acted as co-manager in Sterling's initial public offering of 1.9 million shares of Sterling Common Stock. McDonald regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placement and valuations for estate, corporate and other purposes.

  Opinion of Sterling's Financial Advisor

     On July 30, 1997, Schroders delivered its oral opinion (the "Schroders Opinion") to the Board of Directors of Sterling to the effect that, as of the date of such opinion, the Exchange Ratio was fair, from a financial point of view, to holders of Sterling Common Stock. Schroders subsequently confirmed its July 30, 1997 oral opinion by delivery of its written opinion dated July 30, 1997. On the date of this Joint Proxy Statement/Prospectus, Schroders confirmed the Schroders Opinion.

     A COPY OF THE SCHRODERS OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE SCOPE OF REVIEW UNDERTAKEN BY SCHRODERS IS ATTACHED AS APPENDIX C TO THIS JOINT PROXY STATEMENT/PROSPECTUS. THE SCHRODERS OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE EXCHANGE RATIO FROM A FINANCIAL POINT OF VIEW AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STERLING STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE STERLING SPECIAL MEETING. THE SUMMARY OF THE SCHRODERS OPINION SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE SCHRODERS OPINION ATTACHED AS APPENDIX C HERETO. STOCKHOLDERS OF STERLING SHOULD READ THE SCHRODERS OPINION CAREFULLY AND IN ITS ENTIRETY.

     In arriving at the Schroders Opinion, Schroders (i) reviewed certain publicly available financial statements and other information of Sterling and ALS; (ii) reviewed certain internal financial statements and other financial and operating data prepared by the management of Sterling and ALS, respectively;
(iii) analyzed certain financial projections prepared by the management of Sterling and ALS, respectively; (iv) reviewed and discussed with senior executives of Sterling and ALS the past and current operations and financial condition and the prospects of Sterling and ALS, respectively; (v) reviewed and discussed with senior executives of Sterling and ALS the strategic objectives of the Merger and the long-term benefits expected to result from the Merger, including without limitation, certain estimates of the timing of synergies and certain cost savings for the combined company; (vi) reviewed the reported prices and trading activity for the Sterling Common Stock and ALS Common Stock and analyzed the implied historical exchange ratios for Sterling and ALS; (vii) compared the financial performance of Sterling and the prices and trading activity of Sterling Common Stock with that of certain other comparable publicly traded companies and their securities; (viii) compared the financial performance of ALS and the prices and trading activity of ALS Common Stock with that of certain other comparable publicly traded companies and their securities; (ix) reviewed the financial terms, to the extent publicly available, of certain comparable transactions; (x) analyzed Sterling and ALS's relative contribution to the combined company; (xi) analyzed the pro forma effects of the Merger;
(xii) reviewed the Merger Agreement and certain related documents; and (xiii) performed other analyses and considered such other factors as Schroders deemed appropriate.

     In arriving at the Schroders Opinion, Schroders assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for the purpose of the Schroders Opinion. With respect to the financial projections, including estimates of the long-term benefits expected to result from the Merger, Schroders assumed that they were reasonably prepared by management of each respective company on bases reflecting the best currently available estimates and judgments of the future financial performance of Sterling and ALS. Furthermore, Schroders did not assume responsibility for conducting a physical inspection of the properties or facilities of Sterling or ALS, nor was Schroders furnished with any such valuations or appraisals. Schroders assumed, with Sterling's consent, that the Merger will be treated as a tax-free reorganization and will be accounted for as a "pooling-of-interests" business combination in accordance with GAAP. Schroders also assumed that the transactions described in the Merger Agreement will be consummated on the terms set forth therein. The Schroders Opinion does not address the relative merits of the Merger or the decision of the Sterling Board of Directors to proceed with the Merger. Schroders expresses no opinion as to the price or trading range at which the shares of ALS Common Stock will trade after consummation of the Merger. The Schroders Opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to Schroders as of, its date.

     The following is a summary of the material financial analyses presented by Schroders in arriving at the Opinion and was provided by Schroders for inclusion herein.

     Stock Trading History. Schroders reviewed the history of the trading prices for ALS Common Stock from its initial public offering on August 6, 1996 to July 29, 1994 separately and in relation to the market prices of (i) the Standard & Poor's 500 Index (the "S&P 500") and (ii) an index of assisted living companies (the "Assisted Living Index") consisting of the following companies:
American Retirement Corporation, Assisted Living Concepts, Inc., Atria Communities, Inc., Brookdale Living Communities, Inc., CareMatrix Corporation, Emeritus Corporation, Kapson Senior Quarters Corporation, Karrington Health, Inc., and Sunrise Assisted Living, Inc. Such review indicated that during such period, the ALS Common Stock underperformed the S&P 500 through March 5, 1997 and subsequent to such date outperformed the S&P 500. Such review also indicated that prior to December 9, 1997, the ALS Common Stock performed comparably to the Assisted Living Index and subsequent to such date outperformed the Assisted Living Index.

     Selected Comparable Public Company Analysis. Schroders compared selected projected financial and operating data of Sterling to the corresponding data of a group of publicly traded companies that Schroders deemed to be similar to Sterling. In determining the appropriate comparable company universe for Sterling, Schroders considered a variety of factors, including market capitalization, business focus, revenues, cash flow and resident capacity. These companies included: Assisted Living Concepts, Inc., Brookdale Living Communities, Inc., Kapson Senior Quarters Corporation and Karrington Health, Inc. (collectively the "Sterling Comparable Companies"). Schroders calculated multiples of Adjusted Enterprise Value (defined as market value plus total debt plus capitalized rents (i.e., 8 times lease expense) less cash and cash equivalents) to resident capacity (defined as total operating beds), to the latest quarter annualized ("LQA") revenues and LQA EBITDAR. Schroders also calculated multiples of the market value of equity to projected 1998 and projected 1999 EPS based on information provided by a variety of sources, including analyst research reports and information published by First Call (an on-line data services which compiles estimates developed by research analysts). Finally, Schroders calculated multiples of the market value of equity to book value per share. The mean and median operating bed values were $77,900 (as compared to $63,600 for Sterling). The mean and median multiples of LQA revenues were 5.9x (as compared to 5.0x for Sterling). The mean and median multiples of LQA EBITDAR were 21.5x and 17.7x, respectively (as compared to 19.5x for Sterling). The mean and median multiples for projected 1998 EPS were 21.1x and 20.2x, respectively (as compared to 16.4x for Sterling), and the mean and median multiples for projected 1999 EPS were 11.2x and 9.3x, respectively (as compared to 8.7x for Sterling). The mean and median multiples of book value per share were 4.0x and 3.0x, respectively (as compared to 3.8x for Sterling). The range of implied equity values per Sterling share derived from this analysis ranged from a high of $27.31 to a low of $14.41, with a mean of $23.62 and a median of $20.98.

     Using publicly available information, Schroders compared selected projected financial and operating data of ALS to the corresponding data of a group of publicly traded companies that Schroders deemed to be similar to ALS. In determining the appropriate comparable company universe for ALS, Schroders considered a variety of factors, including market capitalization, business focus, revenues, cash flow and resident capacity. These companies included:
American Retirement Corporation, Atria Communities, Inc., CareMatrix Corporation, Emeritus Corporation and Sunrise Assisted Living Inc. (collectively the "ALS Comparable Companies"). Schroders calculated multiples of Adjusted Enterprise Value to total operating beds, to LQA revenues and LQA EBITDAR. Schroders also calculated multiples of the market value of equity to projected 1998 and projected 1999 EPS based on information provided by a variety of sources, including research reports and information published by First Call. Finally, Schroders calculated multiples of the market value of equity to book value per share. The mean and median operating bed values were $174,900 and $121,400, respectively (as compared to $122,000 for ALS). The mean and median multiples for LQA revenues were 6.6x and 5.7x, respectively (as compared to 6.9x for ALS). The mean and median multiples for LQA EBITDAR were 33.2x and 18.7x, respectively (as compared to 30.2x for ALS). The mean and median multiples for projected 1998 EPS were 32.7x and 33.1x, respectively (as compared to 24.4x for ALS), and the mean and median multiples for projected 1999 EPS were 20.8x and 20.5x, respectively (as compared to 15.3x for ALS). The mean and median multiples of book value per share were 4.4x and 4.5x, respectively (as compared to 4.4x for ALS). The range of implied equity values per ALS share derived from this analysis ranged from a high of $39.75 to a low of $6.38, with a mean of $27.88 and a median of $22.06.

     Comparable Transaction Analysis. Schroders considered the terms, to the extent publicly available, of selected transactions comparable to the Merger (the "Comparable Transactions") and sought to compare the consideration to be paid by ALS with the consideration involved in such transactions. The Comparable Transactions and their pertinent dates were as follows: the acquisition by Lazard Freres Real Estate LLC of a control stake in ARV Assisted Living, Inc. (announced in July 1997); The Whitehall Group's acquisition of Integrated Living Communities, Inc. (completed in July 1997); Sun Healthcare Group's acquisition of Retirement Care Associates (announced in February 1997); Host Marriott's acquisition of certain Forum Group retirement assets from Marriott International, Inc. (completed in June 1997); Greenbriar Corporation's acquisition of American Care Communities, Inc. (completed in December 1996); Alternative Living Services, Inc.'s acquisition of New Crossings International, Inc. (completed in May 1996); Greenbriar's acquisition of Wedgewood Retirement Inns (completed in April 1996) and Marriott International Inc.'s acquisition of The Forum Group (completed in March 1996). Schroders reviewed the multiples of Adjusted Enterprise Value to total operating beds, to LQA revenues and LQA EBITDAR as well as reviewed the multiple of equity value to book value per share for each of the Comparable Transactions. Schroders noted that it was unable to compare Sterling to the multiples of EBITDA, EBIT and net income for the Comparable Transactions as comparable Sterling multiples were not meaningful. The mean and median operating bed values were $60,000 and $59,900, respectively (as compared to $74,400 implied for Sterling). The mean and median multiples of LQA revenues were 3.5x and 3.4x, respectively (as compared to 5.9x implied for Sterling). The mean and median multiples of LQA EBITDAR were 25.6x and 18.0x, respectively (as compared to 22.8x implied for Sterling). The mean and median multiples of book value per share were 3.9x and 4.4x, respectively (as compared to 5.2x implied for Sterling). The range of implied equity values per Sterling share derived from this analysis ranged from a high of $29.78 to a low of $5.23, with a mean of $13.88 and a median of $16.71.

     In addition, Schroders reviewed and analyzed the premiums paid per share above market value in each of the Comparable Transactions and compared these premiums paid to the premium to be paid for Sterling implied by an assumed equity value of $24.20 per share of Sterling Common Stock as of June 30, 1997. For purposes of the following calculations, market value equals the per share closing stock price as of the relevant measuring date. Schroders analyzed the premiums paid in the Comparable Transactions at three different times prior to public announcement of the acquisitions. As of the date four (4) weeks prior to announcement of the acquisitions, the premiums paid above market value ranged from 3.1% to 50.8% with a mean of 30.7% and a median of 34.4% (as compared to 42.9% for Sterling). As of the date one week prior to public announcement of the acquisitions, the premiums paid above market value ranged from 1.6% to 26.6% with a mean of 14.4% and a median of 14.7% (as compared to 31.7% for Sterling). As of the date one day prior to public announcement of the acquisitions, the premiums paid above market value ranged from 3.1% to 26.9% with a mean of 14.3% and a median of 13.5% (as compared to 32.6% for Sterling).

     Contribution Analysis-Relative Contribution Analysis. Schroders reviewed and compared the relative contribution of Sterling and ALS to the combined company based on revenues, EBITDAR, earnings before interest, taxes, depreciation and amortization ("EBITDA"), earnings before interest and taxes ("EBIT") and net income (fully diluted) for each of the LQA and the projected calendar years 1997 and 1998, and reviewed and compared certain balance sheet items (excluding debt) as of the latest reported period, and compared these ratios to the pro forma ownership of the stockholders of Sterling and ALS of the combined company. According to this analysis, Sterling would contribute to the combined company the approximate combined percentages: (i) 34.5%, 33.1% and 33.8% of revenues for the LQA, 1997 and 1998, respectively; (ii) 37.2%, 36.2% and 35.2% of EBITDAR for the LQA, 1997 and 1998, respectively; (iii) 5.6%, 24.4% and 33.8% of EBITDA for the LQA, 1997 and 1998, respectively; (iv) 43.0% of 1998 EBIT (all prior periods are not meaningful due to losses incurred by both companies); (v) 19.3% and 33.8% of fully diluted net income for 1997 and 1998, respectively (data for LQA period is not meaningful). As of the latest reported balance sheet, Sterling contributed 19.8% of property, plant and equipment, 26.8% of total assets and 27.2% of stockholders' equity. The mean and median contribution by Sterling were 29.6% and 33.8%, respectively. These percentages compare to a pro forma Sterling ownership of the combined company of 29.9% on a primary basis and 32.3% on a fully diluted basis assuming the conversion of all Sterling and ALS convertible debentures outstanding.

     Pro Forma Analysis of the Merger. Schroders analyzed certain pro forma effects of the Merger on the earnings and capitalization of the combined company as well as on ALS's earnings per share after taking into account the Exchange Ratio. These analyses were based on ALS's and Sterling's respective estimates for 1997, 1998 and 1999 net income. The result of the pro forma merger analysis suggested that the Merger could be accretive to ALS' projected earnings for each of the years 1997, 1998 and 1999, assuming certain after-tax cost savings and synergies anticipated by the management of both companies to result from the Merger were achieved. The actual results achieved by the combined company may vary from projected results and the variations may be material.

     Exchange Ratio Analysis. Schroders reviewed the historical stock prices of Sterling Common Stock and ALS Common Stock and the implied historical exchange ratios determined by dividing the price per share of Sterling Common Stock by the price per share of ALS Common Stock (the "Historical Exchange Ratio") over various periods of time, including, among others, the period from August 6, 1996 (ALS' IPO) through July 29, 1997. Schroders calculated that during this period the Historical Exchange Ratio ranged from a high of 1.255 to a low of 0.570, with a mean of 0.832 and a median of 0.764. In the Merger, the Exchange Ratio is 1.1.

     The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Schroders did not attribute any particular weight to any analysis or factor considered by it described above. Subject to the matters set forth in the Schroders Opinion, the judgments made by Schroders as to its analyses and the factors considered by it caused Schroders to be of the opinion that the Exchange Ratio is fair, from a financial point of view, to the holders of Sterling Common Stock. Schroders believes that its analyses must be considered as a whole and that considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values or trading prices, which may be significantly more or less favorable than as set forth herein. Estimated values do not purport to be appraisals or to reflect the prices at which businesses or companies may be sold in the future and such estimates are inherently subject to uncertainty.

     Schroders is an internationally-recognized investment banking firm with experience in the valuation of businesses and their securities in connection with mergers, acquisitions, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Sterling selected Schroders to be its financial advisor for the transaction because of the extensive experience of Schroders' health care investment banking group in providing corporate finance and advisory services to companies in the assisted living industry.

     On December 2, 1996, Sterling entered into a letter agreement with National Westminster Bank, Plc, New York Branch ("NatWest") pursuant to which NatWest was engaged by Sterling to provide exclusive financial advisory services in connection with its examination of alternatives for maximizing stockholder value. In consideration of such services, Sterling agreed to pay NatWest a cash success fee ("Success Fee") in the event of any "Transaction", as defined in the letter agreement, occurring during the term of NatWest's engagement or, in certain circumstances, within one year thereafter. The Success Fee is a formula amount based upon the consideration to be received by Sterling or its stockholders in connection with any such Transaction. Based on such value, the Success Fee would have been in excess of $2 million based on the stock price of ALS Common Stock on August 15, 1997.

     In early July 1997, the representatives of NatWest's health care group who had theretofore provided services to Sterling under the NatWest letter agreement resigned from NatWest and became associated with Schroders. In order to continue its working relationship with this group of investment bankers, shortly thereafter Sterling advised NatWest of its decision to discontinue utilizing the financial advisory services of NatWest pursuant to the terms of the letter agreement.

     Pursuant to a letter agreement dated July 30, 1997, Sterling agreed to pay Schroders a fee of $250,000 (the "Fairness Opinion Fee") upon delivery of the Schroders Opinion. Sterling has also agreed to reimburse Schroders for its out-of-pocket expenses incurred by it in connection with its engagement, including all fees and expenses of its counsel. In addition, Sterling has agreed to indemnify Schroders against certain expenses and liabilities in connection with its engagement. The Fairness Opinion Fee was not conditioned upon the conclusion reached by Schroders as to the fairness of the consideration to be paid by ALS in the Merger, nor upon the ultimate consummation of the Merger.

     As a result of negotiations among Sterling, ALS, NatWest and Schroders concluded on August 29, 1997, the Success Fee has been reduced to an aggregate fee of $1,550,000 payable, contingent upon consummation of the Merger, $1,000,000 to NatWest and $550,000 to Schroders. The Success Fee is in addition to the Fairness Opinion Fee.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendations of the Boards of Directors of ALS and Sterling with respect to the Merger Agreement and the transactions contemplated thereby, stockholders should be aware that certain members of management of ALS and Sterling and the Boards of Directors of ALS and Sterling have interests in the Merger that are in addition to the interests of stockholders of ALS and Sterling generally.

     Employment Agreements. All members of Sterling senior management have or are expected to enter into employment agreements with ALS at or prior to the Effective Time. In addition, members of Sterling management are entitled to certain severance or "stay plan" benefits in connection with the Merger. See "MANAGEMENT AND OPERATION OF THE COMBINED COMPANY FOLLOWING THE
MERGER -- Executive Officers Following the Merger; Employment and Other Agreements."

     Sterling Option Plans. As provided in the Merger Agreement, by virtue of the Merger, all Sterling Options outstanding at the Effective Time will be assumed by ALS and become exercisable for shares of ALS Common Stock. At the Effective Time, the Options will vest and become immediately and fully exercisable. Each Sterling Option assumed by ALS will be exercisable upon the same terms and conditions as under the applicable Sterling Option Plan (with appropriate adjustments to the number of shares and the exercise price to reflect the Exchange Ratio) and applicable option agreements issued thereunder, and ALS will assume the Sterling Option Plan for such purposes. Pursuant to the Merger Agreement, at and after the Effective Time: (i) each Sterling Option assumed by ALS may be exercised solely for ALS Common Stock; (ii) the number of shares of ALS Common Stock subject to each Sterling Option will be equal to the product of (A) the number of shares of Sterling Common Stock subject to the original Sterling Option immediately prior to the Effective Time times (B) the Exchange Ratio; and (iii) the per share exercise price for such Sterling Option will be equal to (A) the per share exercise price under such Sterling Option immediately prior to the Effective Time divided by (B) the Exchange Ratio.

     As of August 15, 1997, employees (or former employees) and directors of Sterling held Sterling Options to purchase an aggregate of 376,472 shares of Sterling Common Stock at a weighted average price of $13.31 per share (at exercise prices ranging from $0.10 to $19.25 per share). Approval of the Merger Agreement by the stockholders of ALS will constitute stockholder approval of the assumption by ALS of the rights and obligations of Sterling under the Sterling Option Plan and of, if necessary, the amendment of the Sterling Option Plan to provide for, among other things, the conversion at the Effective Time of each outstanding Sterling Option into a Merger Option to purchase shares of ALS. See "TERMS OF THE MERGER AGREEMENT AND RELATED TRANSACTIONS -- Manner and Basis of Converting Sterling Common Stock and Sterling Options."

     Board of Directors of the Combined Company. Pursuant to the Merger Agreement, ALS has agreed, as of the Effective Time, to cause three members of the Sterling Board of Directors to be elected to the Board of Directors of ALS. See "MANAGEMENT AND OPERATIONS OF THE COMBINED COMPANY FOLLOWING THE MERGER."

     Indemnification. Under the terms of the Merger Agreement, ALS will cause Sterling, as the Surviving Corporation in the Merger, to keep in effect the Articles of Incorporation or Bylaws of the Surviving Corporation provisions with respect to indemnification and director and officer exculpation from liability identical to such provisions in the Sterling Restated Articles of Incorporation as in effect at the Effective Time, which provisions shall survive the Merger, shall not be amended, repealed or modified for a period of six years after the Effective Time in any manner as to adversely affect the rights thereunder of persons who at any time prior to the Effective Time were directors or officers of Sterling. In addition, pursuant to the Merger Agreement, from and after the Effective Time, ALS shall indemnify, defend and hold harmless to the fullest extent permitted under Delaware law each person who on or prior to July 30, 1997 was at any time an officer or director of Sterling (individually, an "Indemnified Party" and collectively, the "Indemnified Parties"), against all losses, claims, damages, liabilities, costs or expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement of or otherwise in connection with any claim, action, suit, proceeding or investigation (a "Claim") arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such occurring at or prior to the Effective Time. Finally, ALS has agreed to maintain, subject to certain conditions, for a period of six years after the Effective Time, the current officers' and directors' liability insurance maintained by Sterling insuring against claims relating to events which occurred prior to the Effective Time.

     Employee Benefit Plans. Under the terms of the Merger Agreement, the Sterling employee benefit plans which are in effect at the date of the Merger Agreement shall remain in effect immediately following the Effective Time for at least one year. ALS and Sterling have agreed to cooperate in coordinating their respective employee benefit plans and have agreed that any Sterling employee benefit plan may be terminated after the Effective Time, to the extent reasonably comparable benefits are made available to employees of Sterling under one or more employee benefit plans of ALS or its subsidiaries and are not less beneficial than the benefits provided to the employees of Sterling under the employee benefit plans in effect as of the Effective Time. For all purposes of determining eligibility and any and all entitlements under any ALS plan, service performed by employees of Sterling prior to the Closing Date shall be credited.

     Sterling's Financial Advisors. Sterling has agreed to pay Schroders and NatWest certain financial advisory fees contingent upon the consummation of the Merger. See "THE MERGER -- Opinions of Financial Advisors."

ACCOUNTING TREATMENT

     The Merger is intended to qualify as a "pooling of interests" business combination for financial reporting purposes. Consummation of the Merger is contingent upon ALS and Sterling receiving a letter from each of ALS's independent auditors, KPMG Peat Marwick LLP, and Sterling's independent auditors, Ernst & Young LLP, stating that the Merger, if consummated in accordance with the terms of the Merger Agreement, will qualify as a "pooling of interests" for financial reporting purposes in accordance with generally accepted accounting principles. Under the "pooling of interests" accounting method, (i) the recorded historical cost basis of the assets, liabilities and stockholders' equity of both ALS and Sterling will be carried forward and combined to become the reported values of the combined company and (ii) financial statements of ALS issued subsequent to the consummation of the Merger will be restated to include the combined financial position, results of operations and cash flows for ALS and Sterling for all periods presented therein, using historical balances. See "TERMS OF THE MERGER AGREEMENT AND RELATED TRANSACTIONS -- Conditions to the Merger."

CERTAIN FEDERAL TAX CONSIDERATIONS

     The following discussion summarizes the material federal income tax considerations relevant to the exchange of shares of Sterling Common Stock for Merger Shares and the assumption by ALS of the Sterling Options and the conversion thereof into Merger Options. In particular, this discussion addresses the tax consequences of the Merger generally applicable to holders of Sterling Common Stock and to the holders of Sterling Options. This discussion does not deal with all federal income tax considerations that may be relevant to particular holders of Sterling Common Stock and to holders of each outstanding option to acquire Sterling

Common Stock in light of their particular circumstances, such as holders who do not hold their shares of Sterling Common Stock as capital assets, foreign persons or persons who acquired their shares in compensatory transactions. Also, the discussion does not address any tax consequences of the assumption of the Sterling Debentures by ALS. In addition, the following discussion does not address the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the Merger (whether or not such transactions are undertaken in connection with the Merger), including, without limitation, any transaction in which shares of Sterling Common Stock are acquired or any shares of ALS Common Stock are disposed of. Further, no foreign, state or local tax considerations are addressed herein. ACCORDINGLY, HOLDERS OF STERLING COMMON STOCK AND HOLDERS OF EACH OUTSTANDING OPTION TO ACQUIRE STERLING COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE MERGER.

     This discussion is consistent with opinions of Rogers & Hardin LLP, counsel to ALS, and Stroock & Stroock & Lavan LLP, counsel to Sterling, which are expected to be delivered as conditions precedent to the consummation of the Merger (collectively, the "Exhibit Opinions"). The Exhibit Opinions, the forms of which are attached as Exhibit 8.1 and 8.2, respectively, to the Registration Statement of which this Joint Proxy Statement/Prospectus is a part, will be based on and will be subject to certain qualifications and assumptions as noted therein. Sterling stockholders should be aware that this discussion and the Exhibit Opinions will be based upon counsel's interpretation of the Code, applicable Treasury regulations, judicial authority and administrative rulings and practices, all as of the date hereof. There can be no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy of the statements and conclusions set forth herein. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the Merger.

     The Exhibit Opinions are expected to include opinions that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, that each of ALS, Merger Sub, and Sterling will be a party to the reorganization within the meaning of Section 368(b) of the Code and that no gain or loss will be recognized by a stockholder of Sterling as a result of the Merger with respect to the Sterling Common Stock converted solely into ALS Common Stock. Subject to the limitations and qualifications referred to herein, the Merger's treatment for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code will generally have the following consequences for federal income tax purposes:

          (a) no gain or loss will be recognized by holders of Sterling Common Stock upon their receipt in the Merger solely of ALS Common Stock in exchange therefor;

          (b) the aggregate basis for tax purposes of the ALS Common Stock received in the Merger will be the same as the aggregate basis of the Sterling Common Stock surrendered in exchange therefor; and

          (c) the holding period of the ALS Common Stock received in the Merger will include the period for which the Sterling Common Stock surrendered in exchange therefor was held, provided that the Sterling Common Stock is held as a capital asset as of the Effective Date.

     Even if the Merger is treated for federal income tax purposes as a tax-free reorganization, a recipient of ALS Common Stock could recognize gain to the extent that such common stock was considered by the Internal Revenue Service ("IRS") to be received in exchange for property or services (other than solely Sterling Common Stock). All or a portion of such gain may be taxable as ordinary income. Gain could also have to be recognized to the extent that a Sterling Common Stock holder was treated by the IRS as receiving (directly or indirectly) consideration in addition to ALS Common Stock in exchange for his or her Sterling Common Stock. Cash received by a holder of Sterling Common Stock in lieu of a fractional interest in ALS Common Stock will result in the recognition of gain or loss for federal income tax purposes, measured by the difference between the amount of cash received and the portion of the holder's basis allocable to such fractional share interest. Such gain or loss will be capital gain or loss if Sterling Common Stock is held by the holder as a capital asset as of the Effective Time.

     Sterling stockholders should be aware that the Exhibit Opinions will not bind the IRS and that the IRS is therefore not precluded from successfully asserting a contrary opinion. In addition, as noted earlier, all of the tax opinions are subject to certain assumptions, including but not limited to the accuracy of certain representations made by ALS and Sterling and their affiliates.

     Pursuant to Treasury Regulations promulgated under Section 368 of the Code, a reorganization under Section 368 requires a continuing interest in the enterprise on the part of the persons who, directly or indirectly, were the owners of the enterprise prior to the reorganization. To satisfy the continuity of interest requirement, Sterling stockholders must not, pursuant to a plan or intent existing on or prior to the Effective Time, dispose of or transfer so much of either (i) their Sterling Common Stock in anticipation of the Merger or
(ii) the ALS Common Stock to be received in the Merger (collectively "Planned Dispositions"), such that Sterling stockholders, as a group, would no longer have a significant equity interest in the Sterling business being conducted by ALS after the Merger. Sterling stockholders will generally be regarded as having a significant equity interest as long as the number of shares of ALS Common Stock received in the Merger less the number of shares subject to Planned Dispositions (if any) represents, in the aggregate, a substantial portion of the entire consideration received by the Sterling stockholders in the Merger. Based on the terms of the Affiliate Letters (as defined herein) and certain representations made by members of management of each of ALS and Sterling in the form of written certificates obtained by counsel in support of their respective Exhibit Opinions, the continuity of interest requirement should be satisfied.

     The conversion incident to the Merger of the Sterling Options granted in connection with the performance of services into the Merger Options will not result in the recognition of income, gain or loss for federal income tax purposes by the holders of the Sterling Options.

     A successful IRS challenge to the tax-free reorganization treatment of the Merger (as a result of a failure of the continuity of interest or otherwise) would result in the Sterling stockholders recognizing taxable gain or loss with respect to each share of Sterling Common Stock surrendered equal to the difference between the stockholder's basis in such share and the fair market value, as of the Effective Time, of the ALS Common Stock received in exchange therefor. In such event, a stockholder's basis in the ALS Common Stock so received would equal its fair market value and the holding period for such stock would begin the day after the Effective Time.

GOVERNMENTAL AND REGULATORY APPROVALS

     Under the HSR Act and the rules promulgated thereunder by the FTC, the Merger cannot be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division and
specified waiting period requirements have been satisfied. On September   ,
1997, ALS and Sterling each filed notification and report forms under the HSR Act with the FTC and the Antitrust Division. The waiting period will expire on
October   , 1997, unless extended by the FTC or unless early termination of the waiting period is granted by the FTC. Although the FTC has not taken any action to extend the waiting period, there can be no assurance that the consummation of the Merger will not be delayed by virtue of the HSR Act. At any time before or after consummation of the Merger, the Antitrust Division or the FTC could take such action under the antitrust laws that it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of ALS or Sterling. At any time before or after the Effective Time, and notwithstanding the termination of the HSR Act waiting period, any state could take such action it deems necessary or desirable under applicable state antitrust laws. Such action could include (i) seeking to enjoin the consummation of the Merger, (ii) seeking divestiture of Sterling by ALS or (iii) seeking the divestiture of certain businesses of ALS or Sterling by ALS. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

     Under applicable law, Sterling may be required to give notification to various state and federal governmental entities of the Merger and apply for new licenses and permits. Sterling believes that it will be able to obtain any such licenses upon application therefor in the ordinary course of business; however, no assurance can be given that unforeseen delays will not occur in the issuance of such new licenses and permits.

ALS and Sterling are aware of no other governmental or regulatory approvals required for consummation of the Merger, other than compliance with applicable federal and state securities laws.

RESALES OF ALS COMMON STOCK; AFFILIATES

     The ALS Common Stock to be issued to the Sterling stockholders pursuant to the Merger Agreement will be freely transferable under the Securities Act, except for shares issued to any person who may be deemed to be an "affiliate" of Sterling within the meaning of Rule 145 under the Securities Act. Shares of ALS Common Stock received by persons who are deemed to be Sterling affiliates may be resold by such persons only in transactions permitted by the resale provisions of Rule 145 (permitting limited sales under certain circumstances) or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Sterling generally include individuals or entities that, directly or indirectly through one or more intermediaries, control, are controlled by or are under common control with Sterling and may include certain officers, directors and principal stockholders of Sterling. All Sterling stockholders who may be deemed to be affiliates of Sterling will be so advised prior to the Effective Date of the Merger.

     It is a condition to ALS's obligation to consummate the Merger that ALS receive a letter from each affiliate of Sterling and ALS prior to the Effective Time (each, an "Affiliate Letter"), pursuant to which Affiliate Letter each such Sterling affiliate shall undertake not to make any sale of ALS Common Stock received upon consummation of the Merger in violation of the Securities Act or the rules and regulations promulgated thereunder. Generally this will require that such sales be made in accordance with Rule 145(d) under the Securities Act, which in turn requires that, for specified periods, such sales be made in compliance with the volume limitations, manner of sale provisions and current information requirements of Rule 144 under the Securities Act. The volume limitations should not pose any material limitations on any Sterling stockholder who owns less than one percent of ALS's outstanding Common Stock after the Merger unless, pursuant to Rule 144, such stockholder's shares are required to be aggregated with those of another stockholder.

     In addition, the Affiliate Letter will require each affiliate of Sterling and ALS not to sell, exchange, transfer, pledge, dispose of or otherwise reduce his risk relative to shares of ALS Common Stock (except under certain limited circumstances) until such time as financial results covering at least 30 days of combined operations of ALS and Sterling after the Effective Time of the Merger have been filed or published by ALS. The certificates evidencing ALS Common Stock issued to Sterling affiliates pursuant to the Merger Agreement will bear a legend summarizing the foregoing restrictions unless (i) the sale, transfer or other disposition has been registered under the Securities Act, (ii) such sale, transfer or other disposition is made in compliance with Rule 145 promulgated under the Securities Act, or (iii) in the opinion of counsel reasonably acceptable to ALS, such sale, transfer or other disposition is otherwise exempt from registration under the Securities Act.

     Persons who are not affiliates of Sterling may sell their ALS Common Stock without restrictions and without the necessity to deliver this Joint Proxy Statement/Prospectus.

ABSENCE OF DISSENTERS' RIGHTS

     ALS. Under the DGCL, the ALS stockholders are not entitled to dissenters' or appraisal rights with respect to the Merger.

     Sterling. Under the KGCC, the Sterling stockholders are not entitled to dissenters' or appraisal rights with respect to the Merger.

                   MANAGEMENT AND OPERATIONS OF THE COMBINED
                          COMPANY FOLLOWING THE MERGER

GENERAL

     Immediately following consummation of the Merger, it is intended that (i) Sterling will continue to operate as a separate business unit of ALS with its principal executive offices located in Wichita, Kansas; and (ii) substantially all of the employees of Sterling will continue as employees of either Sterling or ALS. Coordination of the integration of the respective business operations of Sterling and ALS will be delegated to and the responsibility of an executive committee of the Board of Directors of the combined company created upon consummation of the Merger. See "-- Executive Committee" below. The integration of ALS and Sterling following the consummation of the Merger may result, however, in the consolidation of certain activities or changes in the operations of the respective companies following the Effective Time.

BOARD OF DIRECTORS AFTER THE MERGER

     Effective at or immediately prior to the Effective Time, the Board of Directors of ALS will take all action necessary to cause the full Board of Directors of ALS to consist of the seven individuals currently serving as members of the ALS Board plus three individuals designated by the Sterling Board, namely: Timothy J. Buchanan, D. Ray Cook, M.D., and Steven L. Vick. William G. Petty, Jr. and Richard W. Boehlke will continue to serve as Chairman and Vice Chairman of the ALS Board of Directors, respectively.

     Following the Effective Time and continuing through the 1999 Annual Meeting of Stockholders of ALS, any vacancy on the ALS Board of Directors arising among Messrs. Buchanan or Vick or Dr. Cook and any nominee selected to fill a director position occupied by any of the foregoing individuals in accordance herewith shall be nominated on behalf of the ALS Board of Directors, filled or selected by a majority vote of the remaining Sterling Representatives and approved by the Board of Directors of ALS. Provided that the ALS Bylaw Proposal is approved, effective at the Effective Time, the ALS Bylaws will be amended to incorporate the foregoing provision with respect to any vacancy arising with respect to a board seat held by a Sterling Representative. See "PROPOSED AMENDMENTS TO THE ALS BYLAWS."

     Biographical information with respect to the current and proposed additional directors of ALS is set forth below.

     Richard W. Boehlke (age 49) has served as the Vice Chairman of the Board of ALS since May 1996. Mr. Boehlke served as President and Chief Executive Officer of New Crossings International Corporation ("Crossings"), an assisted living company which he founded in 1984, until Crossings merged with ALS in May 1996.

     Timothy J. Buchanan (age 43) has been the Chairman of the Board, Chief Executive Officer, and a director of Sterling since he co-founded Sterling with Mr. Vick in 1991. Mr. Buchanan founded BCI Construction, Inc. in 1984 and served as its President until February 1997. BCI Construction, Inc. was wholly owned by Mr. Buchanan prior to its acquisition by Sterling in 1994. Mr. Buchanan serves on the Oklahoma Assisted Living Task Force -- Department of Human Resources, Aging Division. He is also a member of the National Governing Board of The Assisted Living Federation of America ("ALFA").

     Gene E. Burleson (age 56) has served as a director of the Company since July 1995. Mr. Burleson served as the Chief Executive Officer and a director of Vitalink Pharmacy Services, Inc. from February 1997 to August 1997. He has served as Chairman of the Board of GranCare, Inc. ("GranCare") since January 1994 and as Chief Executive Officer of GranCare from December 1990 to February 1997. Mr. Burleson also currently serves on the Board of Directors of Deckers Outdoor Corporation, a shoe manufacturer, and Walnut Financial Services, a small business investment company.

     D. Ray Cook, M.D. (age 53) has been a director of Sterling since 1991. For the past 22 years, Dr. Cook has been a family practice physician in private practice in Wichita, Kansas. From 1986 to July 1994, he was a director of Physician Corporation of America, a publicly-held health maintenance organization. He is a member and elected fellow of the American Academy of Family Physicians, and is a past President of the

Kansas Academy. Dr. Cook is also an Assistant Professor in the Department of Family Practice at the Kansas University College of Medicine. Dr. Cook is a member of the General Board of the Church of the Nazarene.

     Robert Haveman (age 49) has served as a director of ALS since May 1995. Mr. Haveman has served as Treasurer of EDP Management Corp., a privately held investment management firm, since April 1997 and as the Secretary/Treasurer of the Prince Corporation, an automotive interior trim manufacturer, since 1987.

     Ronald G. Kenny (age 41) has served as a director of ALS since May 1995. He has served as Executive Vice President of Huizenga Capital Management, a privately held investment management company, since 1990. Mr. Kenny also currently serves on the Board of Directors of GranCare.

     William F. Lasky (age 43) has served as Chief Executive Officer of ALS since April 1996 and as President of ALS since December 1993. He served as the Managing Partner of Alternative Living Services, a Wisconsin general partnership (the "ALS Partnership"), from 1981 to December 1993 and as the President of Care Living Centers, Inc. ("CLC") from 1989 to December 1993. The ALS Partnership and CLC developed and operated assisted living residences, six of which are currently managed by the Company. Mr. Lasky is a member of the National Governing Board and the Chairman of ALFA and is a licensed nursing home administrator.

     William G. Petty, Jr. (age 51) has served as Chairman of the Board of ALS since December 1993 and served as Chief Executive Officer of ALS from December 1993 to April 1996. He has served as a Managing Director of Beecken, Petty & Company, the general partner of a private health care investment fund, since September 1996. Mr. Petty has served as the Vice Chairman of GranCare since July 1995. Mr. Petty also served as Chairman of the Board, Chief Executive Officer and President of Evergreen Healthcare, Inc. ("Evergreen") from June 1993 to July 1995, the date of its merger with GranCare, and as Chairman of the Board, Chief Executive Officer and President of National Heritage, Inc., predecessor to Evergreen, from October 1992 to June 1993.

     Jerry L. Tubergen (age 43) has served as a director of ALS since May 1995. He has served as President and Chief Executive Officer of RDV Corporation, a private financial management firm, since its formation in 1991. Mr. Tubergen served as Managing Partner of Deloitte & Touche in Grand Rapids, Michigan from 1987 to 1991. Mr. Tubergen also currently serves on the Board of Directors of the Orlando Magic, Ltd., an NBA franchise, and Genmar Holdings, Inc., a manufacturer and marketer of motorized pleasure boats.

     Steven L. Vick (age 39) has been the President and a director of Sterling since he co-founded Sterling with Mr. Buchanan in 1991. Mr. Vick previously practiced as a certified public accountant specializing in health care consulting.

EXECUTIVE COMMITTEE

     At the Effective Time, the Board of Directors of ALS will take all action necessary to establish an executive committee (the "Executive Committee") to be comprised of the Chairman of the Board, Chief Executive Officer and President of ALS (provided, however, that if none of such persons is a Sterling Representative, the ALS Board shall replace one of such persons with a Sterling Representative), and each such person shall serve as a member of the Executive Committee for so long as he or she holds such office. The Chairman of the Board shall serve as the Chairman of the Executive Committee, and such committee shall act only by the affirmative vote of all of the members of the Executive Committee.

     The authority of the Executive Committee, which shall be set forth in an amendment to the ALS Bylaws pursuant to the ALS Bylaw Amendments, shall include the authority to: (i) approve development, acquisition and financing transactions, without separate approval of the Board of Directors of ALS up to $15 million; (ii) review and formulate recommendations on matters to be submitted to the Board of Directors of ALS; (iii) approve and manage the post-Merger consolidation of the operations of Sterling and its subsidiaries and ALS and its subsidiaries; and (iv) to perform such other functions as shall be assigned to the Executive Committee by the ALS Board from time to time. See "PROPOSED AMENDMENTS TO ALS BYLAWS."

EXECUTIVE OFFICERS AFTER THE MERGER; EMPLOYMENT AND OTHER AGREEMENTS

     At the Effective Time, each of the current executive officers of ALS shall continue as executive officers of ALS, although William F. Lasky shall resign as President but shall continue to serve as the Chief Executive Officer of ALS. In addition, (i) Timothy J. Buchanan, Sterling's Chairman of the Board and Chief Executive Officer, shall be elected President of ALS; (ii) Steven L. Vick, President of Sterling, will continue to serve as President of Sterling and will become Chief Operating Officer of ALS upon his relocation to Brookfield, Wisconsin no later than one year following the Effective Time; and (iii) Mark W. Ohlendorf, Chief Financial Officer of Sterling, shall be elected a Senior Vice President of ALS. Biographical information regarding Messrs. Buchanan and Vick is provided above under the subcaption "-- Board of Directors After the Merger." Mark W. Ohlendorf (age 37) has been the Chief Financial Officer of Sterling since April 1997. Mr. Ohlendorf served as Vice President, Chief Financial Officer and Treasurer of Vitas Healthcare Corporation from December 1990 to April 1997. He served as Vice President -- Controller and Vice President of Finance of Horizon Healthcare Corporation from 1987 to 1990. Mr. Ohlendorf is a Certified Public Accountant and a former instructor on long-term care for the American Institute of Certified Public Accountants.

     Each of Messrs. Buchanan and Vick entered into employment agreements with ALS simultaneously with the execution of the Merger Agreement, which employment agreements will become effective upon the Effective Time of the Merger. In addition, pursuant to the Merger Agreement, ALS has agreed to enter into an employment agreement with Mr. Ohlendorf at the Effective Time. The employment agreements with each of Messrs. Buchanan and Vick are included as exhibits to the ALS Merger 8-K and the employment agreement with Mr. Ohlendorf is included as an exhibit to the Registration Statement of which this Joint Proxy Statement/Prospectus is a part, and such exhibits are incorporated herein by reference. The following summaries of such agreements do not comport to be complete and are qualified in their entirety by reference to the complete agreements.

     Employment Agreement with Timothy J. Buchanan. ALS has entered into an employment agreement with Mr. Buchanan which will become effective upon the Effective Time and which has a term that expires on the third anniversary of the Effective Time, unless earlier terminated pursuant to the terms thereof. Pursuant to the employment agreement, Mr. Buchanan will serve ALS as its President. The agreement is automatically renewed for additional consecutive one-year terms unless timely notice of nonrenewal is given by either ALS or Mr. Buchanan. The employment agreement provides that Mr. Buchanan shall receive a base salary in an amount determined by ALS's Board of Directors; provided, however, that in no event may such base salary be less than $265,000. In addition, the employment agreement provides that Mr. Buchanan is entitled to receive incentive bonuses of up to 35% of his base salary if ALS's earnings before interest, taxes and depreciation are within ten percent of the earnings targeted in ALS's annual business plan approved by the Board of Directors. The employment agreement also provides for the granting of stock options at the same time and on the same terms as grants to ALS's other senior executives and certain other benefits typical in employment agreements with a senior executive officer. Mr. Buchanan is also entitled to a payment equal to 300% of his base salary upon a "change of control" of ALS if his employment is thereafter terminated by ALS without "cause" or by him for "good reason." The employment agreement also provides for the payment of reasonable moving and relocation expenses typical in employment agreements with a senior executive officer. Finally, the employment agreement provides that Mr. Buchanan will not disclose certain proprietary information belonging to ALS or otherwise compete with ALS for a period of eighteen months following his termination of employment except where such termination is by ALS without "cause."

     Employment Agreement with Steven L. Vick. ALS has entered into an employment agreement with Mr. Vick with a term that expires on the third anniversary of the Effective Time, unless earlier terminated pursuant to the terms thereof. Pursuant to the employment agreement, Mr. Vick will serve the Surviving Corporation as President and will become ALS's Chief Operating Officer upon his relocation to Brookfield, Wisconsin no later than one year following the Effective Time. The agreement is automatically renewed for additional consecutive one-year terms unless timely notice of nonrenewal is given by either ALS or Mr. Vick. The employment agreement provides that Mr. Vick shall receive a base salary in an amount determined by ALS's Board of Directors; provided, however, that in no event may such base salary be less than $225,000. In addition, the employment agreement provides that Mr. Vick is entitled to receive incentive bonuses of up to 35% of his base salary if ALS's earnings before interest, taxes and depreciation are within ten percent of the earnings targeted in ALS's annual business plan approved by the Board of Directors. The employment agreement also provides for the granting of stock options at the same time and on the same terms as grants to ALS's other senior executives and certain other benefits typical in employment agreements with a senior executive officer. Mr. Vick is also entitled to a payment equal to 300% of his base salary upon a "change of control" of ALS if his employment is thereafter terminated by ALS without "cause" or by him for "good reason." The employment agreement also provides for the payment of reasonable moving and relocation expenses typical in employment agreements with a senior executive officer. Finally, the employment agreement provides that Mr. Vick will not disclose certain proprietary information belonging to ALS or otherwise compete with ALS for a period of eighteen months following his termination of employment except where such termination is by ALS without "cause."

     Employment Agreement with Mark W. Ohlendorf. At the Effective Time, ALS will enter an employment agreement with Mark W. Ohlendorf. Mr. Ohlendorf's employment agreement has a one-year term that automatically renews for consecutive one year terms unless timely notice of nonrenewal is given by either ALS or Mr. Ohlendorf. The agreement provides that Mr. Ohlendorf shall receive a base salary in an amount determined by ALS's Board of Directors; provided, however, that in no event may such base salary be less than $190,000. Pursuant to the agreement, Mr. Ohlendorf is entitled to receive incentive bonuses payable, at the sole discretion of the Board of Directors, if certain target earnings are achieved. The employment agreement also provides for the granting of certain stock options and certain other benefits typical in employment agreements with senior executive officers. The employment agreement also provides for the payment of reasonable moving and relocation expenses typical in employment agreements with a senior executive officer. Pursuant to the employment agreement, Mr. Ohlendorf will agree not to disclose certain proprietary information belonging to ALS or otherwise to compete with ALS for a period of 12 months following his termination of employment, except where such termination is by ALS without "cause."

     In addition to the employment agreements with Messrs. Buchanan, Vick and Ohlendorf, ALS has agreed to enter into one-year executive employment agreements with nine additional members of Sterling management effective at the Effective Time. Pursuant to these employment agreements, these employees shall be entitled to a "stay bonus" equal to 20% to 30% of their base salary, which amount shall be due and payable on the first to occur of twelve months following the Effective Time or the earlier termination of such employee without cause.

             TERMS OF THE MERGER AGREEMENT AND RELATED TRANSACTIONS

     The following is a brief summary of certain provisions of the Merger Agreement, a copy of which is attached as Appendix A to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. This summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement.

EFFECTIVE TIME OF THE MERGER

     The Merger Agreement provides that the Merger will become effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Kansas in accordance with the KGCC. It is anticipated that if the ALS Proposals and the Sterling Proposal are approved and adopted at the ALS Special Meeting and the Sterling Special Meeting, respectively, and all other conditions of the Merger have been fulfilled or waived, the Effective Time will occur at the time of filing the Certificate of Merger with the Secretary of State of the State of Kansas or at such other time as ALS and Sterling shall have agreed upon and designated in such filing as the Effective Time.

MANNER AND BASIS OF CONVERTING STERLING COMMON STOCK AND STERLING OPTIONS

     Conversion of Sterling Common Stock into ALS Common Stock. At the Effective Time, all outstanding shares of Sterling Common Stock will be converted automatically into the right to receive an aggregate of approximately 5,546,671 shares of ALS Common Stock (or 1.1 shares of ALS Common Stock for each share of Sterling Common Stock) based on the number of shares of Sterling Common Stock outstanding as of August 15, 1997.

     Based upon the number of shares of ALS Common Stock outstanding as of August 15, 1997 and assuming that an aggregate of 5,546,671 Merger Shares are issued to Sterling stockholders in the Merger, 18,548,217 shares of ALS Common Stock (assuming none of the Sterling Options are exercised) will be outstanding immediately after the Effective Time, of which approximately 30% will be held by the former holders of Sterling Common Stock.

     No fractional shares will be issued by ALS in the Merger. In lieu of any such fractional shares, each holder of Sterling Common Stock who would otherwise have been entitled to a fractional share of ALS Common Stock upon surrender of certificates for exchange will be paid an amount in cash (without interest) equal to such holder's proportionate interests in the net proceeds from the sale or sales in the open market by American Stock Transfer and Trust Company, as exchange agent (the "Exchange Agent"), on behalf of all such holders, of aggregate fractional shares of the ALS Common Stock issued pursuant to the Merger Agreement. As soon as practicable following the Effective Time, the Exchange Agent shall determine the excess of (i) the number of full shares of ALS Common Stock delivered to the Exchange Agent by ALS over (ii) the aggregate number of full shares of ALS Common Stock to be distributed to holders of Sterling Common Stock (such excess being herein called the "Excess Shares"), and the Exchange Agent, as agent for the former holders of Sterling Common Stock, shall sell the Excess Shares at the prevailing prices on the AMEX. The sale of the Excess Shares by the Exchange Agent shall be executed on the AMEX through one or more member firms of the AMEX and shall be executed in round lots to the extent practicable. ALS shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of Excess Shares. Until the net proceeds of such sale have been distributed to the former stockholders of Sterling, the Exchange Agent will hold such proceeds in trust for such former stockholders (the "Fractional Securities Fund"). As soon as practicable after the determination of the amount of cash to be paid to former stockholders of Sterling in lieu of any fractional interests, the Exchange Agent shall make available in accordance with the Merger Agreement such amounts to such former stockholders.

     In lieu of establishing the Fractional Securities Fund, the Exchange Agent may, at the direction of ALS and Sterling prior to the Effective Time, pay any cash amounts due the former stockholders of Sterling directly from cash made available to the Exchange Agent by ALS for such purpose, in which event, each holder of Sterling Common Stock who would otherwise have been entitled to receive a fraction of a share of ALS Common Stock shall receive, in lieu of thereof, cash (without interest) in an amount equal to such fractional part of a share of ALS Common Stock multiplied by the closing price of a share of ALS Common Stock on the business day immediately preceding the Effective Time as reported on the AMEX as published by The Wall Street Journal.

     Sterling Options. As of August 15, 1997, employees (or former employees) and directors of Sterling held Sterling Options to purchase an aggregate of 376,472 shares of Sterling Common Stock at various exercise prices and subject to various vesting schedules. All of the Sterling Options become vested and immediately exercisable as a result of the Merger and, pursuant the terms of the Sterling Options, each holder of a Sterling Option will be entitled to surrender for cancellation, within 60 days of the Effective Time, any such option to the extent not yet exercised in consideration of a cash payment in an amount calculated in accordance with the terms of such options. The Merger Agreement provides that it is a condition to ALS's and Sterling's obligation to consummate the Merger that the holders of the Sterling Options waive their rights to receive such cash payments.

     Pursuant to the Merger Agreement, each Sterling Option shall be assumed by ALS and converted into Merger Options. Pursuant to the Merger Agreement, each such Sterling Option will be exercisable for 1.1 shares of ALS Common Stock for each share of Sterling Common Stock underlying such Sterling Option, at a price per share equal to the aggregate exercise price for the shares of Sterling Common Stock subject to such Sterling Option divided by the number of full shares of ALS Common Stock deemed to be purchasable thereunder. After the Effective Time, ALS does not intend to grant any options under the Sterling Option

Plan. The shares of ALS Common Stock that may be purchased upon exercise of such Sterling Option shall not include any fractional shares and, upon the last such exercise of such Sterling Option, a cash payment shall be made for any fractional shares based upon the per share average of the highest and lowest sale price of the ALS Common Stock as reported on the AMEX on the date of such exercise. In the case of any Sterling Option to which Section 421 of the Code applies by reason of its qualification under Section 422 or Section 423 of the Code, the option price, the number of shares purchasable pursuant to the Merger Option issued with respect to such Sterling Option and the terms and conditions of exercise of such Merger Option shall be determined in a manner that complies with Section 424 of the Code. ALS shall comply with the terms of the Sterling Option Plan as they apply to the Sterling Options assumed as set forth above including, but not limited to, provisions regarding changes of control that may apply with respect to the Merger.

     In the Merger, ALS will assume the outstanding Sterling Options, which cover an aggregate of 376,472 shares of Sterling Common Stock with a weighted average exercise price of $13.31 per share and which are held by employees, former employees or non-employee directors of Sterling. Except with respect to options to purchase 37,000 shares of Sterling Common Stock, all Sterling Options have an exercise price equal to the fair market value per share of Sterling Common Stock on the grant date and have a maximum term ranging from 5 to 10 years measured from such grant date, subject to earlier termination following the optionee's cessation of service. The exercise price may be paid in cash, in shares of common stock or through a cashless-exercise program involving a same-day sale of the purchased shares. The options are non-assignable except upon death and generally become exercisable in installments pursuant to schedules determined at the time of grant.

     The Sterling Option Plan is currently administered by the compensation committee of the Sterling Board of Directors. After the Merger, the plan will be administered by the compensation committee of the ALS Board of Directors, with full power to interpret and administer the outstanding options assumed by ALS thereunder; however, no additional option grants will be made under the Sterling Option Plan.

     Exchange of Certificates. At the Effective Time, by virtue of the Merger and without any action on the part of any party, each share of Sterling Common Stock outstanding immediately prior to the Effective Time (other than treasury shares and shares of Sterling Common Stock owned by ALS and its subsidiaries) shall be converted into the right to receive and become exchangeable for, 1.1 shares of ALS Common Stock.

     Promptly after the Effective Time, the Exchange Agent shall cause to be mailed to all holders of record of Sterling Common Stock at the closing contemplated by the Merger Agreement (the "Closing") a letter of transmittal with instructions to be used by the stockholders in surrendering certificates which, prior to the Merger, represented shares of Sterling Common Stock in exchange for certificates representing Merger Shares.

     Upon the surrender of a certificate or instrument representing shares of Sterling Common Stock to the Exchange Agent together with a duly executed letter of transmittal, the holder of such certificate will be entitled to receive in exchange therefor the whole number of Merger Shares and cash in lieu of any fractional Merger Shares to which the holders of the Sterling Common Stock are entitled pursuant to the provisions of the Merger Agreement. In the event of a transfer of ownership of shares of Sterling Common Stock that are not registered on the transfer records of Sterling, the appropriate number of Merger Shares may be delivered to a transferee if the certificate is presented to the Exchange Agent, together with the related letter of transmittal, and accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable transfer taxes have been paid.

     Until a certificate representing shares of Sterling Common Stock has been surrendered to ALS, each such certificate will be deemed at any time after the Effective Time to represent only the right to receive upon surrender the number of Merger Shares to which the securityholder is entitled under the Merger Agreement.

STERLING DEBENTURES

     The Sterling Debentures are general unsecured obligations of Sterling and are subordinated in right of payment to senior indebtedness of Sterling and pari passu with existing subordinated indebtedness of Sterling. The Sterling Debentures pay interest semiannually at 6.75% per annum and mature on June 30, 2006. Sterling may redeem the Sterling Debentures on or after July 15, 1999. The Sterling Debentures were sold in private transactions and the holders thereof have certain registration rights with respect to such Sterling Debentures.

     The Sterling Debentures, which were issued pursuant to the Indenture dated as of May 23, 1996 (the "Sterling Indenture"), will be assumed by ALS at the Effective Time by ALS's execution and delivery of a supplemental indenture as contemplated by the Sterling Indenture (the "Supplemental Indenture"). Such Supplemental Indenture will provide that holders of the Sterling Debentures have the right to convert, on the same terms and conditions as were applicable immediately prior to the Merger, the principal amount of any Sterling Debentures into the kind and amount of securities, cash and other property receivable upon the Merger by a holder of a number of shares of Sterling Common Stock into which such Sterling Debenture might have been converted immediately prior to the Merger. Accordingly, each Sterling Debenture will become convertible into ALS Common Stock at a conversion price (the "New Conversion Price") equal to the quotient of the conversion price in effect for the Sterling Debentures immediately prior to the Merger ($22.42) divided by the Exchange Ratio. Accordingly, following the Merger the Sterling Debentures will be convertible into shares of ALS Common Stock at a conversion price of approximately $20.38 per share. Promptly following the Closing, ALS is obligated under the Sterling Indenture to prepare and file a registration statement on Form S-3 or another appropriate form with the Commission to permit the sale under the Securities Act of the Sterling Debentures and the shares of ALS Common Stock issuable upon conversion thereof, and ALS will assume and satisfy the obligations of Sterling arising out of those certain Registration Rights Agreements dated as of May 17, 1996 by and between Sterling and the purchasers of the Sterling Debentures.

EMPLOYEE BENEFIT PLANS

     ALS and Sterling will cooperate in coordinating their respective benefit plans. Any Sterling employee benefit plan may be terminated after the Effective Time to the extent reasonably comparable benefits are made available to employees of Sterling under one or more employee benefit plans of ALS or any of its subsidiaries and are not less beneficial than the benefits provided to the employees of Sterling under the employee benefit plans in effect as of the Effective Time. Otherwise, the Sterling employee benefit plans that were in effect as of the date of the Merger Agreement shall remain in effect for at least one year following the Effective Time. For all purposes of determining eligibility and any and all entitlements under any ALS plan, service performed by employees of Sterling prior to the Closing Date shall be credited.

STOCKHOLDER VOTING AGREEMENTS

     ALS Voting Agreements. Certain stockholders of ALS, including certain directors of ALS and certain of ALS's affiliates have entered into an agreement with Sterling (the "ALS Voting Agreements") to vote such person's shares in favor of the ALS Proposals and against any proposal for a Third Party Transaction. The 3,349,297 shares of ALS Common Stock subject to the ALS Voting Agreements represent approximately 26% of the outstanding shares of ALS Common Stock as of the ALS Record Date.

     Sterling Voting Agreements. Certain stockholders of Sterling, including three directors of Sterling, have entered into an agreement with ALS (the "Sterling Voting Agreements") to vote such person's shares in favor of the Sterling Proposal and against any proposal for a Third Party Transaction. The 2,297,858 shares of Sterling Common Stock subject to the Sterling Voting Agreements represent approximately 46% of the outstanding shares of Sterling Common Stock as of the Sterling Record Date.

CONDUCT OF STERLING'S AND ALS'S BUSINESS PRIOR TO THE MERGER; NO SOLICITATION

     Sterling and ALS have agreed that until the Closing of the Merger, or the earlier termination of the Merger Agreement pursuant to the terms thereof, they will conduct their respective operations in the ordinary course of business and consistent in all material respects with past practice and will use reasonable efforts to preserve substantially intact their respective business organizations, and to keep available the services of their present officers, employees and consultants and to preserve their present relationships with customers, suppliers, payors and other persons with whom they have a significant business relationship.

     Among other limitations relating to the conduct of their business, Sterling and ALS have each agreed that without the other's prior written consent, or except as expressly contemplated by the Merger Agreement, neither Sterling nor ALS will, or will commit to: (a) amend its respective charter or bylaws; (b) declare, set aside or pay any dividend or other distribution or payment in cash, securities or property in respect of shares of their common stock; (c) make any direct or indirect redemption, retirement, purchase or other acquisition of any of their capital stock (except if required by written agreement existing as of the date of the Merger Agreement); (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of their outstanding shares of capital stock; (e) issue, grant, sell or pledge or agree or propose to issue, grant, sell or pledge any shares of, or rights or securities of any kind to acquire any shares of, their capital stock or the capital stock of their subsidiaries, except that either may grant stock options to employees and consultants under its existing option plans and may issue shares of common stock upon the exercise of stock options outstanding on the date of the Merger Agreement pursuant to the terms thereof existing as of the date of the Merger Agreement or issued thereafter in accordance therewith; (f) other than in the ordinary course of business and consistent with past practices incur any material indebtedness for borrowed money, except under credit facilities existing as of the date of the Merger Agreement and as they may be amended from time to time or pursuant to a substitute credit facility on terms comparable to such existing credit facilities; (g) waive, release, grant or transfer any rights of material value, except in the ordinary course of business; (h) except as otherwise provided in the Merger Agreement, merge or consolidate with any person or adopt a plan of liquidation or dissolution; (i) acquire (or enter into an agreement to acquire) any assets, stock or other interests of a third-party except for cash transactions involving total cash consideration in any individual transaction not in excess of $10 million or taking all such acquisitions in the aggregate, involving consideration not in excess of $10 million, and which are of a nature so as not to require a merger or consolidation with Sterling or ALS, respectively, or to cause the Registration Statement or the Joint Proxy Statement/Prospectus to need to be amended by ALS; (j) transfer, lease, license, sell or dispose of a material portion of assets or any material assets, other than in the ordinary course of business and consistent with past practices; (k) change any accounting principles or methods except insofar as may be required by changes in generally accepted accounting principles; (l) mortgage or pledge any of their assets or properties or subject any of their assets or properties to any material liens, charges, encumbrances, imperfections of title, security interests, options or rights or claims of others with respect thereto; and (m) except as otherwise would be permitted by subsection (i) above, enter into any joint venture, affiliation, partnership or similar agreement, or amend, modify or alter any such transaction to which either ALS (or any subsidiary of ALS) or Sterling (or any subsidiary of Sterling) is presently a party.

     Sterling and ALS have each covenanted to use all reasonable efforts (a) to give notice to third parties of the Merger, obtain required third-party consents, file notices of the Merger and obtain any authorizations, consents and approvals of governments and governmental agencies required for the consummation of the Merger, (b) to permit representatives of ALS and Sterling, respectively, access to their respective premises, properties, personnel, books, records, contracts and documents, and (c) to give prompt written notice to the other of any adverse development causing a breach of any of their respective representations and warranties in the Merger Agreement.

     ALS and Sterling have agreed not to solicit, initiate or knowingly encourage the submission of any proposal or offer from any person or entity relating to: (i) the sale of or tender offer for 20% or more of the outstanding shares of any capital stock of such entity; (ii) any sale, exchange, transfer or other disposition of 20% or more of the assets of such entity; (iii) any merger, consolidation, share exchange, business combination or similar transaction involving such entity (these transactions described in (i), (ii) and (iii) above referred to as a "Third Party Transaction"); (iv) any person, or any group formed for the purpose of affecting a Third Party Transaction, acquiring beneficial ownership or the right to acquire beneficial ownership of 20% or more of the then outstanding capital stock of such entity; or (v) any public announcement by such entity of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing with respect to such entity. Each party has agreed to notify the other party immediately of any proposal, offer, inquiry or contact relating to either of the foregoing, and to keep confidential any information it obtains relating to the other party and such other parties affiliates' businesses, or the negotiations surrounding the Merger, which information is not available to the public.

     ALS, Merger Sub and Sterling have agreed not to take any actions or omit to take any actions which would prevent the Merger from qualifying as a tax-free reorganization pursuant to Section 368(a) of the Code or a business combination that may be accounted for as a "pooling of interests" for financial reporting purposes.

     Pursuant to the Merger Agreement, ALS, Merger Sub and Sterling have also agreed to use all reasonable efforts to satisfy the conditions to closing described in the Merger Agreement, and to take all action and to do all things necessary or desirable to consummate and make effective the Merger.

CONDITIONS TO THE MERGER

     The respective obligations of ALS, Merger Sub and Sterling to consummate the Merger are subject to the satisfaction or mutual waiver of a number of conditions, including, but not limited to the following: (a) the Registration Statement of which this Joint Proxy Statement/Prospectus is a part shall have been declared effective by the Commission; (b) all state securities laws or "blue sky" permits and authorizations necessary to issue the Merger Shares consideration and other securities of ALS pursuant to the Merger and the transactions contemplated thereby shall have been obtained; (c) the stockholders of each of ALS and Sterling shall have approved the Merger; (d) no governmental authority or other agency, commission or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order which is in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the transactions contemplated by the Merger Agreement; (e) the statutory waiting period with respect to the consummation of Merger under the HSR Act shall have expired or been earlier terminated; (f) the shares of ALS Common Stock issuable to Sterling's stockholders in the Merger shall have been authorized for listing on the AMEX; (g) all material federal, state, local and foreign governmental consents, approvals and filings required to permit the Merger shall have been received and any applicable waiting period shall have expired or been terminated without the imposition of conditions that are or would become applicable to Sterling or its subsidiaries or ALS or its subsidiaries and which would reasonably be anticipated to have a material adverse effect on the financial condition, results of operations, properties, business or immediate prospects of either Sterling or ALS; (h) the absence of any action or proceeding by or before any court or governmental authority, or determination by any government or governmental authority, which would require either ALS or Sterling to dispose of all or a material portion of the business or assets of ALS and its subsidiaries, or Sterling and its subsidiaries; (i) ALS and Sterling shall have received written confirmation from each of Ernst & Young LLP and KPMG Peat Marwick LLP that "pooling of interests" accounting is available to ALS with respect to the Merger; and (j) Sterling's receipt of waivers from the holders of Sterling Options of their rights to receive any cash payments upon cancellation or surrender of such options as a consequence or result of the Merger.

     In addition, the obligation of Sterling to consummate the Merger is further subject to the satisfaction or waiver of a number of conditions, including: (a) ALS's performance of all of its obligations under the Merger Agreement, including approval of the ALS Bylaw Amendments; (b) the continued truth and accuracy in all material respects of the representations or warranties of ALS set forth in the Merger Agreement; (c) the absence of any material adverse change (or development involving a prospective change) in the financial condition, results of operations, properties, business, or prospects of ALS; (d) Sterling's receipt of an officer's certificate certifying the fulfillment (or the waiver thereof by Sterling) of the certain conditions set forth in the Merger Agreement; (e) ALS's procurement of all material third party consents;
(f) Sterling's receipt of opinions of counsel to ALS relating to certain corporate matters; and (g) Sterling's receipt of opinions of its counsel relating to certain tax matters.

     The obligation of ALS and Merger Sub to consummate the Merger is also subject to the satisfaction or waiver of a number of conditions, including: (a) Sterling's performance of all of its obligations under the Merger Agreement; (b) the continued truth and accuracy in all material respects of the representations or warranties of Sterling set forth in the Merger Agreement; (c) Sterling's procurement of all material third party consents; (d) the absence of any material adverse change (or development involving a prospective change) in the financial condition, results of operations, properties, business, or prospects of Sterling; (e) ALS's receipt of an officer's certificate certifying the fulfillment of the certain conditions set forth in the

Merger Agreement (or the waiver thereof by ALS); (f) Sterling's receipt of resignations, effective as of the Effective Time, of each director of Sterling's Board of Directors; (g) ALS's receipt of opinions of counsel to Sterling relating to certain corporate matters; (h) ALS's receipt of opinions of its counsel relating to certain tax matters; and (i) ALS's receipt of Affiliate Letters from each of the pooling affiliates of Sterling.

TERMINATION OR AMENDMENT OF THE MERGER AGREEMENT

     Termination. The Merger Agreement provides that it may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger by the stockholders of Sterling and ALS, by either ALS or Sterling (a) by mutual consent, (b) if the Merger is not consummated by March 31, 1998 (provided, however, that this date may be extended to a date not later than June 30, 1998 by written notice of either ALS or Sterling if the Merger shall not have been consummated as a result of ALS or Sterling having failed by March 31, 1998 to receive all Third Party Consents with respect to the Merger or as a result of an order, writ, judgment, injunction, consent decree, stipulation, determination or award entered by or with any Governmental Entity), (c) if approval by ALS's stockholders shall not have been obtained at the ALS Special Meeting or any adjournment thereof, (d) if approval by Sterling's stockholders shall not have been obtained at the Sterling Special Meeting or any adjournment thereof, or (e) a United States federal or state court or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable.

     The Merger Agreement provides that it may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger by the stockholders of ALS, by ALS, if (a) a proposal for a Third Party Transaction involving ALS has been made or received and ALS's Board of Directors determines, in the exercise of its good faith judgment, that such termination is required for such Board of Directors to comply with its fiduciary duties to the ALS stockholders, (b) there has been a breach by Sterling of any representation or warranty contained in the Merger Agreement which would have or would be reasonably likely to have a material adverse effect on Sterling, (c) there has been a material breach of any of the covenants or agreements set forth in the Merger Agreement on the part of Sterling, which breach is not curable or, if curable, is not cured within 15 days after written notice of such breach is given by ALS to Sterling, (d) following the receipt of a proposal of a Third Party Transaction by Sterling, the Board of Directors of Sterling shall have altered its determination to recommend that the stockholders of Sterling approve the Merger Agreement, (e) following the receipt of a proposal for a Third Party Transaction by Sterling, Sterling shall have failed to proceed to hold the Sterling Special Meeting, provided ALS gives Sterling twenty-four hours' prior written notice of its election to terminate the Merger Agreement or (f) the conditions to ALS's obligations to effect the Merger shall not have been satisfied by Sterling or waived by ALS on or before March 31, 1998.

     The Merger Agreement provides that it may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger by the stockholders of Sterling, by Sterling, if (a) a proposal for a Third Party Transaction involving Sterling has been made or received and Sterling's Board of Directors determines, in the exercise of its good faith judgment that such termination is required for such Board of Directors to comply with its fiduciary duties to the Sterling stockholders, (b) there has been a breach by ALS of any representation or warranty contained in the Merger Agreement which would have or would be reasonably likely to have a material adverse effect on ALS, (c) there has been a material breach of any of the covenants or agreements set forth in the Merger Agreement on the part of ALS, which breach is not curable or, if curable, is not cured within 15 days after written notice of such breach is given by Sterling to ALS, (d) following the receipt of a proposal of a Third Party Transaction by ALS, the Board of Directors of ALS shall have altered its determination to recommend that the stockholders of ALS approve the Merger Agreement, (e) following the receipt of a proposal for a Third Party Transaction by ALS, ALS shall have failed to proceed to hold the ALS Special Meeting, provided Sterling gives ALS 24 hours' prior written notice of its election to terminate the Merger Agreement or (f) the conditions to Sterling's obligations to effect the Merger shall not have been satisfied by ALS or waived by Sterling on or before March 31, 1998.

     Effects of Termination. The Merger Agreement provides that if either ALS or Sterling terminates the Merger Agreement, under certain circumstances involving the receipt by ALS or Sterling of a proposal for a Third Party Transaction, then such other party may be entitled to receive from the other party a termination fee of $8.0 million.

     Except as otherwise provided in the Merger Agreement, in the event of the termination of the Merger Agreement, the Merger Agreement will be void, there will be no liability on the part of the parties or any of their respective officers or directors to the other and all rights and obligations of any party to the Merger Agreement will cease.

     Cross Option Agreement. Concurrently with the execution of the Merger Agreement, ALS and Sterling entered into a Cross Option Agreement, pursuant to which, among other things, Sterling granted to ALS an irrevocable option (the "Sterling Cross Stock Option") to purchase 1,003,344 fully paid and non-assessable shares of Sterling Common Stock at a purchase price of $18.25 per share, representing an amount equal to 19.9% of the outstanding shares of Sterling Common Stock on July 30, 1997 (the "Sterling Option Shares"). ALS may exercise the Sterling Cross Stock Option in whole or in part at any time or from time to time after the Merger Agreement becomes terminable or is terminated by ALS or Sterling under circumstances which could entitle ALS to the $8 million termination fee in accordance with the Merger Agreement (regardless of whether the Merger Agreement is actually terminated or whether there occurs a closing of any Third Party Transaction).

     Pursuant to the Cross Option Agreement, ALS granted to Sterling an irrevocable option (the "ALS Cross Stock Option") to purchase 2,586,303 fully paid and non-assessable shares of ALS Common Stock at a purchase price of $21.625 per share, representing an amount equal to 19.9% of the outstanding shares of ALS Common Stock on July 30, 1997 (the "ALS Option Shares"). Sterling may exercise the ALS Cross Stock Option in whole or in part at any time or from time to time after the Merger Agreement becomes terminable or is terminated by ALS or Sterling under circumstances which could entitle Sterling to the $8 million fee in accordance with the Merger Agreement (regardless of whether the Merger Agreement is actually terminated or whether there occurs a closing of any Third Party Transaction).

     Under the terms of the Cross Option Agreement, Sterling and ALS have agreed to register the Sterling Option Shares or the ALS Option Shares, as the case may be, under the Securities Act, upon the occurrence of certain circumstances. None of such shares are being registered pursuant to the Merger.

     The foregoing is a brief summary of the Cross Option Agreement, which is included as an exhibit to the ALS Merger 8-K and is incorporated herein by reference. This summary does not purport to be complete and is qualified in its entirety by reference to the Cross Option Agreement.

     Amendments. The Merger Agreement may be further amended by the parties thereto, provided such amendment is in writing, at any time before or after the approval and adoption of the Merger Agreement by the stockholders of Sterling and ALS. After such stockholder approval and adoption has been obtained, no amendment of any of the agreements executed in connection with the Merger may be made which by law requires the further approval of the stockholders, without obtaining such further approval.

                     PROPOSED AMENDMENTS TO THE ALS BYLAWS

     Pursuant to the Merger Agreement, the obligation of Sterling to consummate the Merger is subject to, among other things, the adoption by the holders of ALS Common Stock of certain amendments to the ALS Bylaws relating to the management and operation of the combined company following the Merger. Specifically, the Board of Directors of ALS has approved, and recommends that the ALS stockholders adopt, amendments to the ALS Bylaws to (i) amend Section 3.5 of the ALS Bylaws regarding the filling of vacancies occurring on the Board of Directors of ALS;
(ii) adding a new Section 3.15 to the ALS Bylaws establishing an executive committee of the ALS Board of Directors (the "ALS Executive Committee") and
(iii) amending Section 8.4 of the ALS Bylaws in its entirety with respect to amendments to the ALS Bylaws. The ALS Bylaw Amendments are conditioned upon consummation of the Merger and, accordingly, shall be effective on the Effective Time provided that such amendments receive the requisite ALS stockholder approval.

AMENDMENT TO PROVISION REGARDING VACANCIES ON THE ALS BOARD OF DIRECTORS

     Section 3.5 of the ALS Bylaws currently provides as follows:

          Section 3.5 Vacancies. Any vacancy in the Board, whether because of death, resignation, disqualification, an increase in the number of directors or any other cause, may be filled by the remaining directors or by the stockholders by a plurality of the votes cast at a meeting of the stockholders. Each director so chosen to fill a vacancy shall hold office until his successor shall have been elected and shall qualify or until he shall resign or shall have been removed in the manner provided herein.

     This provision allows vacancies occurring in the Board of Directors of ALS, whether by reason of death, resignation, disqualification, an increase in the number of directors or any other cause, to be filled either by the remaining directors or by the ALS stockholders by plurality of the votes cast at a meeting of ALS stockholders. Pursuant to the Merger Agreement, ALS and Sterling agreed that, following the Effective Time and through the 1999 annual meeting of ALS stockholders, the Board of Directors of ALS would include three individuals designated by the Sterling Board of Directors. See "MANAGEMENT AND OPERATIONS OF THE COMBINED COMPANY FOLLOWING THE MERGER -- Board of Directors After the Merger." In order to give effect to the parties' agreement in this regard, the Board of Directors of ALS proposes amending Section 3.5 of the ALS Bylaws by the addition of the following text at the end of Section 3.5 of the ALS Bylaws:

          Notwithstanding the foregoing, until the Corporation's 1999 annual meeting of stockholders, any vacancy (whether arising because of death, resignation, disqualification, removal or any other cause) on the Board arising among any individual newly elected to serve on the Board pursuant to Section 5.17(a) of that certain Agreement and Plan of Merger by and between the Corporation, Tango Merger Corporation and Sterling House Corporation ("Sterling") dated as of July 30, 1997 or any individual elected to fill a director position occupied by any such person (collectively, the "Sterling Directors") shall be nominated on behalf of the Board, filled or selected by a majority vote of the remaining Sterling Directors and approved by the Board, which approval shall not be unreasonably withheld.

ADOPTION OF PROVISION ESTABLISHING ALS EXECUTIVE COMMITTEE

     Pursuant to Section 3.13 of the ALS Bylaws, the ALS Board may establish by resolution one or more committees consisting of one or more directors of the corporation. Such committees, to the extent set forth in the ALS Board's resolution and except as otherwise limited by law, shall have and may exercise all of the powers and authority of the ALS Board in the management of the business and affairs of the corporation. Pursuant to this provision, the ALS Board of Directors has established an Audit Committee as well as a Compensation Committee.

     Pursuant to the Merger Agreement, ALS and Sterling have agreed to establish at the Effective Time an ALS Executive Committee to be comprised of three members, specifically the Chairman of the Board, the Chief Executive Officer and the President of ALS and, provided that if none of such persons is a Sterling Representative, the ALS Board will replace one of such persons with a Sterling Representative.

     In order to give effect to the parties' agreement in this regard, the Board of Directors of ALS proposes the addition of a new Section 3.15 to the ALS Bylaws and the renumbering of existing Sections 3.15 and 3.16. The text of the proposed new Section 3.15 of the ALS Bylaws is as follows:

          Section 3.15 Executive Committee. The Corporation shall have an executive committee (the "Executive Committee") comprised of three (3) members. The members of the Executive Committee shall be the Corporation's Chairman, Chief Executive Officer and President (provided, however, that if none of such persons is a Sterling Director, the Board shall replace one of such persons with a Sterling Director), and each such person shall serve as a member of such committee for so long as he holds such office. The Chairman shall serve as the Chairman of the Executive Committee. Notwithstanding Sections 3.13 and 3.14 of Article 3, the presence of all the members of the Executive Committee shall be required to constitute a quorum for the transaction of any business at any meeting of the Executive

     Committee, and all matters shall be decided at any such meeting by the affirmative vote of all the members of the Executive Committee present.

          The Executive Committee shall have authority (i) to (a) make an equity investment or otherwise provide equity funding, (b) borrow funds, incur indebtedness or guarantee indebtedness or (c) enter into sale/leaseback transactions as a form of financing in connection with the development, construction, acquisition, financing, refinancing or operation of any assisted living, dementia care or related specialty care facility primarily for the elderly (each a "Facility" and collectively "Facilities") provided that as to any such transaction the aggregate equity investment to be made by the Corporation and its subsidiaries together with the aggregate indebtedness to be incurred by the Corporation and its subsidiaries shall not exceed $15,000,000 in the aggregate (or, in the case of a sale/leaseback transaction, the value of the Facility or Facilities sold and leased back shall not exceed $15,000,000 in the aggregate) (all such transactions referred to as "Authorized Transactions"); (ii) in connection with and pursuant to any Authorized Transaction, to create, convey and establish liens and collateral interests in the real and personal property of and relating to such Facility or Facilities to collateralize indebtedness incurred, including, without limitation, security deeds, mortgages, deeds of trust, pledges, collateral assignments, security interests and title retention arrangements and, with respect to sale/leaseback transactions, convey title to and enter into lease agreements with respect to such Facility or Facilities; (iii) to review and formulate recommendations on matters to be submitted to the Board; (iv) to approve and manage the consolidation of the operations of Sterling and its subsidiaries and the Corporation and its subsidiaries as a result of consummation of the transactions contemplated by that certain Agreement and Plan of Merger by and between the Corporation, Tango Merger Corporation and Sterling dated as of July 30, 1997, including, but not limited to, the implementation of Section 5.6 thereof; (v) to consider and develop strategic business initiatives and long-term planning proposals for the Corporation, including proposals to acquire other assisted living companies or to engage in other strategic business transactions, and to present and review such initiatives and proposals with the Board; and (vi) to perform such other functions as shall be appropriate to the effective discharge of the duties and responsibilities assigned to the Executive Committee by these Bylaws or from the Board from time to time.

          The Executive Committee shall meet from time to time on call of the Chairman of the Executive Committee or by two or more members of the Executive Committee. Meetings of the Executive Committee may be held at such place or places, within or without the State of Delaware, as the Executive Committee shall determine or as may be specified or fixed in the notices or waivers of notice of such meetings. The Executive Committee may fix its own rules of procedure, including provision for notice of its meetings and shall keep a record of its proceedings.

          The members of the Executive Committee may participate in Executive Committee proceedings by means of conference telephone or similar communications equipment by means of which all persons participating in the proceeding can hear each other, and such participation shall constitute presence in person at such proceedings.

          Any action of the Executive Committee may be taken by a written instrument signed by all the members of the Executive Committee, and such action shall be fully effective as if taken at a meeting of the Executive Committee.

AMENDMENT TO PROVISION REGARDING AMENDMENT TO ALS BYLAWS

     Section 8.4 of the ALS Bylaws currently provides as follows:

          Section 8.4. Amendments. These Bylaws, or any of them, may be amended, modified, repealed or adopted and new Bylaws may be made (i) by the Board, acting at any meeting of the Board, or (ii) by the stockholders, at any annual meeting of stockholders, without previous notice, or at any special meeting of stockholders, provided that notice of such proposed amendment, modification, repeal or adoption is given in the notice of special meeting. Any Bylaws made or altered by the stockholders may be altered or repealed by either the Board or the stockholders.

     Pursuant to the Merger Agreement, ALS and Sterling agreed that, in connection with securing ALS stockholder approval of the Merger, Section 8.4 of the ALS Bylaws would be amended in its entirety as follows:

          Section 8.4 Amendments. Except as expressly provided herein, these Bylaws, or any of them, may be amended, modified, repealed or adopted and new Bylaws may be made (i) by the Board, acting at any meeting of the Board, or (ii) by the stockholders, at any annual meeting of stockholders, without previous notice, or at any special meeting of stockholders, provided that notice of such proposed amendment, modification, repeal or adoption is given in the notice of special meeting. Except as expressly provided herein, any Bylaws made or altered by the stockholders may be altered or repealed by either the Board or the stockholders. Notwithstanding anything in these Bylaws to the contrary, (i) Section 3.5 hereof may only be amended, modified, repealed or replaced prior to the Corporation's 1999 annual meeting of stockholders by (a) the Corporation's stockholders, at any annual meeting of stockholders, without previous notice, or at any special meeting of stockholders, provided that notice of such proposed action is given in the notice of special meeting or (b) the Board, provided that the proposed action is also approved by a majority of the Sterling Directors, and (ii) Section 3.15 hereof and this Section 8.4 may only be amended, modified, repealed or replaced prior to December 31, 2000 by (a) the Corporation's stockholders, at any annual meeting of stockholders, without previous notice, or any at any special meeting of stockholders, provided that notice of such proposed action is given in the notice of special meeting or (b) the Board, provided that the proposed action is also approved by a majority of the Sterling Directors.

     The effect of the proposed amendment to Section 8.4 is to limit the ability of the ALS Board of Directors to amend, modify, repeal or replace Section 3.5 of the ALS Bylaws prior to the 1999 annual meeting of stockholders of ALS, or to amend, modify, repeal or replace Sections 3.15 or 8.4 of the ALS Bylaws prior to December 31, 2000, unless, in any such case, such amendment is approved by either (a) the ALS stockholders or (b) the ALS Board of Directors, provided that such action is also approved by a majority of the Sterling Representatives then serving on the ALS Board.

     The affirmative vote of a majority of the shares of ALS Common Stock present in person or represented by proxy at the ALS Special Meeting, assuming a quorum is present, shall be required to approve the ALS Bylaw Amendments. The Board of Directors of ALS recommend that the ALS stockholders vote FOR the ALS Bylaw Amendments.

                              BUSINESS OF STERLING

GENERAL

     Sterling constructs, owns, operates, manages and franchises Sterling House assisted living residences, providing a wide range of assisted living care and services to the frail elderly. Assisted living care is an emerging segment of the long-term care industry serving the rapidly growing elderly population who may require assistance with the activities of daily living ("ADLs"), such as dressing, bathing and eating, or routine skilled nursing services. In addition, Sterling owns and operates Sterling Cottage, a concept specifically designed for the care of those affected by Alzheimers and other cognitive impairments. Sterling's operations provide elderly residents with a broad range of cost-effective health care and personal support services on a 24-hour basis, enabling them to maintain an independent and dignified lifestyle in a residential home like setting.

     Sterling was co-founded in 1991 by Timothy J. Buchanan, Sterling's Chief Executive Officer, and Steven L. Vick, Sterling's President, and has actively expanded its assisted living operations through the development, operation and selective franchising of Sterling House residences. In connection with Sterling's initial public offering (the "Sterling IPO"), on October 26, 1995, Sterling entered into a reorganization transaction with various individuals, limited liability companies and limited partnerships of which Sterling owned majority or minority interests, whereby Sterling acquired all of the stock of Sterling House of Augusta, Inc. and all of the assets of such limited liability companies and limited partnerships (Sterling House of Abilene, L.P., Sterling House of Wichita, L.P., Sterling House of Bethany, L.L.C., Sterling Group, L.L.C., Scotia, L.L.C. and Corridor Properties, L.L.C.) (the "Reorganization Transaction"). Following the completion of the Sterling IPO, Sterling owned or leased 14 residences containing 417 units and managed/franchised an additional nine residences with 315 units, for a total of 23 residences, with 732 units in Kansas and Oklahoma.

     In May 1996, Sterling privately placed $35 million aggregate principal amount of the Sterling Debentures. The Sterling Debentures and underlying securities were registered with the Commission on November 19, 1996. The net proceeds of $33.4 million have been used primarily to fund construction of Sterling House residences.

     At August 15, 1997, Sterling had in operation 88 assisted living residences with 3,296 units located in Kansas, Oklahoma, Texas, Florida, Ohio and Colorado. In addition, as of August 15, 1997, Sterling managed and/or its franchisees operated 13 residences containing 488 units. At that date, Sterling also had 74 residences with 3,146 units under development or construction in Kansas, Oklahoma, Arizona, Florida, Ohio, Colorado, Indiana, North Carolina, South Carolina and Tennessee. Sterling House residences are located primarily in select affluent suburban areas, as well as small to medium sized communities with populations in excess of 10,000.

     Sterling is following its plan to construct, develop, manage, and, to a lesser extent, acquire additional assisted living residences in states which Sterling believes possess attractive demographic and favorable regulatory environments. In support of continued expansion, Sterling has opened regional operations offices in Stuart, Florida, and Dayton, Ohio, Castle Rock, Colorado and Edmond, Oklahoma. In addition, Sterling maintains development and construction offices in Denton, Texas and Charlotte, North Carolina.

     Sterling is a Kansas corporation, with its principal executive office located at 453 S. Webb Road, Suite 500, Wichita, Kansas 67207.

INDUSTRY

     The long-term care industry encompasses a broad range of accommodations and health care services that are provided primarily to seniors. Home-based care, congregate living or retirement centers and care in family member's homes provide viable options for those seniors needing limited services on an as-needed basis. However, services in congregate or retirement centers are often limited to meals and housekeeping.

     As people age, their need for assistance often increases, and care in the residential type setting of an assisted living residence may be preferable and more cost effective than home based or nursing home care options. Assisted living services typically include assistance with supportive services such as housekeeping, meals and laundry, as well as personal care such as bathing, dressing and mobility, and routine nursing services such as medication assistance and health monitoring. Generally, residents of assisted living residences require higher levels of care than residents in congregate or retirement settings, but require lower levels of care than skilled nursing home patients. For seniors in need of continuous unschedulable 24 hours a day attendance by a skilled nurse or practitioner, a skilled nursing facility may be required. The typical age of an assisted living resident is 83-85 years old.

     The aging of the U.S. population as well as other social trends contribute to the growth of the assisted living industry. Those seniors age 85 and over are considered the prime market for assisted living facilities. The U.S. Census Bureau estimates that the number of these individuals will increase from 3.1 million in 1990, to over 4.3 million by the year 2000. According to the U.S. General Accounting Office, in 1991 there were over 7.0 million people in the U.S. who needed assistance with ADLs, and the number of people needing such assistance is expected to double by the year 2020.

     Historically, the philosophy and structure of the long-term care industry have focused on meeting the medical needs of seniors in a clinical setting, and the government reimbursement structure, through Medicaid and Medicare, has primarily been based on the more expensive "medical-model" of care. As the population of seniors and the cost of health care continues to dramatically increase, and the demand for cost-containment of long-term health care intensifies, both public and private payors will actively seek alternatives. Sterling believes that these and other pressures and trends will increase the demand for the assisted living model of care and housing, and that seniors will find the home-like residential setting a more favorable alternative.

STERLING HOUSE SERVICES

     Each Sterling House residence provides a broad range of health care and support services to residents on an individualized basis in a comfortable home-like atmosphere. With building features such as residentially scaled spaces, private apartments including locking doors, living area, bedroom area, private bath, individual temperature controls and kitchenettes, the residents' apartments are viewed as their home, in which they receive services. The broad range of services offered by Sterling include, but are not limited to, personal care, support services, supplemental services, and nursing services, all available 24 hours a day and designed to respond to the residents' individual needs, enabling them to maintain a dignified more independent lifestyle. Services are delivered in an "unbundled" manner through the Sterling House "Personalized Service Plans" targeted specifically at each resident's individual needs and preferences.

     In designing each resident's Personalized Service Plan, Sterling periodically assesses the needs and desires of a resident by conducting interviews with the resident and, if appropriate, family members and other medical personnel. A service assessment matrix is utilized to establish a point score which represents the resident's position within Sterling's range of care and services, and thereby determining the resulting charge for services within Sterling's three levels of pricing. A fourth pricing level may be utilized for services to residents with Alzheimer's disease or other memory impairment. Additionally, Sterling offers a variety of apartment layouts, including studio, one bedroom and one bedroom deluxe designs. The resulting combination of apartment types and service pricing determines each resident's total monthly charge for housing and services.

STERLING HOUSE OPERATIONS

     Each Sterling House residence is managed by a Director who is responsible for the overall day-to-day operations, including oversight of the quality of care, compliance with state regulations and corporate policies, marketing and community relations, and financial and budgetary performance. The Director is responsible for all professional and non-professional staff employed on either a full or part-time basis, as well as independent contractors. Routine nursing services are provided by nurses who are typically employed by Sterling. On occasion, certain nursing services may be delegated by the nurse to trained members of the staff. Sterling consults with outside providers, such as pharmacists and dieticians, to assist residents through services such as medication review and menu planning to meet special dietary needs. Personal care, dietary services, housekeeping and laundry services are performed primarily by staff members who are either full or part-time and are trained to perform a variety of services.

     Sterling's residences are divided into regional operating districts, each of which is supervised by a District Manager who supervises up to eight residences. The District Manager is responsible for the overall operations of the Sterling House residences within his or her district, as well as monitoring and supervising Directors in his or her district to assure continued compliance with quality of care, financial performance, state regulations and corporate policies and procedures. They also work in conjunction with Sterling's Regional Marketing Representatives to assist and oversee the directors in developing and maintaining an active and effective marketing program.

     Regional Marketing Representatives implement corporate marketing plans from residence start-up to stabilization and provide training, direction and assistance to Residence Directors and staff for community relations marketing, and census retention. The Marketing Representative makes presentations to groups and organizations on the Sterling House philosophy and develops working relationships with local and regional administrative and health care related professionals.

     Corporate direction and support in all areas of operations for Directors, Regional Marketing Representatives and District Managers are provided by the executive and support staffs who work out of Sterling's headquarters. Accounting services, data processing, accounts payable, payroll services and human resources are all provided at Sterling's headquarters.

COMPETITION

     Sterling competes with numerous other companies and long-term care providers offering similar services such as other assisted living providers, home health agencies, life care at home, community based service programs, retirement communities and convalescent centers. The long-term care industry, generally, is highly competitive and Sterling expects that assisted living in particular will become increasingly competitive. While Sterling believes that presently there is generally an inadequate number of assisted living facilities in the markets where Sterling intends to operate, as assisted living receives increased attention, more states include assisted living in their Medicaid Waiver Program, and additional sources of capital and financing become available, competition will grow from new market entrants, as well as other existing providers focusing on assisted living.

     Competition for residents among assisted living providers is typically based on the quality of service, pricing, population, living environment, range of services and location. In addition, some of Sterling's competitors are larger than Sterling and have or may obtain greater resources than those of Sterling. Sterling's competitors primarily are long-term care providers operating in similar geographic areas.

FUNDING FOR ASSISTED LIVING CARE

     Assisted living residents or their families generally pay the cost of care from their own financial resources. Depending on the nature of an individual's health insurance program or long-term care insurance policy, the individual may receive reimbursement for costs for care under an "alternative care benefit." Government payments for assisted living have been limited. Some state and local governments offer subsidies for rent or services for low income elders. Others may provide subsidies in the form of additional payments for those who receive Supplemental Security Income ("SSI"). Medicaid provides coverage for certain financially or medically needy persons, regardless of age, and is funded jointly by federal, state and local governments. Medicaid reimbursement varies from state to state. Although a majority of Sterling's revenue in the six months ended June 30, 1997 came from private payors (99%), the cost structure of the residences has historically been, and is expected to continue to be, sufficiently low so that the residences are able to operate and compete in the Medicaid reimbursement market. Sterling expects that state Medicaid reimbursement programs will constitute a larger percentage of total revenue in the future.

GOVERNMENT REGULATION

     Currently, assisted living residences are not specifically regulated as such by the federal government. However, Sterling's assisted living residences are subject to certain state regulations and licensing requirements. For example, residences located in the State of Kansas are licensed by the Kansas Department of Health and Environment as assisted living facilities, residences located in the State of Oklahoma are licensed by the Oklahoma State Department of Health as residential care facilities, residences in Texas are licensed as Personal Care Facilities, all residences in Florida are licensed as Adult Congregate Living Facilities and certain residences in Florida are additionally licensed as Extended Congregate Care Facilities, and residences in Ohio are licensed as Rest Homes. Assisted living is a relatively new concept as compared to other forms of long-term care (e.g., nursing homes) and, as a result, its regulation by government is still evolving and is currently less encompassing in comparison with regulations imposed upon skilled nursing home operators. While regulations and licensing requirements vary significantly from state to state, they generally include requirements relating to matters such as licensure, fire safety, sanitation, staff training, staffing levels, and living accommodations such as size of rooms, number of bathrooms and ventilation, as well as other regulatory requirements related more specifically to certain of the health care services provided by Sterling. The success of Sterling will be dependent, in part, upon its ability to satisfy applicable regulations and requirements and to maintain any required licenses. Sterling's operations could also be adversely affected by, among other things, regulatory changes such as mandatory increases in the scope and quality of care to be provided to residents, changes in staffing requirements, and revisions in licensing and certification standards.

     Sterling believes that its residences are in substantial compliance with all applicable regulatory requirements. However, in the ordinary course of business, a residence could be cited for deficiencies. In such cases, Sterling expects to take appropriate and timely corrective action to eliminate such deficiencies.

     Medicaid provides insurance for certain financially or medically needy persons, regardless of age, and is funded jointly by federal, state and local governments. However, without a Medicaid Waiver Program, states can only use federal Medicaid funds for long-term nursing facilities. Under the Medicaid Waiver Program, states apply to the Health Care Financing Administration for a waiver to use Medicaid funds to support community-based options for the low income elderly that need long-term care. These waivers permit states to reallocate a portion of Medicaid funding from nursing facility care to other forms of care such as assisted living. Sterling has elected to admit, on a very limited basis, residents eligible for reimbursement under the Texas and Kansas Medicaid Waiver Programs and is subject to the related laws and regulations. For the six months ended June 30, 1997, Sterling's revenues from private payors was 99% of its total revenues. In order to comply with the terms of the revenue bonds used to finance eight of Sterling's residences, Sterling is required to lease a minimum of 20% of the apartments in each such residence to low or moderate income persons as defined pursuant to the Code.

     Sterling is subject to the Fair Labor Standards Act, which governs such matters as minimum wage, overtime and other working conditions. A portion of Sterling's personnel is paid at rates related to the federal minimum wage and accordingly, increases in the minimum wage will result in an increase in Sterling's labor costs.

     The sale of franchises is regulated by the Federal Trade Commission and by certain state agencies located in jurisdictions other than those states where Sterling currently operates. Principally, these regulations require that certain written disclosures be made prior to the offer for sale of a franchise. The disclosure documents are subject to state review and registration requirements and must be periodically updated, not less frequently than annually. In addition, some states have relationship laws which prescribe the basis for terminating a franchisee's rights and regulate both Sterling's and its franchisee's post-termination rights and obligations.

EXPANSION

     Consistent with its strategy of rapidly developing new locations, Sterling is currently developing new residences in Kansas, Oklahoma, Arizona, Florida, Ohio, Colorado, Indiana, Tennessee, North Carolina and South Carolina. As of August 15, 1997, Sterling had under construction 27 residences containing 1,120 units. Additionally, Sterling has under development and land purchase commitments a total of 47 residences.

     The Sterling House residences generally range in size from 33 to 50 apartments and are carefully designed to minimize walking distance in a comfortable and easy to navigate layout. Each residence provides a distinctive residential home-like atmosphere, unlike the "institutional" or "hotel" feel common to many traditional skilled nursing and large congregate care facilities, yet is designed to be an efficient, economical health care delivery setting. Sterling locates residences in a variety of markets ranging from select suburban communities, as well as small to medium size towns with populations of 10,000 and more.

     Sterling develops and constructs residences utilizing a combination of its in-house construction subsidiary (BCI Construction, Inc.), joint ventures and outside developers and contractors. Currently Sterling has retained outside developers and contractors and has also retained outside general contractors for construction of properties in Florida, Ohio and Texas. Sterling also entered into joint ventures with regional real estate development partners for the construction, development and ownership of Sterling House assisted living residences in targeted geographic areas. Sterling anticipates that the total number of residences constructed and developed using joint ventures in 1997 will increase. Sterling will continue to use this combination of joint ventures, in-house construction and outside developers and contractors to facilitate its continued expansion. All aspects relating to development, including site selection, plans, specifications, costs, architect selection, bonding issues and budget compliance are approved by Sterling and are typically managed from its headquarters. Sterling estimates construction time for a new residence to be approximately six to nine months, and, once opened, estimates that it will take approximately nine to twelve months to achieve a stabilized occupancy level of 95% or higher.

     There can be no assurance that Sterling or its joint venture partners will be successful in identifying sites for future residences, securing necessary permits and licenses for the construction of new residences and supervising the construction of new residences on time and within budget.

TRADEMARKS, PATENTS, COPYRIGHTS AND PROPRIETARY INFORMATION

     Sterling is the registered owner of the service mark "Sterling House" (Reg. No. 1,827,828) as recorded on the principal register of the United States Patent and Trademark Office. The service mark registration will expire on March 22, 2004. Sterling expects that it will renew its service mark at that time. Sterling is in the process of registering its service mark "Sterling Cottage." Sterling also claims a copyright in all policy and procedures notebooks, operations manuals, architectural plans, advertisements and other similar materials developed for use in and promotion of the residence system and in the trade dress protection of the physical residences.

EMPLOYEES

     As of June 30, 1997, Sterling had approximately 1,500 employees, approximately 700 of whom were employed in full-time positions. Sterling has no collective bargaining agreements with any of its employees. Sterling believes that its labor relations are good.

PROPERTIES

     The following chart sets forth, as of August 15, 1997, the location, number of units, ownership and the date on which operations commenced for the Company's residences and the number of units and residences under construction or development:

                                                                          COMMENCED
LOCATION                                    UNITS       OWNERSHIP         OPERATIONS
--------                                    -----       ---------         ----------
OWNED OR LEASED
Augusta, KS...............................     21         Owned         October 1991
Wichita, KS...............................     26         Leased        September 1993
Abilene, KS...............................     26         Owned         November 1993
Bethany, OK...............................     26         Leased        January 1994
Junction City, KS.........................     26         Owned         March 1994
Derby, KS.................................     26         Leased        April 1994

                                                                          COMMENCED
LOCATION                                    UNITS       OWNERSHIP         OPERATIONS
--------                                    -----       ---------         ----------
OWNED OR LEASED
McPherson, KS.............................     33         Leased        June 1994
Emporia, KS...............................     26         Owned         July 1994
Salina, KS................................     33         Leased        August 1994
Wellington, KS............................     26         Leased        September 1994
Arkansas City, KS.........................     33         Owned         October 1994
Great Bend, KS............................     33         Leased        January 1995
Ponca City, OK............................     33         Leased        March 1995
Hays, KS..................................     33         Leased        June 1995
Dodge City, KS............................     35         Leased        July 1995
Bartlesville, OK..........................     33         Leased        July 1995
Midwest City, OK..........................     33         Leased        October 1995
Enid, OK..................................     33         Leased        October 1995
Shawnee, OK...............................     33         Leased        December 1995
Stillwater, OK............................     33         Leased        December 1995
SW Oklahoma City, OK......................     33         Leased        January 1996
Chickasha, OK.............................     33         Leased        February 1996
Edmond, OK................................     37         Leased        April 1996
Norman, OK................................     33         Leased        April 1996
Duncan, OK................................     33         Leased        May 1996
Lawton, OK................................     37         Leased        June 1996
Broken Arrow, OK..........................     37         Leased        June 1996
Denton, TX................................     37         Leased        July 1996
Ennis, TX.................................     33         Leased        July 1996
Corsicana, TX.............................     33         Leased        July 1996
Waxahachie, TX............................     37         Leased        August 1996
Palestine, TX.............................     37         Leased        August 1996
Muskogee, OK..............................     37         Leased        August 1996
Claremore, OK.............................     37         Leased        August 1996
Liberal, KS...............................     44         Owned         August 1996
Paris, TX.................................     37         Leased        September 1996
NW Oklahoma City, OK......................     37         Leased        September 1996
Stuart, FL................................     42         Leased        September 1996
Vero Beach, FL............................     42         Leased        September 1996
Ada, OK...................................     37         Leased        October 1996
Owasso, OK................................     37         Leased        October 1996
W. Melbourne, FL..........................     42         Leased        November 1996
Texarkana, TX.............................     37         Leased        November 1996
Oklahoma City Hefner, OK..................     37         Leased        December 1996
Tequesta, FL..............................     42         Leased        December 1996
Leesburg, FL..............................     42         Leased        December 1996
Coffeyville, KS...........................     37         Leased        December 1996
Wichita Falls, TX.........................     42         Leased        December 1996
Tyler, TX.................................     42         Leased        December 1996
DeSoto, TX................................     37         Leased        December 1996
Salina II, KS.............................     42         Leased        December 1996
Mansfield, TX.............................     37         Leased        December 1996
Jacksonville, St. Augustine, FL...........     42         Leased        December 1996
Richland Hills, TX........................     37         Leased        December 1996
Weatherford, TX...........................     37         Leased        December 1996
Kerrville, TX.............................     42         Leased        December 1996
Cedar Hill, TX............................     37         Leased        December 1996
Lancaster, TX.............................     37         Owned         December 1996
Tulsa Mingo, OK...........................     37         Leased        January 1997
Temple, TX................................     42         Leased        January 1997

                                                                          COMMENCED
LOCATION                                    UNITS       OWNERSHIP         OPERATIONS
--------                                    -----       ---------         ----------
OWNED OR LEASED
Carrolton, TX.............................     37         Leased        January 1997
Lewisville, TX............................     42         Leased        January 1997
Durant, OK(1).............................     37         Leased        February 1997
San Antonio, Nacogdoches, TX..............     37         Leased        March 1997
Findlay, OH(1)............................     37         Leased        March 1997
Tavares, FL...............................     42         Leased        March 1997
Georgetown, TX(1).........................     42         Leased        March 1997
Port Orange, FL(1)........................     42         Leased        March 1997
Ocala, FL(1)..............................     42         Leased        March 1977
Troy, OH(1)...............................     37         Leased        March 1997
San Antonio, Maltsberger, TX(2)...........     37         Leased        March 1997
Waco, TX(2)...............................     42         Leased        March 1997
San Antonio, Whitby, TX(2)................     50         Leased        March 1997
Brighton, CO(2)...........................     42         Leased        May 1997
Tulsa, 71st, OK(2)........................     46         Leased        May 1997
Newark, OH(1).............................     42         Leased        May 1997
New Braunfels, TX(2)......................     37         Leased        May 1997
Greenville, OH(2).........................     42         Leased        June 1997
Fairfield, OH(2)..........................     42         Leased        June 1997
Punta Gorda, FL(2)........................     42         Leased        June 1997
Gainesville, FL(2)........................     50         Leased        June 1997
Springfield, OH...........................     42         Owned         June 1997
Port Charlotte, FL(2)(4)..................     42         Owned         June 1997
DeLand, FL(1)(4)..........................     42         Owned         June 1997
Jacksonville, Merrimac, FL(2).............     42         Owned         July 1997
Loveland, CO(4)...........................     50         Owned         July 1997
Arvada, CO(4).............................     50         Owned         July 1997
Springdale, OH(2)(4)......................     42         Owned         August 1997
                                            -----
          Total Units.....................  3,296
                                            =====
MANAGED OR FRANCHISED
Olathe, KS................................     37       Franchised      November 1992
Topeka, KS................................     37       Franchised      April 1994
Pratt, KS.................................     43        Managed        September 1994
Lenexa, KS................................     38       Franchised      November 1994
Lawrence, KS..............................     37       Franchised      April 1995
Leawood, KS...............................     37       Franchised      September 1995
Olathe II, KS.............................     42       Franchised      December 1995
Colorado Springs, CO(5)...................     37   Managed/Franchised  September 1995
Colorado Springs II, CO(5)................     37   Managed/Franchised  April 1997
Lenexa, KS II.............................     37       Franchised      April 1997
Greeley, CO(3)............................     42        Managed        June 1997
Edmond, OK................................     29        Managed        August 1997
Weatherford, OK...........................     35        Managed        August 1997
                                            -----
          Total Units.....................    488
                                            =====

UNDER CONSTRUCTION                          UNITS       RESIDENCES
------------------                          -----       ----------
Colorado..................................     92           2
Florida...................................    386           9
Ohio......................................    322           8
Oklahoma..................................     33           1
Kansas....................................     33           1
North Carolina............................    126           3
South Carolina............................    128           3
                                                            --
                                            -----
          Total Units.....................  1,120           27
                                                            --
                                            -----
                                                            --
                                            -----

UNDER DEVELOPMENT                           UNITS       RESIDENCES
-----------------                           -----       ----------
Colorado..................................     50           1
Florida...................................    462           11
Ohio......................................    214           5
Arizona...................................    298           6
North Carolina............................    210           5
South Carolina............................    210           5
Indiana...................................    452           11
Tennessee.................................    130           3
                                                            --
                                            -----
          Total Units.....................  2,026           47
                                                            --
                                            -----
                                                            --
                                            -----

---------------

(1) Minority interest owned by joint venture partner.
(2) Majority interest owned by joint venture partner.
(3) Facility owned by a development partner. Sterling has an operating lease commitment letter with LTC Properties, Inc. to lease the facility in 30 to 180 days after August 15, 1997.
(4) Certificate of Occupancy received but not yet fully licensed.
(5) Sterling closed on the purchase of these residences on August 29, 1997.

     As of August 15, 1997, Sterling had a total of 74 residences under construction, development or purchase commitment. Sterling's executive offices are located in leased office space in Wichita, Kansas. Sterling also leases office space in Florida, Ohio, Colorado and Oklahoma for its District Managers and in Texas and North Carolina for its construction Project Managers.

LEGAL PROCEEDINGS

     As of June 30, 1997, there were no material pending legal proceedings to which Sterling or its property is subject.

                            STERLING DIVIDEND POLICY

     Sterling has never paid any cash dividends and, for the foreseeable future, Sterling expects to retain all earnings to finance the future expansion and development of its business. Any future payment of cash dividends will depend, among other factors, upon the earnings, capital requirements, operating and financial condition of Sterling, other relevant factors, and, more importantly, upon compliance with various financial covenants contained in future financing agreements to which Sterling may become a party, the effect of which is to make the payment of dividends unlikely during the foreseeable future.

                STERLING MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     Sterling was formed in 1991 and, prior to the Sterling IPO in October 1995, used a series of limited partnerships and limited liability companies to finance the development and construction of residences in which it retained certain minority and majority interests. In January 1994, Sterling acquired BCI Construction, Inc. (formerly Buchanan Homes, Inc.), a construction management company, which previously constructed all of the residences developed by Sterling. During 1994, Sterling secured a significant financing commitment from Health Care REIT, Inc. ("HCRI") and, as a result, initiated the development of a series of residences through Corridor Properties, L.L.C., which at that time was a 60% owned affiliate.

     On October 26, 1995, Sterling issued 2,185,000 shares in the Sterling IPO realizing net proceeds of $21.8 million. Sterling utilized approximately $1.5 million of the net proceeds to repay certain long-term debt and to pay a $0.5 million termination fee to HCRI in connection with the termination of Sterling's loan agreement by Sterling. Sterling used the remaining net proceeds to finance development. Also, in connection with the Sterling IPO, Sterling entered into the Reorganization Transaction. See Note 1 to the Audited Consolidated Financial Statements of Sterling included herein.

     During 1996, Sterling continued its efforts to expand its market share in the assisted living residence segment of the long-term care industry through development, construction and acquisition of assisted living residences. On March 26, 1996, Assisted Living Properties Inc. ("ALP"), a wholly owned subsidiary of Sterling, entered into an operating lease agreement with Meditrust to lease three assisted living residences previously owned by franchisees of Sterling. Concurrently with this transaction the franchisees, Masters Associates, L.L.C. ("Masters"), the owner of the Derby, Kansas residence, Hays Assisted Living, L.L.C. ("HAL"), the owner of the Hays, Kansas residence, and Wellington Partners, L.L.C. ("WPL"), the owner of the Wellington, Kansas residence, contemporaneously sold all of their assets (principally consisting of their real property, building, improvements, furniture and equipment) to Meditrust. Sterling had previously managed the Derby, Hays and Wellington residences for the franchisees. On March 26, 1996, the Management and Franchise Agreements with Masters, HAL and WPL were terminated and ALP assumed all the operations and residents' lease agreements. The sale price of each facility was the result of negotiations among Sterling, Meditrust and the three franchisees. Mr. Bushee, a director of Sterling, is the Chief Operating Officer of Meditrust.
D. Ray Cook, M.D., a director and principal stockholder of Sterling, was a passive investor in Masters and WPL.

     On May 23, 1996, Sterling increased its funds available for development, construction and acquisitions of assisted living residences by issuing, in a private placement, $35 million aggregate principal amount of the Sterling Debentures. The Sterling Debentures, which are noncallable until July 15, 1999, are convertible into shares of Sterling Common Stock at a conversion price of $22.42 per share, or an aggregate of 1,561,106 shares. Sterling used the net proceeds of $33.4 million to finance development activities. The Sterling Debentures and underlying securities were registered on Form S-3 with the Commission on November 19, 1996.

     On August 1, 1996, Sterling acquired the land, building, and other fixed assets of Woodland Terrace, a 45 unit retirement and assisted living residence located in Liberal, Kansas. Sterling also acquired an operating lease on a 37 unit retirement and assisted living residence located in Coffeyville, Kansas on December 31, 1996. Sterling had managed the property since September 1, 1996.

     In February 1997, Sterling formed a wholly owned subsidiary, Coventry Corporation ("Coventry"), to enter into joint venture agreements with Sterling's development partners. Pursuant to the joint venture agreements, Coventry holds interests in various limited liability companies and limited partnerships formed to develop Sterling House residences (the "Joint Ventures"). Sterling's development strategy includes forming strategic alliances with regional real estate development partners which are anticipated to enable Sterling to develop and construct additional residences while reducing the investment of, and associated risk to, Sterling. Sterling's development partners generally provide construction management experience, access to existing relationships with local contractors, suppliers and municipal authorities, knowledge of local and state building codes and zoning laws and assistance with site location for new residences while investing capital and sharing in the development risk of new properties. Sterling, through Coventry, assists in financing residences, contributes operational and industry expertise and has management responsibility for the residences. Sterling has both the option, at its election and an obligation, at the election of its Joint Venture partners, to acquire the equity interests of the other partners at predetermined prices and times. Sterling plans to continue to utilize this development strategy in the future.

     At March 25, 1997, Coventry held an interest in Austin Development, Limited. On February 21, 1997, Sterling transferred ownership of a site under construction in Findlay, Ohio to Austin Development, Limited for $2,500,000, evidenced by a promissory note for the same amount. Concurrently with this transaction, Austin Development, Limited entered into a management agreement and a license agreement with Sterling. In January 1997, Sterling formed North Central Assisted Living, L.L.C., ("NCAL") with Eby Development, a franchisee since 1992. NCAL will develop, construct and manage Sterling House residences. Sterling holds a minority interest in NCAL.

     From time to time, Sterling has continuing discussions with its franchisees and Joint Venture partners relative to the structure of their relationships with Sterling. Sterling opened 41 residences containing 1,519 units during the year ended December 31, 1996 and 27 residences containing 1,114 units during the first six months of 1997.

     The following table presents the number of owned/leased, managed or franchised residences and the number of residences under construction and under development, by state, as of June 30, 1997, December 31, 1996 and 1995.

                                         OWNED/LEASED         MANAGED/FRANCHISED      UNDER CONSTRUCTION      UNDER DEVELOPMENT
                                     --------------------    --------------------    --------------------    --------------------
                                     6/97   12/96   12/95    6/97   12/96   12/95    6/97   12/96   12/95    6/97   12/96   12/95
                                     ----   -----   -----    ----   -----   -----    ----   -----   -----    ----   -----   -----
Residences by State:
  Kansas...........................   16     16      11        8      7      10        1      0       0        0      0       0
  Oklahoma.........................   23     19       6        0      0       0        1      3       7        0      0       7
  Texas............................   25     18       0        0      0       0        0      9       4        0      0      13
  Florida..........................   13      5       0        0      0       0        8      7       0        9     12       6
  Colorado.........................    2      0       0        2      1       0        3      3       0        3      4       0
  Ohio.............................    6      0       0        0      0       0        8     10       0        4      8       0
  Iowa.............................    0      0       0        0      0       0        2      0       0        3      5       0
  North Carolina...................    0      0       0        0      0       0        2      0       0        4      0       0
  South Carolina...................    0      0       0        0      0       0        1      0       0        5      0       0
  Other States.....................    0      0       0        0      0       0        0      0       0       12      7       0
                                      --     --      --       --     --      --       --     --      --       --     --      --
                                      85     58      17       10      8      10       26     32      11       40     36      26
                                      ==     ==      ==       ==     ==      ==       ==     ==      ==       ==     ==      ==

     Sterling plans to finance its development and construction of new residences primarily through the use of financing agreements involving the sale and immediate lease back of the land, building and equipment used at the residences.

     Sterling has experienced recurring net losses since its inception resulting from the expenses incurred to establish the infrastructure necessary to support its aggressive residence development program, as well as operating losses incurred on newly opened residences during the lease-up period.

     The following table sets forth the number of operational residences and units owned/leased or managed/franchised and the stabilized occupancy and private pay percentages at June 30, 1997 and December 31, 1996, 1995, 1994 and 1993.

                                                                             AT DECEMBER 31,
                                                      AT JUNE 30,   ---------------------------------
                                                        1997(1)      1996     1995     1994     1993
                                                      -----------   ------   ------   ------   ------
Residences:
  Owned/Leased(2)...................................        76          58       17        9        3
  Managed/Franchised................................        10           8       10        6        1
                                                        ------      ------   ------   ------   ------
          Total.....................................        86          66       27       15        4
                                                        ======      ======   ======   ======   ======
Units:
  Owned/Leased......................................     2,979       2,035      516      250       73
  Managed/Franchised................................       557         309      358      207       37
                                                        ------      ------   ------   ------   ------
Total...............................................     3,536       2,344      874      457      110
                                                        ======      ======   ======   ======   ======

Stabilized occupancy percentage(3)..................        95%         97%      96%      95%     100%
Units private pay...................................        98          99      100      100      100
Average monthly rent/unit...........................    $1,757      $1,688   $1,618   $1,505   $1,355
Average monthly rent/unit including community
  fees..............................................    $1,804      $1,753   $1,705       --       --

---------------

(1) Nine residences have a Certificate of Occupancy but were not yet fully licensed until July 1997. Includes four residences owned/leased by Sterling, through Joint Ventures in which Sterling holds a 9.8% ownership interest.
(2) Prior to October 26, 1995, residences were owned by limited partnerships, limited liability companies, or a corporation.
(3) Stabilized occupancy percentage represents the occupancy at the dates presented and only includes those residences that have been operating in excess of nine months or that have reached an occupancy rate of 95% (does not include Managed/Franchised units).

     Except for the historical information contained herein, the matters discussed in this Sterling Management's Discussion and Analysis of Financial Condition and Results of Operations are forward looking statements that involve risks and uncertainties that could cause actual results to differ materially, including, without limitation, risks associated with Sterling's ability to develop, construct, acquire or franchise additional assisted living residences in accordance with Sterling's development schedule, management of quarter to quarter results, and other risks detailed herein under "RISK FACTORS." The risk factors and information set forth under "RISK FACTORS" should be carefully considered in the evaluation of Sterling, its business and its investment value.

RESULTS OF OPERATIONS

  Six Months Ended June 30, 1997 as Compared to Six Months Ended June 30, 1996.

     Revenues. Total revenue for the six months ended June 30, 1997, increased to $17,798,000 compared to $5,951,000 for the six months ended June 30, 1996, an increase of $11,847,000 or 199%. This increase was primarily attributable to an increase of $11,706,000 in residence rentals as a result of the 1,958 new rental units at 40 residences that have been developed or acquired by Sterling since June 30, 1996. The average monthly rental per resident for the six months ended June 30, 1997, increased to $1,754 compared to $1,642 for the same period in 1996. Payments from Medicaid programs comprised approximately 1% of Sterling's revenue for the six months ended June 30, 1997. Sterling anticipates that the percentage of revenue derived from Medicaid programs will increase, although revenues from private pay residents will continue to be Sterling's predominant source of revenue.

     Residence Operating Expenses. Residence operating expenses increased to $11,030,000 for the six months ended June 30, 1997, compared to $3,797,000 for the six months ended June 30, 1996, an increase of

$7,233,000 or 190%. The increase is attributable to the increase in residences as described above. In addition, beginning September 1996, Sterling opened residences with an increased number of units, resulting in higher operating expenses, primarily property expenses, during the stabilization period of these residences.

     At June 30, 1997, Sterling had received certificates of occupancy on 85 residences, including four residences owned/leased through Joint Ventures in which Sterling holds a 9.8% ownership interest, 76 of which were fully operational, compared to the 32 residences opened at June 30, 1996, all of which were fully operational.

     General and Administrative Expenses. General and administrative expenses increased to $2,259,000 for the six months ended June 30, 1997, from $1,191,000 for the six months ended June 30, 1996, an increase of $1,068,000 or 90%. The increase is primarily attributable to the increase in payroll and associated costs relating to additions in management and other personnel to support the additional residences operated by Sterling and its growing development program, as well as travel costs associated with new residences located in additional states.

     Building Rentals. Building rental increased to $4,410,000 for the six months ended June 30, 1997, up from $1,116,000 for the six months ended June 30, 1996, an increase of $3,294,000 or 295%. The increase is attributable to Sterling having 57 residences under operating leases at June 30, 1997, compared to 17 residences under operating leases at June 30, 1996, an increase of 40 residences.

     Depreciation and Amortization. Depreciation and amortization increased to $1,321,000 for the six months ended June 30, 1997, compared to $471,000 for the six months ended June 30, 1996, an increase of $850,000 or 180%. This increase is primarily attributable to the increase in prerental cost amortization during the current period. Prerental cost amortization was $902,000 for the six months ended June 30, 1997, compared to $216,000 for the six months ended June 30, 1996, an increase of $686,000. Prerental costs represent preopening marketing, employee recruitment and training, and other start-up expenditures necessary to prepare the residences for occupancy. These prerental costs are amortized over a 12 month period commencing the month the residence opens. Prerental costs (net of amortization) were $1,016,000 at June 30, 1997, compared to $555,000 at June 30, 1996, an increase of approximately $461,000 or 83%. The increase in prerental costs is primarily attributable to 44 residences opened for twelve months or less at June 30, 1997, compared to 11 such residences at June 30, 1996.

     Excluding prerental cost amortization, depreciation and other amortization expense was $419,000 for the six months ended June 30, 1997, compared to $255,000 for the six months ended June 30, 1996, an increase of $164,000 or 64%. The increase is attributable to the additional property and equipment acquired since June 30, 1996.

     Interest Income. Interest income decreased to $528,000 for the six months ended June 30, 1997, down from $534,000 for the six months ended June 30, 1996, a decrease of $6,000.

     Interest Expense. Interest expense for the six months ended June 30, 1997, was $153,000 (net of interest capitalization of $1,119,000) compared to $333,000 (net of interest capitalization of $509,000) for the six months ended June 30, 1996, a decrease of $180,000 or 54%. The decrease in interest expense is primarily attributable to the increase in interest capitalization resulting from an increase in Sterling's level of construction in progress during the same periods. Construction in progress totaled $33,546,000 and $12,205,000 at June 30, 1997, and June 30, 1996, respectively.

     Minority Interest Share of Loss of Subsidiaries. Minority interest in loss of subsidiaries was $525,000 for the six months ended June 30, 1997, compared to $0 for the six months ended June 30, 1996. The losses represent the share of losses allocated to the minority joint venture partners in the Joint Ventures formed in the first six months of 1997.

     Incomes Taxes. Sterling recorded an income tax benefit of $97,000 for the six months ended June 30, 1997, compared to $139,000 for the six months ended June 30, 1996, a decrease of $42,000 or 30%. This decrease is related to the decrease in Sterling's net loss before income taxes for the six month period ended June 30, 1997, compared to the same period in 1996.

  Year Ended December 31, 1996 as Compared to Year Ended December 31, 1995.

     Revenues. Total revenues increased to $16,038,000 in 1996 compared to $4,598,000 in 1995, an increase of $11,440,000 or 249%. This increase is primarily attributable to an increase of $13,279,000 in residence rentals as a result of the 1,519 new rental units that have been developed and acquired by Sterling since December 31, 1995, and the 330 rental units acquired in the Reorganization Transaction. The overall decrease in other revenues is primarily due to Sterling's efforts to rapidly develop Sterling-owned residences, primarily through new construction and acquisitions, and Sterling's decreasing emphasis on revenue from developing, managing and constructing franchise residences. Sterling expects that franchise and royalty fee revenues, which have historically produced higher margins than rental revenue, will continue to decline as a percentage of Sterling's total revenue.

     Residence Operating Expenses. Residence operating expenses increased to $10,267,000 compared to $1,510,000 for the same period in 1995, an increase of $8,757,000 or 580%. The increase is attributable to the increase in the number of new residences as described above. Additionally in 1996, Sterling opened residences with a greater number of rental units per building, resulting in higher fixed property expenses, during the lease-up period than experienced in 1995. Sterling does not allocate general and administrative overhead charges to the residences.

     General and Administrative Expenses. General and administrative expenses increased to $3,147,000 in 1996 from $1,810,000 during the same period in 1995, an increase of $1,337,00 or 74%. The increase is primarily attributable to the increase in payroll costs and associated costs relating to the expansion in the number of management and support personnel to facilitate Sterling's increase in residences and growing development program. Other increases came in the areas of marketing, advertising, professional fees, and other expenses related to being a publicly traded company.

     Cost of Construction Services. Cost of construction services decreased to $63,000 in 1996 from $1,069,000 during the same period in 1995. The decrease is attributable to a decrease in such services to franchisees.

     Building Rentals. Building rental increased to $2,982,000 in 1996, up from $55,000 during the same period in 1995. Such costs reflect the operating leases entered into during 1996. Sterling had five residences under operating leases at the end of 1995, and entered into an additional 41 operating leases during 1996, resulting in a total of 46 residences operating under an operating lease agreements at December 31, 1996.

     Depreciation and Amortization. Depreciation and amortization increased to $1,229,000 in 1996, compared to $460,000 in 1995, an increase of $769,000 or
167%. This increase is primarily attributable to the increase in prerental cost amortization during the current period. Prerental cost amortization was $631,000 in 1996, compared to $169,000 in 1995, an increase of $462,000. Prerental costs represent preopening marketing, employee recruitment and training, and other start-up expenditures necessary to prepare the residence for rent. These prerental costs are amortized over a 12-month period commencing in the month the residence opens. Prerental costs (net of amortization) was approximately $1,339,000 at December 31, 1996, compared to approximately $242,000 at December 31, 1995, an increase of approximately $1,097,000. The increase in prerental costs is primarily attributable to two factors. First, Sterling opened 36 residences during 1996 compared to eight residences opened in 1995, an increase of 28 residences. Second, Sterling has experienced higher prerental costs on a per residence basis as it has begun operations in the markets of Florida and Texas. Sterling incurred prerental costs averaging approximately $51,000 per residence in 1996 ($42,000 for the first ten residences in 1997), which represents a significant increase over expenditures incurred per residence during the same period in 1995. Management anticipates that prerental costs per residence will continue to be higher than the amounts incurred in 1995, as a result of the higher costs in the new markets Sterling is entering, and that the amortization of these prerental costs will continue to impact Sterling's results of operations.

     Depreciation was $598,000 in 1996, compared to $291,000 in 1995, an increase of $307,000 or 105%. The increase is attributable to the residences acquired in the Reorganization Transaction and the depreciation related to the property and equipment acquired since December 31, 1995.

     Equity In Net Loss From Investments in Unconsolidated Affiliates. Equity in net loss from investments in unconsolidated affiliates decreased to $0 in 1996 from $279,000 in 1995. Sterling's investments in its unconsolidated affiliates were terminated on October 26, 1995, as the minority interests were acquired in the Reorganization Transaction.

     Interest Income. Interest income increased to $1,042,000 in 1996 up from $204,000 in 1995. The increase is attributable to the investment of excess cash balances in U.S. Treasury securities.

     Interest Expense. Interest expense increased to $534,000 in 1996, up from $375,000 in 1995. The increase is attributable to the assumption of debt associated with the residences acquired in the Reorganization Transaction and the interest incurred relating to the Debentures.

     Income Taxes. In 1996, Sterling recorded a tax benefit of $409,000 compared to $75,000 in 1995. This benefit recognized the effect of the residences acquired in the Reorganization Transaction, whereby Sterling accounted for the acquisition under the purchase method of accounting, and, as required by FAS 109, the basis differences between the allocated fair value for book purposes and the assumed historical tax basis required Sterling to establish the necessary deferred tax liabilities for these temporary differences. As such, Sterling's deferred tax liability position allowed Sterling to recognize a tax benefit for the pre-tax operating losses generated in the subsequent periods.

  Year Ended December 31, 1995 as Compared to Year Ended December 31, 1994.

     Revenues. Total revenues increased to $4,598,000 in 1995 from $2,272,000 in 1994, an increase of $2,326,000 or 102%. This increase was primarily attributable to an increase of $1,936,000 in residence rentals as a result of the residences acquired in the Reorganization Transaction, rentals from six new Sterling-owned residences and rentals from the Abilene residence which has been included in Sterling's operations since May 31, 1995. Additionally, other revenues increased to $2,301,000 from $1,911,000 in 1994, an increase of $390,000 or 20%. Such increase was attributable to an increase in initial franchise and royalty fees of $55,000, a 23% increase from $236,000 in 1994, an increase in management and service fees of $184,000, a 60% increase from $306,000 in 1994, and an increase in construction services of $161,000, a 15% increase from $1,056,000 in 1994. Such increases were primarily a result of the development and operation of additional franchise residences which opened during 1995 and 1994. The overall increase in other revenues was partially offset by a reduction in development fees of $10,000, a 3% reduction from $313,000 in 1994, attributable to Sterling's increased focus on development and construction of its own residences and the reduction of fees from the residences that were acquired as part of the Reorganization Transaction.

     Residence Operating Expenses. Residence operating expenses increased to $1,510,000 in 1995 from $251,000 in 1994, a 502% increase, reflecting the expenses associated with the operation of the residences previously described.

     General and Administrative Expenses. General and administrative expenses increased to $1,810,000 in 1995 from $1,162,000 in 1994, an increase of $648,000 or 56%. The increase was primarily the result of additional payroll and associated costs of approximately $557,000 relating to the expansion in the number of management and support personnel to facilitate Sterling's growing development program. The remaining increase of $91,000 was attributable to an increase in marketing, advertising costs and overall increases in other general corporate expenses incurred to support the growth in personnel.

     Stock Compensation Expenses. Stock compensation expense increased to $413,000 in 1995 from $0 in 1994. Such costs represent a one-time grant of non-qualified stock options on October 26, 1995 to purchase 37,000 shares of common stock at $0.10 per share to certain executive officers and key employees (excluding Messrs. Buchanan and Vick). The options vested immediately and will be exercisable in three 20% increments at the end of each six-month period subsequent to October 26, 1995, with the remaining 40% balance becoming exercisable on October 26, 1997.

     Cost of Construction Services. Cost of construction services increased to $1,069,000 in 1995 from $869,000 in 1994, a 23% increase. Such an increase was attributable to an increase in such services provided to franchisees.

     Building Rental. Building rental increased to $55,000 in 1995 from $0 in 1994. Such costs reflect the operating leases entered into for the Ponca City residence in September 1995, and the Dodge City, Great Bend, McPherson and Salina residences in December 1995.

     Depreciation and Amortization. Depreciation and amortization increased to $460,000 in 1995 from $88,000 in 1994, an increase of $372,000. The increase was attributable to the residences acquired in the Reorganization Transaction and the depreciation related to property and equipment acquired during 1995.

     Equity in Net Loss from Investments in Unconsolidated Affiliates. Equity in net loss from investments in unconsolidated affiliates decreased to $278,000 in 1995, from $298,000 in 1994, a decrease of $20,000 or 7%. The decrease was attributable to the residences opened in 1994 reaching stabilized occupancy during 1995. Sterling's investments in its unconsolidated affiliates were terminated on October 26, 1995, as the minority interests were acquired in the Reorganization Transaction.

     Interest Income. Interest income increased to $204,000 in 1995, from $7,000 in 1994, an increase of $197,000. The increase was attributable to the investment of excess public offering proceeds from the Sterling IPO in U.S. Treasury securities.

     Interest Expense. Interest expense increased to $375,000 in 1995, from $103,000 in 1994, an increase of $272,000 or 264%. The increase was attributable to the assumption of debt associated with the residences acquired in the Reorganization Transaction and the cost of financing the Ponca City, Bartlesville, Midwest City and Enid residences.

     Income Taxes. For 1995, Sterling recorded a tax benefit of $75,000 compared to $0 in 1994. This benefit recognizes the effect of the residences acquired in the Reorganization Transaction, whereby Sterling accounted for the acquisition under the purchase method of accounting, and as required by FAS 109, the basis differences between the allocated fair value for book purposes and the assumed historical tax bases required Sterling to established necessary deferred tax liabilities for these temporary differences. As such, Sterling's deferred net tax liability position allowed Sterling to recognize a tax benefit for the pre-tax operating losses generated in the period subsequent to the date of the Reorganization Transaction. During 1995 and 1994, the pre-tax losses incurred by Sterling prior to the date of the Reorganization Transaction were not tax benefitted because Sterling was in a net deferred tax asset position which required such benefits to be reduced by valuation allowances.

     Loss before Extraordinary Item. Loss before extraordinary item increased to $1,007,000 in 1995 from $494,000 in 1994, an increase of $513,000 or 104%.
The increase was primarily attributable to increases in operating expenses resulting from the addition of overhead and the recognition of start-up losses from the opening of additional residences.

     Extraordinary Item. In 1995, Sterling incurred an extraordinary pre-tax loss of $1,923,000 attributable to (i) the issuance of 87,823 shares of Sterling Common Stock and $500,000 paid in cash to HCRI as a termination fee in connection with the termination of Sterling's loan commitment, and (ii) to the write-off of all unamortized financing costs incurred by Sterling pursuant to the terminated loan commitment.

LIQUIDITY AND CAPITAL RESOURCES

     Working capital at June 30, 1997, was $13,920,000 up from $7,116,000 at December 31, 1996. Net cash provided from operating activities totaled $86,000, for the six months ended June 30, 1997, compared to net cash used in operating activities of $776,000 in the 1996 period. This improvement in operating cash flow was primarily due to the increase in the number of stabilized residences at June 30, 1997. Net cash used in investing activities was $3,601,000 for the six months ended June 30, 1997, compared to $5,036,000 for the 1996 period. This improvement in investment cash flows resulted primarily from the addition of $46,264,000 in property and equipment, $20,536,000 advanced to unconsolidated affiliates and offsetting proceeds of $54,225,000 from sale/leaseback transactions and $6,296,000 received from unconsolidated affiliates during the first six months of 1997. Net cash provided by financing activities totaled $2,397,000 for the first six months ended June 30, 1997, compared to $24,500,000 for the 1996 period. Financing activities in the 1997 period consisted of cash received from mortgage financing of one residence of $1,868,000 and capital contributions by minority interest members of $700,000. The 1996 period included the issuance of $35,000,000 of Sterling Debentures.

     Sterling has entered into sale/leaseback agreements with certain REITs providing for over $323,000,000 as a source of financing the development, construction and, to a lesser extent, acquisitions of assisted living residences. Under such agreements, Sterling enters into a series of sale/leaseback transactions, whereby Sterling sells residences at negotiated values and concurrently enters into a lease agreement for each residence. The initial terms of the leases vary from 10 to 15 years and include aggregate renewal options ranging from 15 to 40 years. Sterling is responsible for all operating costs, including repairs, property taxes, and insurance. Typically the lease arrangements provide Sterling with a right of first refusal if the REIT were to seek to sell the property. The annual minimum lease payments are based upon a percentage of the negotiated sales value of each residence. These percentages are typically equal to the yield of the most actively traded U.S. Treasury Note with a maturity comparable to the initial term of the lease in effect at the time of the transaction plus rates ranging from 3.20% to 3.75%. The minimum lease payments are adjusted annually by a percentage multiplier that is contingent upon changes in the Consumer Price Index. Through August 15, 1997, Sterling had used approximately $145,600,000 of the committed REIT financing. Sterling accounts for these leases as operating leases.

     Capital expenditures for 1997 are estimated to total approximately $110,000,000 to $130,000,000, related primarily to the development of additional residences, which will be financed primarily with sale/leaseback transactions. During the first six months of 1997, Sterling's capital expenditures totaled $66,801,000. Sterling intends to satisfy future capital requirements for its development activities by various means, including financing obtained from sale/leaseback transactions, construction and other debt financing and, to the extent available, cash generated from operations. Sterling does not anticipate any significant capital expenditures within the foreseeable future with respect to its existing residences. It is expected that cash generated from operations will be sufficient to fund any expenditures Sterling may be required to make with respect to existing residences.

IMPACT OF INFLATION

     Since the Reorganization Transaction, Sterling's principal source of revenues is from resident rentals. The operations of the residences are affected by rental rates which are dependent upon market conditions and the competitive environment in the areas where the residences are located. Compensation to employees is the principal cost element relative to the operations of the residences. Although Sterling has not historically experienced any adverse effects of inflation on salaries or other operating expenses, there can be no assurance that such trends will continue or that should inflationary issues arise that Sterling will be able to offset such costs by increasing rental rates.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                           AND MANAGEMENT OF STERLING

     The following table presents certain information as of August 15, 1997 regarding the beneficial ownership of Sterling Common Stock by (i) each of the directors and certain executive officers of Sterling individually, (ii) all persons known by Sterling to be beneficial owners of 5% or more of the outstanding Sterling Common Stock, and (iii) all directors and executive officers of Sterling as a group. Unless otherwise noted, the persons listed below have sole voting and investment power and record and beneficial ownership with respect to such shares. The following table also presents certain information giving effect to the Merger and the transactions contemplated thereby and the resulting beneficial ownership of ALS Common Stock, as if the Merger had occurred on August 15, 1997.

                                                 BENEFICIAL OWNERSHIP OF      BENEFICIAL OWNERSHIP OF ALS
                                               STERLING COMMON STOCK AS OF     COMMON STOCK FOLLOWING THE
                                                     AUGUST 15, 1997                     MERGER
                                               ----------------------------   ----------------------------
                                                 NUMBER OF      PERCENTAGE      NUMBER OF      PERCENTAGE
                                                   SHARES        OWNED(1)         SHARES        OWNED(2)
                                               --------------   -----------   --------------   -----------
Timothy J. Buchanan(3).......................       949,436(4)      18.8%          1,059,047        5.7%
Steven L. Vick(3)............................       740,753(5)      14.7%            829,496        4.5%

                                                 BENEFICIAL OWNERSHIP OF      BENEFICIAL OWNERSHIP OF ALS
                                               STERLING COMMON STOCK AS OF     COMMON STOCK FOLLOWING THE
                                                     AUGUST 15, 1997                     MERGER
                                               ----------------------------   ----------------------------
                                                 NUMBER OF      PERCENTAGE      NUMBER OF      PERCENTAGE
                                                   SHARES        OWNED(1)         SHARES        OWNED(2)
                                               --------------   -----------   --------------   -----------
Palisade Capital Management, L.L.C...........       646,300(6)      12.1%            710,930        3.8%
One Bridge Plaza, Suite 695
Fort Lee, New Jersey 07024
D. Ray Cook, M.D.(3).........................       633,001(7)      12.5%            702,901        3.8%
The Kaufman Fund, Inc........................       390,000(8)       7.7%            429,000        2.3%
43rd Floor
140 East 45th Street
New York, New York 10017
J.P. Morgan & Co.............................       285,500(9)       5.7%            314,050        1.7%
60 Wall Street
New York, New York 10260
Ronald L. Mercer(3)..........................       34,000(10)         *              44,000          *
Michael F. Frey(3)...........................       12,889(11)         *              22,978          *
Michael F. Bushee(3).........................       12,000(11)         *              19,800          *
Diana M. Laing(3)............................       12,000(11)         *              19,800          *
Mark W. Ohlendorf(3)(12).....................              --         --             110,000          *
All directors and executive officers.........    2,422,596(13)      47.1%          2,872,341       15.2%(14)
as a group(12 persons)

---------------

   * Less than one percent.
 (1) Based upon 5,042,428 shares of Sterling Common Stock outstanding on August 15, 1997.
 (2) Based upon 18,548,217 shares of ALS Common Stock outstanding after the Merger, assuming that the Merger had occurred on August 15, 1997. Reflects percentage ownership in ALS resulting from the exchange of Sterling Common Stock, the Sterling Debentures and Sterling Options in the Merger.
 (3) The business address of Sterling's directors and executive officers is 453 Webb Road, Suite 500, Wichita, Kansas 67207.
 (4) Includes (i) 460,000 shares owned beneficially by Mr. Buchanan's spouse, Meredith Gail Buchanan; (ii) 20,000 shares held in trust for Mr. Buchanan's children for which trusts Mr. Buchanan is sole trustee; (iii) 10,000 shares beneficially owned by The Buchanan Family Foundation of which Mr. Buchanan is the sole trustee; and (iv) 6,666 shares issuable upon the exercise of Sterling Options that are or will become exercisable on or within 60 days of August 15, 1997. All of the shares of Sterling Common Stock beneficially owned by Mr. Buchanan are subject to the terms of the Sterling Voting Agreements. See "TERMS OF THE MERGER AGREEMENT -- Stockholder Voting Agreement."
 (5) Includes (i) 634,087 shares owned jointly with Mr. Vick's spouse, Susan C. Vick; (ii) 20,000 shares held in trust for Mr. Vick's children for which trusts Mr. Vick is the sole trustee; (iii) 10,000 shares beneficially owned by The Vick Foundation of which Mr. Vick is the sole trustee and (iv) 6,666 shares issuable upon the exercise of Sterling Options that are or will become exercisable on or within 60 days of August 15, 1997. All of the shares of Sterling Common Stock beneficially owned by Mr. Vick are subject to the terms of the Sterling Voting Agreements. See "TERMS OF THE MERGER AGREEMENT -- Stockholder Voting Agreement."
 (6) According to information set forth on a Schedule 13G provided to Sterling by the beneficial owner. Includes 312,200 shares of Sterling Common Stock which the beneficial owner has the right to acquire upon conversion of Sterling Debentures.
 (7) Includes 12,000 shares issuable upon the exercise of Sterling Options that are or will become exercisable on or within 60 days of August 15, 1997. All of the shares of Sterling Common Stock beneficially owned by Dr. Cook are subject to the terms of the Sterling Voting Agreements. See "TERMS OF THE MERGER AGREEMENT -- Stockholder Voting Agreement."
 (8) According to information set forth on a Schedule 13G provided by Sterling by the beneficial owner.

 (9) According to information set forth on a Schedule 13G provided to Sterling by the beneficial owner, the beneficial owner has sole investment power for all shares, but sole voting power as to 178,700 shares.
(10) Includes 12,000 shares issuable upon the exercise of Sterling Options that are or will become exercisable on or within 60 days of August 15, 1997.
(11) Represents shares issuable upon the exercise of Sterling Options that are or will become exercisable on or within 60 days of August 15, 1997.
(12) Mr. Ohlendorf commenced employment with Sterling in April 1997.
(13) In addition to those identified on the notes to the table, includes, as of August 15, 1997, an aggregate of 28,517 shares of Sterling Common Stock issuable upon the exercise of Merger Options.
(14) In addition to those identified on the notes to the table, includes, assuming consummation of the Merger on August 15, 1997, an aggregate of 64,319 shares of ALS Common Stock issuable upon the exercise of Merger Options.

                        COMPARISON OF RIGHTS OF STERLING
                              AND ALS STOCKHOLDERS

     ALS is incorporated in the State of Delaware and Sterling is incorporated in the State of Kansas. Stockholders of Sterling, whose rights are currently governed by the KGCC and the Sterling Restated Articles of Incorporation and Sterling Bylaws, will, upon consummation of the Merger, become stockholders of ALS and their rights will be governed by the DGCL and the ALS Certificate of Incorporation and the ALS Bylaws.

     Certain significant differences between the rights of stockholders of ALS and Sterling are set forth below. This summary is not intended to be relied upon as an exhaustive list or a detailed description of the provisions discussed and is qualified in its entirety by the respective corporate codes of the States of Delaware and Kansas and by the Sterling Restated Articles of Incorporation and Sterling Bylaws and the ALS Certificate of Incorporation and ALS Bylaws, to which the Sterling stockholders are referred. See "AVAILABLE INFORMATION."

DESCRIPTION OF THE COMMON STOCK

     The authorized capital stock of ALS consists of 30,000,000 shares of ALS Common Stock, $.01 par value per share, and 5,000,000 shares of $0.01 par value preferred stock (the "ALS Preferred Stock"). The authorized capital stock of Sterling consists of 75,000,000 shares of Sterling Common Stock, no par value per share, and 20,000,000 shares of no par value preferred stock (the "Sterling Preferred Stock").

     Voting Rights. Each share of Sterling Common Stock or ALS Common Stock entitles the holder thereof to one vote in all matters submitted to a vote of stockholders, voting together as one class. This means that holders of a majority of the outstanding shares of Sterling Common Stock or ALS Common Stock voting for the election of directors of Sterling or ALS, respectively, can elect all directors then being elected.

     Liquidation. In the event of the dissolution, liquidation or winding up of ALS, the holders of ALS Common Stock are entitled to share equally and ratably in the assets available for distribution after payments are made to the ALS's creditors, but subject to the preferred liquidation rights of any holders of any series of ALS Preferred Stock. Holders of Sterling Common Stock are subject to the same type of limitations and restrictions.

     Other. The holders of shares of ALS Common Stock or Sterling Common Stock have no preemptive, subscription, redemption or conversion rights and are not liable for further call or assessment. All of the outstanding shares of ALS Common Stock are, and the Merger Shares offered hereby by ALS will be, fully paid and non-assessable upon issuance.

DESCRIPTION OF THE PREFERRED STOCK

     The ALS Certificate of Incorporation and the Sterling Restated Articles of Incorporation authorize the issuance of 5,000,000 shares and 20,000,000 shares, respectively, of preferred stock. Each of the ALS and Sterling Boards are authorized to issue the preferred stock, without stockholder approval, in one or more series, and with respect to each series, to determine, subject to limitations prescribed by law, the dividend rights, dividend rates, any conversion rights or right of exchange, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, the liquidation preferences, the voting rights, if any, and generally any other rights, preferences, and privileges not in conflict with the respective ALS Certificate of Incorporation and Sterling Restated Articles of Incorporation, and qualifications, limitations and restrictions for each series. To date neither company has issued a series of preferred stock, and neither has any present plans to issue any shares of preferred stock.

     The issuance of shares of preferred stock by action of the ALS Board of Directors or the Sterling Board of Directors could adversely affect the voting power, dividend rights and other rights of holders of the ALS Common Stock or Sterling Common Stock, respectively. Issuance of shares of a series of preferred stock also could, depending on the terms of such series, either impede or facilitate the completion of a merger, tender offer or other takeover attempt. Although the Board of Directors is required to make a determination as to the best interests of the stockholders when issuing shares of preferred stock, the ALS Board of Directors or the Sterling Board of Directors could act in a manner that would discourage an acquisition attempt or other transaction that some or a majority of the stockholders might believe to be in the best interests of ALS or Sterling, respectively, or in which stockholders might receive a premium for their common stock over the then-prevailing market price. Although there are currently no plans to issue shares of ALS Preferred Stock or rights to purchase such shares, ALS believes that the availability of the ALS Preferred Stock will provide ALS with increased flexibility in structuring future financing and acquisitions and in meeting other corporate needs that might arise. The authorized shares of ALS Preferred Stock are available for issuance without further action by ALS stockholders, unless such action is required by applicable law or the rules of any stock exchange on which the ALS Common Stock may then be listed.

RIGHTS PLAN

     On June 25, 1997, the Board of Directors of Sterling declared a dividend distribution of one Right for each outstanding share of the Sterling's Common Stock, to the holders of record on July 3, 1997 (the "Record Date"). Each Right entitles the registered holder to purchase from the Sterling one one-hundredth (1/100th) of a share of Series A Junior Participating Preferred Stock, no par value per share (the "Series A Preferred Stock"), or, in some circumstances, Sterling Common Stock, other securities, cash or other assets as summarized below, at a price of $80.00 per one one-hundredth of a share (the "Purchase Price"), with both shares and price being subject to adjustment in certain events. The complete terms and conditions of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between Sterling and ChaseMellon Stockholder Services, L.L.C., as Rights Agent, dated as of June 25, 1997, as it may be amended from time to time.

     Initially, the Rights attach to all certificates representing outstanding shares of Sterling Common Stock and no separate certificates for the Rights ("Rights Certificates") will be distributed. The Rights will separate from the Sterling Common Stock upon the "Distribution Date," which will occur upon the earlier of (i) subject to certain exemptions, 10 days following a public announcement that a person or group (an "Acquiring Person") has acquired beneficial ownership of 20% or more of the outstanding shares of Sterling Common Stock (the date of such announcement, the "Stock Acquisition Date") or (ii) 10 business days following the commencement of a tender offer or exchange offer, the consummation of which would result in a person becoming an Acquiring Person or (iii) 10 business days following a determination by Sterling's Board of Directors that a person has become the beneficial owner of more than 10% of the outstanding shares of Sterling Common Stock and (a) has acquired such beneficial ownership to cause Sterling to repurchase the shares owned by such person or to pressure Sterling to take some action that would provide such person with short-term financial gain under circumstances where the Sterling Board determines that the best long-term interests of Sterling would not be served by taking such action or (b) such beneficial ownership is causing or is reasonably likely to cause a material adverse impact on the business or prospects of Sterling (any such person, an "Adverse Person"). Until the Distribution Date, (a) the Rights will be evidenced by Sterling certificates and may be transferred only with such certificates, (b) Sterling Common Stock certificates will contain a legend incorporating the Rights Plan by reference and (c) the surrender for transfer of any certificate for Sterling Common Stock will also constitute the transfer of the Rights associated with the stock represented by such certificate. The Rights are not exercisable until the Distribution Date and will expire at the close of business on June 25, 2007 (the "Final Expiration Date"), unless earlier redeemed by Sterling as described below.

     In the event (a "Flip-In Event") that (i) a person or group becomes an Acquiring Person (except pursuant to a tender or exchange offer for all outstanding shares of Sterling Common Stock which at least a majority of disinterested Sterling Directors, after receiving advice from one or more investment banking firms, determines to be at a price which is fair to stockholders and otherwise in the best interests of Sterling and its stockholders (a "Qualifying Offer")) or (ii) the Sterling Board determines that a person is an Adverse Person, each holder of a Right will have the right to receive, upon exercise of such Right, a number of shares of Sterling Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a then current market value of twice the Purchase Price (i.e., at a 50% discount to the then current market value). Notwithstanding, following the occurrence of any Flip-In Event, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person or an Adverse Person (or by certain related parties) will be null and void in the circumstances set forth in the Rights Agreement. However, Rights will not be exercisable following the occurrence of any Flip-In Event until such time as the Rights are no longer redeemable by Sterling as set forth below.

     In the event (a "Flip-Over Event") that, at any time on or after the Stock Acquisition Date, (i) Sterling is acquired in a merger or other business combination in which the Sterling is not the surviving corporation, (ii) Sterling is the continuing or surviving corporation in a merger but all or part of the outstanding shares of Sterling Common Stock is changed into or exchanged for stock or securities of any other person or cash or other property, or (iii) 50% or more of the Sterling's assets, earning power or cash flow is sold or transferred, then each holder of a Right (except Rights that have been voided as set forth above) thereafter shall have the right to receive, upon exercise at the then current Purchase Price (as set forth in the Rights Agreement), a number of shares of common stock of the acquiring company having a then current market value of twice such Purchase Price (i.e., at a 50% discount). Sterling may not engage in a transaction with an Acquiring Person constituting a Flip-Over Event unless the Acquiring Person meets certain conditions. If the Acquiring Person's (or its affiliated entity's) common stock has not been registered under the Securities Exchange Act of 1934, as amended, for the preceding twelve months, but it is a direct or indirect subsidiary of another company which has registered common stock, the Rights shall be exercisable as described above to purchase the common stock of such parent company. Moreover, Sterling may not engage in a Flip-Over transaction unless the Acquiring Person (or its affiliated entity or parent, as applicable) (i) has sufficient shares of common stock authorized to permit the full exercise of the Rights and (ii) enters into an agreement containing the terms set forth above and providing that, as soon as practicable after the date of the Flip-Over Event, the Acquiring Person will register the Rights and the securities issuable upon exercise of the Rights under the Securities Act and maintain the effectiveness of such registration statement until the Expiration Date of the Rights Plan. Notwithstanding the foregoing, the Flip-Over provision would not be applicable to a "clean-up" merger which would take place after the consummation of a Qualifying Offer if, pursuant to the terms of such merger, (i) the price per share of Sterling Common Stock offered in such transaction is not less than the price paid to holders of Sterling Common Stock whose shares were purchased in the Qualifying Offer and
(ii) the form of consideration offered in the transaction is the same as the form of consideration paid pursuant to the Qualifying Offer.

     The Purchase Price payable, and the number of shares of Series A Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on (payable in shares of the Series A Preferred Stock), or a subdivision, combination or reclassification of, the Series A Preferred Stock,
(ii) if holders of the Series A Preferred Stock are granted certain rights, options or warrants to subscribe for or purchase Series A Preferred Stock at less than the current market price of the Series A Preferred Stock or (iii) upon the distribution to holders of the Series A Preferred Stock of evidences of indebtedness or cash (other than a regular quarterly cash dividend out of the earnings or retained earnings of the Company) or assets (excluding regular quarterly cash dividends and dividends payable in shares of Series A Preferred Stock) or of subscription rights, options or warrants (other than those referred to above). With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments amount to at least 1% of the Purchase Price. Fractional shares of Series A Preferred Stock in integral multiples of one one-hundredth of a share of Series A Preferred Stock will be issuable. In lieu of fractional shares other than fractions that are multiples of one one-hundredth of a share, an adjustment in cash may be made based on the market price of the Series A Preferred Stock on the last trading date prior to the date of exercise.

     At any time prior to the expiration of 10 days following the Stock Acquisition Date, Sterling may redeem the Rights in whole, but not in part, at a price of $.01 (subject to certain adjustments as set forth in the Rights Plan) per Right. The Sterling Board may not, however, redeem any Rights following a determination by the Sterling Board that a person is an Adverse Person. Additionally, the 10 day period following the Stock Acquisition Date during which the Rights may be redeemed may be extended by the Sterling Directors during such 10 day period. However, if the Rights are not so redeemed during such 10 day period (or any extension thereof), the Rights shall become non-redeemable for the duration of the Rights Plan. Immediately upon the effectiveness of the action of the Sterling Board ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $.01 redemption price.

     In the event that a majority of the Board of Directors of Sterling following a meeting of stockholders or stockholder action by written consent are not nominated by the Sterling Board serving immediately prior to such meeting or action, then for 180 days following such meeting or action the Rights may not be redeemed if such redemption is reasonably likely to have the purpose or effect of allowing any person to become an Acquiring Person, otherwise facilitating the occurrence of a Flip-In Event or a Flip-Over Event or a transaction with an Acquiring Person.

     The Series A Preferred Stock purchasable upon exercise of the Rights will be junior to any other series of preferred stock Sterling may issue (unless otherwise provided in the terms of such series). Each whole share of Series A Preferred Stock will entitle the holder thereof to receive a quarterly cumulative dividend in an amount equal to the greater of $2.00 or 100 (as adjusted pursuant to the terms of the Certificate of Designations of the Series A Preferred Stock, the "Formula Number") times the dividends and other distributions declared on each share of Sterling Common Stock. In the event of liquidation, the holders of the Series A Preferred Stock will receive a preferred liquidation payment equal to $80.00 per share, plus an amount equal to accrued and unpaid dividends thereon to the date of such payment (the "Series A Liquidation Preference"). Following such payment, the holders of Sterling Common Stock will receive an amount per share equal to the quotient obtained by dividing (i) the Series A Liquidation Preference by (ii) the Formula Number (the "Adjustment Amount"). Following the full payment of the Series A Liquidation Preference and the Adjustment Amount, holders of Series A Preferred Stock and Sterling Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Formula Number to one with respect to such Preferred Stock and Sterling Common Stock, on a per share basis, respectively.

     Each share of Series A Preferred Stock will have the number of votes equal to the Formula Number, voting together with the shares of Sterling Common Stock. In the event six quarterly cumulative dividends, whether consecutive or not, on the Series A Preferred Stock are in arrears, the holders of Series A Preferred Stock will have the right, voting as a class, to elect two members of the Sterling Board (in addition to the normal voting rights) until all unpaid dividends on the Series A Preferred Stock have been paid in full.

     In the event of any consolidation, merger or other transaction in which shares of Sterling Common Stock are exchanged, each share of Series A Preferred Stock will be entitled to receive 100 times the amount and type of consideration received per share of Sterling Common Stock. The rights of the Series A Preferred Stock as to dividends, liquidation payments and voting, and in the event of mergers or consolidations, are protected by customary anti-dilution provisions.

     Except as provided above, any provision of the Rights Agreement may be amended by the Sterling Board prior to the Distribution Date. Thereafter, the provisions of the Rights Agreement may be amended by the Sterling Board in order to cure any ambiguity, defect or inconsistency, to make changes that do not adversely affect the interests of holders of Rights (excluding the interest of any Acquiring Person or Adverse Person), or to shorten or lengthen any time period under the Rights Plan; provided, however, that an amendment to lengthen the time period governing redemption may be made only if the Rights are redeemable and an amendment to lengthen any other time period may be made only for the purpose of protecting, enhancing or clarifying the rights of, and/or benefits to, the holders of Rights (other than any Acquiring Person or Adverse Person). Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of Sterling, including, without limitation, the right to vote or to receive dividends.

     The Rights may have the effect of impeding a change of control of Sterling without the prior approval of Sterling's Board. The Rights will have certain anti-takeover effects. The Rights will cause substantial dilution to any person or group that attempts to acquire Sterling without the approval of the Sterling's Board. As a result, the overall effect of the Rights may be to render more difficult or discourage any attempt to acquire Sterling even if such acquisition may be favorable to the interests of Sterling's stockholders. Because Sterling's Board can redeem the Rights or approve a Qualifying Offer, the Rights should not interfere with a tender offer, merger or other business combination approved by Sterling's Board such as the transaction contemplated by the Merger Agreement.

     The Rights will be extinguished as of the Effective Time upon conversion of the Sterling Common Stock and the Rights into the right to receive the Merger Shares.

     ALS does not have a rights plan in effect and has no present intention to adopt one.

AMENDMENT OF ORGANIZATIONAL DOCUMENTS

     Articles/Certificates. The Sterling Restated Articles of Incorporation may be amended at any annual or special meeting of the stockholders of Sterling by at least a two-thirds vote of the stockholders entitled to vote; provided, however, that if the Sterling Board, by an affirmative vote of at least two-thirds of all members of the Sterling Board recommends the advisability of the amendment, such amendment may be effected by a majority vote of the Sterling stockholders.

     The ALS Certificate of Incorporation provides that it may be amended in the manner prescribed by statute. Under the DGCL, amendments to certificates of incorporation generally require the authorization of the board of directors and approval of stockholders holding a majority of the outstanding shares entitled to vote on such amendment, unless a greater proportion is specified in the certificate of incorporation. In addition, amendments which make changes relating to the capital stock by increasing its par value or aggregate number of authorized shares, or otherwise adversely affecting the rights of a class, must be approved by the majority vote of each class or series of stock affected, even if such stock would not otherwise having voting rights.

     Bylaws. The Sterling Bylaws may be amended or repealed by a two-thirds vote of (i) the stockholders, or (ii) the full Board of Directors.

     The DGCL reserves the power to amend, repeal, or adopt bylaws exclusively to the stockholders, unless the certificate of incorporation also confers such power upon the board of directors. However, the ALS Certificate of Incorporation provides the ALS Board may amend and repeal the ALS Bylaws including, to the extent permitted by law, any bylaw adopted by the stockholders of the corporation unless such bylaw specifically provides that it may not be amended or repealed by the ALS Board of Directors. However, see "PROPOSED AMENDMENTS TO THE ALS BYLAWS."

BOARD OF DIRECTORS

     Size of the Board and Classification. The Sterling Restated Articles of Incorporation and Sterling Bylaws currently provide for a classified Board of Directors consisting of not less than three and not more than fifteen directors. The directors are divided into three classes as nearly equal in number as may be. The current Sterling Board is comprised of six members, divided into three classes of two members each. In addition, the

Sterling Bylaws provide for the directors to be divided into three classes each with staggered, three year terms of office. These staggered term provisions may have an anti-takeover effect against certain tender offers and other attempts to control the Sterling Board. The ALS Bylaws allow the number of directors to be established by resolution of the Board of Directors. At the present time, the number of directors is seven. The number of directors may be increased or decreased from time to time by a resolution of the Board of Directors, but no decrease can have the effect of shortening the term of any incumbent director. Each director serves for an annual term of office until the next annual meeting of the stockholders, and each director holds office for the term for which he is elected and until his successor has been elected and qualified. However, see "PROPOSED AMENDMENTS TO THE ALS BYLAWS."

     Removal. The Sterling Restated Articles of Incorporation provide that directors may be removed from office, but only for cause and that any action taken by stockholders to remove one or more directors for cause may only be taken by the affirmative vote of the holders of at least two-thirds of the stockholders at a meeting called for such purpose. However, if Sterling's Board of Directors, by an affirmative vote of at least two-thirds of all members of the Board of Directors then in office, recommends removal of a director or directors to the stockholders, such removal may be effected by the affirmative vote of a majority of the stockholders at a meeting of the stockholders called for that purpose. The ALS Bylaws provide that a director may be removed at any time, with or without cause, by the holders of a majority of shares of stock of the corporation then entitled to vote at an election of directors, except as other provided by statute. However, see "PROPOSED AMENDMENTS TO THE ALS BYLAWS."

     Vacancies. Any vacancy occurring in the Sterling Board of Directors and any newly created directorship resulting from an increase in the authorized number of directors, must be filled by the affirmative vote of a majority of the directors then in office. A director elected to fill a vacancy must be elected for the unexpired term of his or her predecessor in office until his or her earlier death, resignation, retirement, disqualification or removal. A director elected to fill a directorship by reason of an increase in the authorized number of directors holds office until the next succeeding annual meeting of stockholders or until such subsequent annual meeting of stockholders as may be determined by the Sterling Board to be necessary in order to provide for staggered terms of office as set out in the Sterling Restated Articles of Incorporation.

     Any vacancy in the ALS Board, whether because of death, resignation, disqualification, an increase in the number of directors or any other cause, may be filled by the remaining directors or by the stockholders by a plurality of the votes cast at a meeting of stockholders. Each director so chosen to fill a vacancy holds office until his or her successor has been elected and qualified or until he or she resigns or has been removed. However, see "PROPOSED AMENDMENTS TO THE ALS BYLAWS."

     Special Meetings. Pursuant to the Sterling Bylaws, special meetings may be called by stockholders holding in the aggregate of not less than two-thirds of the voting stock, the Board of Directors, or the Chairman of the Board. Under Delaware law, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the bylaws. Pursuant to the ALS Bylaws, special meetings may only be called by the Board of Directors or the President.

INDEMNIFICATION

     Sterling. As authorized by the KGCC, the Sterling Restated Articles of Incorporation provide that, to the fullest extent permitted by Kansas law, as the same exists or may hereafter be amended, directors and former directors of Sterling will not be liable to Sterling or its stockholders for monetary damages for an act or omission occurring in their capacity as a director. Kansas law does not currently authorize the elimination or limitation of the liability of a director to the extent the director is found liable (i) for any breach of the director's duty of loyalty to Sterling or its stockholders, (ii) for acts or omissions not in good faith that constitute a breach of duty of the director of Sterling or that involve intentional misconduct or a knowing violation of law,
(iii) for transactions from which the director received an improper benefit, whether or not the benefit resulted from action taken within the scope of the director's office, or (iv) for acts or omissions for which the liability of a director is expressly provided by law.

     ALS. The ALS Restated Certificate of Incorporation provides that no director of ALS shall be personally liable to ALS or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the directors' duty of loyalty to ALS or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock purchase or redemptions, or (iv) for any transaction from which the director derived an improver personal benefit. The effect of these provisions is to eliminate the rights of ALS and its stockholders (through stockholders' derivative suits on behalf of ALS) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from grossly negligent behavior), except in the situations described above. These provisions do not limit the liability of directors under federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his duty of care.

EXTRAORDINARY TRANSACTIONS

     Sterling. The Sterling Restated Articles of Incorporation require, in addition to any vote required by law or agreement, either the affirmative vote by (i) at least two-thirds of the outstanding shares of the "voting stock" (as defined therein) of Sterling, or (ii) more than two-thirds of the Board of Directors, in order to approve, authorize, adopt or consummate by Sterling and any of its subsidiaries any "business combination" (as defined therein) with a "related person" (as defined therein). A "business combination" includes (i) any merger or consolidation of Sterling with or into a "related person," (ii) any merger or consolidation of a "related person" with or into Sterling, (iii) any transfer of a substantial part (20%) of the assets of Sterling to or with a "related person," (iv) any transfer of a substantial part (20%) of the assets of a "related person" to or with Sterling; (v) the issuance of any securities of Sterling to a "related person," (vi) certain reclassifications and recapitalizations, (vii) any partial or complete liquidation, spin-off, split off, or split-up or similar transaction of Sterling involving a "related person," and (viii) any transaction, event, agreement contract, commitment or other arrangement that provides for, is intended to or is likely to have an effect similar to the above. A "related person" includes, but is not limited to, any person that owns or is the beneficial owner of 5 percent or more of the outstanding shares of Sterling's voting stock. The two-thirds vote requirement is calculated by excluding from the voted shares those shares of which the "related person" is the beneficial owner.

     Similarly, as a Kansas corporation, Sterling would have the benefit of the provisions of the Kansas Business Combinations with Interested Shareholders Act (the "Business Combinations Act"). The Business Combinations Act may provide a substantial deterrent effect in respect of certain unsolicited acquisition transactions. In general, the Business Combinations Act prevents an "interested stockholder" (i.e., a beneficial owner of 15% or more of a corporation's outstanding voting stock) from engaging in certain "business combinations" with a Kansas corporation for three years following the date when such person became an interested stockholder, unless (i) before such date, the board of directors of the corporation approved either the transaction in which such person became an interested stockholder or the business combination; (ii) upon consummation of the transaction which resulted in such person becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by certain employee stock ownership plans); or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder. Under the Business Combinations Act, an interested stockholder will be freed from the restrictions described above if the board of directors, during the three-year period, approves a business combination involving the corporation and a person who is not an interested stockholder.

     Sterling is also subject to the Kansas Control Share Acquisitions Act (the "Control Act") which is intended to discourage hostile takeovers of Kansas based corporations primarily through the imposition of procedural hurdles that prevent certain types of acquiring stockholders from gaining immediate voting power over shares acquired in significant amounts. In essence, the Control Act prevents an "acquiring person" from voting any "control shares" without first obtaining approval from a vote of the stockholders not characterized as "interested." In addition to affecting voting rights, the Control Act contains provisions intended to reduce the likelihood of the payment of "greenmail" by granting target corporations the right to force redemptions of control shares at market prices. The Control Act also affects friendly acquisitions of less than all of the outstanding shares of a corporation by giving minority stockholders dissenters' rights to receive "fair value" for their shares in a manner comparable to the dissenters' rights typically available in connection with mergers and sales of significant assets.

     ALS. Section 203 of the DGCL prohibits certain transactions between a publicly held Delaware corporation and an "interested stockholder," which is defined as a person who, together with any affiliates and/or associates of such person, beneficially owns, directly or indirectly, 15 percent or more of the outstanding voting shares of a Delaware corporation. This provision prohibits certain business combinations (defined broadly to include mergers, consolidations, sales or other dispositions of assets having an aggregate value 10 percent or more of the consolidated assets of the corporation, and certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation) between an interested stockholder and a corporation for a period of three years after the date the interested stockholder acquired its stock, unless (i) the business combination or the transaction whereby the person became an interested stockholder is approved by the corporation's board of directors prior to the date of such transaction; (ii) the interested stockholder acquired at least 85 percent of the voting stock of the corporation in the transaction in which it became an interested stockholder; or (iii) the business combination is approved by a majority of the board of directors and by the affirmative vote of two-thirds of the outstanding voting stock owned by disinterested stockholders at an annual or special meeting.

     Neither the KGCC nor the DGCL provide for appraisal rights for dissenting stockholders due to the fact that both the ALS Common Stock and the Sterling Common Stock are listed on the American Stock Exchange.

DIVIDENDS

     Each share of Sterling Common Stock or ALS Common Stock has an equal and ratable right to receive dividends to be paid from the respective company's assets legally available therefor when, as and if declared by the respective Boards of Directors but subject to rights of holders of any series of preferred stock. Delaware law generally requires that dividends are payable only out of the company's surplus or current net profits in accordance with the DGCL. See "STERLING DIVIDEND POLICY."

                                 LEGAL MATTERS

     Certain legal matters with respect to the legality of the shares offered hereby will be passed on for ALS by Rogers & Hardin LLP, Atlanta, Georgia.

                                    EXPERTS

     The consolidated financial statements of Alternative Living Services, Inc. and subsidiaries as of December 31, 1995 and 1996 and for the years ended December 31, 1994, 1995 and 1996 have been included in the 1996 ALS Form 10-K and incorporated by reference in this Joint Proxy Statement/Prospectus in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing therein upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Sterling House Corporation as of December 31, 1995 and 1996 and for the three years in the period ended December 31, 1996 included herein and in the Registration Statement of which this Joint Proxy Statement/Prospectus is a part, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report, appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

STOCKHOLDER PROPOSALS

     Stockholders of ALS and Sterling may be entitled to submit proposals which they believe should be voted upon by the stockholders of such companies. The Commission has adopted regulations which govern the inclusion of such proposals in annual proxy materials.

     As described in ALS's proxy statement relating to its 1997 Annual Meeting of Stockholders, for stockholder proposals to be considered for inclusion in the proxy statement for the 1998 Annual Meeting of Stockholders of ALS, such proposals must be received by the Secretary of ALS on or before February 17, 1998.

     As described in Sterling's proxy statement relating to its 1997 Annual Meeting of Stockholders, for stockholder proposals to be considered for inclusion in the proxy statement for the 1998 Annual Meeting of Stockholders of Sterling (if the Merger is not consummated), such proposals must be received by the Secretary of Sterling on or before January 24, 1998.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     The following unaudited pro forma condensed combined financial statements are presented assuming the Merger has been consummated and accounted for as a pooling of interests. The pro forma condensed combined statements of income for the six months ended June 30, 1997 and for the three years ended December 31, 1996, 1995 and 1994 have been prepared as if the Merger had occurred on January 1, 1994. The pro forma condensed combined balance sheets as of June 30, 1997 and December 31, 1996 have been prepared as if the Merger and the other transactions requiring pro forma adjustments had occurred on such respective dates. The pro forma statements of income for the six months ended June 30, 1997 and for the year ended December 31, 1996 have been adjusted to give effect to significant transactions which were completed by ALS and Sterling during 1996 and 1997 as if those significant transactions had occurred at the beginning of the applicable fiscal years.

     The pro forma combined data is based on the separate historical consolidated financial statements of ALS and Sterling giving effect to the Merger and transactions described in the notes hereto under the assumptions and adjustments outlined in the accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements. The pro forma results of operations of the operations acquired by ALS in 1996 were derived from unaudited financial statements. The unaudited pro forma condensed combined financial data are provided for comparative purposes only and are not necessarily indicative of the results that would have been obtained had the Merger occurred on the dates indicated or that may be achieved in the future.

     For all applicable periods presented in the unaudited pro forma condensed combined statements of income, shares used in the computation of earnings per common and common equivalent share give effect to the Exchange Ratio of 1.1 to 1.

     The unaudited pro forma condensed combined financial statements should be read in conjunction with the separate audited consolidated financial statements of ALS and Sterling incorporated by reference or included in this Joint Proxy Statement/Prospectus.

                       ALTERNATIVE LIVING SERVICES, INC.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                              AS OF JUNE 30, 1997

                                                       ALS        STERLING     PRO FORMA    ALS & STERLING
                                                    HISTORICAL   HISTORICAL   ADJUSTMENTS     PRO FORMA
                                                    ----------   ----------   -----------   --------------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                  ASSETS
Current assets:
  Cash and cash equivalents.......................   $ 15,440     $12,542       $    --        $ 27,982
  Resident receivables, net.......................      1,365       1,131            --           2,496
  Other current assets............................      7,225      16,328            --          23,553
                                                     --------     -------       -------        --------
          Total current assets....................     24,030      30,001            --          54,031
                                                     --------     -------       -------        --------
Property, plant and equipment, net................    188,557      46,347            --         234,904
Long-term investments.............................      1,165       2,772            --           3,937
Investments in and advances to unconsolidated
  affiliates......................................      4,100          --            --           4,100
Other assets......................................     12,471       3,705            --          16,176
                                                     --------     -------       -------        --------
          Total assets............................   $230,323     $82,825       $    --        $313,148
                                                     ========     =======       =======        ========

                                          LIABILITIES AND EQUITY
Current liabilities:
  Current installments of long-term debt..........   $    548     $   211       $    --        $    759
  Short-term notes payable........................     21,056          --            --          21,056
  Accounts payable................................      3,476      11,017         4,000(5)       18,493
  Accrued expenses................................      8,561       4,853          (230)(6)      13,184
                                                     --------     -------       -------        --------
          Total current liabilities...............     33,641      16,081         3,770          53,492
                                                     --------     -------       -------        --------
Long-term debt, less current installments.........    116,156      41,399            --         157,555
Other long-term liabilities.......................         --         886          (333)(6)         553
Deferred gain on sale.............................      6,781          --            --           6,781
Minority interest.................................      8,615         175            --           8,790
Stockholders' equity:
  Common stock and paid in capital................     76,108      28,251            --         104,359
  Accumulated deficit.............................    (10,978)     (3,967)       (3,437)        (18,382)
                                                     --------     -------       -------        --------
          Total stockholders' equity..............     65,130      24,284        (3,437)         85,977
                                                     --------     -------       -------        --------
          Total liabilities and stockholders'
            equity................................   $230,323     $82,825       $    --        $313,148
                                                     ========     =======       =======        ========

   See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                  Statements.

                       ALTERNATIVE LIVING SERVICES, INC.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                            AS OF DECEMBER 31, 1996

                                                 ALS
                                  ALS         PRO FORMA        ALS       STERLING     PRO FORMA     ALS & STERLING
                               HISTORICAL    ADJUSTMENTS    PRO FORMA   HISTORICAL   ADJUSTMENTS      PRO FORMA
                               ----------    -----------    ---------   ----------   -----------    --------------
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                      ASSETS
Current assets:
  Cash and cash
    equivalents..............   $ 25,796       $48,065(8a)  $ 73,861     $13,659       $    --         $ 87,520
  Resident receivables,
    net......................      1,614            --         1,614         418            --            2,032
  Other current assets.......      4,989            --         4,989       5,890            --           10,879
                                --------       -------      --------     -------       -------         --------
         Total current
           assets............     32,399        48,065        80,464      19,967            --          100,431
                                --------       -------      --------     -------       -------         --------
Property, plant and
  equipment, net.............     79,816            --        79,816      53,106            --          132,922
Long-term investments........      1,171            --         1,171       1,664            --            2,835
Investments in and advances
  to unconsolidated
  affiliates.................      1,649            --         1,649          --            --            1,649
Other assets.................     11,501         1,935(8a)    13,436       3,082            --           16,518
                                --------       -------      --------     -------       -------         --------
         Total assets........   $126,536       $50,000      $176,536     $77,819       $    --         $254,355
                                ========       =======      ========     =======       =======         ========

                                              LIABILITIES AND EQUITY
Current liabilities:
  Current installments of
    long-term debt...........   $    769       $    --      $    769     $   216       $    --         $    985
  Short-term notes payable...      8,335            --         8,335          --            --            8,335
  Accounts payable...........      1,985            --         1,985       9,786         4,000(5)        15,771
  Accrued expenses...........      8,130            --         8,130       2,848          (237)(6)       10,741
                                --------       -------      --------     -------       -------         --------
         Total current
           liabilities.......     19,219            --        19,219      12,850         3,763           35,832
                                --------       -------      --------     -------       -------         --------
Long-term debt, less current
  installments...............     28,772        50,000(8a)    78,772      39,590            --          118,362
Other long-term
  liabilities................         --            --            --         869          (423)(6)          446
Deferred gain on sale........      6,763            --         6,763          --            --            6,763
Minority interest............      5,888            --         5,888          --            --            5,888
Stockholders' equity:
  Common stock and paid in
    capital..................     76,108            --        76,108      28,216            --          104,324
  Accumulated deficit........    (10,214)           --       (10,214)     (3,706)       (3,340)         (17,260)
                                --------       -------      --------     -------       -------         --------
         Total stockholders'
           equity............     65,894            --        65,894      24,510        (3,340)          87,064
                                --------       -------      --------     -------       -------         --------
         Total liabilities
           and stockholders'
           equity............   $126,536       $50,000      $176,536     $77,819       $    --         $254,355
                                ========       =======      ========     =======       =======         ========

   See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                  Statements.

                       ALTERNATIVE LIVING SERVICES, INC.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1997

                                            ALS
                              ALS        PRO FORMA       ALS PRO     STERLING     PRO FORMA      ALS & STERLING
                           HISTORICAL   ADJUSTMENTS       FORMA     HISTORICAL   ADJUSTMENTS       PRO FORMA
                           ----------   -----------     ---------   ----------   -----------     --------------
                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
Operating revenues.......   $35,164        $  --         $35,164     $17,798        $ --            $52,962
Operating expenses:
  Residence operations...    22,540           --          22,540      11,030          --             33,570
  Lease expense..........     7,006           --           7,006       4,410          --             11,416
  General and
     administrative......     5,066           --           5,066       2,280          --              7,346
  Depreciation and
     amortization........     2,484           --           2,484       1,320          --              3,804
                            -------        -----         -------     -------        ----            -------
          Total operating
            expenses.....    37,096           --          37,096      19,040          --             56,136
                            -------        -----         -------     -------        ----            -------
          Operating
            loss.........    (1,932)          --          (1,932)     (1,242)         --             (3,174)
                            -------        -----         -------     -------        ----            -------
Other income (expense):
  Interest expense,
     net.................      (994)        (488)(8a)     (1,482)        374          --             (1,108)
  Equity in losses of
     unconsolidated
     affiliates..........      (137)          --            (137)         --          --               (137)
  Minority interest in
     losses of
     consolidated
     subsidiaries........     2,307           --           2,307         525          --              2,832
  Other, net.............        (8)          --              (8)        (16)         --                (24)
                            -------        -----         -------     -------        ----            -------
          Total other
            expenses,
            net..........     1,168         (488)            680         883          --              1,563
                            -------        -----         -------     -------        ----            -------
Loss before income
  taxes..................      (764)        (488)         (1,252)       (359)         --             (1,611)
                            -------        -----         -------     -------        ----            -------
Provision for income
  taxes..................        --           --              --          97         (97)(6)             --
                            -------        -----         -------     -------        ----            -------
Net loss from continuing
  operations.............   $  (764)       $(488)        $(1,252)    $  (262)       $(97)           $(1,611)
                            =======        =====         =======     =======        ====            =======
Net loss per share.......   $ (0.06)                     $ (0.10)    $ (0.05)                       $ (0.09)
                            =======                      =======     =======                        =======
Weighted average number
  of common shares
  outstanding............    12,996                       12,996       5,040         504(7)          18,540
                            =======                      =======     =======        ====            =======

   See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                  Statements.

                       ALTERNATIVE LIVING SERVICES, INC.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                               ALS                                   STERLING
                                ALS         PRO FORMA         ALS       STERLING     PRO FORMA
                             HISTORICAL   ADJUSTMENTS(1)   PRO FORMA   HISTORICAL   ADJUSTMENTS
                             ----------   --------------   ---------   ----------   -----------
                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
Operating revenues.........   $39,599        $11,730        $51,329     $16,038        $  --
Operating expenses:
  Residence operations.....    25,710          7,070         32,780      10,267           --
  Lease expense............     6,053          4,939         10,992       2,982           --
  General and
    administrative.........     7,933          1,782          9,715       3,210           --
  Depreciation and
    amortization...........     2,994           (584)         2,410       1,229           --
  Non-recurring charge.....       976             --            976          --           --
                              -------        -------        -------     -------        -----
        Total operating
          expenses.........    43,666         13,207         56,873      17,688           --
                              -------        -------        -------     -------        -----
        Operating loss.....    (4,067)        (1,477)        (5,544)     (1,650)          --
                              -------        -------        -------     -------        -----
Other income (expense):
  Interest expense, net....    (3,740)         1,215         (2,525)        509         (932)(8b)
  Equity in losses of
    unconsolidated
    affiliates.............       (52)            (5)           (57)         --           --
  Minority interest in
    losses of consolidated
    subsidiaries...........        76            (22)            54          --           --
  Other, net...............       (28)            43             15           5           --
                              -------        -------        -------     -------        -----
        Total other
          expenses, net....    (3,744)         1,231         (2,513)        514         (932)
                              -------        -------        -------     -------        -----
Loss before income taxes...    (7,811)          (246)        (8,057)     (1,136)        (932)
                              -------        -------        -------     -------        -----
Provision for income
  taxes....................        --             --             --         410           --
                              -------        -------        -------     -------        -----
Net loss from continuing
  operations...............   $(7,811)       $  (246)       $(8,057)    $  (726)       $(932)
                              =======        =======        =======     =======        =====
Net loss per share.........   $ (0.79)                      $ (0.63)    $ (0.14)
                              =======                       =======     =======
Weighted average number of
  common shares
  outstanding..............     9,889                        12,798       5,037
                              =======                       =======     =======

                                                            ALS &
                             STERLING      PRO FORMA      STERLING
                             PRO FORMA    ADJUSTMENTS     PRO FORMA
                             ---------   --------------   ---------
                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
Operating revenues.........   $16,038        $  --        $ 67,367
Operating expenses:
  Residence operations.....    10,267           --          43,047
  Lease expense............     2,982           --          13,974
  General and
    administrative.........     3,210           --          12,925
  Depreciation and
    amortization...........     1,229           --           3,639
  Non-recurring charge.....        --           --             976
                              -------        -----        --------
        Total operating
          expenses.........    17,688           --          74,561
                              -------        -----        --------
        Operating loss.....    (1,650)          --          (7,194)
                              -------        -----        --------
Other income (expense):
  Interest expense, net....      (425)          --          (2,950)
  Equity in losses of
    unconsolidated
    affiliates.............        --           --             (57)
  Minority interest in
    losses of consolidated
    subsidiaries...........        --           --              54
  Other, net...............         5           --              20
                              -------        -----        --------
        Total other
          expenses, net....      (420)          --          (2,933)
                              -------        -----        --------
Loss before income taxes...    (2,068)          --         (10,125)
                              -------        -----        --------
Provision for income
  taxes....................       410         (410)(6)          --
                              -------        -----        --------
Net loss from continuing
  operations...............   $(1,658)       $(410)       $(10,125)
                              =======        =====        ========
Net loss per share.........     (0.33)                    $  (0.55)
                              =======                     ========
Weighted average number of
  common shares
  outstanding..............     5,037          504(7)       18,339
                              =======        =====        ========

   See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                  Statements.

                       ALTERNATIVE LIVING SERVICES, INC.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995

                                                        ALS        STERLING     PRO FORMA    ALS & STERLING
                                                     HISTORICAL   HISTORICAL   ADJUSTMENTS     PRO FORMA
                                                     ----------   ----------   -----------   --------------
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
Operating revenues.................................   $10,464      $ 4,598        $ --          $15,062
Operating expenses:
  Residence operations.............................     7,207        1,510          --            8,717
  Lease expense....................................       890           55          --              945
  General and administrative.......................     2,599        3,292          --            5,891
  Depreciation and amortization....................       814          460          --            1,274
                                                      -------      -------        ----          -------
          Total operating expenses.................    11,510        5,317          --           16,827
                                                      -------      -------        ----          -------
          Operating loss...........................    (1,046)        (719)         --           (1,765)
                                                      -------      -------        ----          -------
Other income (expense):
  Interest expense, net............................      (813)        (171)         --             (984)
  Equity in losses of unconsolidated affiliates....      (438)        (279)         --             (717)
  Minority interest in losses of consolidated
     subsidiaries..................................       112           48          --              160
  Other, net.......................................       439           39          --              478
                                                      -------      -------        ----          -------
          Total other expenses, net................      (700)        (363)         --           (1,063)
                                                      -------      -------        ----          -------
Loss before income taxes...........................    (1,746)      (1,082)         --           (2,828)
                                                      -------      -------        ----          -------
Provision for income taxes.........................        --           75         (75)(6)           --
                                                      -------      -------        ----          -------
Net loss from continuing operations................   $(1,746)     $(1,007)       $(75)         $(2,828)
                                                      =======      =======        ====          =======
Net loss per share.................................   $ (0.30)     $ (0.36)                     $ (0.32)
                                                      =======      =======                      =======
Weighted average number of common shares
  outstanding......................................     5,863        2,787         279(7)         8,929
                                                      =======      =======        ====          =======

   See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                  Statements.

                       ALTERNATIVE LIVING SERVICES, INC.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1994

                                                     ALS        STERLING     PRO FORMA      ALS & STERLING
                                                  HISTORICAL   HISTORICAL   ADJUSTMENTS       PRO FORMA
                                                  ----------   ----------   -----------     --------------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
Operating revenues..............................   $ 4,957      $ 2,272        $ --            $ 7,229
Operating expenses:
  Residence operations..........................     2,934          251          --              3,185
  Lease expense.................................       697           --          --                697
  General and administrative....................     1,458        2,032          --              3,490
  Depreciation and amortization.................       258           88          --                346
                                                   -------      -------        ----            -------
          Total operating expenses..............     5,347        2,371          --              7,718
                                                   -------      -------        ----            -------
          Operating loss........................      (390)         (99)         --               (489)
                                                   -------      -------        ----            -------
Other income (expense):
  Interest expense, net.........................      (301)         (96)         --               (397)
  Equity in losses of unconsol. affiliates......        (1)        (298)         --               (299)
  Minority interest in losses of consolidated
     subsidiaries...............................        49           (1)         --                 48
  Other, net....................................        --           --          --                 --
                                                   -------      -------        ----            -------
          Total other expenses, net.............      (253)        (395)         --               (648)
                                                   -------      -------        ----            -------
Loss before income taxes........................      (643)        (494)         --             (1,137)
                                                   -------      -------        ----            -------
Provision for income taxes......................        --           --          --                 --
                                                   -------      -------        ----            -------
Net loss from continuing operations.............   $  (643)     $  (494)       $ --            $(1,137)
                                                   =======      =======        ====            =======
Net loss per share..............................   $ (0.22)     $ (0.22)                       $ (0.21)
                                                   =======      =======                        =======
Weighted average number of common shares
  outstanding...................................     2,959        2,281         228(7)           5,468
                                                   =======      =======        ====            =======

   See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                  Statements.

                       ALTERNATIVE LIVING SERVICES, INC.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                         COMBINED FINANCIAL STATEMENTS

1.  ALS 1996 PRO FORMA ADJUSTMENTS

     The ALS Pro Forma Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 1996 are comprised of adjustments related to (i) the ALS-Midwest Restructuring (as defined in Note 2),
(ii) the Crossings Merger (as defined in Note 2), (iii) the ALS initial public offering, (iv) the December 31, 1996 ALS sale/leaseback transaction, and (v) the issuance of the ALS Debentures. The principal components of these adjustments are set forth below:

                                                     ALS-                                                      ALS
                                                    MIDWEST        ALS-         CROSSINGS                    PUBLIC
                                        ALS        OPERATING      MIDWEST       OPERATING     CROSSINGS     OFFERING
                                     HISTORICAL   RESULTS(2A)   ADJUSTMENTS    RESULTS(2A)   ADJUSTMENTS   ADJUSTMENTS
                                     ----------   -----------   -----------    -----------   -----------   -----------
                                                                      (IN THOUSANDS)
Operating revenue..................   $39,599        $2,141        $  --          $9,589        $ --          $ --
Operating expenses:
  Resident operations..............    25,710         1,604           --           5,466          --            --
  Lease expense....................     6,053            94           --           2,196          --            --
  General and administrative.......     7,933            --           --           1,782          --            --
  Depreciation and amortization....     2,994           204           38(2b)         157          91(2e)        --
  Non-recurring charge.............       976            --           --              --          --            --
                                      -------        ------        -----          ------        ----          ----
        Total operating expenses...    43,666         1,902           38           9,601          91            --
                                      -------        ------        -----          ------        ----          ----
Operating income (loss)............    (4,067)          239          (38)            (12)        (91)           --
                                      -------        ------        -----          ------        ----          ----
Other income (expense), net
  Interest expense, net............    (3,740)         (307)        (143)(2c)       (350)         --           833(3)
  Other, net.......................       (28)           --           --              43          --            --
  Equity in losses of
    unconsolidated affiliates......       (52)           --           --              --          --            --
  Minority interest in losses of
    consolidated subsidiaries......        76            32          (32)(2d)         --          --            --
                                      -------        ------        -----          ------        ----          ----
        Total other income.........    (3,744)         (275)        (175)           (307)         --           833
                                      -------        ------        -----          ------        ----          ----
Net loss from continuing
  operations.......................   $(7,811)       $  (36)       $(213)         $ (319)       $(91)         $833
                                      =======        ======        =====          ======        ====          ====
Net loss per share.................   $ (0.79)
                                      =======
Weighted average shares
  outstanding......................     9,889
                                      =======

                                                          ALS       CUMULATIVE
                                     SALE/LEASEBACK   CONVERTIBLE      1996
                                      TRANSACTION        DEBT        PRO FORMA       ALS
                                     ADJUSTMENTS(9)   ADJUSTMENTS   ADJUSTMENTS   PRO FORMA
                                     --------------   -----------   -----------   ---------
                                                         (IN THOUSANDS)
Operating revenue..................     $    --         $    --       $11,730      $51,329
Operating expenses:
  Resident operations..............          --              --         7,070       32,780
  Lease expense....................       2,649              --         4,939       10,992
  General and administrative.......          --              --         1,782        9,715
  Depreciation and amortization....      (1,074)             --          (584)       2,410
  Non-recurring charge.............          --              --            --          976
                                        -------         -------       -------      -------
        Total operating expenses...       1,575              --        13,207       56,873
                                        -------         -------       -------      -------
Operating income (loss)............      (1,575)             --        (1,477)      (5,544)
                                        -------         -------       -------      -------
Other income (expense), net
  Interest expense, net............       2,447          (1,265)(8a)     1,215      (2,525)
  Other, net.......................          --              --            43           15
  Equity in losses of
    unconsolidated affiliates......          (5)             --            (5)         (57)
  Minority interest in losses of
    consolidated subsidiaries......         (22)             --           (22)          54
                                        -------         -------       -------      -------
        Total other income.........       2,420          (1,265)        1,231       (2,513)
                                        -------         -------       -------      -------
Net loss from continuing
  operations.......................     $   845         $(1,265)         (246)     $(8,057)
                                        =======         =======       =======      =======
Net loss per share.................                                                $ (0.63)
                                                                                   =======
Weighted average shares
  outstanding......................                                                 12,798
                                                                                   =======

                       ALTERNATIVE LIVING SERVICES, INC.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                  COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

2.  PURCHASE BUSINESS COMBINATIONS

     ALS completed two significant acquisitions in 1996 which were accounted for under the purchase method of accounting for business combinations. Specifically, on May 24, 1996, ALS acquired (i) the remaining general and limited partner interests not owned by ALS in certain partnerships that owned ALS's Michigan residences ("ALS-Midwest") for a total purchase price $6.2 million (the "ALS-Midwest Restructuring"), and (ii) acquired by merger all of the outstanding capital stock of New Crossings International Corporation ("Crossings") in exchange for shares of ALS Common Stock valued at $9.3 million (the "Crossings Merger").

     ALS' unaudited pro forma condensed combined statement of income for the year ended December 31, 1996 gives effect to pro forma adjustments to reflect the following:

          a. Operating results of ALS-Midwest and Crossings from January 1, 1996 to the date of acquisition.

          b. Additional depreciation and amortization of $38,000 attributable to the increase in the carrying value of property, plant and equipment as a result of the ALS-Midwest Restructuring (depreciated over the estimated average useful life of 30 years).

          c. Interest expense for ALS-Midwest of $93,000 (interest rate of 8%) and $29,000 (interest rate of 9%), respectively, relating to notes issued in the ALS-Midwest Restructuring and elimination of interest income of $21,000 (assumed interest rate of 5%) resulting from reduced cash balances.

          d. Elimination of minority interest of $32,000 related to ALS-Midwest.

          e. The effects of the Crossings Merger, including: (i) the additional depreciation and amortization of $59,000 attributable to the increase in carrying value of property, plant and equipment (depreciated over the estimated average remaining useful life of 30 years); and (ii) the recognition of goodwill amortization of $32,000 (amortized over 40 years).

3.  ALS PUBLIC OFFERING ADJUSTMENTS

     The ALS Public Offering Adjustments reflect the reduction in interest expense resulting from the application by ALS of the net proceeds from its August 1996 initial public offering to repay indebtedness. The related reduction in interest includes: (i) $521,000 (interest rate of 10%) relating to bridge financing incurred in January 1996; (ii) $130,000 (average interest rate of 10%) relating to the ALS-Midwest construction loans; and (iii) $138,000 (interest rate of 8%) and $44,000 (interest rate of 9%) relating to the notes issued in connection with the ALS-Midwest Restructuring.

4.  INTEGRATION AND ANTICIPATED COST SAVINGS

     Significant expenses are expected to be incurred in connection with the consolidation and integration of ALS and Sterling. Such activities may include restructuring regional and corporate functions, consolidating information, integrating operations, and relocating personnel. The expenses associated with these activities are not currently estimable with a reasonable degree of accuracy. Accordingly, they have not been reflected in the unaudited pro forma condensed combined financial statements. The estimated costs associated with the integration activities will be expensed in the period in which ALS completes its integration plan.

     Certain efficiencies and cost savings are expected to result from the consolidation and integration of ALS and Sterling operations. Due to imprecision in estimates of potential future cost savings, the unaudited pro forma condensed combined financial statements do not reflect such savings.

                       ALTERNATIVE LIVING SERVICES, INC.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                  COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

5.  TRANSACTION FEES

     Under the pooling of interests accounting method, direct transaction costs are expensed in the period in which the transaction is consummated. Such costs are estimated to be $4.0 million and include investment banking, legal, accounting, printing, solicitation and filing fees, and similar expenses. The accrual of these expenses has been reflected in the unaudited pro forma condensed combined balance sheet at December 31, 1996 and June 30, 1997 but not in the unaudited pro forma condensed combined income statement for the periods then ended.

6.  INCOME TAXES

     The income tax benefit and deferred tax liabilities which had previously been recognized by Sterling were eliminated to give effect to the impact of the ALS valuation allowance on the combined deferred tax provision of the two companies.

7.  STOCKHOLDERS' EQUITY AND EARNINGS PER SHARE

     Common stock, additional paid-in-capital and earnings per share have been adjusted to reflect the issuance of 1.1 shares of ALS Common Stock for each issued and outstanding share of Sterling Common Stock for each of the respective periods presented.

     The weighted average common share amount represents the aggregate weighted average shares of ALS and Sterling adjusted to reflect the Exchange Ratio.

8.  CONVERTIBLE DEBT ADJUSTMENTS

     a. ALS. The ALS Convertible Debt Adjustments reflect the $50 million proceeds and associated impact on interest expense, net of estimated interest income on proceeds received from, the ALS Debentures issued May 21, 1997 as if the ALS Debentures were issued on January 1, 1996. The ALS Debentures are convertible into shares of ALS Common Stock at the conversion price of $20.25 per share, which if fully converted would result in the issuance of 2,469,136 shares of ALS Common Stock. Approximately $1.9 million in financing costs were capitalized related to the placement of the ALS Debentures.

     b. Sterling. The Sterling Convertible Debt Adjustments reflect the $35 million proceeds and associated impact on interest expense, net of estimated interest income on proceeds received from, the Sterling Debentures issued May 23, 1996 as if the debentures were issued on January 1, 1996. The Sterling Debentures will be assumed by ALS and will thereupon become convertible into a number of shares of ALS Common Stock equal to the product of the Exchange Ratio and the number of shares of Sterling Common Stock issuable upon conversion of the Sterling Debentures. Approximately $1.4 million in financing costs were capitalized related to the placement of the Sterling Debentures.

9.  SALE/LEASEBACK TRANSACTION ADJUSTMENTS

     The Sale/Leaseback Transaction Adjustments reflect a sale/leaseback transaction completed by ALS in December 31, 1996 as if it occurred on January 1, 1996. Pursuant to the transaction, ALS sold twelve assisted living residences for approximately $45.0 million and leased them back under a twelve-year operating lease. The transaction produced a gain of approximately $5.7 million which has been deferred and will be amortized over the lease period.

                         INDEX TO FINANCIAL STATEMENTS

                                                                    PAGE
                                                                    ----
STERLING HOUSE CORPORATION
Audited Financial Statements as of December 31, 1996 and 1995 and
  for The Three Years Ended December 31, 1996
  1.  Report of Independent Auditors..............................   F-2
  2.  Consolidated Balance Sheets as of December 31, 1996 and
      1995........................................................   F-3
  3.  Consolidated Statements of Operations for the Years Ended
      December 31, 1996, 1995 and 1994............................   F-4
  4.  Consolidated Statements of Stockholders' Equity for the
      Years Ended December 31, 1996, 1995 and 1994................   F-5
  5.  Consolidated Statements of Cash Flows for the Years Ended
      December 31, 1996, 1995 and 1994............................   F-6
  6.  Notes to Consolidated Financial Statements..................   F-7

Unaudited Consolidated Financial Statements as of June 30, 1997
  and December 31, 1996 and for The Six Months Ended June 30, 1997
  and 1996
  1.  Consolidated Balance Sheets as of June 30, 1997 and December
      31, 1996....................................................  F-21
  2.  Consolidated Statements of Operations for the Six Months
      Ended June 30, 1997 and 1996................................  F-22
  3.  Consolidated Statements of Cash Flows for the Six Months
      Ended June 30, 1997 and 1996................................  F-23
  4.  Notes to Condensed Consolidated Financial Statements........  F-24

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Sterling House Corporation

     We have audited the accompanying consolidated balance sheets of Sterling House Corporation as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sterling House Corporation at December 31, 1996 and 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

Ernst & Young LLP

February 10, 1997
Wichita, Kansas

                           STERLING HOUSE CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                                                     DECEMBER 31,
                                                              --------------------------
                                                                 1996           1995
                                                              -----------    -----------
                                         ASSETS
Current assets:
  Cash and cash equivalents (Note 11).......................  $13,658,827    $17,396,355
  Accounts receivable.......................................           --             --
    Construction due from REIT..............................    3,847,647
    Trade...................................................      417,820        157,616
    Other...................................................      143,138        400,437
  Prerental costs (net of amortization).....................    1,339,309        242,285
  Deferred income taxes (Note 9)............................           --        138,238
  Other.....................................................      560,151        582,945
                                                              -----------    -----------
         Total current assets...............................   19,966,892     18,917,876
Property and equipment (Notes 5, 6, and 8)
  Land and improvements.....................................    1,384,013      3,714,642
  Buildings.................................................   10,189,690     14,977,356
  Leasehold improvements....................................       40,997         26,636
  Vehicles and equipment....................................      626,715        393,599
  Furniture, fixtures and office equipment..................    1,311,823      1,273,480
  Construction in progress..................................   40,382,765      3,102,364
                                                              -----------    -----------
                                                               53,936,003     23,488,077
  Less accumulated depreciation.............................     (829,966)      (406,353)
                                                              -----------    -----------
         Net property and equipment.........................   53,106,037     23,081,724
Other assets:
  Bond financing cost.......................................    1,495,200        142,707
  Restricted investments....................................    1,663,784             --
  Other.....................................................    1,586,505        950,757
                                                              -----------    -----------
         Total other assets.................................    4,745,489      1,093,464
                                                              -----------    -----------
         Total assets.......................................  $77,818,418    $43,093,064
                                                              ===========    ===========

                          LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Short-term borrowings (Notes 5 and 11)....................  $        --    $ 6,726,428
  Accounts payable..........................................    9,786,224      1,832,100
  Accrued expenses:
    Salaries and benefits...................................      924,279        255,316
    Interest................................................      107,912        284,620
    Other...................................................    1,171,161        133,584
  Deferred income taxes (Note 9)............................      236,894             --
  Deferred rent and refundable deposits.....................      408,307        189,509
  Current maturities of long-term debt......................      215,623        277,966
                                                              -----------    -----------
         Total current liabilities..........................   12,850,400      9,699,523

Long-term debt (Notes 8 and 11).............................   39,589,497      6,561,808
Deferred income taxes (Note 9)..............................      423,177      1,214,570
Accrued stock option compensation (Note 12).................      387,419        412,550
Deferred revenue and other..................................       57,977             --

Commitments (Note 14).......................................           --             --

Stockholders' equity (Notes 8, 10 and 12)
  Preferred stock; no par value; 20,000,000 shares
    authorized, none issued and outstanding.................           --             --
  Common stock; no par value; 75,000,000 shares authorized,
    5,038,836 shares issued and outstanding (5,035,000 in
    1995)...................................................   28,216,042     28,184,228
  Accumulated deficit.......................................   (3,706,094)    (2,979,615)
                                                              -----------    -----------
         Total stockholders' equity.........................   24,509,948     25,204,613
                                                              -----------    -----------
         Total liabilities and stockholders' equity.........  $77,818,418    $43,093,064
                                                              ===========    ===========

                            See accompanying notes.

                           STERLING HOUSE CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                YEAR ENDED DECEMBER 31,
                                                         --------------------------------------
                                                            1996          1995          1994
                                                         -----------   -----------   ----------
Revenue:
  Residence rental.....................................  $15,575,866   $ 2,296,994   $  360,943
  Development fees:
     Affiliates (Note 13)..............................           --       302,871      188,370
     Other.............................................           --                    125,000
  Initial franchise and royalty fees:
     Affiliates (Note 13)..............................       54,606       168,880      152,019
     Other.............................................      126,523       122,083       83,643
  Management and service fees:
     Affiliates (Note 13)..............................           --       345,320      232,460
     Other.............................................      114,527       144,363       73,416
  Construction services:
     Affiliates (Note 13)..............................           --       803,302      602,052
     Other.............................................      166,720       413,822      454,180
                                                         -----------   -----------   ----------
                                                          16,038,242     4,597,635    2,272,083
  Operating expenses:
     Residence operating expenses......................   10,267,289     1,509,599      251,484
     General and administrative........................    3,147,191     1,810,186    1,162,149
     Stock compensation expense (Note 12)..............           --       412,550           --
     Cost of construction services.....................       62,976     1,069,270      869,482
     Building rental...................................    2,981,529        55,147           --
     Depreciation......................................      597,715       290,761       88,190
     Amortization......................................      630,916       169,313           --
     Equity in net loss from investments in
       unconsolidated affiliates.......................           --       278,636      298,327
                                                         -----------   -----------   ----------
          Total operating expenses.....................   17,687,616     5,595,462    2,669,632
  Loss from operations.................................   (1,649,374)     (997,827)    (397,549)
  Other income (expenses):
     Interest income...................................    1,042,628       204,476        7,072
     Interest expense (net of interest capitalized in
       1996, 1995 and 1994 of $1,435,376, $344,982 and
       $33,017)........................................     (534,016)     (375,165)    (102,794)
     Minority interest share of (income) loss of
       subsidiaries....................................           --        47,757       (1,074)
     Other.............................................        4,920        38,833           --
                                                         -----------   -----------   ----------
                                                             513,532       (84,099)     (96,796)
                                                         -----------   -----------   ----------
  Loss before income taxes and extraordinary item......   (1,135,842)   (1,081,926)    (494,345)
  Benefit for income taxes (Note 9)....................      409,363        74,512           --
                                                         -----------   -----------   ----------
  Loss before extraordinary item.......................     (726,479)   (1,007,414)    (494,345)
  Extraordinary item:
     Loss from early retirement of financing
       agreements, net of tax benefit of $747,098 (Note
       7)..............................................           --    (1,175,933)          --
                                                         -----------   -----------   ----------
     Net loss..........................................  $  (726,479)  $(2,183,347)  $ (494,345)
                                                         ===========   ===========   ==========
  Net loss per common share:
     Loss before extraordinary item....................  $      (.14)  $      (.36)  $     (.22)
     Extraordinary item................................           --          (.42)          --
                                                         -----------   -----------   ----------
          Net loss.....................................  $      (.14)  $      (.78)  $     (.22)
                                                         ===========   ===========   ==========
          Weighted average number of common shares
            outstanding................................    5,036,779     2,786,868    2,281,416
                                                         ===========   ===========   ==========

                            See accompanying notes.

                           STERLING HOUSE CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                  COMMON STOCK
                               PREFERRED    ------------------------    ACCUMULATED
                                 STOCK       NUMBER        AMOUNT         DEFICIT         TOTAL
                               ---------    ---------    -----------    -----------    -----------
Balance at December 31,
  1993.......................     $--       2,281,416    $     2,000    $  (301,923)   $  (299,923)
Net loss.....................     --               --             --       (494,345)      (494,345)
                                 ---        ---------    -----------    -----------    -----------
Balance at December 31,
  1994.......................     --        2,281,416          2,000       (796,268)      (794,268)
Shares issued-initial public
  offering(Note 1)...........     --        2,185,000     21,785,649             --     21,785,649
Shares issued-acquisition of
  assisted living facilities
  (Note 3)...................     --          480,761      5,408,570             --      5,408,570
Shares issued-termination fee
  (Note 7)...................     --           87,823        988,009             --        988,009
Net loss.....................     --               --             --     (2,183,347)    (2,183,347)
                                 ---        ---------    -----------    -----------    -----------
Balance at December 31,
  1995.......................     --        5,035,000     28,184,228     (2,979,615)    25,204,613
Shares issued -- 1995 options
  exercised (Note 12)........     --            3,836         43,155             --         43,155
Tax effect of options
  exercised..................     --               --        (11,341)            --        (11,341)
Net loss.....................     --               --             --       (726,479)      (726,479)
                                 ---        ---------    -----------    -----------    -----------
Balance at December 31,
  1996.......................     $--       5,038,836    $28,216,042    $(3,706,094)   $24,509,948
                                 ===        =========    ===========    ===========    ===========

                            See accompanying notes.

                           STERLING HOUSE CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                       YEAR ENDED DECEMBER 31,
                                                              -----------------------------------------
                                                                  1996           1995          1994
                                                              ------------   ------------   -----------
OPERATING ACTIVITIES
Net loss....................................................  $   (726,479)  $ (2,183,347)  $  (494,345)
Adjustments to reconcile net loss to net cash provided by
  (used in) operating activities:
  Depreciation and amortization.............................     1,228,631        460,074        88,190
  Amortized rent and interest expense.......................       156,891             --            --
  Deferred income taxes.....................................      (409,363)       (74,512)        7,292
  Equity in net loss from investments in unconsolidated
    affiliates..............................................                      278,636       298,327
  Minority interest in loss of subsidiaries.................            --        (47,757)        1,074
  Loss on early retirement of financing agreement, excluding
    cash paid...............................................                      675,933            --
  Stock option compensation.................................            --        412,550            --
  Net change in operating assets and liabilities:
    Accounts receivable.....................................        (2,905)       154,835       264,336
    Earnings in excess of billings on uncompleted
      contracts.............................................            --        143,605      (102,759)
    Deferred rent and refundable deposits...................       190,798         42,381        (6,303)
    Prerental costs.........................................    (1,727,741)      (266,456)       (3,377)
    Accrued expenses........................................       745,843       (138,841)       75,651
    Accounts payable........................................       342,863        710,757      (157,810)
    Other...................................................           934       (100,835)      230,299
                                                              ------------   ------------   -----------
        Net cash (used)/provided by operating activities....      (200,528)        67,023       200,575
INVESTING ACTIVITIES
Purchases of property and equipment.........................   (59,362,598)   (11,998,796)     (880,204)
Construction receivable due from REIT.......................    (3,847,647)            --            --
Proceeds from sale/leaseback transactions...................    39,037,567      8,117,576            --
Proceeds from sale of property and equipment................            --        130,103            --
Advances to affiliates......................................                      127,230      (127,230)
Acquisitions of assisted living facilities, net of cash
  acquired (Note 3).........................................    (2,200,000)      (253,053)           --
Net cash acquired in acquisition of assisted living
  facilities................................................            --         92,455            --
Purchases of restricted investments.........................    (1,663,784)                          --
Other assets................................................            --          9,909        (3,893)
                                                              ------------   ------------   -----------
Net cash used in investing activities.......................   (28,036,462)    (3,774,576)   (1,011,327)
FINANCING ACTIVITIES
Net change in notes payable.................................            --        (88,200)       48,200
Proceeds from short-term borrowings.........................     5,749,008      7,700,130       552,906
Payments on short-term borrowings...........................   (12,475,436)    (1,574,051)           --
Payments on long-term debt..................................    (2,007,500)    (7,445,294)     (177,384)
Proceeds from issuance of convertible bonds payable.........    35,000,000             --            --
Expenditures for financing costs............................    (1,602,000)            --            --
Payments on notes payable to stockholders...................            --        (85,975)       (5,476)
Proceeds from initial public offering.......................            --     21,785,649            --
Proceeds from issuance of long-term debt....................            --        283,583       276,483
Contributed capital from minority members...................            --             --       670,000
Other.......................................................      (164,610)       (57,023)      (96,771)
                                                              ------------   ------------   -----------
        Net cash provided by financing activities...........    24,499,462     20,518,819     1,267,958
                                                              ------------   ------------   -----------
        Net (decrease)/increase in cash.....................    (3,737,528)    16,811,266       457,206
Cash at beginning of period.................................    17,396,355        585,089       127,883
                                                              ------------   ------------   -----------
Cash at end of period.......................................  $ 13,658,827   $ 17,396,355   $   585,089
                                                              ============   ============   ===========
Supplemental disclosures of cash flow information:
  Cash paid during the year for interest....................  $  2,039,297   $    449,493   $   135,335
  Cash paid (received) during the year for income taxes.....            --   $    (13,147)  $    14,852

  Supplemental schedule of noncash investing and financing activities:
  During 1994, the Company purchased the outstanding stock of BCI Construction, Inc. from a stockholder in exchange for the Company's note payable of $300,000. In conjunction with the acquisition, liabilities were assumed as follows:

Fair value allocated to assets..............................  $1,249,709
Issuance of note payable....................................     300,000
                                                              ----------
Liabilities assumed.........................................  $  949,709
                                                              ==========

  During 1994, the Company purchased $91,006 of furniture, fixtures and office equipment through capital leases.

  During 1995, the Company acquired all the assets of Sterling House of Wichita, L.P., Sterling House of Bethany, L.L.C., Sterling Group, L.L.C., and Scotia, L.L.C. and acquired the minority interest remaining in Corridor Properties, Inc. and Sterling House of Abilene, L.P. in exchange for 480,761 shares of the Company's common stock and the assumption by the Company of all the liabilities of each entity (see Note 1 -- Background). In conjunction with such acquisition, liabilities were assumed as follows:

Fair value allocated to assets..............................  $18,543,059
Elimination of intercompany accounts........................    1,513,840
Issuance of common stock....................................   (5,408,570)
                                                              -----------
Liabilities assumed.........................................  $14,648,329
                                                              ===========

                            See accompanying notes.

                           STERLING HOUSE CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1996, 1995 AND 1994

1.  BACKGROUND

     Sterling House Corporation (the "Company"), was organized as a Kansas corporation in April 1991 for the purpose of developing, operating, constructing, managing, franchising and owning Sterling House(R) assisted living facilities. On October 26, 1995, the Company completed an initial public offering ("IPO") in which it sold 2,185,000 shares of its common stock and realized net proceeds of $21,785,649. Prior to the effective date of the IPO, the Company's consolidated financial statements included the accounts of the Company and its then wholly owned subsidiaries, Sterling Management Company, Inc. ("SMC"), BCI Construction, Inc. ("BCI"), formerly Buchanan Homes, Inc., SH Franchise, Inc. ("SHFI"), and Sterling Partners, L.L.C. ("Partners"), and its majority owned indirect subsidiary, Corridor Properties, L.L.C. ("Corridor"). Corridor was a 60% majority owned subsidiary of the Company. In addition, prior to the IPO, the Company had investment interests in certain affiliated limited partnerships and limited liability companies that developed and operated Sterling House(R) assisted living facilities. Ownership of such investments ranged from 1% to 40% and the Company accounted for such investments using the equity method of accounting.

     Concurrently with the IPO, the Company merged SHFI, SMC and Partners into the Company and completed a reorganization transaction which included a series of transactions involving the Company's common stock (the "Reorganization Transaction") and enabled the Company to acquire all the remaining interests in certain affiliates that operated Sterling House(R) assisted living facilities as follows:

                                                                    COMPANY'S
                                                 COMPANY'S          OWNERSHIP        COMPANY'S
                                                 OWNERSHIP        INTEREST AFTER       SHARES
                                                INTEREST AT            THE           ISSUED IN
                   ENTITY                     OCTOBER 26, 1995       EXCHANGE       THE EXCHANGE
                   ------                     ----------------    --------------    ------------
Sterling House of Wichita, L.P..............        25.0%             100.0%           53,333
Sterling House of Bethany, L.L.C............        20.0%             100.0%           53,333
Sterling Group, L.L.C.......................        40.0%             100.0%          192,000
Scotia, L.L.C...............................        28.3%             100.0%           32,889
Sterling House of Abilene, L.P..............        62.3%             100.0%           30,095
Sterling House of Augusta, Inc..............         0.0%             100.0%           42,845
Corridor Properties, L.L.P..................        60.0%             100.0%          119,111
                                                                                      -------
                                                                                      523,606
                                                                                      =======

LINE OF BUSINESS

     The Company is involved in developing, operating, constructing, managing, franchising and owning Sterling House(R) assisted living facilities (the Residences). The Company also enters into general contractor arrangements for the construction of residential properties. The Company's principal sources of revenues in 1996 are resident rentals (Note 4). For years prior to 1996, the Company's principal sources of revenues were development, management, royalty and franchise fees, and construction revenues from both affiliates and nonaffiliates which developed and operated Residences.

     At December 31, 1996, 1995 and 1994, the Company had seven, nine and fourteen operating franchised Residences, respectively, one of which opened in 1996 and 6 of which opened in 1995. During 1995 and in connection with the Exchange, the Company acquired 11 franchised Residences. In addition, the Company acquired an additional three franchised residences in 1996 (Note 3).

                           STERLING HOUSE CORPORATION

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its subsidiary and/or former subsidiaries prior to the IPO after elimination of all material intercompany accruals and transactions. The minority interests, which were acquired in the Exchange, represents the minority members' and partners' proportionate interest in Corridor and Abilene prior to the Reorganization Transaction.

CASH

     For purposes of the consolidated statements of cash flows, the Company considers cash to include currency on hand, demand deposits and short-term investments with maturities of three months or less.

CONCENTRATION OF CREDIT RISK

     The Company's financial instruments that were exposed to concentrations of credit risk consist primarily of cash. The Company places its funds into high credit quality financial institutions and, at times, such funds may be in excess of the Federal Depository insurance limit.

PRERENTAL COSTS

     Costs incurred in connection with preopening marketing, employee recruitment and training, and other start-up expenditures necessary to prepare the Residences for rent are capitalized. These prerental costs are amortized over 12 months beginning when the Residences are available for occupancy. Accumulated amortization on such prerental costs at December 31, 1996 and 1995 was $763,536 and $132,819, respectively.

PROPERTY AND EQUIPMENT

     Property assets are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Useful lives are as follows:

Land improvements...........................................    15 years
Buildings...................................................    40 years
Leasehold improvements......................................  5-13 years
Vehicles and equipment......................................     5 years
Furniture, fixtures and office equipment....................  3-10 years

     Property and equipment include interest costs and property taxes incurred during the construction period, as well as development fees and other costs directly related to the development and construction of the Residences. Maintenance and repairs are charged to income as incurred and significant renewals and betterments are capitalized. Deductions are made for retirements resulting from the renewals or betterments.

INTANGIBLE ASSETS

     Intangible assets include costs incurred in connection with obtaining long-term financing. Such costs have been capitalized and are being amortized over the term of the related financing using the effective interest method. Accumulated amortization at December 31, 1996 and 1995 was $106,800 and $160,916, respectively.

INITIAL FRANCHISE AND ROYALTY FEE REVENUE

     The Company is the franchisor of the Sterling House(R) concept. Under the franchise agreement (the "Agreement"), the Company provides a Franchisee with the right to use the formats, trade name and methods developed by the Company. Each Agreement has an initial term ranging from 10 to 15 years and can

                           STERLING HOUSE CORPORATION

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) be extended for up to three additional five-year periods provided that the Franchisee satisfies certain conditions. The Agreement provides for the Company to receive an initial franchise fee ranging from $25,000 to $35,000 and a continuing monthly royalty fee in the amount of 3% of each Residence's gross receipts. The Company may also require the Franchisee to contribute a monthly amount equal to no more than 1% of each Residences' gross receipts for advertising. Initial franchise fee revenue consists of amounts earned by the Company under franchise agreements. The Company records initial franchise fee revenue when all material services or conditions relating to the franchise agreement have been substantially performed or satisfied by the Company. Franchise royalty fees from the Residences are recognized as earned on a monthly basis.

CONSTRUCTION SERVICES

     The Company acts in the capacity of general contractor for the construction of assisted living facilities. In its capacity, the Company's primary function is the supervision of subcontractors who actually perform the construction activities. The Company has no investments in construction equipment and has no employees who perform construction activities other than construction supervision. The Company typically receives a fee for its time incurred in the direct supervision of the project plus a specified mark-up based upon total construction cost. The Company accounts for its construction activities by recognizing, as revenue only, the construction fee amounts; thus, the revenues and costs associated with the subcontractor activities are excluded from the accompanying consolidated statement of operations. The Company believes that such presentation most accurately depicts the nature of its operating activities.

     Earned fees on construction contracts are recognized for financial reporting purposes on the percentage of completion method. Revenue is recorded and profit is recognized on each contract principally based upon the total construction costs incurred. Each contract normally contains a maximum contract price to be paid by the customer. Provisions for anticipated losses on all such contracts, if any, are made currently as the amount of loss is determinable.

INCOME TAXES

     Income taxes are provided using the liability method in accordance with Statement of Financial Accounting Standards Board No. 109, Accounting for Income Taxes.

NET LOSS PER COMMON SHARE

     Net loss per common share has been computed by dividing net loss by the weighted average number of common shares outstanding during each period. The weighted average number of common shares does not include any common stock equivalents because, (1) stock options outstanding are not materially dilutive and (2) common stock equivalents associated with the convertible debenture bonds would be anti-dilutive.

ACCOUNTING FOR STOCK BASED COMPENSATION

     In October 1995, the FASB issued Statement No. 123, Accounting for Stock-Based Compensation, which prescribed accounting and reporting standards for all stock-based compensation plans, including employee stock options, restricted stock, and stock appreciation rights. Statement No. 123 did not require companies to change their existing accounting for employee stock options under APB Opinion No. 25, Accounting for Stock Issued to Employees, but instead encouraged companies to recognize expense for stock-based awards on their estimated fair value on the date of grant. Companies electing to continue to follow present accounting rules under APB 25 are required to provide pro forma disclosures of what net income and earnings per share would have been had the new fair value method been used. The Company has elected to

                           STERLING HOUSE CORPORATION

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) continue to apply the existing accounting rules contained in APB 25 and the required pro forma disclosures under the new method have been presented (see
Note 12).

MARKETING AND PROMOTIONAL EXPENSE

     Marketing and promotion costs incurred prior to the opening of the Residences are capitalized as prerental costs. All marketing and promotion costs incurred subsequent to opening the Residences are expensed as incurred. The total amount of marketing and promotion expense capitalized as prerental costs during 1996 was $376,887 and the total amount of marketing and promotion expense incurred during the years ended December 31, 1996, 1995, and 1994, was $156,827, $48,923, and $90,148, respectively.

RESTRICTED INVESTMENTS

     Restricted investments represent United States Treasury obligations and certificates of deposit which mature at various times during 1998. Such investments are required by certain real estate investment trusts (the "REITs") as collateral for leased residences. Management determines the appropriate classification of debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. Debt securities are classified as held-to-maturity as the Company has the positive intent and ability to hold the securities to maturity. Interest received on debt securities is included in interest income at the time it is earned. Held-to-maturity debt securities are stated at amortized cost, which approximates fair value.

ACCOUNTS RECEIVABLE

     Construction due from REIT's represents receivables from REITs for construction draws on residences that are being constructed by the Company pursuant to certain operating lease agreements between the Company and certain REITs. These costs are reimbursed to the Company by the REITs throughout the construction phase of the residence, which is generally five to eight months. Trade receivables include residence billings, franchise fees, franchisee construction receivables, and other fee receivables.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

IMPAIRMENT OF LONG-LIVED ASSETS

     In March 1995, the Financial Accounting Standards Board issued FAS 121, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. FAS 121 also addresses the accounting for long-lived assets expected to be disposed of. The Company adopted FAS 121 in the first quarter of 1996. The effect of the adoption of FAS 121 was not material to the Company's financial position.

RECLASSIFICATIONS

     Certain reclassifications have been made in the 1995 and 1994 financial statements to conform with the 1996 financial statement format.

                           STERLING HOUSE CORPORATION

3.  ACQUISITIONS OF ASSISTED LIVING FACILITIES

     On March 26, 1996, the company entered into an agreement with Meditrust to lease three assisted living residences previously owned by franchisees of the Company, as well as entering into sale/leaseback transactions for two Company-owned residences located in Wichita, Kansas and Bethany, Oklahoma. The total aggregate amount financed with Meditrust for the five residences was approximately $7,500,000. Concurrently with this transaction, the franchisees, Masters Associates, L.L.C., the owner of the Derby, Kansas residence, Hays Assisted Living, L.L.C., the owner of the Hays, Kansas residence, and Wellington Partners, L.L.C., the owner of the Wellington, Kansas residence, contemporaneously sold all of their assets (principally consisting of their real property, building, improvements, furniture and equipment) to Meditrust. The lease terms for these agreements are similar to those described in Note 6. The annual lease expense to be incurred by the Company under the terms of the agreements will total approximately $952,000.

     In August 1996, the Company purchased, from High Plains Senior Living, Inc. ("HPSLI"), the land, building, and other fixed assets of Woodland Terrace, a 45 unit retirement and assisted living residence located in Liberal, Kansas. The total purchase price was approximately $2,200,000 and was paid in cash. The acquisition was accounted for under the purchase method of accounting in accordance with APB No. 16 and, accordingly, the results of operations for Woodlawn Terrace have been included in the Company's consolidated financial statements subsequent to the acquisition date. The acquired assets and liabilities assumed have been recorded at their estimated fair values at the date of acquisition and are summarized as follows:

Property and equipment......................................  $2,233,000
Other current liabilities...................................     (33,000)
                                                              ----------
                                                              $2,200,000
                                                              ==========

     During 1995, the Company entered into Exchange Agreements (the "Agreements") with certain affiliates described in Note 1. Pursuant to the Agreements, each of the affiliates agreed to exchange all of their assets for a total of 523,606 shares of the Company's common stock and the assumption by the Company of all the liabilities and obligations of each affiliate. The Company accounted for the purchase of the affiliates (excluding Sterling House of Augusta, Inc.) using the purchase method of accounting in accordance with APB No. 16 and the results of the affiliates' operations have been included in the Company's consolidated financial statements subsequent to the Exchange date. The acquired assets and liabilities assumed have been recorded at their estimated fair values at the Exchange date and are summarized as follows:

Cash........................................................  $    92,455
Accounts receivable.........................................       17,873
Other current assets........................................      702,317
Property and equipment, net.................................   17,239,368
Other assets................................................      491,046
                                                              -----------
                                                               18,543,059
Less assumed liabilities:
  Accounts payable..........................................      107,109
  Other current liabilities.................................      665,138
  Deferred tax liabilities..................................    1,897,942
  Long-term debt............................................   11,978,140
                                                              -----------
                                                               14,648,329
                                                              -----------
Net assets acquired(a)......................................  $ 3,894,730
                                                              ===========

---------------

(a) Net assets acquired include all the assets acquired and the liabilities assumed of Sterling House of Wichita, L.P., Sterling House of Bethany, L.L.C., Sterling Group, L.L.C., and Scotia, L.L.C. and the

                           STERLING HOUSE CORPORATION

3. ACQUISITIONS OF ASSISTED LIVING FACILITIES -- (CONTINUED) step-up in accounting basis attributable to the purchase of minority interest in Sterling House of Abilene, L.P. (Abilene, L.P.) (see Note 4) and Corridor Properties, L.L.C. of $419,500 and $925,762, respectively. Both Abilene, L.P. and Corridor Properties, L.L.C. were majority owned subsidiaries previously consolidated in the Company's consolidated financial statements. Accordingly, the results of their operations have been included in the Company's consolidated statement of operations for the whole year or with respect to Abilene since May 31, 1995.

     Sterling House of Augusta, Inc. ("Augusta") was under the common control of certain controlling shareholders of the Company and, accordingly, its assets and liabilities were recorded at historical cost in a manner similar to that of a pooling of interest and the accompanying financial statements were restated in the year of acquisition.

     The following pro forma information presents the combined results of operations of the Company and the franchised residences acquired through the Exchange, the Meditrust transactions and the residence acquired from HPSLI as though the acquisitions occurred at the beginning of the period prior to each of the individual the acquisition dates. These pro forma amounts represent the historical operating results of the acquired residences combined with those of the Company with appropriate adjustments which give effect to interest expense, depreciation and amortization, lease expense, income tax benefits, and elimination of intercompany transactions.

                                                           FOR THE YEAR ENDED DECEMBER 31,
                                                       ----------------------------------------
                                                          1996           1995           1994
                                                       -----------    -----------    ----------
Revenues.............................................  $16,642,956    $ 8,320,602    $3,482,000
Net loss before extraordinary item...................     (844,243)    (1,597,247)     (748,000)
Net loss.............................................     (844,243)    (2,773,180)     (748,000)

Net loss before extraordinary item per common
  share..............................................  $     (0.17)   $     (0.50)   $    (0.27)
Net loss per common share............................  $     (0.17)   $     (0.87)   $    (0.27)

Weighted average number of shares of common stock
  outstanding........................................    5,036,779      3,173,153     2,761,606

     The pro forma adjustments are based upon available information and assumptions that management believes are reasonable under the circumstances. The pro forma consolidated results do not purport to be indicative of the actual financial position or operating results which would have occurred had such transactions been consummated on the dates indicated. In addition, the pro forma information is not intended to be indicative of future results of operations.

                           STERLING HOUSE CORPORATION

4.  INVESTMENTS IN UNCONSOLIDATED AFFILIATES

     Prior to the Reorganization Transaction, the Company's investments in unconsolidated entities reflected the Company's investment in affiliated entities which own and operate assisted living facilities franchised under the Sterling House(R) concept. The investee entities generally operated as limited liability companies or limited partnerships. The Company's investments in such entities prior to the Exchange are summarized as follows:

                                                              OWNERSHIP
                     AFFILIATED ENTITY                        PERCENTAGE
                     -----------------                        ----------
Sterling House of Wichita, L.P..............................    25.00%
Sterling House of Bethany, L.L.C............................    20.00%
Sterling Group, L.L.C.......................................    40.00%
Scotia, L.L.C...............................................    28.31%
Sterling House of Abilene, L.P..............................    62.00%(a)

     In connection with the Reorganization Transaction, the Company acquired the remaining interest in the affiliated entities and, accordingly, the assets, liabilities and operations of such entities for the period subsequent to the Exchange date, have been included in the Company's consolidated financial statements for the year ended December 31, 1995. Prior to such date, the Company accounted for these investments using the equity method of accounting. Such method was used by the Company because it either owned greater than a 20% interest in the invested entity or it had the approved responsibility from the voting members of the entity to exercise significant influence over the operating and financial policies of such entity. Under this method, the net income or loss of the investee was recognized as income or loss in the Company's statement of operations and added to or deducted from the investment account, and distributions received from the affiliate were treated as a reduction of the investment account.

     Combined condensed statements of operations for the unconsolidated affiliated entities accounted for under the equity method of accounting described above are as follows:

                                                              PERIOD FROM
                                                              JANUARY 1,
                                                                 1995
                                                                THROUGH      YEAR ENDED
                                                              OCTOBER 26,   DECEMBER 31,
                                                                 1995           1994
                                                              -----------   ------------
STATEMENT OF OPERATIONS
Revenues....................................................  $3,439,413     $1,940,774
Operating expenses..........................................   3,309,212      2,287,470
                                                              ----------     ----------
Operating income (loss).....................................     130,201       (346,696)
Other expense (principally interest)........................     740,485        461,366
                                                              ----------     ----------
Net loss....................................................  $ (610,284)    $ (808,062)
                                                              ==========     ==========

---------------

(a) Effective May 31, 1995, the Company increased its ownership in Sterling House of Abilene, L.P. from 1% to approximately 62% by purchasing partnership interests from existing partners. The aggregate purchase price was approximately $311,600 and the Company financed the purchase through bank borrowings. The transaction was accounted for as a purchase and the results of operations of Abilene, L.P. are consolidated in the Company's operating results from the date of acquisition. Abilene, L.P.'s assets and liabilities are included in the Company's consolidated balance sheet at December 31, 1995. The pro forma impact on the results of operations of the Company as if this transaction occurred on January 1, 1994, are included in the pro forma income amounts at Note 3.

                           STERLING HOUSE CORPORATION

5.  SHORT-TERM BORROWINGS

     At December 31, 1995, short-term borrowings consisted of construction loans pursuant to the sale/ leaseback agreements described in Note 6. The loans permit borrowings up to $1,539,000 per Residence and interest is payable monthly during the construction period, as defined, at a rate equal to the National City Bank's prime rate plus 3.5%, and are secured by all tangible assets of the Residence. As each Residence was completed, the amounts borrowed during the construction period were retired with proceeds received from the sale/leaseback transactions.

6.  LEASING ARRANGEMENTS

     The Company has entered into sale/leaseback agreements with certain REITs as a primary source of financing the development, construction and, to a lesser extent, acquisitions of assisted living residences. Under such agreements, the Company may enter into a series of sale/leaseback transactions whereby each new Residence is sold at its negotiated value and the Company will enter into a lease agreement for such Residence. The initial terms of the leases vary from 10 to 15 years and include aggregate renewal options ranging from 15 to 40 years. The Company is responsible for all operating costs, including repairs, property taxes, and insurance. All of these lease arrangements provide the Company with a right of first refusal if the REIT were to seek to sell the property. The annual minimum lease payments are based upon a percentage of the negotiated sales value of each Residence. Such percentages are generally equal to the yield for the ten-year United States Treasury Note plus rates ranging from 3.25% to 3.75%. The minimum lease payments are adjusted annually by a percentage multiplier that is contingent upon changes in the Consumer Price Index. The Residences sold in the sale/leaseback transactions are sold for an amount equal to or less than their fair market value. The leases are accounted for as operating leases with any applicable gain or loss realized in the initial sales transaction being deferred and amortized into income in proportion to rental expense over the initial term of the lease.

     In addition to leased Residences, the Company leases certain office space and equipment under noncancelable operating leases from nonaffiliates that expire at various times through 2009. Rental expense on all such operating leases, including Residences, for the years ended December 31, 1996, 1995 and 1994, was $3,056,752, $92,727 and $13,215, respectively.

     Future minimum lease payments for the next five years and thereafter under noncancellable operating leases with initial terms of one year or more in effect at December 31, 1996, are as follows:

                                                                 OPERATING LEASES
                                                              ----------------------
                                                               RESIDENCE     OTHER
                        FISCAL YEAR                             LEASES       LEASES
                        -----------                           -----------   --------
1997........................................................  $ 5,523,071   $ 75,504
1998........................................................    5,523,071     75,504
1999........................................................    5,523,071     73,188
2000........................................................    5,523,071     42,630
2001........................................................    5,523,071         --
Thereafter..................................................   29,509,559         --
                                                              -----------   --------
Total minimum lease payments................................  $57,124,914   $266,826
                                                              ===========   ========

7.  EXTRAORDINARY LOSS

     During 1995, upon the completion of the IPO, the Company terminated a certain loan commitment agreement with a REIT and paid an aggregate termination fee of $1,488,000, of which $500,000 was paid in cash and $988,000 by delivery of 87,823 shares of the Company's common stock. The Company incurred an extraordinary pretax loss of $1,923,031 ($1,175,933 net of income taxes), which represents the termination

                           STERLING HOUSE CORPORATION

7.  EXTRAORDINARY LOSS -- (CONTINUED)
cost incurred by the Company related to the early extinguishment of the loan commitment and the write-off of all unamortized financing costs as of the IPO date which were incurred by the Company pursuant to the terminated loan commitment.

8.  LONG-TERM DEBT

     Long-term debt as of December 31, 1996 and 1995 is as follows:

                                                                1996           1995
                                                             -----------    ----------
Serial and term revenue bonds maturing serially from 1995
  through 2013, interest accrues at rates ranging from 4.0%
  to 9.5% with overall effective rates ranging from 7.2% to
  9.2%, secured by substantially all assets of the
  applicable Residences(a).................................  $ 4,710,000    $6,717,500
Convertible subordinated debenture bonds due June 30, 2006,
  callable by the Company anytime on or after July 15,
  1999, convertible into the Company's common stock at
  $22.42 per share (equal to approximately 1,561,106
  shares)(b)...............................................   35,000,000            --
Other......................................................       95,120       122,274
                                                             -----------    ----------
                                                              39,805,120     6,839,774
Less current maturities....................................      215,623       277,966
                                                             -----------    ----------
                                                             $39,589,497    $6,561,808
                                                             ===========    ==========

---------------

(a) Certain of these bonds have been issued in compliance with certain federal regulations to provide tax-exempt interest to the bond holders. These regulations require that the Company comply with renting a defined percentage of the rental units of each Residence to certain qualified tenants. Qualified tenants are determined based upon their income and the median family income adjusted for the family size for the area in which the Residences are located.
(b) The convertible subordinated debenture bonds are callable at a premium after July 15, 1999, at the following redemption prices (expressed as a percentage of principal amount):

                            YEAR                              REDEMPTION PRICES
                            ----                              -----------------
1999........................................................        102%
2000........................................................        101%
2001 and thereafter.........................................        100%

     Aggregate annual maturities of long-term debt are $215,600, $190,000, $205,000, $220,000 and $235,000 for the years through 2001, respectively.

                           STERLING HOUSE CORPORATION

9.  INCOME TAXES

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amount used for income tax purposes. The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below:

                                                                   DECEMBER 31,
                                                             -------------------------
                                                                1996          1995
                                                             ----------    -----------
Deferred tax assets:
  Net operating loss carry forwards........................  $  468,873    $   447,901
  Accrued compensation.....................................     150,512        161,713
  Other....................................................      88,343             --
                                                             ----------    -----------
          Total deferred tax assets........................     707,728        609,614
Deferred tax liabilities:
  Property and equipment...................................     896,183      1,662,471
  Start-up costs...........................................     471,616         23,475
                                                             ----------    -----------
          Total gross deferred tax liabilities.............   1,367,799      1,685,946
                                                             ----------    -----------
          Net deferred tax liabilities.....................  $ (660,071)   $(1,076,332)
                                                             ==========    ===========

     Significant components of the (benefit) provision for income taxes are as follows:

                                                         YEAR ENDED DECEMBER 31,
                                                     --------------------------------
                                                       1996         1995       1994
                                                     ---------    --------    -------
Current:
  Federal..........................................  $      --    $     --    $(6,571)
  State............................................         --          --       (721)
                                                     ---------    --------    -------
          Total current............................         --          --     (7,292)
Deferred:
  Federal..........................................   (360,785)    (65,881)     6,358
  State............................................    (48,578)     (8,631)       934
                                                     ---------    --------    -------
          Total deferred...........................   (409,363)    (74,512)     7,292
                                                     ---------    --------    -------
                                                     $(409,363)   $(74,512)   $    --
                                                     =========    ========    =======

     The effective tax rate on income before income taxes varies from the statutory federal income tax rate as follows:

                                                            YEAR ENDED DECEMBER 31,
                                                          ---------------------------
                                                          1996       1995       1994
                                                          -----      -----      -----
Statutory rate..........................................  (34.0)%    (34.0)%    (34.0)%
State taxes, net........................................   (4.9)      (4.8)      (5.0)
Valuation allowance.....................................     --       30.3       36.4
Other...................................................    2.8        1.6        2.6
                                                          -----      -----      -----
                                                          (36.1)%     (6.9)%     0.0%
                                                          =====      =====      =====

     At December 31, 1996, the Company had net operating loss carryforwards for income tax purposes of approximately $1,200,000 which expires through 2011. During 1994, the valuation allowance was increased by approximately $175,746, because the Company was uncertain that such deferred tax assets in excess of the

                           STERLING HOUSE CORPORATION

9.  INCOME TAXES -- (CONTINUED)
applicable reversing deferred tax liabilities would be realized in future years. During 1995, the valuation allowance was increased by approximately $328,000 to reserve for the tax benefit of losses accumulated prior to the Exchange. In connection with the Exchange, the valuation allowance was subsequently reduced to zero and the related benefit was recorded as a reduction to the purchase price in accordance with SFAS No. 109.

10.  PREFERRED STOCK

     The Company has authorized 20,000,000 shares of preferred stock with no par value. All preference rights, powers, limitations or restrictions attributable to such preferred stock will be specified by the Board of Directors.

11.  FAIR VALUES OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

          Cash and Cash Equivalents -- The carrying amount reported in the balance sheet for cash and cash equivalents approximates its fair value.

          Restricted Investments -- Restricted investments represent Treasury bills and certificates of deposit held by the Company as collateral for letters of credit. The carrying amount reported in the balance sheet for restricted investments approximates their fair value.

          Short-Term Borrowings, Bonds Payable and Convertible Bond
     Payable -- The carrying amounts of the Company's borrowings under its short-term debt agreements approximate their fair value. The fair values of the Company's long-term debt are estimated using discounted cash flow analyses, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

     The carrying amounts and fair values of the Company's financial instruments at December 31, 1996 and 1995, are as follows:

                                        DECEMBER 31, 1996               DECEMBER 31, 1995
                                  -----------------------------   -----------------------------
                                  CARRYING AMOUNT   FAIR VALUE    CARRYING AMOUNT   FAIR VALUE
                                  ---------------   -----------   ---------------   -----------
Cash and cash equivalents.......    $13,658,827     $13,658,827     $17,396,355     $17,396,355
Short-term borrowings...........             --              --       6,726,428       6,726,428
Restricted investments..........      1,663,784       1,663,784              --              --
Bonds payable & convertible
  bonds payable.................     39,805,120      34,667,746       6,839,774       7,167,665

12.  STOCK OPTIONS

     The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation," requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options usually equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

     The Company's 1995 Incentive Stock Option Plan (the Plan) has authorized the grant of options to management and other key employees for up to 237,000 shares of the Company's common stock, and the grant of options for up to 72,000 shares of it common stock to certain Directors outside of the Plan.

                           STERLING HOUSE CORPORATION

12.  STOCK OPTIONS -- (CONTINUED)
Concurrently with the IPO, the Company granted options to certain officers and key employees to purchase 37,000 shares of the Company's common stock at exercise prices of $0.10 per share. These options vested immediately and are exercisable in three 20% increments at the end of each six-month period subsequent to the grant date and expire ten years from the grant date. Options granted to the Directors vest and become exercisable over three years and expire ten years from the date of grant. All other options granted under the Plan vest and become exercisable over three years of continued employment and expire ten years from the date of grant. In accordance with the provisions of APB 25, the Company has recognized $412,550 of compensation expense related to options granted in 1995.

     Pro forma information regarding net loss and loss per share is required by Statement 123, which also requires that the information be determined as if the Company has accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method of the Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1996 and 1995, risk-free interest rates of 5.1%; a dividend yield of 0%; volatility factors of the expected market price of the Company's common stock of .541 and a weighted-average expected life of the option of 5 years.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferrable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information is as follows:

                                                               1996          1995
                                                             ---------    -----------
Pro forma net loss before extraordinary item...............  $(938,315)   $(1,019,031)
Pro forma net loss.........................................  $(938,315)   $(2,194,964)
Pro forma loss per share before extraordinary item.........  $   (0.19)   $     (0.37)
Pro forma loss per share...................................  $   (0.19)   $     (0.79)

     A summary of the Company's stock option activity, and related information for the years ended December 31, 1996 and 1995 are as follows:

                                                            1996                 1995
                                                     ------------------   ------------------
                                                               WEIGHTED             WEIGHTED
                                                               AVERAGE              AVERAGE
                                                               EXERCISE             EXERCISE
                                                     OPTIONS    PRICE     OPTIONS    PRICE
                                                     -------   --------   -------   --------
Outstanding-beginning of year......................  109,000    $ 7.47         --       --
Granted............................................  149,450     16.31    109,000    $7.47
Exercised..........................................   (3,836)     0.10         --       --
Forfeited..........................................   (6,700)    18.27         --       --
Outstanding-end of year............................  247,914    $12.62    109,000    $7.47
Exercisable at end of year.........................   34,954    $ 7.76         --    $0.00
Weighted average fair value of options granted
  during the year..................................  $  9.11              $  8.00

                           STERLING HOUSE CORPORATION

12.  STOCK OPTIONS -- (CONTINUED)
     At December 31, 1996, the Company had 33,164 options outstanding with an exercise price of $0.10 per share and a remaining contractual life of 8.8 years. In addition, the Company had 214,750 options outstanding with prices ranging from $8.25 to $19.25 per share and a weighted average remaining contractual life of 9.3 years.

13.  RELATED PARTY TRANSACTIONS

     Prior to the Exchange date, the Company had material transactions with related parties that were unconsolidated affiliates of the Company. Such transactions included the payment of management, accounting, marketing and development fees, construction costs, and certain cash management transactions. Following the Exchange, such transactions no longer occur.

MANAGEMENT AND SERVICE FEES

     In return for certain management and administrative services, the Company received a monthly fee for management services rendered on behalf of its affiliates for each of their Residences. Pursuant to the related management agreement, the Company received monthly fees for each Residence equal to the greater of $1,500 or 5% of each Residence's monthly gross revenues. In addition to these fees, the Company provided its affiliates with bookkeeping and payroll services for a monthly fee ranging from $250 to $500 per Residence. Aggregate management and accounting fees received from affiliates for the years ended December 31, 1996, 1995 and 1994 totaled $-0-, $232,853 and $128,426, respectively. Such fees are reflected as management and service fees in the accompanying consolidated statements of operations.

     In return for certain preopening marketing services, the Company received $20,000 per Residence. These services included initial marketing activities, resident recruitment and qualification, selection of initial Residence staff, selection and recruitment of third-party service providers and referral sources, and primary responsibility for state and local licensing. Amounts recognized by the Company for these preopening services for the years ended December 31, 1996, 1995 and 1994 were $-0-, $112,467 and $104,034, respectively. Such fees are reflected as management and service fees in the accompanying consolidated statements of operations.

INITIAL FRANCHISE AND ROYALTY FEES

     The Company receives initial franchise fees of $25,000 from certain affiliated franchisees. Such fees are deferred and recognized when the Residence commences operations. The Company also received a monthly royalty fee of 3% of each Residences' gross receipts in consideration for the continuing rights, licenses and ongoing services provided under each applicable franchise agreement. Initial franchise and royalty fees earned by the Company from affiliates during 1996, 1995 and 1994 are $54,606, $168,880, and $152,019,
respectively. Such fees are reflected as initial franchise and royalty fees in the accompanying consolidated statements of operations.

DEVELOPMENT FEES

     The Company received compensation from affiliates for planning and executing the construction and development of their Residence. These services included primary responsibility for land acquisition, zoning and licensing, obtaining supplemental financing, site planning and development activities, general contractor and bid selection, construction oversight, and initial accounting system and organization setup. Amounts recognized by the Company for development fees from its affiliates for the years ended December 31, 1996, 1995 and 1994 were $-0-, $302,871 and $188,370, respectively.

     During 1994, the Company also received $125,000 in development fees from Covenant Housing Corporation (CHC), a not-for-profit corporation that is managed by the Company. This was a one-time

                           STERLING HOUSE CORPORATION

13. RELATED PARTY TRANSACTIONS -- (CONTINUED) payment in consideration for the Company's services in helping to acquire and reorganize an existing Residence on behalf of the corporation. Neither the Company nor its affiliates have any direct ownership in CHC.

EARNED REVENUES FROM CONSTRUCTION SERVICES

     The Company was retained by certain of its affiliates as the general contractor for the construction of their Residences for which the Company received a fee for construction services. Revenues earned by the Company from such affiliates for the years ended December 31, 1996, 1995 and 1994, were $-0-, $803,302 and $602,002, respectively.

NOTES PAYABLE TO STOCKHOLDERS

     The notes payable to stockholders at December 31, 1995, represent working capital loans made to the Company from certain stockholders. These loans were payable on demand and accrued interest at the short-term Applicable Federal Rate as published monthly by the Internal Revenue Service. For the years ended December 31, 1996, 1995 and 1994, interest expense incurred by the Company on such loans was approximately $-0-, $4,279 and $6,083, respectively. During 1995, the Company repaid the balance of such loans with proceeds received from the IPO.

OTHER

     During 1994, the Company sold a portion of its interest in an affiliated Franchisee to a stockholder of the Company for $12,644, an amount equal to its book value.

     During 1994, the Company paid $30,000 in consulting fees to a stockholder of the Company.

14.  COMMITMENTS

     The Company entered into three additional sale/leaseback financing commitments with REITs during 1996 which provide approximately $113,110,000 in sale/leaseback financing. The terms of the financing commitments are similar to those described in Note 7. The aggregate amount of unused sale/leaseback financing at December 31, 1996 was approximately $135,630,000.

     The Company is required by certain REITs to obtain a letter of credit as collateral for leased residences. Outstanding letters of credit at December 31, 1996 and 1995, were $1,270,056 and $470,175, respectively.

     In connection with the acquisition of BCI, the Company entered into a consulting agreement with the seller, who is also an officer and stockholder of the Company, whereby the seller received $10,000 per month through December 1996 for providing consulting services to BCI.

15.  SAVINGS PLAN

     In 1995, the Company initiated an employee savings plan under Section 401(k) of the Internal Revenue Code. The plan covers full-time employees and allows employees to contribute up to 15% of their salary to the plan. The Company matches employee contributions up to a maximum of 3% of the employee's salary. Amounts charged to expense for matching contributions during 1996 and 1995 were $40,474 and $43,386 respectively.

                           STERLING HOUSE CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                                               JUNE 30,      DECEMBER 31,
                                                                 1997            1996
                                                              -----------    ------------
                                                              (UNAUDITED)
                                         ASSETS
Current assets:
  Cash and cash equivalents.................................  $12,541,587     $13,658,827
  Accounts receivable:
    Construction due from REIT..............................       60,241       3,847,647
    Trade...................................................    1,131,093         417,820
    Other...................................................       41,245         143,138
  Advances to unconsolidated affiliates.....................   14,240,038              --
  Prerental costs (net of amortization).....................    1,015,666       1,339,309
  Other.....................................................      970,765         560,151
                                                              -----------     -----------
         Total current assets...............................   30,000,635      19,966,892
Property and equipment:
  Land and improvements.....................................    1,533,921       1,384,013
  Buildings.................................................    9,590,929      10,230,687
  Vehicles and equipment....................................    1,135,342         626,715
  Furniture, fixtures and office equipment..................    1,677,131       1,311,823
  Construction in progress..................................   33,545,898      40,382,765
                                                              -----------     -----------
                                                               47,483,221      53,936,003
  Less accumulated depreciation.............................   (1,136,224)       (829,966)
                                                              -----------     -----------
         Net property and equipment.........................   46,346,997      53,106,037
Other assets:
  Deferred financing costs..................................    1,444,925       1,495,200
  Restricted investments....................................    2,772,428       1,663,784
  Other.....................................................    2,259,650       1,586,505
                                                              -----------     -----------
         Total other assets.................................    6,477,003       4,745,489
                                                              -----------     -----------
         Total assets.......................................  $82,824,635     $77,818,418
                                                              ===========     ===========

                          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $11,017,186     $ 9,786,224
  Accrued expenses:
    Salaries and benefits...................................    1,325,831         924,279
    Interest................................................      197,489         107,912
    Real estate and property taxes..........................    1,163,840         210,196
    Construction costs......................................    1,275,029         778,989
    Other...................................................      347,659         181,976
  Deferred income taxes.....................................      229,785         236,894
  Unearned rent and refundable deposits.....................      312,019         408,307
  Current maturities of long-term debt and bonds payable....      211,406         215,623
                                                              -----------     -----------
         Total current liabilities..........................   16,080,244      12,850,400
Long-term debt..............................................   41,399,492      39,589,497
Deferred income taxes.......................................      333,479         423,177
Deferred compensation.......................................      366,173         387,419
Other.......................................................      186,618          57,977
Minority interest in subsidiaries...........................      174,777              --
Stockholders' equity:
  Preferred stock; no par value 20,000,000 shares
    authorized, none issued and outstanding.................           --              --
  Common stock; no par value; 75,000,000 shares authorized,
    5,041,928 shares issued and outstanding (5,038,836 in
    1996)...................................................   28,250,827      28,216,042
  Accumulated deficit.......................................   (3,966,975)     (3,706,094)
                                                              -----------     -----------
         Total stockholders' equity.........................   24,283,852      24,509,948
                                                              -----------     -----------
         Total liabilities and stockholders' equity.........  $82,824,635     $77,818,418
                                                              ===========     ===========

                            See accompanying notes.

                           STERLING HOUSE CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                              SIX MONTHS ENDED JUNE 30,
                                                              -------------------------
                                                                 1997           1996
                                                              -----------    ----------
Revenues:
  Residence rental..........................................  $17,460,364    $5,754,476
  Initial franchise and royalty fees:
     Affiliates.............................................       26,563        28,826
     Other..................................................      140,350        51,697
  Management and service fees:
     Affiliates.............................................       89,440            --
     Other..................................................       41,795        52,966
  Construction services.....................................       39,763        63,123
                                                              -----------    ----------
          Total revenue.....................................   17,798,275     5,951,088
  Operating expenses:
     Residence operating expenses...........................   11,029,645     3,796,559
     General and administrative.............................    2,258,726     1,191,283
     Building rental........................................    4,410,064     1,115,523
     Depreciation and amortization..........................    1,320,666       470,879
     Construction costs.....................................       21,081        28,245
                                                              -----------    ----------
          Total operating expenses..........................   19,040,182     6,602,489
  Loss from operations......................................   (1,241,907)     (651,401)
  Other income (expenses):
     Interest income........................................      527,852       534,262
     Interest expense.......................................     (153,392)     (332,800)
     Minority interest in loss of subsidiaries..............      525,223            --
     Other..................................................      (16,319)      (20,257)
                                                              -----------    ----------
          Total other income................................      883,364       181,205
                                                              -----------    ----------
  Loss before income taxes..................................     (358,543)     (470,196)
                                                              -----------    ----------
  (Provision) benefit for income taxes......................       96,807       139,285
                                                              -----------    ----------
          Net loss..........................................  $  (261,736)   $ (330,911)
                                                              ===========    ==========
          Net loss per common share.........................  $      (.05)   $     (.07)
                                                              ===========    ==========
  Weighted average number of shares outstanding during the
     period.................................................    5,039,585     5,035,421
                                                              ===========    ==========

                            See accompanying notes.

                           STERLING HOUSE CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                               SIX MONTHS ENDED JUNE 30,
                                                              ----------------------------
                                                                  1997            1996
                                                              ------------    ------------
OPERATING ACTIVITIES
Net loss....................................................  $   (261,736)   $   (330,911)
Adjustments to reconcile net loss to net cash provided by
  (used in) operating activities:
  Depreciation and amortization.............................     1,320,666         470,879
  Amortized rent and interest expense.......................        29,009          32,405
  Deferred income taxes.....................................       (96,807)       (139,285)
  Minority interest in loss of subsidiaries.................      (525,223)             --
Net change in operating assets and liabilities:
  Accounts receivable.......................................      (611,380)         11,615
  Prerental costs...........................................      (590,377)       (504,919)
  Accrued expenses..........................................     1,610,456         512,232
  Unearned rent and refundable deposits.....................       (96,288)          3,317
  Accounts payable..........................................       180,135        (790,125)
  Deferred compensation.....................................       (21,246)        (21,335)
  Other.....................................................      (850,878)        (20,241)
                                                              ------------    ------------
          Net cash provided by (used in) operating
            activities......................................        86,331        (776,368)
INVESTING ACTIVITIES
Purchase of property and equipment..........................   (46,264,365)    (16,804,275)
Proceeds from sale/leaseback transactions...................    54,224,854      12,292,497
Construction receivable due from REIT.......................     3,787,406              --
Advances to unconsolidated affiliates.......................   (20,536,489)             --
Proceeds received from unconsolidated affiliates on
  advances..................................................     6,296,451              --
Other.......................................................    (1,108,644)       (524,453)
                                                              ------------    ------------
          Net cash used in investing activities.............    (3,600,787)     (5,036,231)
FINANCING ACTIVITIES
Proceeds from short-term borrowings.........................            --       1,473,650
Principal payments on short-term borrowings.................            --      (8,200,078)
Principal payments on long-term debt........................       (67,315)     (1,996,856)
Convertible debt issued.....................................            --      35,000,000
Proceeds from issuance of long-term debt....................     1,868,500          61,173
Expenditures for financing costs............................       (34,514)     (1,602,000)
Capital contributions by minority members...................       700,000              --
Net change in bond reserve funds in trust...................      (104,240)       (275,066)
Other.......................................................        34,785           7,737
                                                              ------------    ------------
          Net cash provided by financing activities.........     2,397,216      24,468,560
                                                              ------------    ------------
          Net increase (decrease) in cash...................    (1,117,240)     18,655,961
Cash at beginning of period.................................    13,658,827      17,396,355
                                                              ------------    ------------
Cash at end of period.......................................  $ 12,541,587    $ 36,052,316
                                                              ============    ============

                            See accompanying notes.

                           STERLING HOUSE CORPORATION

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)
                                 JUNE 30, 1997

1.  GENERAL

     The accompanying unaudited interim financial statements of Sterling House Corporation (the "Company") have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC"). Certain information and note disclosures normally included in annual financial statements have been condensed or omitted pursuant to those rules and regulations. In the opinion of management, all adjustments, consisting of normal, recurring adjustments considered necessary for a fair presentation, have been included. Although management believes that the disclosures made are adequate to ensure that the information presented is not misleading, it is suggested that these financial statements be read in conjunction with the financial statements and notes thereto included herein for the fiscal year ended December 31, 1996. The results of the six-month periods ended June 30, 1997 and 1996 are not necessarily indicative of the results of operations for the entire year.

2.  BASIS OF PRESENTATION

     The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, BCI Construction, Inc., BCINC, Inc., Assisted Living Properties, Inc. and Coventry Corporation ("Coventry"). The Company's consolidated financial statements also include Austin Development, Limited, Waterford Development Company, L.L.C., Newport Development, L.L.C., Claremont Development, Limited Partnership, and Bridgeport Development, Limited (collectively known as the Company's Development Partnerships), all of which are majority-owned subsidiaries of Coventry. The "Minority interest in subsidiaries" represents the minority members' proportionate interest in the Company's Development Partnerships.

     In addition, the Company has investment interests in certain limited partnerships and limited liability companies that develop and operate Sterling House(R) assisted living facilities. Ownership of such investments at June 30, 1997, is 9.8% and the Company accounts for all such investments using the equity method of accounting.

     All significant intercompany balances and transactions have been eliminated.

3.  NET LOSS PER COMMON SHARE AND RECENTLY ISSUED ACCOUNTING STANDARDS

     Net loss per common share has been computed by dividing net loss by the weighted average number of common shares outstanding during each period. The weighted average number of common shares does not include any common stock equivalents because, (1) stock options outstanding are not materially dilutive and (2) common stock equivalents associated with the convertible debentures would be anti-dilutive.

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("FAS 128"), which specifies the computation, presentation, and disclosure requirements for earnings per share with the objective to simplify the computation of earnings per share. FAS 128 is effective for financial statements for periods ending after December 15, 1997, and earlier application is not permitted. After the effective date, all prior period earnings per share data will be restated to conform with the provisions of FAS 128. The adoption of FAS 128 is not expected to have a material impact on the Company's earnings per share data.

4.  ADVANCES TO UNCONSOLIDATED AFFILIATES

     Advances to unconsolidated affiliates represents construction receivables from certain affiliated limited partnerships and limited liability companies in which the Company owns a 9.8% ownership interest. Such affiliates develop and operate Sterling House(R) assisted living facilities. Advances to such affiliates are reimbursed to the Company as the affiliates obtain permanent financing. The affiliates will typically obtain financing through sale/leaseback financing in accordance to the sale/leaseback commitments previously obtained by the Company.

                           STERLING HOUSE CORPORATION

5.  SHAREHOLDERS RIGHTS PLAN

     On June 25, 1997, the Board of Directors of the Company declared a dividend distribution of one Right for each outstanding share of the Company's Common Stock, to the holders of record on July 3, 1997. Each Right entitles the registered holder to purchase from the Company one one-hundredth (1/100th) of a share of Series A Junior Participating Stock no par value per share (the "Series A Preferred Stock"), or, in some circumstances, Common Stock, other securities, cash or other assets at a price of $80.00 per one one-hundredth of a share with both shares and price being subject to adjustment in certain events. The complete terms and conditions of the Rights are set forth in a Rights Agreement between the Company and ChaseMellon Shareholder Services, Inc., as Rights Agent, dated as of June 25, 1997, as it may be amended from time to time.

     Initially, the Rights will attach to all certificates representing outstanding shares of Common Stock and no separate certificates for the Rights ("Rights Certificates") will be distributed. The Rights will separate from the Common Stock upon the "Distribution Date," which will occur upon the earlier of
(i) 10 days following a public announcement that a person or group (an "Acquiring Person") has acquired beneficial ownership of 20% or more of the outstanding shares of Common Stock or (ii) 10 business days following the commencement of a tender offer or exchange offer, the consummation of which would result in a person becoming an Acquiring Person or (iii) 10 business days following a determination by the Company's Board of Directors that a person has become the beneficial owner of more than 10% of the outstanding shares of Common Stock and (a) has acquired such beneficial ownership to cause the Company to repurchase the shares owned by such person or to pressure the Company to take some action that would provide such person with short-term financial gain under circumstances where the Board determines that the best long-term interests of the Company would not be served by taking such action or (b) such beneficial ownership is causing or is reasonably likely to cause a material adverse impact on the business or prospects of the Company (any such person, an "Adverse Person"). Until the Distribution Date, (a) the Rights will be evidenced by Common Stock certificates and may be transferred only with such certificates,
(b) Common Stock certificates will contain a legend incorporating the Rights Plan by reference and (c) the surrender for transfer of any certificate for Common Stock will also constitute the transfer of the Rights associated with the stock represented by such certificate.

     The Rights are not exercisable until the Distribution Date and will expire at the close of business on June 25, 2007 unless earlier redeemed by the Company. (Reference is hereby made to the Company's Form 8-K filed the with SEC on July 3, 1997.)

6.  SUBSEQUENT EVENTS

     Subsequent to June 30, 1997, the Company entered into a definitive purchase agreement to purchase two assisted living residences from a franchisee of the Company. The Company has also entered into a definitive lease agreement to lease two assisted living residences in Oklahoma and one in Texas from LTC Properties, Inc. Both transactions are anticipated to close on or before September 1, 1997.

     On July 31, 1997, the Company announced that it had entered into a definitive merger agreement under which a wholly owned subsidiary of Alternative Living Services, Inc. (AMEX:ALI) would merge with and into the Company and Alternative Living Services, Inc. would issue 1.1 shares of its common stock in exchange for each outstanding share of the Company's common stock. (Reference is hereby made to the Company's Form 8-K filed with the SEC on August 13, 1997.)

7  RECLASSIFICATIONS

     Certain reclassifications have been made in the 1996 financial statements to conform with the 1997 financial statement presentation.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER
                                     AMONG
                       ALTERNATIVE LIVING SERVICES, INC.,
                            TANGO MERGER CORPORATION
                                      AND
                           STERLING HOUSE CORPORATION

                           DATED AS OF JULY 30, 1997,
                                   AS AMENDED
                            AS OF SEPTEMBER 2, 1997

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
   ARTICLE I  THE MERGER..................................................   A-5
         1.1  The Merger..................................................   A-5
         1.2  Closing.....................................................   A-5
         1.3  Effective Time..............................................   A-5
         1.4  Effect of Merger............................................   A-6
         1.5  Articles of Incorporation and Bylaws........................   A-6
         1.6  Directors and Officers......................................   A-6

ARTICLE II..  CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES..........   A-6
         2.1  Share Consideration; Conversion or Cancellation of Shares in
              the Merger..................................................   A-6
         2.2  Payment for Shares in the Merger............................   A-7
         2.3  Exchange Agent..............................................   A-8
         2.4  Fractional Shares...........................................   A-8
         2.5  Transfer of Shares After the Effective Time.................   A-9
         2.6  Further Assurances..........................................   A-9

 ARTICLE III  REPRESENTATIONS AND WARRANTIES OF TANGO AND MERGER SUB......   A-9
         3.1  Corporate Organization......................................   A-9
         3.2  Capitalization..............................................  A-10
         3.3  Options or Other Rights.....................................  A-11
         3.4  Authority Relative to this Agreement........................  A-11
         3.5  Tango Common Stock..........................................  A-11
         3.6  No Violation................................................  A-12
         3.7  Compliance with Laws........................................  A-12
         3.8  Litigation..................................................  A-13
         3.9  Financial Statements and Reports............................  A-13
        3.10  Absence of Certain Changes or Events........................  A-14
        3.11  Employee Benefit Plans and Employment Matters...............  A-14
        3.12  Labor Matters...............................................  A-15
        3.13  Insurance...................................................  A-15
        3.14  Environmental Matters.......................................  A-15
        3.15  Tax Matters.................................................  A-16
        3.16  Intellectual Property.......................................  A-16
        3.17  Related Party Transactions..................................  A-16
        3.18  No Undisclosed Material Liabilities.........................  A-17
        3.19  No Default..................................................  A-17
        3.20  Title to Properties; Encumbrances...........................  A-17
        3.21  Pooling of Interests........................................  A-17
        3.22  Brokers.....................................................  A-17
        3.23  Opinion of Financial Advisor................................  A-18
        3.24  Twister Stock Ownership.....................................  A-18

ARTICLE IV..  REPRESENTATIONS AND WARRANTIES OF TWISTER...................  A-18
         4.1  Corporate Organization......................................  A-18
         4.2  Capitalization..............................................  A-18
         4.3  Options or Other Rights.....................................  A-19
         4.4  Authority Relative to this Agreement........................  A-19
         4.5  No Violation................................................  A-20
         4.6  Compliance with Laws........................................  A-20
         4.7  Litigation..................................................  A-21

                                                                            PAGE
                                                                            ----
         4.8  Financial Statements and Reports............................  A-21
         4.9  Absence of Certain Changes or Events........................  A-22
        4.10  Employee Benefit Plans and Employment Matters...............  A-22
        4.11  Labor Matters...............................................  A-23
        4.12  Insurance...................................................  A-23
        4.13  Environmental Matters.......................................  A-23
        4.14  Tax Matters.................................................  A-23
        4.15  Intellectual Property.......................................  A-24
        4.16  Related Party Transactions..................................  A-24
        4.17  No Undisclosed Material Liabilities.........................  A-24
        4.18  No Default..................................................  A-25
        4.19  Title to Properties; Encumbrances...........................  A-25
        4.20  Pooling of Interests........................................  A-25
        4.21  Brokers.....................................................  A-25
        4.22  Opinion of Financial Advisor................................  A-25
        4.23  Contracts...................................................  A-25

   ARTICLE V  COVENANTS AND AGREEMENTS....................................  A-26
         5.1  Joint Proxy Statement/Prospectus; Registration Statement;
              Stockholders' Meeting.......................................  A-26
         5.2  Conduct of the Business of Twister Prior to the Effective
              Time........................................................  A-27
         5.3  Conduct of the Business of Tango Prior to the Effective
              Time........................................................  A-29
         5.4  Access to Properties and Records............................  A-30
         5.5  No Solicitation of Transactions.............................  A-30
         5.6  Employee Benefit Plans......................................  A-32
         5.7  Treatment of Options and Debentures.........................  A-32
         5.8  Indemnification.............................................  A-33
         5.9  Confidentiality.............................................  A-34
        5.10  Reasonable Best Efforts.....................................  A-34
        5.11  Certification of Stockholder Vote...........................  A-35
        5.12  Affiliate Agreements........................................  A-35
        5.13  Listing Application.........................................  A-35
        5.14  Supplemental Disclosure Schedules...........................  A-35
        5.15  No Action...................................................  A-35
        5.16  Conduct of Business of Merger Sub...........................  A-35
        5.17  Corporate Governance........................................  A-35
        5.18  Cross Option Agreement......................................  A-37
        5.19  Plan of Reorganization......................................  A-37
        5.20  Compliance by Merger Sub....................................  A-37
        5.21  Change Corporate Name.......................................  A-37

  ARTICLE VI  CONDITIONS PRECEDENT........................................  A-37
         6.1  Conditions to Each Party's Obligation to Effect the
              Merger......................................................  A-37
         6.2  Additional Conditions to the Obligations of Twister.........  A-38
         6.3  Conditions to the Obligations of Tango and Merger Sub to
              Effect the Merger...........................................  A-39

 ARTICLE VII  TERMINATION.................................................  A-40
         7.1  Termination.................................................  A-40
         7.2  Effects of Termination......................................  A-42

                                                                            PAGE
                                                                            ----
ARTICLE VIII  MISCELLANEOUS...............................................  A-42
         8.1  Amendment...................................................  A-42
         8.2  Waiver......................................................  A-43
         8.3  Survival....................................................  A-43
         8.4  Expenses and Fees...........................................  A-43
         8.5  Notices.....................................................  A-43
         8.6  Headings....................................................  A-44
         8.7  Public Announcements........................................  A-44
         8.8  Certain Definitions.........................................  A-44
         8.9  Entire Agreement............................................  A-44
        8.10  Assignment; Parties in Interest.............................  A-45
        8.11  Counterparts................................................  A-45
        8.12  Invalidity; Severability....................................  A-45
        8.13  Governing Law...............................................  A-45
                                   EXHIBITS
Exhibit A         Articles of Incorporation and Bylaws of Surviving
                  Corporation
Exhibit B         Confidentiality Agreement
Exhibit C-1       Form of Twister Affiliate Agreement
Exhibit C-2       Form of Tango Affiliate Agreement
Exhibit C-3       Executive Employment Agreement
Exhibit C-4       Other Executive Employment Agreements
Exhibit C-5       Tango Bylaws Amendments
Exhibit D         Form of Cross Option Agreement

                                  SCHEDULES
Schedule 1.6(a)   Directors of Surviving Corporation
Schedule 1.6(b)   Officers of Surviving Corporation
Schedule 5.17(d)  Other Executives
Schedule 5.17(g)  Stay Plan

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER ("Agreement") dated as of July 30, 1997, as amended as of September 2, 1997 among ALTERNATIVE LIVING SERVICES, INC., a Delaware corporation (referred to herein as "Tango"), TANGO MERGER CORPORATION, a Kansas corporation and a wholly owned subsidiary of Tango (referred to herein as "Merger Sub"), and STERLING HOUSE CORPORATION, a Kansas corporation (referred to herein as "Twister").

     WHEREAS, the Boards of Directors of Tango, Merger Sub and Twister have approved, and deem advisable, consistent with their respective long-term business strategies and in the best interests of their respective stockholders, to consummate the merger of Merger Sub with and into Twister (the "Merger") upon the terms and conditions set forth herein and in accordance with the Kansas General Corporation Code (the "KGCC") (Twister, following the effectiveness of the Merger, being hereinafter sometimes referred to as the "Surviving Corporation");

     WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition of Tango's and Twister's willingness to enter into this Agreement, Tango and Twister are entering into a Stock Option Agreement dated the date hereof and attached as Exhibit D hereto (the "Cross Option Agreement") pursuant to which (A) Tango is granting to Twister an option to purchase shares of the common stock, par value $0.01 per share, of Tango (the "Tango Common Stock") and
(B) Twister is granting to Tango an option to purchase shares of the common stock, no par value per share, of Twister (the "Twister Common Stock");

     WHEREAS, Tango and Twister desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

     WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

     WHEREAS, for accounting purposes it is intended that the Merger shall be accounted for as a "pooling of interests" pursuant to Opinion No. 16 of the Accounting Principles Board.

     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, agreements and conditions contained herein, and in order to set forth the terms and conditions of the Merger and the method of carrying the same into effect, the parties hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1 The Merger. Upon the terms and subject to the conditions hereinafter set forth, and in accordance with KGCC, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into Twister. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and Twister, as the Surviving Corporation, shall continue to exist under and be governed by the KGCC. The name of the Surviving Corporation shall be Sterling House Corporation.

     1.2 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place at the offices of Tango at 450 N. Sunnyslope Road, Suite 300, Brookfield, Wisconsin 53005 as promptly as practicable after satisfaction or waiver, if permissible, of the conditions set forth in Article VI, or at such other location, time or date as may be agreed to in writing by the parties hereto. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

     1.3 Effective Time.  If all the conditions to the Merger set forth in
Article VI shall have been satisfied or if permissible, waived in accordance herewith and this Agreement shall not have been terminated as provided in
Article VII, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger meeting the requirements of the KGCC ("Certificate of Merger") with the Secretary of State of Kansas in such form as required by, and executed in accordance with such requirements of, the KGCC on the Closing Date. The Merger shall become effective at the time of filing of the Certificate of Merger with the Secretary of

State of the State of Kansas in accordance with the KGCC or at such other time which the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger (the "Effective Time").

     1.4 Effect of Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the KGCC. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, the separate existence of Merger Sub will cease and the Surviving Corporation shall succeed, without other transfer, to all the rights, privileges, powers, franchises and property of Merger Sub and shall be subject to all the debts, duties and liabilities of Merger Sub in the same manner as if the Surviving Corporation had itself incurred them.

     1.5 Articles of Incorporation and Bylaws. At the Effective Time, the Articles of Incorporation and the Bylaws attached as Exhibit A shall be the Articles of Incorporation and Bylaws of the Surviving Corporation.

     1.6 Directors and Officers. The persons set forth on Schedule 1.6(a) hereto shall, after the Effective Time, serve as the directors of the Surviving Corporation, to serve until their successors have been duly elected and qualified in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation. The persons set forth on Schedule 1.6(b) hereto shall, after the Effective Time, serve as the officers of the Surviving Corporation at the pleasure of the Board of Directors of the Surviving Corporation in the office(s) set forth on said Schedule 1.6(b). The directors of Tango as of the Effective Time shall be as specified in Section 5.17.

                                   ARTICLE II

               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

     2.1 Share Consideration; Conversion or Cancellation of Shares in the Merger. Subject to the provisions of this Article II, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Twister or the holders of any of the following securities:

          (a) Each share of Twister Common Stock (together with the right to purchase one one-hundredth (1/100th) of a share of the Twister Series A Junior Participating Preferred Stock (the "Rights")) issued and outstanding immediately prior to the Effective Time (other than shares of Twister Common Stock that are owned by Twister as treasury stock (the "Treasury Shares") and shares of Twister Common Stock owned by Tango) shall be automatically converted into the right to receive 1.1 share (the "Exchange Ratio") of Tango Common Stock. If, prior to the Effective Time, Tango or Twister should split or combine their respective Common Stock, or pay a stock dividend or other stock distribution in their respective Common Stock, or otherwise change their respective Common Stock into any other securities, or make any other dividend or distribution on their respective Common Stock, then the Exchange Ratio will be appropriately adjusted to reflect such split, combination, dividend or other distribution or change. The Exchange Ratio shall be rounded, in each case, to the nearest ten-thousandth of a share.

          (b) All of the shares of the Twister Common Stock (together with Rights) to be converted into Tango Common Stock pursuant to Section 2.1(a) (the "Twister Shares") shall cease to be outstanding, shall be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall thereafter represent the right to receive for each of the shares, upon the surrender of such certificate in accordance with Section 2.2(b), the amount of the Tango Common Stock specified above (the "Share Consideration") and cash in lieu of fractional Tango Common Stock as contemplated by Section 2.4. The holders of such certificates previously evidencing such shares of Twister Common Stock immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Twister Common Stock except as otherwise provided herein or by law.

          (c) The issued and outstanding shares of the common stock, $.01 par value, of Merger Sub (the "Merger Sub Common Stock") shall be converted into one hundred (100) shares of fully paid and nonassessable shares of common stock, $.01 par value, of the Surviving Corporation ("Surviving Corporation Common Stock").

          (d) All shares of Twister Common Stock which are owned as Treasury Shares and each share of Twister Common Stock owned by Tango or any direct or indirect wholly owned subsidiary of Tango or of Twister immediately prior to the Effective Time shall be cancelled and retired and cease to exist, without any conversion thereof or payment with respect thereto.

          (e) Each outstanding option to purchase Twister Common Stock (each a, "Twister Stock Option") and each outstanding 6.75% Convertible Subordinated Debenture due 2006 of Twister (the "Twister Debentures") shall be assumed by Tango in the manner provided in Section 5.7.

     2.2 Payment for Shares in the Merger. (a) At the Effective Time, Tango shall deposit, or shall cause to be deposited, with a bank or trust company selected by Tango and reasonably acceptable to Twister as exchange agent for the Twister Shares in accordance with this Article II (the "Exchange Agent"), for the benefit of those persons who immediately prior to the Effective Time were the holders of Twister Shares, a sufficient number of certificates representing shares of Tango Common Stock required to effect the delivery of the aggregate Share Consideration required to be issued pursuant to Section 2.1 (the certificates representing Tango Common Stock comprising such aggregate Share Consideration, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions from Tango, deliver the shares of Tango Common Stock contemplated to be issued pursuant to Section 2.1 and effect the sales provided for in Section 2.4 out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

     (b) As soon as reasonably practicable after the Effective Time, Tango shall cause the Exchange Agent to send to each holder of record of a certificate or certificates which immediately prior to the Effective Time evidenced outstanding shares of Twister Common Stock (the "Certificates"), (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Tango may reasonably specify) and (B) instructions for use in effecting the surrender of the Certificates in exchange for certificates evidencing the Share Consideration and cash in lieu of fractional shares, if any. Upon the surrender for exchange of a Certificate, together with such letter of transmittal duly completed and properly executed in accordance with instructions thereto and such other customary documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor (X) certificates evidencing the Share Consideration to which such holder is entitled hereunder, (Y) cash in lieu of fractional shares of Tango Common Stock to which such holder is entitled pursuant to Section 2.4 herein and (Z) any dividends or other distribution to which such holder is entitled pursuant to Section 2.2(c) herein (the Share Consideration, the dividends, distributions and cash described in clauses (X), (Y) and (Z) being collectively referred to as the "Merger Consideration"), and the surrendered Certificate shall forthwith be cancelled. Until so surrendered and exchanged, the Certificates shall represent solely the right to receive the Merger Consideration, subject to any required withholding of taxes. If Share Consideration for any Twister Shares is to be issued to a person other than the person in whose name the Certificates for such shares surrendered are registered, it shall be a condition of the exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the delivery of such Share Consideration to a person other than the registered owner of the Certificates surrendered or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Unless prohibited by law, former stockholders of record of Twister shall be entitled to vote, after the Effective Time, at any meeting of Tango stockholders, the number of whole shares of Tango Common Stock into which their respective Twister Shares are converted, regardless of whether such holders have exchanged their Certificates in accordance with this Section 2.2.

     (c) No dividends or other distributions with respect to Tango Common Stock with a record date after the Effective Time shall be paid to the holders of any unsurrendered Certificate with respect to the shares of Tango Common Stock represented thereby, and no other part of the Merger Consideration shall be paid to any such holder, until the surrender of such Certificate in accordance with this Section 2.2. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid by Tango or the Exchange Agent to the holder of the certificates evidencing whole shares of Tango Common Stock issued in exchange therefor, in addition to the Share Consideration to be issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Tango Common Stock to which such holder is entitled pursuant to Section
2.4 and the amount of dividends or other distributions, with a record date after the Effective Time theretofore paid with respect to such Share Consideration, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender, payable with respect to such Share Consideration.

     (d) In the event any Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Tango, the posting by such person of a bond in such amount, form and with such surety as Tango may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the number of shares of the Tango Common Stock and cash in lieu of fractional shares deliverable (and unpaid dividends and distributions) in respect thereof pursuant to this Agreement.

     (e) Tango, as the sole stockholder of Merger Sub, shall, upon surrender to the Surviving Corporation of certificates representing the Merger Sub Common Stock, receive a certificate representing the number of shares of the Surviving Corporation Common Stock into which such Merger Sub Common Stock shall have been converted pursuant to Section 2.1.

     (f) Certificates surrendered for exchange by any person constituting a Pooling Affiliate of Twister (as defined in Section 5.13) shall not be exchanged for certificates representing Tango Common Stock until Tango has received a written agreement from such person as provided in Section 5.13.

     2.3 Exchange Agent. Tango shall cause the Exchange Agent to agree, among other things, that (i) the Exchange Agent shall maintain the Exchange Fund as a separate fund to be held for the benefit of the holders of the Twister Shares, which shall be promptly applied by the Exchange Agent to making the payments provided for in Section 2.2, (ii) any portion of the Exchange Fund that has not been paid to holders of the Twister Shares pursuant to Section 2.2 prior to that date which is one year from the Effective Time shall be delivered to Tango, and any holders of Twister Shares who shall not have theretofore complied with
Section 2.2 shall thereafter look only to Tango for the Merger Consideration;
(iii) the Exchange Fund shall not be used for any purpose that is not provided for herein, and (iv) all expenses of the Exchange Agent shall be paid directly by Tango. Promptly following the date which is one year from the Effective Time, the Exchange Agent shall return to Tango all cash, securities and any other instruments in its possession relating to the transactions described in this Agreement, and the Exchange Agent's duties shall terminate. Thereafter, each holder of Certificates may surrender such Certificates to Tango and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Merger Consideration payable with respect thereto, without interest, but shall have no greater rights against Tango than may be accorded to general creditors of Tango under the Delaware General Corporation Law (the "DGCL"). The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the Tango Common Stock held by it from time to time hereunder. Neither Tango nor the Surviving Corporation shall be liable to any holder of shares of Twister Common Stock for any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     2.4 Fractional Shares. (a) No certificates or scrip evidencing fractional shares of Tango Common Stock shall be issued in the Merger. In lieu of any such fractional shares, each holder of Twister Shares who would otherwise have been entitled to a fractional share of Tango Common Stock upon surrender of Certificates for exchange pursuant to this Article II will be paid an amount in cash (without interest), rounded to the nearest cent, equal to such holder's proportionate interest in the Fractional Securities Fund (as defined below). As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (i) the number of full shares of the Tango Common Stock delivered to the Exchange Agent by Tango pursuant to Section 2.2(b) over (ii) the aggregate number of full shares of the Tango Common Stock to be distributed to holders of Twister Shares pursuant to Section 2.2(b) (such excess being herein called the "Excess Shares"), and the Exchange Agent, as agent for the holders of Twister Shares, shall sell the Excess Shares at then prevailing prices on the American Stock Exchange ("AMEX"), all in the manner provided in this Section 2.4(a). The sale of the Excess Shares by the Exchange Agent shall be executed on the AMEX through one or more member firms of the AMEX and shall be executed in round lots to the extent practicable. Tango shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of Excess Shares. Until the net proceeds of such sale or sales have been distributed to the holders of Twister Shares, the Exchange Agent will hold such proceeds in trust for such holders of Twister Shares (the "Fractional Securities Fund").

     (b) In lieu of establishing the Fractional Securities Fund pursuant to
Section 2.4(a), the Exchange Agent may, at the direction of Tango and Twister prior to the Effective Time, pay any cash amounts due the former stockholders of Twister directly from cash made available to the Exchange Agent by Tango for such purpose, in which event, each holder of Twister Shares who would otherwise have been entitled to receive a fraction of a share of Tango Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu of thereof, cash (without interest) in an amount equal to such fractional part of a share of Tango Common Stock multiplied by the closing price of a share of Tango Common Stock on the business day immediately preceding the Closing Date as reported on the AMEX as reported by The Wall Street Journal.

     (c) As soon as practicable after the determination of the amount of cash to be paid to holders of Twister Shares in lieu of any fractional interests, the Exchange Agent shall make available in accordance with this Agreement such amounts to such holders.

     2.5 Transfer of Shares After the Effective Time. No transfers of Twister Shares shall be made on the stock transfer books of Twister after the Effective Time.

     2.6 Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, the title to any property or right of Twister or Merger Sub acquired or to be acquired by reason of, or as a result of, the Merger, or (b) otherwise to carry out the purposes of this Agreement, Twister and Merger Sub agree that the Surviving Corporation and its proper officers and directors shall and will execute and deliver all such deeds, assignments and assurances in law and do all acts necessary, desirable or proper to vest, perfect or confirm title to such property or right in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and that the proper officers and directors of the Surviving Corporation are fully authorized in the name of Twister and Merger Sub or otherwise to take any and all such action.

                                  ARTICLE III

             REPRESENTATIONS AND WARRANTIES OF TANGO AND MERGER SUB

     Tango and Merger Sub, jointly and severally, represent and warrant to Twister that, except as set forth in the Disclosure Schedule delivered prior hereto (the "Tango Disclosure Schedule"), which shall identify exceptions by specific Section references:

     3.1 Corporate Organization. Each of Tango, Merger Sub and Tango's Subsidiaries (the "Tango Subsidiaries") has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, and is qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, other than where the failure to be so qualified or licensed, individually or in the aggregate, would not have a Material Adverse Effect on Tango. The term "Material Adverse Effect on Tango" as used in this Agreement shall mean any change or effect that, individually or when taken together with all such other changes or effects, would be materially adverse to the financial condition, results of operations, properties or business of Tango and the Tango Subsidiaries taken as a whole at the time of such change or effect. True and complete copies of the Amended and Restated Certificate of Incorporation ("Tango Restated Certificate of Incorporation") and the Bylaws of Tango (the

"Tango Bylaws") have heretofore been delivered to Twister, and such Amended and Restated Certificate of Incorporation and Bylaws are in full force and effect. True and complete copies of the Articles of Incorporation and Bylaws of Merger Sub have heretofore been delivered to Twister, and such Articles of Incorporation and Bylaws are in full force and effect. Section 3.1 of the Tango Disclosure Schedule contains a complete and accurate list of all of the Tango Subsidiaries and Section 3.1 of the Tango Disclosure Schedule sets forth Tango's percentage ownership in each such Subsidiary. Neither Tango nor any Tango Subsidiary is in violation of any provision of its articles or certificate of incorporation or bylaws (each as may have been amended or restated) or other organizational documents, as the case may be. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any Subsidiary or affiliate, any liabilities or obligations or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

     3.2 Capitalization. As of the date of this Agreement, the authorized capital stock of Tango consists of (i) 30,000,000 shares of Tango Common Stock and (ii) 5,000,000 shares of preferred stock, $.01 par value ("Tango Preferred Stock"). As of the date of this Agreement, (i) 12,996,498 shares of Tango Common Stock are issued and outstanding, all of which were duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, the Tango Restated Certificate of Incorporation or the Tango Bylaws or any agreement to which Tango is a party or by which Tango is bound and
(ii) 11,639 shares of Tango Common Stock were held in the treasury of Tango. As of the date hereof, no shares of Tango Preferred Stock are issued and outstanding. As of the date of this Agreement, 799,695 shares of Tango Common Stock are reserved for future issuance pursuant to employee stock options granted pursuant to Tango's Amended and Restated 1995 Incentive Plan (the "1995 Plan") and certain other option arrangements (any stock option so issued being a "stock option"). In addition to the foregoing, 2,469,136 shares of Tango Common Stock are reserved for issuance upon conversion of Tango's $50,000,000 principal amount of aggregate outstanding 7.0% Convertible Subordinated Debentures Due 2004. As of the date of this Agreement, the authorized capital of Merger Sub consists of 1,000 shares of common stock, $.01 par value per share, of which 100 shares are issued and outstanding and were duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, Merger Sub's Articles of Incorporation or Bylaws or any agreement to which Merger Sub is a party or by which Merger Sub is bound. Tango has heretofore delivered to Twister a correct and complete copy of the 1995 Plan and a schedule identifying all outstanding stock options issued, including those issued under the 1995 Plan. The schedule of outstanding options sets forth for each stock option holder (i) such holder's name, (ii) the date of grant of stock options to such holder, (iii) the number of shares of Tango Common Stock into which each such grant is exercisable, (iv) the exercise price per share of Tango Common Stock with respect to each such grant, and (v) the periods during which such stock options or portions thereof are exercisable by such holder. Except as set forth in this Section 3.2 or in Section 3.2 of the Tango Disclosure Schedule, there are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments of any character to which Tango or any Tango Subsidiary is a party relating to the issued or unissued capital stock of, or other equity interests in, Tango or any Tango Subsidiary or obligating Tango or any Tango Subsidiary to grant, issue or sell any shares of capital stock of, or other equity interests in, Tango or any Tango Subsidiary, by sale, lease, license or otherwise. All shares of Tango Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and will not have been issued in violation of or subject to any preemptive rights created by statute, the Tango Restated Certificate of Incorporation or Tango Bylaws or any agreement to which Tango is a party or by which Tango is bound. Except as set forth in this Section
3.2 or in the Tango Current Reports (hereinafter defined), there are no outstanding contractual obligations, contingent or otherwise, of Tango or any Tango Subsidiary to (x) repurchase, redeem or otherwise acquire any shares of Tango Common Stock or any capital stock of, or other equity interests in, any Tango Subsidiary, or (y) except for guarantees of obligations of, or loans or capital contribution commitments to, Tango Subsidiaries entered into in the ordinary course of business, provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any Tango Subsidiary or any other person. Each outstanding share of capital stock of, or other equity interests in, each Tango Subsidiary is duly authorized, validly issued, fully paid and nonassessable and, except as set forth in Section 3.2 of the Tango Disclosure Schedule, each such share or other equity interest owned by Tango or another Tango Subsidiary is owned free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Tango's or such other Tango Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever.

     3.3 Options or Other Rights. Except as disclosed in Section 3.2 or in the Tango SEC Filings (hereinafter defined), there is no outstanding right, subscription, warrant, call, unsatisfied preemptive right, option or other agreement or arrangement of any kind to purchase or otherwise to receive from Tango or any Tango Subsidiary any of the outstanding authorized but unissued, unauthorized or treasury shares of the capital stock or any other security of Tango or any Tango Subsidiary, and there is no outstanding security of any kind convertible into or exchangeable for such capital stock. Except as set forth in
Section 3.3 of the Tango Disclosure Schedule, there are no agreements or understandings among Tango or any Tango Subsidiary on the one hand and any other person on the other hand concerning the registration of any security of Tango or a Tango Subsidiary under the Securities Act. Except as set forth on Section 3.3 of the Tango Disclosure Schedule, no options granted under the 1995 Plan have provisions which accelerate the vesting or right to exercise such options upon the occurrence of certain events, including, but not limited to, the consummation of the Merger.

     3.4 Authority Relative to this Agreement. (a) Tango has all requisite corporate power and authority to execute and deliver this Agreement and the Cross Option Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby to by consummated be Tango. The execution and delivery of this Agreement and the Cross Option Agreement by Tango and the consummation of the transactions contemplated on its part hereby and thereby have been duly authorized by all necessary corporate action, and, other than the approval of Tango's stockholders as provided in
Section 5.1 hereof, no other corporate proceedings on the part of Tango are necessary to authorize the execution and delivery of this Agreement and the Cross Option Agreement by Tango or the consummation of the transactions contemplated on its part hereby and thereby. This Agreement and the Cross Option Agreement have been duly executed and delivered by Tango and, assuming the due authorization, execution and delivery hereof and thereof by Twister, constitute the legal, valid and binding obligations of Tango, enforceable against Tango in accordance with their respective terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally or by general equity principles.

     (b) Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby to be consummated by it. The execution and delivery of this Agreement by Merger Sub and the consummation by Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Merger Sub and, assuming the due authorization, execution and delivery thereof by Twister, constitutes a legal, valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally or by general equity principles.

     3.5 Tango Common Stock. The shares of Tango Common Stock to be issued in connection with the Merger have been duly authorized and, when issued as contemplated hereby at the Effective Time, will be validly issued, fully paid and non-assessable, and not subject to any preemptive rights created by statute, Tango's Amended and Restated Certificate of Incorporation or Bylaws or any agreement to which Tango is a party or by which Tango is bound and will be registered under the Securities Act of 1933, as amended (the

"Securities Act") and registered or exempt from registration under applicable Blue Sky Laws and listed on the AMEX.

     3.6 No Violation. The execution and delivery of this Agreement by each of Tango and Merger Sub and of the Cross Option Agreement by Tango do not, the performance by Tango and Merger Sub of their respective obligations hereunder and by Tango of its obligations under the Cross Option Agreement will not, and the consummation by Tango and Merger Sub of the transactions contemplated hereby to be performed by each of them and by Tango of the transactions contemplated by the Cross Option Agreement to by performed by Tango will not (i) violate or conflict with any provision of any Federal, state, foreign or local law, statute, ordinance, rule, regulation, order, judgment or decree (collectively, "Laws") in effect on the date of this Agreement and applicable to Tango or any Tango Subsidiary or by which any of their respective properties or assets is bound or subject, (ii) require Tango or any Tango Subsidiary to obtain any consent, waiver, approval, license or authorization or permit of, or make any filing with, or notification to, any governmental or regulatory authority, domestic or foreign ("Governmental Entities"), based on laws, rules, regulations and other requirements of Governmental Entities in effect as of the date of this Agreement (other than (a) the filing of a pre-merger notification report under The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act") and the expiration of the applicable waiting period, (b) filings or authorizations required in connection with or in compliance with the provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act, the KGCC, the Bylaws of the AMEX or the "takeover" or "blue sky" laws of various states and
(c) any other filings and approvals expressly contemplated by this Agreement),
(iii) require the consent, waiver, approval, license or authorization of any person (other than Governmental Entities) other than as listed on Section 3.6 of the Tango Disclosure Schedule, (iv) violate, conflict with, or result in a breach of or the acceleration of any obligation under, or constitute a default (or an event which with notice or the lapse of time or both would become a default) under, or give to others any right of, or result in any, termination, amendment, acceleration or cancellation of, or loss of any benefit or creation of a right of first refusal, or require any payment under, or result in the creation of a lien or other encumbrance on any of the properties or assets of Tango or any Tango Subsidiary pursuant to or under any provision of any indenture, mortgage, note, bond, lien, lease, license, agreement, franchise, contract, order, judgment, ordinance, Tango Permit (as defined below) or other instrument or obligation to which Tango or any Tango Subsidiary is a party or by which Tango or any Tango Subsidiary or any of their respective properties is bound or subject to, or (v) conflict with or violate the Certificate of Incorporation or Bylaws, or the equivalent organizational documents, in each case as amended or restated, of Tango or any of the Tango Subsidiaries, except for any such conflicts or violations described in clause (i) or breaches, defaults, events, rights of termination, amendment, acceleration or cancellation, payment obligations or liens or encumbrances described in clause
(iv) that would not have a Material Adverse Effect on Tango and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, either individually or in the aggregate, prevent Tango or Merger Sub from performing any of their respective obligations under this Agreement or prevent Tango from performing any of its obligations under the Cross Option Agreement and would not have a Material Adverse Effect on Tango. Neither Tango nor any of its affiliates or associates (as each such term is defined in Section 17-1297 of the KGCC) is, prior to the date hereof, an "interested shareholder" (as such term is defined in Section 17-12,100 of the KGCC) of Twister.

     3.7 Compliance with Laws. (a) As of the date of this Agreement, each of Tango and the Tango Subsidiaries holds all licenses, franchises, grants, permits, easements, variances, exemptions, consents, certificates, identification numbers, approvals, orders and other authorizations (collectively, "Tango Permits") necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, are certified as providers under all applicable Medicare and Medicaid programs to the extent required to be so certified, and are in compliance with all Tango Permits and all Laws governing their respective businesses, including, without limitation, the requirements, guidelines, rules and regulations of Medicare, Medicaid, state approved Medicaid waiver programs and other third-party reimbursement programs, except where the failure to hold such Tango Permits or to so comply, individually or in the aggregate, would not have a Material Adverse Effect on Tango.

     (b) To Tango's knowledge, all health care personnel employed by Tango or any Tango Subsidiary are properly licensed to the extent required to perform the duties of their employment in each jurisdiction where such duties are performed, except where the failure to be so licensed, individually or in the aggregate, would not have a Material Adverse Effect on Tango.

     (c) Except as set forth in Section 3.7 of the Tango Disclosure Schedule, no action or proceeding is pending or, to Tango's knowledge, threatened that may result in the suspension, revocation or termination of any Tango Permit, the issuance of any cease-and-desist order, or the imposition of any administrative or judicial sanction, and neither Tango nor any Tango Subsidiary has received any notice from any governmental authority in respect of the suspension, revocation or termination of any Tango Permit, or any notice of any intention to conduct any investigation or institute any proceeding, in any such case where such suspension, revocation, termination, order, sanction, investigation or proceeding would result, individually or in the aggregate, in a Material Adverse Effect on Tango.

     (d) Neither Tango nor any Tango Subsidiary has received notice that Medicare, Medicaid, state approved Medicaid waiver programs or any other third-party reimbursement program has any claims for disallowance of costs against any of them which could result in offsets against future reimbursement or recovery of prior payments, which offsets or recoveries, individually or in the aggregate, would have a Material Adverse Effect on Tango.

     3.8 Litigation. As of the date of this Agreement, except as may be disclosed in the Tango 10-K (as defined below), reports filed on Forms 10-Q or 8-K or proxy statements filed on Schedule 14A for periods subsequent to the period covered by such Tango 10-K, in each case filed prior to the date hereof (such reports and filings, collectively, the "Tango Current Reports"), there is no claim, litigation, suit, arbitration, mediation, action, proceeding, unfair labor practice complaint or grievance pending or, to Tango's knowledge, investigation of any kind, at law or in equity (including actions or proceedings seeking injunctive relief), pending or, to Tango's knowledge, threatened in writing against Tango or any Tango Subsidiary or with respect to any property or asset of any of them, except for claims, litigations, suits, arbitrations, mediations, actions, proceedings, complaints, grievances or investigations which, individually or in the aggregate, would not have a Material Adverse Effect on Tango. Neither Tango nor any Tango Subsidiary nor any property or asset of any of them is subject to any continuing order, judgment, settlement agreement, injunction, consent decree or other similar written agreement with or, to Tango's knowledge, continuing investigation by, any Governmental Entity, or any judgment, order, writ, injunction, consent decree or award of any Governmental Entity or arbitrator, including, without limitation, cease-and-desist or other orders, except for such matters which would not reasonably be expected to have a Material Adverse Effect on Tango.

     3.9 Financial Statements and Reports. Tango has made available to Twister true and complete copies of (a) its Annual Report on Form 10-K for the year ended December 31, 1996 (the "Tango 10-K") as filed with the Securities and Exchange Commission (the "Commission"), (b) all registration statements filed by Tango and declared effective under the Securities Act (other than registration statements on Form S-8), and (c) all other reports, statements and registration statements (including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K but excluding preliminary material and reports pursuant to Sections 13(d) or 13(g) of the Exchange Act) filed by it with the Commission. The reports, statements and registration statements referred to in the immediately preceding sentence (including, without limitation, any financial statements or schedules or other information, included or incorporated by reference therein) are referred to in this Agreement as the "Tango SEC Filings." As of the respective times such documents were filed or, as applicable, were effective, the Tango SEC Filings complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, except for such noncompliance which, individually or in the aggregate, would not have a Material Adverse Effect on Tango, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Tango included in the Tango SEC Filings comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with generally accepted accounting principles (as in effect from time to time) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto or, in the case of the unaudited interim financial statements, as permitted by Form 10-Q of the Commission) and present fairly the consolidated financial position, consolidated results of operations and consolidated cash flows of Tango and the Tango Subsidiaries as of the dates and for the periods indicated, except (i) in the case of unaudited interim consolidated financial statements, to normal recurring year-end adjustments and any other adjustments described therein and (ii) any pro forma financial information contained therein is not necessarily indicative of the consolidated financial position of Tango and the Tango Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated. No Tango Subsidiary is required to file any form, report or other document with the Commission.

     3.10 Absence of Certain Changes or Events. Other than as disclosed in the Tango Current Reports or otherwise disclosed in this Agreement, since December 31, 1996 and through the date hereof, the business of Tango and of each of the Tango Subsidiaries has been conducted in the ordinary course, and there has not been (i) any Material Adverse Effect on Tango; (ii) any material indebtedness incurred by Tango or any Tango Subsidiary for money borrowed, except under credit facilities disclosed in the Tango Current Reports, if any; (iii) any material transaction or commitment, except in the ordinary course of business or as contemplated by this Agreement, entered into by Tango or any of the Tango Subsidiaries; (iv) any damage, destruction or loss, whether covered by insurance or not, which, individually or in the aggregate, would have a Material Adverse Effect on Tango; (v) any material change by Tango in accounting principles or methods except insofar as may be required by a change in generally accepted accounting principles; (vi) any declaration, setting aside or payment of any dividend (whether in cash, securities or property) with respect to the Tango Common Stock; or (vii) any material agreement to acquire any assets or stock or other interests of any third-party; (viii) any increase in the compensation payable or to become payable by Tango or any Tango Subsidiary to any employees, officers, directors, or consultants or in any bonus, insurance, welfare, pension or other employee benefit plan, payment or arrangement made to, for or with any such employee, officer, director or consultant (other than as provided in employment agreements, consulting agreements and welfare and benefit plans set forth on the Tango Disclosure Schedule, and except for increases consistent with past practice); (ix) any material revaluation by Tango or any Tango Subsidiary of any asset (including, without limitation, any writing down of the value of inventory or writing off of notes or accounts receivable); (x) any mortgage or pledge of any of the assets or properties of Tango or any Tango Subsidiary or the subjection of any of the assets or properties of Tango or any Tango Subsidiary to any material liens, charges, encumbrances, imperfections of title, security interest, options or rights or claims of others with respect thereto other than in the ordinary course consistent with past practice; or (xi) any assumption or guarantee by Tango or a Tango Subsidiary of the indebtedness of any person or entity other than in the ordinary course consistent with past practice.

     3.11 Employee Benefit Plans and Employment Matters. (a) The Section 3.11(a) of the Tango Disclosure Schedule lists all employee benefit plans, collective bargaining agreements, labor contracts, and employment agreements not otherwise disclosed in the Tango Current Reports in which Tango or any Tango Subsidiary participates, or by which any of them are bound, including, without limitation, (i) any profit sharing, deferred compensation, bonus, stock option, stock purchase, pension, welfare, and incentive plan or agreement; (ii) any plan providing for "fringe benefits" to their employees, including, but not limited to, vacation, sick leave, medical, hospitalization and life insurance; (iii) any written employment agreement and any other employment agreement not terminable at will; and (iv) any other "employee benefit plan" (within the meaning of Section 3(3) of the Employment Retirement Income Security Act of 1974 ("ERISA")). Tango and the Tango Subsidiaries are in compliance in all material respects with the requirements prescribed by all laws currently in effect applicable to employee benefit plans and to any employment agreements, including, but not limited to, ERISA and the Code. Tango and the Tango Subsidiaries have each performed all of its obligations under all such employee benefit plans and employment agreements in all material respects. There is no pending or, to the knowledge of Tango, threatened legal action, proceeding or investigation against or involving any Tango or Tango Subsidiary employee benefit plan which could result in a material amount of liability to such employee benefit plan or to Tango.

     (b) Neither Tango nor the Tango Subsidiaries sponsor or participate in, and have not sponsored or participated in, any employee benefit pension plan to which Section 4021 of ERISA applies that would create a material amount of liability to Tango under Title IV of ERISA.

     (c) Neither Tango nor the Tango Subsidiaries sponsor or participate in, and have not sponsored or participated in, any employee benefit pension plan that is a "multiemployer plan" (within the meaning of Section 3(37) of ERISA).

     (d) All group health plans of Tango and the Tango Subsidiaries have been operated in compliance with the group health plan continuation coverage requirements of Section 4980B of the Code in all material respects, to the extent such requirements are applicable.

     (e) There have been no acts or omissions by Tango or the Tango Subsidiaries or by any fiduciary, disqualified person or party in interest with respect to an employee benefit plan of Tango or any Tango Subsidiaries that have given rise to or may give rise to a material amount of fines, penalties, taxes, or related charges under Sections 502(c), 502(i) or 4071 of ERISA or under Chapter 43 of the Code.

     (f) No "reportable event," as defined in ERISA Section 4043, other than those events with respect to which the Pension Benefit Guaranty Corporation has waived the notice requirement, has occurred with respect to any of the employee benefit plans of Tango.

     (g) Section 3.11(g) of the Tango Disclosure Schedule sets forth the name of each director, officer or employee of Tango or any Tango Subsidiary entitled to receive any benefit or payment under any existing employment agreement, severance plan or other benefit plan solely as a result of the consummation of any transaction contemplated by this Agreement, and with respect to each such person, the nature of such benefit or the amount of such payment, the event triggering the benefit or payment, and the date of, and parties to, such employment agreement, severance plan or other benefit plan.

     (h) Tango has furnished Twister with true and correct copies of all plan documents and employment agreements referred to on the Tango Disclosure Schedule, including all amendments thereto, and all related summary plan descriptions to the extent that one is required by law.

     (i) For purposes of this Section 3.11, any reference to "Tango" shall be deemed to include a reference to any entity that is aggregated with Tango under the provisions of Section 414 of the Code, to the extent that those aggregation rules apply.

     3.12 Labor Matters. Except as disclosed on Schedule 3.12 of the Tango Disclosure Schedule, neither Tango nor any Tango Subsidiary is a party to any collective bargaining agreement with respect to any of their employees. None of the employees of Tango or any Tango Subsidiary is represented by any labor union. To the knowledge of Tango, there is no activity involving any employees of Tango or the Tango Subsidiaries seeking to certify a collective bargaining unit or engaging in any similar organizational activity.

     3.13 Insurance. Tango and the Tango Subsidiaries maintain insurance against such risks and in such amounts as Tango reasonably believes are necessary to conduct its business. Tango and the Tango Subsidiaries are not in default with respect to any provisions or requirements of any such policy, nor have any of them failed to give notice or present any claim thereunder in a due and timely fashion, except for defaults or failures which, individually or in the aggregate, would not have a Material Adverse Effect on Tango. Neither Tango nor any Tango Subsidiary has received any notice of cancellation or termination in respect of any of its insurance policies.

     3.14 Environmental Matters. Except as disclosed on Section 3.14 of the Tango Disclosure Schedule, Tango and the Tango Subsidiaries are in compliance with all environmental laws, and have obtained all necessary licenses and permits required to be issued pursuant to any environmental law, except where the failure to so comply or to obtain such licenses or permits, individually or in the aggregate, would not have a Material Adverse Effect on Tango. Neither Tango nor any Tango Subsidiary has received notice or communication from any governmental agency with, respect to (i) any hazardous substance relative to its operations, property or assets or (ii) any investigation, demand or request pursuant to enforcing any environmental law relating to it or its operations, and no such investigation is pending or, to the knowledge of Tango threatened, in any case, which would lead to a Material Adverse Effect on Tango.

     3.15 Tax Matters. Neither Tango nor, to the knowledge of Tango, any of its affiliates has taken or agreed to take any action that would, nor does Tango have any knowledge of any fact or circumstance that is reasonably likely to, prevent the Merger from qualifying as a reorganization under the provisions of
Section 368(a) of the Code. Tango has paid, or made adequate provision for on its balance sheet at December 31, 1996 included in the Tango 10-K, all federal, state, local, foreign or other governmental income, franchise, payroll, F.I.C.A., unemployment, withholding, real property, personal property, sales, payroll, disability and all other taxes imposed on Tango or any Tango Subsidiary or with respect to any of their respective properties, or otherwise payable by them, including interest and penalties, if any, in respect thereof (collectively, "Tango Taxes"), for the Tango taxable period ended December 31, 1996 and all fiscal periods of Tango prior thereto, except such nonpayment, or failure to make adequate provision, which, individually or in the aggregate, would not have a Material Adverse Effect on Tango. Tango Taxes paid and/or incurred from December 31, 1996 until the Closing Date shall include only Tango Taxes incurred in the ordinary course of business determined in the same manner as in the taxable period ended December 31, 1996. Tango and each of the Tango Subsidiaries have timely filed all income tax, excise tax, sales tax, use tax, gross receipts tax, franchise tax, employment and payroll related tax, property tax, and all other tax returns which Tango and/or such Tango Subsidiary (as the case may be) are required to file ("Tango Tax Returns"), and have paid or provided for all the amounts shown to be due thereon, except where such failure to make such timely filings, individually or in the aggregate, would not have a Material Adverse Effect on Tango, and except for the nonpayment of such amounts which, individually or in the aggregate, would not have a Material Adverse Effect on Tango. Neither Tango nor any Tango Subsidiary (i) has filed or entered into, or is otherwise bound by, any election, consent or extension agreement that extends any applicable statute of limitations with respect to taxable periods of Tango, (ii) is a party to any contractual obligation requiring the indemnification or reimbursement of any person with respect to the payment of any Tango Taxes, other than among Tango and the Tango Subsidiaries, or (iii) has received any claim by an authority in a jurisdiction where neither Tango nor any Tango Subsidiary files Tango Tax Returns that they are or may be subject to Tango Taxes by that jurisdiction, except for any such claims as, individually or in the aggregate, would not have a Material Adverse Effect on Tango. No action or proceeding is pending or, to Tango's knowledge, threatened by any governmental authority for any audit, examination, deficiency, assessment or collection from Tango or any Tango Subsidiary of any Tango Taxes, no unresolved claim for any deficiency, assessment or collection of any Tango Taxes has been asserted against Tango or any Tango Subsidiary, and all resolved assessments of Tango Taxes have been paid or are reflected on the Tango balance sheet at December 31, 1996 included in the Tango 10-K, except for any of the foregoing which, individually or in the aggregate, would not have a Material Adverse Effect on Tango.

     3.16 Intellectual Property. Except as disclosed in Section 3.16 of the Tango Disclosure Schedule, Tango and the Tango Subsidiaries own, possess or have the right to use all franchises, patents, trademarks, service marks, tradenames, licenses and authorizations (collectively, "Tango Intellectual Property Rights") which are necessary to the conduct of their respective businesses. To the knowledge of Tango, neither Tango nor any Tango Subsidiary is infringing or otherwise violating the intellectual property rights of any person which infringement or violation would subject Tango or any Tango Subsidiary to liabilities which, individually or in the aggregate, would have a Material Adverse Effect on Tango or which would prevent Tango or any Tango Subsidiary from conducting their respective businesses substantially in the manner in which they are now being conducted. No claim has been made or, to Tango's knowledge, threatened against Tango or any Tango Subsidiary alleging any such violation.

     3.17 Related Party Transactions. Except as disclosed in the Tango SEC Filings or in Section 3.17 of the Tango Disclosure Schedule, there have been no material transactions between Tango or any Tango Subsidiary on the one hand, and any (i) officer or director of Tango or any Tango Subsidiary, (ii) record or beneficial owner of five percent or more of the voting securities of Tango, or
(iii) affiliate (as such term is defined in Regulation 12b-2 promulgated under the Exchange Act) of any such officer, director or beneficial owner, on the other hand, other than payment of compensation for services rendered to Tango or the Tango Subsidiaries or the grant of stock options to purchase shares of Tango Common Stock.

     3.18 No Undisclosed Material Liabilities. Except as disclosed in the Tango Current Reports, neither Tango nor any of the Tango Subsidiaries has incurred any liabilities of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that, individually or in the aggregate, would have a Material Adverse Effect on Tango other than (i) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 1996, (ii) liabilities that have been repaid, discharged or otherwise extinguished, and (iii) liabilities under or contemplated by this Agreement.

     3.19 No Default. Except as set forth in Section 3.19 of the Tango Disclosure Schedule, neither Tango nor any of the Tango Subsidiaries is in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (a) its certificate of incorporation or bylaws or other organizational documents, (b) indenture, mortgage, note, bond, lien, lease, license, agreement, franchise, contract, order, judgment, ordinance, Tango Permit or other instrument or obligation to which Tango or any Tango Subsidiary is a party or by which Tango or any Tango Subsidiary or any of their respective properties is bound or subject to, or (c) any order, writ, injunction, decree or Law applicable to Tango or any of the Tango Subsidiaries, except in the case of clauses (b) and (c) above for defaults or violations which would not have a Material Adverse Effect on Tango.

     3.20 Title to Properties; Encumbrances. Section 3.20 of the Tango Disclosure Schedule sets forth all real property owned or leased by Tango and the Tango Subsidiaries (the "Tango Real Property"), indicating which facilities are owned and which are leased. Except as disclosed in the Tango Current Reports and as described in clause (ii) below: (i) each of Tango and the Tango Subsidiaries has good, valid and marketable title to, or a valid leasehold interest in, as applicable, all of its properties and assets (real, personal and mixed, tangible and intangible), including, without limitation, all Tango Real Property and all other properties and assets reflected in the consolidated balance sheet of Tango and the Tango Subsidiaries at December 31, 1996 included in the Tango 10-K (except for properties and assets disposed of in the ordinary course of business and consistent with past practices since December 31, 1996) and (ii) none of such properties or assets are subject to any liability, obligation, claim, lien, mortgage, pledge, security interest, conditional sale agreement, charge or encumbrance of any kind (whether absolute, accrued, contingent or otherwise), except for liens securing repayment of indebtedness incurred in the ordinary course consistent with past practices subsequent to March 31, 1997 and liens for taxes not yet due and payable, easements and restrictions of record, unrecorded and undelivered mortgages between a Tango Subsidiary and a joint venture entity in which Tango is a limited partner or a managing member and minor imperfections of title and encumbrance, if any, which are not substantial in amount, do not materially detract from the value of the property or assets subject thereto and do not impair the operations of Tango and the Tango Subsidiaries. Each of the leases is in full force and effect and there is no default by landlord or tenant existing thereunder (and no event has occurred which, with notice and the passage of time or both, would constitute a default under such lease) which would have a Material Adverse Effect on Tango. Except as would not cause a Material Adverse Effect on Tango, all of the properties and assets of Tango and the Tango Subsidiaries are, in all material respects, in good operating condition and repair, and maintenance thereon has not been deferred beyond industry standards, and are suitable for the purposes for which they are presently being used.

     3.21 Pooling of Interests. Neither Tango nor any of the Tango Subsidiaries nor, to the knowledge of Tango, any of their respective directors, officers or stockholders has taken any action which would interfere with the parties' ability to account for the Merger as a "pooling of interests" in accordance with Accounting Principles Board Opinion No. 16, the interpretive releases issued pursuant thereto, and the pronouncements of the Commission.

     3.22 Brokers. Neither Tango nor any Tango Subsidiary has paid or is obligated to pay any brokerage, finder's or other fee or commission to any broker, finder, investment banker or other intermediary in connection with this Agreement or the Cross Option Agreement, except that Tango has retained McDonald & Company Securities, Inc. as its financial advisor for the transactions contemplated hereby.

     3.23 Opinion of Financial Advisor. Tango has received the opinion of McDonald & Company Securities, Inc. to the effect that, as of the date hereof, the consideration to be paid to the holders of shares of Twister Common Stock pursuant to this Agreement is fair to Tango, from a financial point of view.

     3.24 Twister Stock Ownership. Except as contemplated pursuant to the terms of this Agreement and the transactions to be consummated hereby or by the Cross Option Agreement, neither Tango nor any of the Tango Subsidiaries own any shares of Twister Common Stock or rights to acquire or dispose of Twister Common Stock.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF TWISTER

     Twister represents and warrants to Tango and Merger Sub that, except as set forth in the Disclosure Schedule delivered prior hereto (the "Twister Disclosure Schedule"), which shall identify exceptions by specific Section references:

     4.1 Corporate Organization. Twister and each of its Subsidiaries (the "Twister Subsidiaries") has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, and is qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, other than where failure to be so qualified or licensed, individually or in the aggregate, would not have a Material Adverse Effect on Twister. The term "Material Adverse Effect on Twister" as used in this Agreement shall mean any change or effect that, individually or when taken together with all such other changes or effects, would be materially adverse to the financial condition, results of operations, properties or business of Twister and the Twister Subsidiaries taken as a whole at the time of such change or effect. True and complete copies of the Articles of Incorporation and the Bylaws together with all amendments thereto of Twister and the Articles of Incorporation of the Twister Subsidiaries, together with all amendments thereto have been heretofore delivered to Tango. Such charter, Bylaws or other organizational documents are in full force and effect. Section 4.1 of the Twister Disclosure Schedule contains a complete and accurate list of all of the Twister Subsidiaries. Neither Twister nor any Twister Subsidiary is in violation of any provision of its charter or bylaws or other organizational documents of limited partnership, as the case may be.

     4.2 Capitalization. As of the date of this Agreement, the authorized capital stock of Twister consists in its entirety of (i) 75,000,000 shares of common stock, no par value, and (ii) 20,000,000 shares of preferred stock, none of which are issued and outstanding. As of the date of the Agreement, (i) 5,041,931 shares of Twister Common Stock were issued and outstanding, (ii) options and warrants to acquire 376,969 shares of Twister Common Stock were outstanding under the Twister Option Plans (as hereinafter defined) and (iii) 1,561,106 shares of Twister Common Stock were reserved for issuance upon conversion of Twister's $35,000,000 principal amount of aggregate outstanding 6.75% Convertible Subordinated Debentures Due 2006. Except as set forth on
Section 4.2 of the Twister Disclosure Schedule, all of the outstanding shares of capital stock of each of the Twister Subsidiaries is owned beneficially and of record by Twister or a Twister Subsidiary free and clear of all liens, charges, encumbrances, options, rights of first refusal or limitations or agreements regarding voting rights of any nature. All of the outstanding shares of capital stock of Twister and each of the Twister Subsidiaries have been duly authorized, validly issued and are fully paid and nonassessable and are not subject to preemptive rights created by statute, their respective charter or bylaws or any agreement to which any such entity is a party or by which any such entity is bound. Twister has heretofore delivered to Tango, correct and complete copies of the Stock Option Plans and warrants to purchase Twister Common Stock, in each case as currently in effect. Each option agreement, together with any related award letter, sets forth for each stock option holder (i) such holder's name,
(ii) the date of grant of stock options to such holder, (iii) the number of shares of Twister Common Stock into which each such grant is exercisable, (iv) the exercise price per share of Twister Common Stock with respect to each such grant, and (v) the periods during which such stock options or portions thereof are exercisable by such holder. Except as set forth in this Section 4.2 or in
Section 4.2 of the Twister Disclosure Schedule, there are no options, warrants or other rights

(including registration rights), agreements, arrangements or commitments of any character to which Twister or any Twister Subsidiary is a party relating to the issued or unissued capital stock, or other interest in, of Twister or any Twister Subsidiary or obligating Twister or any Twister Subsidiary to grant, issue or sell any shares of capital stock of, or other equity interests in, Twister or any Twister Subsidiary, by sale, lease, license or otherwise. All shares of Twister Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and will not have been issued in violation of or subject to any preemptive rights created by statute, the articles of incorporation or bylaws of Twister or any agreement to which Twister is a party or to which Twister is bound. Except as set forth in this Section 4.2 or in the Twister Current Reports, (hereinafter defined), there are no outstanding contractual obligations of Twister or any Twister Subsidiary to (x) repurchase, redeem or otherwise acquire any shares of Twister Common Stock or any capital stock, or other interests in, of any Twister Subsidiary, (y) except for guarantees of obligations of, or loans to or capital contribution commitments, Twister Subsidiaries entered into in the ordinary course of business, provide funds to, make any investment in (in the form of a loan, capital contribution or otherwise) or provide any guarantee with respect to the obligations of, any Twister Subsidiary or any other person. Each outstanding share of capital stock, or other interest in, of each Twister Subsidiary is duly authorized, validly issued, fully paid and nonassessable and, except as set forth in Section 4.2 of the Twister Disclosure Schedule, each such share owned by Twister or another Twister Subsidiary is owned free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Twister's or such other Twister Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever.

     4.3 Options or Other Rights. (a) Except as disclosed in Section 4.2 or in the Twister SEC Filings (hereinafter defined), there is no outstanding right, subscription, warrant, call, unsatisfied preemptive right, option or other agreement or arrangement of any kind to purchase or otherwise to receive from Twister or any Twister Subsidiary any of the outstanding, authorized but unissued, unauthorized or treasury shares of the capital stock or any other security of Twister or any Twister Subsidiary and there is no outstanding security of any kind convertible into or exchangeable for such capital stock. Except as set forth in Section 4.3 of the Twister Disclosure Schedule, there are no agreements or understandings among Twister or any Twister Subsidiary on the one hand and any other person on the other hand concerning the registration of any security of Twister or a Twister Subsidiary under the Securities Act. Except as set forth on Section 4.3 of the Twister Disclosure Schedule, all options granted under the Twister Option Plans have provisions which accelerate the vesting or right to exercise such options upon the occurrence of certain events, including, but not limited to, the consummation of the Merger.

     (b) Prior to the execution and delivery of this Agreement, Twister has entered into Amendment No. 1 to that certain Rights Agreement dated as of June 25, 1997 (the "Rights Agreement"), between Twister and ChaseMellon Shareholder Services, L.L.C., as rights agent, pursuant to which amendment the definition of "Acquiring Person" in Section 1(a) of the Rights Agreement will be amended as set forth on Section 4.3(b) of the Twister Disclosure Schedule.

     4.4 Authority Relative to this Agreement. Twister has all requisite corporate power and authority to execute and deliver this Agreement and the Cross Option Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated on its part hereby and thereby to be consummated by Twister. The execution and delivery of this Agreement and the Cross Option Agreement by Twister and the consummation of the transactions contemplated on its part hereby and thereby have been duly authorized by all necessary corporate action, and, other than the approval of Twister's stockholders as provided in Section 5.1 hereof, no other corporate proceedings on the part of Twister are necessary to authorize the execution and delivery of this Agreement and the Cross Option Agreement by Twister or the consummation of the transactions contemplated on its part hereby and thereby. This Agreement and the Cross Option Agreement have been duly executed and delivered by Twister and, assuming the due authorization, execution and delivery hereof and thereof by Tango and Merger Sub, constitutes the legal, valid and binding obligations of Twister, enforceable against Twister in accordance with their respective terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally or by general equity principles.

     4.5 No Violation. The execution and delivery of this Agreement and of the Cross Option Agreement by Twister do not, the performance by Twister of its obligations hereunder and thereunder will not, and the consummation by Twister of the transactions contemplated to be performed by it hereby and thereby will not (i) violate or conflict with any provision of any Laws in effect on the date of this Agreement and applicable to Twister or any Twister Subsidiary or by which any of their respective properties or assets is bound or subject, (ii) require Twister or any Twister Subsidiary to obtain any consent, waiver, approval, license or authorization or permit of, or make any filing with, or notification to, any Governmental Entities, based on laws, rules, regulations and other requirements of Governmental Entities in effect and of the date of this Agreement (other than (a) the filing of a Pre-Merger Notification Report under the HSR Act and the expiration of the applicable waiting period, (b) filings or authorizations required in connection or in compliance with the provisions of the Exchange Act, the Securities Act, the KGCC, the Bylaws of the AMEX or the "takeover" or "blue sky" laws of various states and (c) any other filings and approvals expressly contemplated by this Agreement or listed in
Section 4.5 to the Twister Disclosure Schedule), (iii) require the consent, waiver, approval, license or authorization of any person (other than Governmental Entities) other than as listed on Section 4.5 of the Twister Disclosure Schedule, (iv) violate, conflict with or result in a breach of or the acceleration of any obligation under, or constitute a default (or an event which with notice or the lapse of time or both would become a default) under, or give to others any rights of, or result in any, termination, amendment, acceleration or cancellation of, or loss of any benefit or creation of a right of first refusal, or require any payment under, or result in the creation of a lien or other encumbrance on any of the properties or assets of Twister or any Twister Subsidiary pursuant to or under any provision of any indenture, mortgage, note, bond, lien, lease, license, agreement, contract, order, judgment, ordinance, Twister Permit (as defined below) or other instrument or obligation to which Twister or Twister Subsidiary is a party or by which Twister or any Twister Subsidiary or any of their respective properties is bound or subject to, or (v) conflict with or violate the Articles of Incorporation or Bylaws, or the equivalent organizational documents, in each case as amended or restated, of Twister or any of the Twister Subsidiaries, except for any such conflicts or violations described in clause (i) or breaches, defaults, events, rights of termination, amendment, acceleration or cancellation, payment obligations or liens or encumbrances described in clause (iv) that would not have a Material Adverse Effect on Twister and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, either individually or in the aggregate, prevent Twister from performing any of its obligations under this Agreement or the Cross Option Agreement and would not have a Material Adverse Effect on Twister. Neither Twister nor any of its affiliates or associates (as each such term is defined in Section 203 of the DGCL) is, prior to the date hereof, an "interested stockholder" (as such term is defined in Section 203 of the DGCL) of Tango.

     4.6 Compliance with Laws. (a) As of the date of this Agreement, each of Twister and the Twister Subsidiaries holds all licenses, franchises, grants, permits, easements, variances, exemptions, consents, certificates, identification numbers, approvals, orders, and other authorizations (collectively, "Twister Permits") necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, are certified as providers under all applicable Medicare and Medicaid programs to the extent required to be so certified, and are in compliance with all Twister Permits and all Laws governing their respective businesses, including, without limitation, the requirements, guidelines, rules and regulations of Medicare, Medicaid, state approved Medicaid waiver programs and other third-party reimbursement programs, except where the failure to hold such Twister Permits or to so comply, individually or in the aggregate, would not have a Material Adverse Effect on Twister.

     (b) To Twister's knowledge, all health care personnel employed by Twister or any Twister Subsidiary are properly licensed to the extent required to perform the duties of their employment in each jurisdiction where such duties are performed, except where the failure to be so licensed, individually or in the aggregate, would not have a Material Adverse Effect on Twister.

     (c) Except as set forth in Section 4.6(c) of the Twister Disclosure Schedule, no action or proceeding is pending or, to Twister's knowledge, threatened that may result in the suspension, revocation or termination of any Twister Permit, the issuance of any cease-and-desist order, or the imposition of any administrative or judicial sanction, and neither Twister nor any Twister Subsidiary has received any notice from any governmental authority in respect of the suspension, revocation or termination of any Twister Permit, or any notice of any intention to conduct any investigation or institute any proceeding, in any such case where such suspension, revocation, termination, order, sanction, investigation or proceeding would result, individually or in the aggregate, in a Material Adverse Effect on Twister.

     (d) Neither Twister nor any Twister Subsidiary has received notice that Medicare, Medicaid, state approved Medicaid waiver programs or any other third-party reimbursement program has any claims for disallowance of costs against any of them which could result in offsets against future reimbursement or recovery of prior payments, which offsets or recoveries, individually or in the aggregate, would have a Material Adverse Effect on Twister.

     4.7 Litigation. As of the date of this Agreement, except as may be disclosed in the Twister 10-K (as defined below), reports filed on Forms 10-Q or 8-K or proxy statements filed on Schedule 14-A for periods subsequent to the period covered by such Twister 10-K, in each case filed prior to the date hereof (such reports and filings, collectively, the "Twister Current Reports"), or except as set forth on Section 4.7 of the Twister Disclosure Schedule, there is no claim, litigation, suit, arbitration, mediation, action, proceeding, unfair labor practice complaint or grievance pending or, to Twister's knowledge, investigation of any kind, at law or in equity (including actions or proceedings seeking injunctive relief), pending or, to Twister's knowledge, threatened in writing against Twister or any Twister Subsidiary or with respect to any property or asset of any of them, except for claims, litigations, suits, arbitrations, mediations, actions, proceedings, complaints, grievances or investigations which, individually or in the aggregate, would not have a Material Adverse Effect on Twister. Neither Twister nor any Twister Subsidiary nor any property or asset of any of them is subject to any continuing order, judgment, settlement agreement, injunction, consent decree or other similar written agreement with or, to Twister's knowledge, continuing investigation by, any Governmental Entity, or any judgment, order, writ, injunction, consent decree or award of any Governmental Entity or arbitrator, including, without limitation, cease-and-desist or other orders, except for such matters which would not reasonably be expected to have a Material Adverse Effect on Twister.

     4.8 Financial Statements and Reports. Twister has made available to Tango true and complete copies of (i) its Annual Report on Form 10-K for the year ended December 31, 1996 (the "Twister 10-K"), as filed with the Commission, (ii) its proxy statement relating to the annual meetings of its stockholders held on May 23, 1997, (iii) all registration statements filed by Twister and declared effective under the Securities Act (other than registration statements on Form S-8) and (iv) all other reports, statements and registration statements (including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K but excluding preliminary material and reports pursuant to Sections 13(d) or 13(g) of the Exchange Act) filed by it with the Commission. The reports, statements and registration statements referred to in the immediately preceding sentence (including, without limitation, any financial statements or schedules or other information included or incorporated by reference therein) are referred to in this Agreement as the "Twister SEC Filings." As of the respective times such documents were filed or, as applicable, were effective, the Twister SEC Filings complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, except for such noncompliance which, individually or in the aggregate, would not have a Material Adverse Effect on Twister, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Twister included in the Twister SEC Filings comply as to form in all material respect with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with generally accepted accounting principles (as in effect from time to time) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto or, in the case of the unaudited interim financial statements, as permitted by Form 10-Q of the Commission) and present fairly the consolidated financial position, consolidated results of operations and consolidated cash flows of Twister and the Twister Subsidiaries as of the dates and for the periods indicated, except
(i) in the case of unaudited interim consolidated financial statements, to normal recurring year-end adjustments and any other adjustments described therein and (ii) any pro forma financial information contained therein is not necessarily indicative of the consolidated financial position of Twister and the Twister

Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated. No Twister Subsidiary is required to file any form, report or other document with the Commission.

     4.9 Absence of Certain Changes or Events. Other than as disclosed in the Twister Current Reports, or otherwise disclosed in this Agreement or in Section
4.9 of the Twister Disclosure Schedule, since December 31, 1996 and through the date hereof, the business of Twister and of each of the Twister Subsidiaries has been conducted in the ordinary course, and there has not been (i) any Material Adverse Effect on Twister; (ii) any material indebtedness incurred by Twister or any Twister Subsidiary for money borrowed, except under credit facilities disclosed in the Twister SEC Current Reports, if any; (iii) any material transaction or commitment, except in the ordinary course of business or as contemplated by this Agreement, entered into by Twister or any of the Twister Subsidiaries; (iv) any damage, destruction or loss, whether covered by insurance or not, which, individually or in the aggregate, would have a Material Adverse Effect on Twister; (v) any material change by Twister in accounting principles or methods except insofar as may be required by a change in generally accepted accounting principles; (vi) any declaration, setting aside or payment of any dividend (whether in cash, securities or property) with respect to the Twister Common Stock; or (vii) any material agreement to acquire any assets or stock or other interests of any third-party; (viii) any increase in the compensation payable or to become payable by Twister or any Twister Subsidiary to any employees, officers, directors, or consultants or in any bonus, insurance, welfare, pension or other employee benefit plan, payment or arrangement made to, for or with any such employee, officer, director or consultant (other than as provided in employment agreements, consulting agreements and welfare and benefit plans set forth on the Twister Disclosure Schedule, and except for increases consistent with past practice); (ix) any material revaluation by Twister or any Twister Subsidiary of any asset (including, without limitation, any writing down of the value of inventory or writing off of notes or accounts receivable); (x) any mortgage or pledge of any of the assets or properties of Twister or any Twister Subsidiary or the subjection of any of the assets or properties of Twister or any Twister Subsidiary to any material liens, charges, encumbrances, imperfections of title, security interest, options or rights or claims of others with respect thereto other than in the ordinary course consistent with past practice; or (xi) any assumption or guarantee by Twister or a Twister Subsidiary of the indebtedness of any person or entity, other than in the ordinary course consistent with past practice.

     4.10 Employee Benefit Plans and Employment Matters. (a) Section 4.10(a) of the Twister Disclosure Schedule lists all employee benefit plans, collective bargaining agreements, labor contracts, and employment agreements not otherwise disclosed in the Twister Current Reports in which Twister or any Twister Subsidiary participates, or by which any of them are bound, including, without limitation, (i) any profit sharing, deferred compensation, bonus, stock option, stock purchase, pension, welfare, and incentive plan or agreement; (ii) any plan providing for "fringe benefits" to their employees, including, but not limited to, vacation, sick leave, medical, hospitalization and life insurance; (iii) any written employment agreement and any other employment agreement not terminable at will; and (iv) any other "employee benefit plan" (within the meaning of Section 3(3) of ERISA). Twister and the Twister Subsidiaries are in compliance in all material respects with the requirement prescribed by all laws currently in effect applicable to employee benefit plans and to any employment agreement, including, but not limited to, ERISA and the Code. Twister and the Twister Subsidiaries have each performed all of its obligations under all such employee benefit plans and employment agreements in all material respects. There is no pending or, to the knowledge of Twister, threatened legal action, proceeding or investigation against or involving any Twister or Twister Subsidiary employee benefit plan which could result in a material amount of liability to such employee benefit plan or to Twister.

     (b) Neither Twister nor the Twister Subsidiaries sponsor or participate in, and have not sponsored or participated in, any employee benefit pension plan to which Section 4021 of ERISA applies that would create a material amount of liability to Twister under Title IV of ERISA.

     (c) Neither Twister nor the Twister Subsidiaries sponsor or participate in, and have not sponsored or participated in, any employee benefit pension plan that is a "multiemployer plan" (within the meaning of Section 3(37) of ERISA).

     (d) All group health plans of Twister and the Twister Subsidiaries have been operated in compliance with the group health plan continuation coverage requirements of Section 4980B of the Code in all material respects, to the extent such requirements are applicable.

     (e) There have been no acts or omissions by Twister or any Twister Subsidiary or by any fiduciary, disqualified person or party in interest with respect to an employee benefit plan of Twister or any Twister Subsidiaries that have given rise to or may give rise to a material amount of fines, penalties, taxes, or related charges under Sections 502(c), 502(i) or 4071 of ERISA or under Chapter 43 of the Code.

     (f) No "reportable event," as defined in ERISA Section 4043, other than those events with respect to which the Pension Benefit Guaranty Corporation has waived the notice requirement, has occurred with respect to any of the employee benefit plans of Twister.

     (g) Section 4.10(g) of the Twister Disclosure Schedule sets forth the name of each director, officer or employee of Twister or any Twister Subsidiary entitled to receive any benefit or payment under any existing employment agreement, severance plan or other benefit plan solely as a result of the consummation of any transaction contemplated by this Agreement, and with respect to each such person, the nature of such benefit or the amount of such payment, the event triggering the benefit or payment, and the date of, and parties to, such employment agreement, severance plan or other benefit plan.

     (h) Twister has furnished Tango with true and correct copies of all plan documents and employment agreements referred to on the Twister Disclosure Schedule, including all amendments thereto, and all related summary plan descriptions to the extent that one is required by law.

     (i) For purposes of this Section 4.10, any reference to "Twister" shall be deemed to include a reference to any entity that is aggregated with Twister under the provisions of Section 414 of the Code, to the extent that those aggregation rules apply.

     4.11 Labor Matters. Neither Twister nor any Twister Subsidiary is a party to any collective bargaining agreement with respect to any of their employees. None of the employees of Twister or any Twister Subsidiary is represented by any labor union. To the knowledge of Twister, there is no activity involving any employees of Twister or the Twister Subsidiaries seeking to certify a collective bargaining unit or engaging in any similar organizational activity.

     4.12 Insurance. Twister and the Twister Subsidiaries maintain insurance against such risks and in such amounts as Twister reasonably believes are necessary to conduct its business. Twister and the Twister Subsidiaries are not in default with respect to any provisions or requirements of any such policy, nor have any of them failed to give notice or present any claim thereunder in a due and timely fashion, except for defaults or failures which, individually or in the aggregate, would not have a Material Adverse Effect on Twister. Neither Twister nor any Twister Subsidiary has received any notice of cancellation or termination in respect of any of its insurance policies.

     4.13 Environmental Matters. Except as disclosed in Section 4.13 of the Twister Disclosure Schedule, Twister and the Twister Subsidiaries are in compliance with all environmental laws, and have obtained all necessary licenses and permits required to be issued pursuant to any environmental law, except where the failure to so comply or to obtain such licenses or permits, individually or in the aggregate, would not have a Material Adverse Effect on Twister. Neither Twister nor any Twister Subsidiary has received notice or communication from any governmental agency with respect to (i) any hazardous substance relative to its operations, property or assets or (ii) any investigation, demand or request pursuant to enforcing any environmental law relating to it or its operations, and no such investigation is pending or, to the knowledge of Twister threatened, in any case, which would lead to a Material Adverse Effect on Twister.

     4.14 Tax Matters. Neither Twister nor, to the knowledge of Twister, any of its affiliates has taken or agreed to take any action that would, nor does Twister have any knowledge of any fact or circumstance that is reasonably likely to, prevent the Merger from qualifying as a reorganization under the provisions of Section 368(a) of the Code. Twister has paid, or made adequate provision for on its December 31, 1996 balance sheet, all federal, state, local, foreign or other governmental income, franchise, payroll, F.I.C.A., unemployment, withholding, real property, personal property, sales, payroll, disability and all other taxes imposed on Twister or any Twister Subsidiary or with respect to any of their respective properties, or otherwise payable by them, including interest and penalties, if any, in respect thereof (collectively, "Twister Taxes"), for the Twister taxable period ended December 31, 1996 and all fiscal periods of Twister prior thereto, except such nonpayment, or failure to make adequate provision, which, individually or in the aggregate, would not have a Material Adverse Effect on Twister and except as set forth in Section 4.14 to the Twister Disclosure Schedule. Twister Taxes paid and/or incurred from December 31, 1996 until the Closing Date shall include only Twister Taxes incurred in the ordinary course of business determined in the same manner as in the taxable period ending on December 31, 1996. Twister and each of the Twister Subsidiaries have timely filed all income tax, excise tax, sales tax, use tax, gross receipts tax, franchise tax, employment and payroll related tax, property tax, and all other tax returns which Twister and/or such Twister Subsidiary (as the case may be) are required to file ("Twister Tax Returns"), and have paid or provided for all the amounts shown to be due thereon, except where such failure to make such timely filings, individually or in the aggregate, would not have a Material Adverse Effect on Twister, and except for the nonpayment of such amounts which, individually or in the aggregate, would not have a Material Adverse Effect on Twister. Neither Twister nor any Twister Subsidiary (i) has filed or entered into, or is otherwise bound by, any election, consent or extension agreement that extends any applicable statute of limitations with respect to taxable periods of Twister, (ii) is a party to any contractual obligation requiring the indemnification or reimbursement of any person with respect to the payment of any Twister Taxes, other than among Twister and the Twister Subsidiaries, or (iii) has received any claim by an authority in a jurisdiction where neither Twister nor any Twister Subsidiary files Twister Tax Returns that they are or may be subject to Twister Taxes by that jurisdiction, except for any such claims as, individually or in the aggregate, would not have a Material Adverse Effect on Twister. No action or proceeding is pending or, to Twister's knowledge, threatened by any governmental authority for any audit, examination, deficiency, assessment or collection from Twister or any Twister Subsidiary of any Twister Taxes, no unresolved claim for any deficiency, assessment or collection of any Twister Taxes has been asserted against Twister or any Twister Subsidiary, and all resolved assessments of Twister Taxes have been paid or are reflected on the Twister balance sheet at December 31, 1996 included in the Twister 10-K, except for any of the foregoing which, individually or in the aggregate, would not have a Material Adverse Effect on Twister.

     4.15 Intellectual Property. Except as disclosed in Section 4.15 of the Twister Disclosure Schedule, Twister and the Twister Subsidiaries own, possess or have the right to use all franchises, patents, trademarks, service marks, tradenames, licenses and authorizations (collectively, "Twister Intellectual Property Rights") which are necessary to the conduct of their respective businesses. To the knowledge of Twister, neither Twister nor any Twister Subsidiary is infringing or otherwise violating the intellectual property rights of any person which infringement or violation would subject Twister or any Twister Subsidiary to liabilities which, individually or in the aggregate, would have a Material Adverse Effect on Twister or which would prevent Twister or any Twister Subsidiary from conducting their respective businesses substantially in the manner in which they are now being conducted. No claim has been made or, to Twister's knowledge, threatened against Twister or any Twister Subsidiary alleging any such violation.

     4.16 Related Party Transactions. Except as disclosed in the Twister SEC Filings or in Section 4.16 of the Twister Disclosure Schedule, there have been no material transactions between Twister or any Twister Subsidiary on the one hand, and any (i) officer or director of Twister or any Twister Subsidiary, (ii) record or beneficial owner of five percent or more of the voting securities of Twister or (iii) affiliate (as such term is defined in Regulation 12b-2 promulgated under the Exchange Act) of any such officer, director or beneficial owner, on the other hand, other than payment of compensation for services rendered to Twister or the Twister Subsidiaries or the grant of stock options to purchase shares of Twister Common Stock.

     4.17 No Undisclosed Material Liabilities. Except as disclosed in the Twister Current Reports, neither Twister nor any of the Twister Subsidiaries has incurred any liabilities of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that, individually or in the aggregate, would have a Material Adverse Effect on Twister other than (i) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 1996, (ii) liabilities that have been repaid, discharged or otherwise extinguished and (iii) liabilities under or contemplated by this Agreement.

     4.18 No Default. Except as set forth in Section 4.18 of the Twister Disclosure Schedule, neither Twister nor any of the Twister Subsidiaries is in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (a) its charter or bylaws or other organizational document, (b) indenture, mortgage, note, bond, lien, lease, license, agreement, contract, order, judgment, ordinance, Twister Permit or other instrument or obligation to which Twister or Twister Subsidiary is a party or by which Twister or any Twister Subsidiary or any of their respective properties is bound or subject to, or (c) any order, writ, injunction, decree or Law applicable to Twister or any of the Twister Subsidiaries, except in the case of clauses (b) and (c) above for defaults or violations which would not have a Material Adverse Effect on Twister.

     4.19 Title to Properties; Encumbrances. Section 4.19 of the Twister Disclosure Schedule sets forth all real property owned or leased by Twister and the Twister Subsidiaries (the "Twister Real Property"), indicating which facilities are owned and which are leased. Except as disclosed in the Twister Current Reports and as described in clause (ii) below: (i) each of Twister and the Twister Subsidiaries has good, valid and marketable title to, or a valid leasehold interest in, as applicable, all of its properties and assets (real, personal and mixed, tangible and intangible), including, without limitation, all Twister Real Property and all the other properties and assets reflected in the consolidated balance sheet of Twister and the Twister Subsidiaries at December 31, 1996 (except for properties and assets disposed of in the ordinary course of business and consistent with past practices since December 31, 1996) and (ii) none of such properties or assets are subject to any liability, obligation, claim, lien, mortgage, pledge, security interest, conditional sale agreement, charge or encumbrance of any kind (whether absolute, accrued, contingent or otherwise), except for liens securing repayment of indebtedness incurred in the ordinary course consistent with past practice subsequent to March 31, 1997 and liens for taxes not yet due and payable, easements and restrictions of record, unrecorded and undelivered mortgages between a Twister Subsidiary and a joint venture entity in which Twister is a limited partner or a managing member and minor imperfections of title and encumbrance, if any, which are not substantial in amount, do not materially detract from the value of the property or assets subject thereto and do not impair the operations of Twister and the Twister Subsidiaries. Each of the leases is in full force and effect and there is no default by landlord or tenant existing thereunder (and no event has occurred which, with notice and the passage of time or both, would constitute a default under such lease) which would have a Material Adverse Effect on Twister. Except as would not cause a Material Adverse Effect on Twister, all of the properties and assets of Twister and the Twister Subsidiaries are, in all material respects, in good operating condition and repair, and maintenance thereon has not been deferred beyond industry standards, and are suitable for the purposes for which they are presently being used.

     4.20 Pooling of Interests. Neither Twister nor any of the Twister Subsidiaries nor, to the knowledge of Twister, any of their respective directors, officers or stockholders has taken any action which would interfere with the parties' ability to account for the Merger as a "pooling of interests" in accordance with Accounting Principles Board Opinion No. 16, the interpretive releases issued pursuant thereto, and the pronouncements of the Commission.

     4.21 Brokers. Except as set forth in Section 4.21 of the Twister Disclosure Schedule, neither Twister nor any Twister Subsidiary has paid or is obligated to pay any brokerage, finders or other fee or commission to any broker, finder, investment banker or other intermediary in connection with this Agreement or the Cross Option Agreement, except that Twister has retained Schroder & Co. Inc. as its financial advisor for the transactions contemplated hereby.

     4.22 Opinion of Financial Advisor. Twister has received the opinion of Schroder & Co. Inc. to the effect that, as of the date hereof, consideration to be paid to the holders of shares of Twister Common Stock pursuant to this Agreement is fair to the holders of Twister Common Stock, from a financial point of view.

     4.23 Contracts. Except as set forth in Section 4.24 of the Twister Disclosure Schedule, neither Twister nor any Twister Subsidiary has entered into any agreement involving amounts in excess of $50,000 which is not terminable upon 30 days notice.

                                   ARTICLE V

                            COVENANTS AND AGREEMENTS

     5.1 Joint Proxy Statement/Prospectus; Registration Statement; Stockholders' Meeting. (a) Each of Tango and Twister agree that this Agreement shall be submitted to their respective stockholders for approval at meetings (the "Meetings") duly called and held pursuant to applicable state law. As soon as practicable after the date of this Agreement, each of Twister and Tango shall take all action, to the extent necessary in accordance with applicable law and their respective charters and bylaws, to convene each Meeting promptly to consider and vote upon the approval of the Merger and such other matters as may be necessary or desirable to consummate the Merger and the transactions contemplated hereby. As soon as practicable after the date of this Agreement, Twister and Tango shall jointly prepare and file with the Commission, subject to the prior approval of the other party, which approval shall not be unreasonably withheld, preliminary joint proxy materials relating to each Meeting as required by the Exchange Act, and a registration statement on Form S-4 (as amended or supplemented, the "Registration Statement") relating to the registration under the Securities Act of the shares of Tango Common Stock issuable to the holders of the Twister Shares. Tango shall also prepare and file with state securities administrators, such registration statements or other documents as may be required under applicable blue sky laws to qualify or register the shares of Tango Common Stock issuable to the holders of the Twister Shares (the "Blue Sky Filings"). Twister, Merger Sub and Tango will use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as soon as practicable. Promptly after the Registration Statement has become effective and all applicable blue sky laws have been complied with, Twister and Tango shall mail the joint proxy statement/prospectus included in the Registration Statement to their respective stockholders. Such joint proxy statement/prospectus at the time it initially is mailed to the stockholders of Twister and the stockholders of Tango and all duly filed amendments or revisions made thereto, if any, similarly mailed are hereinafter referred to as the "Proxy Statement." Notice of the Twister Meeting shall be mailed to the stockholders of Twister and notice of the Tango Meeting shall be mailed to the stockholders of Tango, in each case along with the Proxy Statement.

     (b) The information supplied by Twister for inclusion in the Registration Statement shall not, at the time the Registration Statement is declared effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by Twister for inclusion in the Proxy Statement to be sent to the stockholders of Twister in connection with the Meeting of Twister's stockholders to consider the Merger shall not, at the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders, at the time of such Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The information supplied by Tango for inclusion in the Registration Statement shall not, at the time the Registration Statement is declared effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by Tango for inclusion in the Proxy Statement to be sent to the stockholders of Tango in connection with the Meeting of Tango's stockholders shall not, at the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders, at the time of such Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

     (c) Each party covenants and agrees that (i) if, at any time prior to the Effective Time, any event relating to it or any of its affiliates, officers or directors is discovered that should be set forth in an amendment to the Registration Statement or Blue Sky Filings or a supplement to the Proxy Statement, such party will promptly inform the other parties, and such amendment or supplement will be promptly filed with the Commission and appropriate state securities administrators and disseminated to the stockholders of Twister and Tango, to the extent required by applicable Federal and state securities laws, and (ii) documents which either party files or is responsible for filing with the Commission and any regulatory agency in connection with the Merger (including, without limitation, the Proxy Statement) will comply as to form and content in all material respects with the provisions of applicable law. Notwithstanding the foregoing, no party makes any representations or warranties with respect to any information that has been supplied by the other party or by its auditors, attorneys, financial advisors, other consultants or advisors specifically for use in the Registration Statement, Blue Sky Filing, the Proxy Statement, or any other documents to be filed with the Commission or any regulatory agency in connection with the transactions contemplated hereby.

     (d) Twister hereby represents that its Board of Directors has, (i) determined that the Merger is fair to and in the best interests of Twister's stockholders, (ii) approved the Merger and (iii) resolved to and will recommend in the Proxy Statement adoption of this Agreement and authorization of the Merger by the stockholders of Twister; provided, however, that such determination, approval or recommendation may be amended, modified or withdrawn to the extent required by the fiduciary obligations of Twister's Board of Directors under applicable law, as advised as to legal matters by outside counsel. Tango hereby represents that its Board of Directors has (i) determined that the Merger is fair to and in the best interests of Tango's stockholders,
(ii) approved the Merger and (iii) resolved to and will recommend in the Proxy Statement adoption of this Agreement and authorization of the Merger by the stockholders of Tango, provided, however, that such determination, approval or recommendation may be amended, modified or withdrawn to the extent required by the fiduciary obligations of Tango's Board of Directors under applicable law, as advised as to legal matters by outside counsel.

     (e) Twister shall use all reasonable efforts to cause to be delivered to Tango a letter of Ernst & Young LLP, Twister's independent accountants, dated a date within two (2) business days before the date on which the Registration Statement shall become effective and addressed to Tango, of the kind contemplated by the Statement of Auditing Standards with respect to Letters to Underwriters promulgated by the American Institute of Certified Public Accountants (the "AICPA Statement"), in form and substance reasonably satisfactory to Tango and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement. Tango shall use all reasonable efforts to cause to be delivered to Twister a letter of KPMG Peat Marwick LLP, Tango's independent accountants, dated a date within two (2) business days before the date on which the Registration Statement shall become effective and addressed to Twister, of the kind contemplated by the AICPA Statement, in form and substance reasonably satisfactory to Twister and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement. Twister shall, and shall cause Ernst & Young LLP and its other representatives to, fully cooperate with Tango, KPMG Peat Marwick LLP and its other representatives in seeking to respond to any comments of the Commission regarding the appropriateness of accounting for the Merger as a "pooling of interests." Tango shall, and shall cause KPMG Peat Marwick LLP and its other representatives to, fully cooperate with Twister, Ernst & Young LLP and its other representatives in seeking to respond to any comments of the Commission regarding the appropriateness of accounting for the Merger as a "pooling of interests."

     5.2 Conduct of the Business of Twister Prior to the Effective Time. Prior to the Effective Time, except as set forth in Section 5.2 of the Twister Disclosure Schedule or otherwise consented to or approved in writing by Tango, which consent shall not be unreasonably withheld, or expressly permitted by, or required to consummate the transactions contemplated by, this Agreement or the Cross Option Agreement:

          (a) Twister and the Twister Subsidiaries shall conduct their respective businesses to the extent commercially reasonable only in the ordinary course and consistent in all material respects with past practice and shall use all commercially reasonable efforts to preserve substantially intact their respective business organizations, to keep available the services of their present officers, employees and consultants and to maintain their present relationships with customers, suppliers, payors and other persons with whom they have a significant business relationship; provided, however, that the loss of any officer, employee, consultant, customer, payor or supplier prior to the Effective Time shall not constitute a breach of this covenant unless such loss would have a Material Adverse Effect on Twister;

          (b) Neither Twister nor any Twister Subsidiary shall (i) amend its charter or bylaws or other organizational document, (ii) declare, set aside or pay any dividend or other distribution, payable in cash, securities or property, in respect of outstanding shares of capital stock, except for dividends by a Twister Subsidiary to Twister or another Twister Subsidiary,
     (iii) make any direct or indirect redemption, retirement, purchase or other acquisition of any of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock (other than any such acquisition directly from any wholly owned Tango Subsidiary in exchange for capital contributions or loans to such Tango Subsidiary) or any options, warrants or conversion or other rights to acquire any shares of Tango's or any Tango Subsidiary's capital stock or any such securities or obligations (except (A) in connection with the exercise of outstanding stock options referred to in Section 4.2 in accordance with their terms,
     (B) in connection with the conversion of Tango Debentures in accordance with their terms, and (C) if required by written agreement existing as of the date hereof) or (iv) reclassify, combine, split or subdivide any of its outstanding shares of capital stock;

          (c) Except as described in Section 5.2(c) of the Twister Disclosure Schedule, neither Twister nor any Twister Subsidiary shall, directly or indirectly, (i) other than in the ordinary course of business and consistent with past practices, issue, grant, sell or pledge or agree or propose to issue, grant, sell or pledge any shares of, or rights or securities of any kind to acquire any shares of, the capital stock of Twister or such Twister Subsidiary, except that Twister may grant, consistent with past practice and in the ordinary course, stock options to employees (other than executive officers) and consultants under the Twister Option Plans (as defined in Section 5.7) and may issue shares of Twister Common Stock upon the exercise of stock options outstanding on the date hereof pursuant to the terms thereof existing as of the date hereof or issued hereafter in accordance herewith, (ii) other than in the ordinary course of business and consistent with past practices incur any material indebtedness for borrowed money, except under credit facilities existing as of the date hereof and as they may be amended from time to time or pursuant to a substitute credit facility on terms comparable to such existing credit facilities, (iii) waive, release, grant or transfer any rights of material value, except in the ordinary course of business, (iv) except as provided in clause (v) below, merge or consolidate with any person or adopt a plan of liquidation or dissolution, (v) acquire (or enter into an agreement to acquire) any assets, stock or other interests of a third-party except for cash transactions involving total cash consideration in any individual transaction not in excess of $10 million or, taking all such acquisitions in the aggregate, involving consideration not in excess of $10 million and which are of a nature so as not to require a merger or consolidation with Twister or to cause the Registration Statement or the Proxy Statement to need to be amended by Tango or would otherwise materially delay or prevent the consummation of the transactions contemplated hereby (other than purchases of assets from suppliers or vendors in the ordinary course of business and consistent with past practices), (vi) transfer, lease, license, sell or dispose of a material portion of assets or any material assets, other than in the ordinary course of business and consistent with past practices, (vii) change any accounting principles or methods except insofar as may be required by changes in generally accepted accounting principles, (viii) other than in the ordinary course of business consistent with past practices, mortgage or pledge any of their assets or properties or subject any of their assets or properties to any material liens, charges, encumbrances, imperfections of title, security interests, options or rights or claims of others with respect thereto (and shall maintain such assets in good condition, reasonable wear and tear excepted), or (ix) except as otherwise would be permitted by Section 5.2(c)(v) above, enter into any joint venture, affiliation, partnership or similar agreement, or amend, modify or alter any such transaction to which Twister or any Twister Subsidiary is presently a party;

          (d) Neither Twister nor any Twister Subsidiary will, directly or indirectly, (i) increase the compensation payable or to become payable by it to any of its employees, officers, consultants or directors (except in accordance with employment or consulting agreements, and welfare and benefit plans set forth on the Twister Disclosure Schedule, and except for increases consistent with past practice and which are otherwise reasonably necessary for the operation of the business of Twister and the Twister Subsidiaries), (ii) establish, enter into, adopt or amend any stock option, stock purchase, profit sharing, pension, retirement, deferred compensation, restricted stock or severance plan, agreement or arrangement for the benefit of employees, officers, directors or consultants of Twister or any Twister Subsidiary, (iii) enter into or amend any employment or consulting agreement, except in the ordinary course of business, or (iv) make any loan or advance to, or enter into any written contract, lease or commitment with, any officer, employee, consultant or director of Twister or any Twister Subsidiary, except in the ordinary course of business, except, in any such case, as may be required by applicable Law;

          (e) Neither Twister nor any Twister Subsidiary shall, directly or indirectly, assume, guarantee, endorse or otherwise become responsible for the obligations of any other individual, corporation or other entity, or make any loans or advances to any individual, corporation or other entity except in the ordinary course of business and consistent with past practices;

          (f) Neither Twister nor any Twister Subsidiary shall take any action which would interfere with the parties' abilities to account for the merger as a "pooling of interests"; and

          (g) Neither Twister nor any Twister Subsidiary shall authorize or enter into any agreement to do any of the things described in clauses (a) through (f) of this Section 5.2.

     5.3 Conduct of the Business of Tango Prior to the Effective Time. Prior to the Effective Time, except as set forth in Section 5.3(c) of the Tango Disclosure Schedule or otherwise consented to or approved in writing by Twister, which consent shall not be unreasonably withheld, or expressly permitted by, or required to consummate the transactions contemplated by, this Agreement or the Cross Option Agreement:

          (a) Tango and the Tango Subsidiaries shall conduct their respective businesses to the extent commercially reasonable only in the ordinary course and consistent in all material respects with past practice and shall use all commercially reasonable efforts to preserve substantially intact their respective business organizations, to keep available the services of their present officers, employees and consultants and to maintain their present relationships with customers, suppliers, payors and other persons with whom they have a significant business relationship; provided, however, that the loss of any officer, employee, consultant, customer, payor or supplier prior to the Effective Time shall not constitute a breach of this covenant unless such loss would have a Material Adverse Effect on Tango;

          (b) Neither Tango nor any Tango Subsidiary shall (i) amend its charter or bylaws or other organizational document, (ii) declare, set aside or pay any dividend or other distribution, payable in cash, securities or property, in respect of outstanding shares of capital stock, except for dividends by a Tango Subsidiary to Tango or another Tango Subsidiary, (iii) make any direct or indirect redemption, retirement, purchase or other acquisition of any of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock (other than any such acquisition directly from any wholly owned Tango Subsidiary in exchange for capital contributions or loans to such Tango Subsidiary) or any options, warrants or conversion or other rights to acquire any shares of Tango's or any Tango Subsidiary's capital stock or any such securities or obligations (except (A) in connection with the exercise of outstanding stock options referred to in Section 3.2 in accordance with their terms,
     (B) in connection with the conversion of Tango Debentures in accordance with their terms, and (C) if required by written agreement existing as of the date hereof) or (iv) reclassify, combine, split or subdivide any of its outstanding shares of capital stock;

          (c) Except as described in Section 5.3(c) of the Tango Disclosure Schedule, neither Tango nor any Tango Subsidiary shall, directly or indirectly, (i) other than in the ordinary course of business and consistent with past practices, issue, grant, sell or pledge or agree or propose to issue, grant, sell or pledge any shares of, or rights or securities of any kind to acquire any shares of, the capital stock of Tango or such Tango Subsidiary, except that Tango may grant, consistent with past practice and in the ordinary course, stock options to employees (other than executive officers) and consultants under the 1995 Plan (as defined in
     Section 3.2) and may issue shares of Tango Common Stock upon the exercise of stock options outstanding on the date hereof pursuant to the terms thereof existing as of the date hereof or issued hereafter in accordance herewith, (ii) other than in the ordinary course of business and consistent with past practices incur any material indebtedness for borrowed money, except under credit facilities existing as of the date hereof and as they may be amended from time to time or pursuant to a substitute credit facility on terms comparable to such existing credit facilities, (iii) waive, release, grant or transfer any rights of material value, except in the ordinary course of business,
     (iv) except as provided in clause (v) below, merge or consolidate with any person or adopt a plan of liquidation or dissolution, (v) acquire (or enter into an agreement to acquire) any assets, stock or other interests of a third-party except for cash transactions involving total cash consideration in any individual transaction not in excess of $10 million or, taking all such acquisitions in the aggregate, involving consideration not in excess of $10 million and which are of a nature so as not to require a merger or consolidation with Tango or to cause the Registration Statement or the Proxy Statement to need to be amended by Tango or would otherwise materially delay or prevent the consummation of the transactions contemplated hereby (other than purchases of assets from suppliers or vendors in the ordinary course of business and consistent with past practices), (vi) transfer, lease, license, sell or dispose of a material portion of assets or any material assets, other than in the ordinary course of business and consistent with past practices, (vii) change any accounting principles or methods except insofar as may be required by changes in generally accepted accounting principles, (viii) other than in the ordinary course of business consistent with past practices, mortgage or pledge any of their assets or properties or subject any of their assets or properties to any material liens, charges, encumbrances, imperfections of title, security interests, options or rights or claims of others with respect thereto (and shall maintain such assets in good condition, reasonable wear and tear excepted), or
(ix) except as otherwise would be permitted by Section 5.3(c)(v) above, enter into any joint venture, affiliation, partnership or similar agreement, or amend, modify or alter any such transaction to which Tango or any Tango Subsidiary is presently a party;

          (d) Neither Tango nor any Tango Subsidiary will, directly or indirectly, (i) increase the compensation payable or to become payable by it to any of its employees, officers, consultants or directors (except in accordance with employment or consulting agreements, and welfare and benefit plans set forth on the Tango Disclosure Schedule, and except for increases consistent with past practice and which are otherwise reasonably necessary for the operation of the business of Tango and the Tango Subsidiaries), (ii) establish, enter into, adopt or amend any stock option, stock purchase, profit sharing, pension, retirement, deferred compensation, restricted stock or severance plan, agreement or arrangement for the benefit of employees, officers, directors or consultants of Tango or any Tango Subsidiary, (iii) enter into or amend any employment or consulting agreement, except in the ordinary course of business, or (iv) make any loan or advance to, or enter into any written contract, lease or commitment with, any officer, employee, consultant or director of Tango or any Tango Subsidiary, except in the ordinary course of business, except, in any such case, as may be required by applicable law;

          (e) Neither Tango nor any Tango Subsidiary shall, directly or indirectly, assume, guarantee, endorse or otherwise become responsible for the obligations of any other individual, corporation or other entity, or make any loans or advances to any individual, corporation or other entity except in the ordinary course of business and consistent with past practices;

          (f) Neither Tango nor any Tango Subsidiary shall take any action which would interfere with the parties' abilities to account for the merger as a "pooling of interests"; and

          (g) Neither Tango nor any Tango Subsidiary shall authorize or enter into any agreement to do any of the things described in clauses (a) through
     (f) of this Section 5.3.

     5.4 Access to Properties and Records. Each party shall afford to the other and their respective accountants, counsel and representatives ("Respective Representatives"), reasonable access during normal business hours upon reasonable prior notice throughout the period prior to the Effective Time to all of their respective properties (including, without limitation, books, contracts, commitments and written records) and shall make reasonably available during normal business hours upon reasonable prior notice their respective officers and employees to answer fully and promptly questions put to them thereby; provided, however, that no investigation pursuant to this Section 5.4 shall alter any representation or warranty of any party hereto or the conditions to the obligations of the parties hereto.

     5.5 No Solicitation of Transactions. (a) None of Twister or any Twister Subsidiary shall, or shall authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative or agent retained by Twister or any Twister Subsidiary to, initiate or solicit or knowingly encourage (including by way of furnishing non-public information), or take any other action to facilitate knowingly, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Third Party Transaction (as such term is defined below in this Section 5.5), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Third Party Transaction. Twister shall promptly notify Tango orally and in writing of all relevant details relating to all proposals which it or any Twister Subsidiary or any such officer, director, employee, investment banker, financial advisor, attorney, accountant or other representative may receive relating to any of such matters and, if such inquiry or proposal is in writing, Twister shall forthwith deliver to Tango a copy of such inquiry or proposal; provided, however, that nothing contained in this Section 5.5(a) shall prohibit the Board of Directors of Twister from (i) furnishing information to, or entering into discussions or negotiations or an agreement with, any person or entity that makes an unsolicited offer of a Third Party Transaction (a "Proposed Twister Transaction") if, and only to the extent that, (A) the Board of Directors of Twister determines in its good faith judgment, after consultation with independent legal counsel (which may include its regularly engaged independent legal counsel) that such action is required for the Board of Directors of Twister to comply with its fiduciary duties to stockholders under applicable law, (B) in making the determination referenced in Clause (A) above, the Board of Directors of Twister shall have determined in good faith, after consultation with its financial advisors, that the Proposed Twister Transaction would result in a transaction more favorable to Twister's stockholders than the transaction contemplated by this Agreement (any such Proposed Twister Transaction, as contemplated by clauses (A) through (C) of this paragraph, referred to herein as a "Superior Twister Proposal") and (C) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, Twister (x) provides written notice to Tango to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity and (y) receives from such person or entity an executed confidentiality agreement in reasonably customary form on terms not more favorable to such person or entity than the terms contained in the Confidentiality Agreement (as hereinafter defined); (ii) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer not made in violation of this Section 5.5(a) or (iii) failing to make or withdrawing or modifying its recommendation referred to in Section 5.1(d) if there exists a Third Party Transaction that the Board of Directors of Twister determines, in its good faith judgment, is a Superior Twister Proposal.

     (b) None of Tango or any Tango Subsidiary shall, or shall authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative or agent retained by Tango or any Tango Subsidiary to, initiate or solicit or knowingly encourage (including by way of furnishing non-public information), or take any other action to facilitate knowingly, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Third Party Transaction, or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Third Party Transaction. Tango shall promptly notify Twister orally and in writing of all relevant details relating to all proposals which it or any Tango Subsidiary or any such officer, director, employee, investment banker, financial advisor, attorney, accountant or other representative may receive relating to any of such matters and, if such inquiry or proposal is in writing, Tango shall forthwith deliver to Twister a copy of such inquiry or proposal; provided, however, that nothing contained in this Section 5.5(b) shall prohibit the Board of Directors of Tango from (i) furnishing information to, or entering into discussions or negotiations or an agreement with, any person or entity that makes an unsolicited offer of a Third Party Transaction (a "Proposed Tango Transaction") if, and only to the extent that, (A) the Board of Directors of Tango determines in its good faith judgment, after consultation with independent legal counsel (which may include its regularly engaged independent legal counsel) that such action is required for the Board of Directors of Tango to comply with its fiduciary duties to stockholders under applicable law, (B) in making the determination referenced in Clause (A) above, the Board of Directors of Tango shall have determined in good faith, after consultation with its financial advisors, that the Proposed Tango Transaction would result in a transaction more favorable to Tango's stockholders than the transaction contemplated by this Agreement (any such Proposed Tango Transaction, as contemplated by clauses (A) through (C) of this paragraph referred to herein as a "Superior Tango Proposal") and (C) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, Tango (x) provides written notice to Twister to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity and (y) receives from such person or entity an executed confidentiality agreement in reasonably customary form on terms not more favorable to such person or entity than the terms contained in the Confidentiality Agreement; (ii) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer not made in violation of this Section 5.5(b) or (iii) failing to make or withdrawing or modifying its recommendation referred to in Section 5.1(d) if there exists a Third Party Transaction that the Board of Directors of Tango determines, in its good faith judgment, is a Superior Tango Proposal.

     (c) For purposes of this Agreement, "Third Party Transaction" shall mean with respect to a party hereto any of the following (other than transactions between Tango, Merger Sub and Twister contemplated hereby): (i) any merger, consolidation, share exchange, business combination, or other similar transaction involving such party; (ii) any sale, exchange, transfer or other disposition of 20% or more of the assets of such party and its Subsidiaries, taken as a whole, in a single transaction or series of transactions; (iii) any sale of or tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of such party or the filing of a registration statement under the Securities Act in connection therewith; (iv) any person acquiring beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) having been formed for the purpose of effecting a Third Party Transaction referred to in Sections 5.5(c)(i), (ii) or (iii) which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the then outstanding shares of capital stock of such party; or (v) any public announcement by such party of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing with respect to such party.

     5.6 Employee Benefit Plans. Except as otherwise provided in this Agreement, the Twister employee benefit plans listed on the Twister Disclosure Schedule which are in effect at the date of this Agreement shall remain in effect for at least one year following the Effective Time. Tango and Twister shall cooperate in coordinating their respective benefit plans, and any Twister employee benefit plan may be terminated after the Effective Time, but solely to the extent that benefits are provided to the employees of Twister under one or more employee benefits plans of Tango or any Tango Subsidiary ("Tango Plans") which are least comparable to those provided under the employee benefit plans or arrangements then provided under the Tango Plans and are not less beneficial than the benefits provided to the employees of Twister under the employee benefit plans or arrangements of Twister as of the Closing Date. For all purposes of determining eligibility and any and all entitlements under any Tango Plan, service performed by employees of Twister prior to the Closing Date shall be credited.

     5.7 Treatment of Options and Debentures. (a) Each Twister Stock Option issued pursuant to Twister's 1995 Stock Option Plan, as amended (the "Twister Option Plan") or issued other than pursuant to the Twister Option Plan set forth in the Twister Disclosure Schedule, whether or not vested or exercisable, shall be assumed by Tango and shall constitute an option to acquire, on the same terms and conditions as were applicable under such assumed Twister Stock Option, a number of shares of Tango Common Stock equal to the product of the Exchange Ratio and the number of shares of Twister Common Stock subject to such Twister Stock Option, at a price per share equal to the aggregate exercise price for the shares of Twister Common Stock subject to such Twister Stock Option divided by the number of full shares of Tango Common Stock deemed to be purchasable pursuant to such Twister Stock Option; provided, however, that (i) subject to the provisions of clause (ii) below, the shares of Tango Common Stock that may be purchased upon exercise of such Twister Stock Option shall not include any fractional shares and, upon the last such exercise of such Twister Stock Option, a cash payment shall be made for any fractional shares based upon the per share average of the highest and lowest sale price of the Tango Common Stock as reported on the AMEX on the date of such exercise, and (ii) in the case of any Twister Stock Option to which Section 421 of the Code applies by reason of its qualification under Section 422 or Section 423 of the Code ("Qualified Stock Options"), the option price, the number of shares purchasable pursuant to such Twister Stock Option and the terms and conditions of exercise of such Twister Stock Option shall be determined in order to comply with Section 424 of the Code; provided, further that all Twister Stock Options shall become vested and exercisable in full as of the Effective Time. As soon as practicable after the Effective Time, Tango shall deliver to holders of Twister Stock Options appropriate option agreements representing the right to acquire shares of Tango Common Stock on the same terms and conditions as contained in the outstanding Twister Stock Options (subject to any adjustments required by the preceding sentence), upon surrender of the outstanding Twister Stock Options. Tango shall comply with the terms of the Twister Option Plan and the terms of the Twister Stock Options issued other than pursuant to the Twister Option Plan as they apply to the Twister Stock Options assumed as set forth above, including, but not limited to, any other provisions regarding changes of control that may apply with respect to the Merger.

     (b) Tango shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Tango Common Stock for delivery upon exercise of the Twister Stock Options assumed in accordance with this Section 5.7. Tango shall file a registration statement on Form S-8 (or any successor form) or another appropriate form, effective as of the Effective Time, with respect to shares of Tango Common Stock subject to such Twister Stock Options and shall use all reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Twister Stock Options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, Tango shall administer the Twister Option Plan and the Twister Stock Options assumed pursuant to this Section 5.7 in a manner that complies with Rule 16b-3 promulgated under the Exchange Act.

     (c) The Twister Debentures issued pursuant to the Indenture dated as of May 23, 1996 (the "Twister Indenture") shall be assumed by Tango at the Effective Time by Tango's execution and delivery of a supplemental indenture as contemplated by the Twister Indenture (the "Supplemental Indenture"). To the extent required by the Twister Indenture, such Supplemental Indenture shall provide that holders of the Twister Debentures have the right to convert, on the same terms and conditions as were applicable immediately prior to the Merger, the principal amount of any Twister Debentures into Tango Common Stock at a conversion price (the "New Conversion Price") equal to the quotient of the conversion price in effect for the Twister Debentures immediately prior to the Merger divided by the Exchange Ratio. Promptly following the Closing, Tango shall prepare and file a registration statement on Form S-3 or another appropriate form with the Commission to permit the sale under the Securities Act of the Twister Debentures and the shares of Tango Common Stock issuable upon conversion thereof, and Tango shall assume and satisfy the obligations of Twister arising out of those certain Registration Rights Agreements dated as of May 17, 1996 by and between Twister and the purchasers of the Twister Debentures.

     (d) Upon the execution of the Supplemental Indenture, Tango shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Tango Common Stock for issuance and delivery upon conversion of the Twister Debentures assumed in accordance with this Section 5.7.

     5.8 Indemnification. (a) From and after the Effective Time, Tango shall indemnify, defend and hold harmless to the fullest extent permitted under Delaware law each person who is now, or has been at any time prior to the date hereof, an officer or director of Twister (individually, an "Indemnified Party" and collectively, the "Indemnified Parties"), against all losses, claims, damages, liabilities, costs or expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement of or otherwise in connection with any claim, action, suit, proceeding or investigation (a "Claim") arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement and the Option Agreement). In the event of any such Claim, Tango shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under the DGCL, upon receipt from the Indemnified Party to whom expenses are advanced of the undertaking to repay such advances contemplated by Section 145(e) of the DGCL.

     (b) Tango shall cause the Surviving Corporation to keep in effect provisions in its Articles of Incorporation and Bylaws with respect to indemnification and director and officer exculpation from liability identical to such provisions contained in the Articles of Incorporation and Bylaws of Twister on the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors or officers of Twister in respect of actions or omissions at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement and the Cross Option Agreement, except as required by applicable law or except to make changes permitted by law that would not materially diminish the Indemnified Parties' right of indemnification.

     (c) For a period of six years after the Effective Time, Tango shall cause to be maintained in effect the current officers' and directors' liability insurance maintained by Twister (provided that Tango may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous than such existing insurance) with respect to Claims arising from facts or events which occurred prior to the Effective Time; provided, however, that Tango shall not be required in order to maintain or procure such coverage to pay an annual premium in excess of two and one-half times the current annual premium paid by Twister for its existing coverage (the "Cap"); and provided, further, that if existing coverage cannot be maintained or equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, Tango shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Cap.

     (d) This Section 5.8 shall survive the closing of all of the transactions contemplated hereby, is intended to benefit the officers and employees of Twister and of the Twister Subsidiaries at the Effective Time and each of the Indemnified Parties and their respective heirs and personal representatives (each of which shall be entitled to enforce this Section 5.8 against Tango and the Surviving Corporation, as the case may be, as a third-party beneficiary of this Agreement), and shall be binding on all successors and assigns of Tango and the Surviving Corporation.

     5.9 Confidentiality. The Amended and Restated Confidentiality Agreement, dated even herewith (the "Confidentiality Agreement") between Twister and Tango (a copy of which is attached hereto as Exhibit B) is hereby affirmed by Tango and Twister and the terms thereof are herewith incorporated herein by reference and shall continue in full force and effect until the Effective Time shall have occurred, and if this Agreement is terminated or if the Effective Time shall not have occurred for any reason whatsoever, the Confidentiality Agreement shall thereafter remain in full force and effect in accordance with its terms; provided, however, to the extent there are any provisions in the Confidentiality Agreement inconsistent with the terms of this Agreement, the terms of this Agreement shall control.

     5.10 Reasonable Best Efforts. Subject to the terms and conditions herein provided, the parties hereto shall: (i) promptly make their respective filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act (in the case of Tango) and the Exchange Act and the rules and regulations thereunder, and any other applicable Federal or state securities laws, (B) the HSR Act and (C) any other applicable Laws; (ii) use all reasonable efforts to cooperate with one another in (A) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations ("Third Party Consents") are required to be obtained prior to the Effective Time from Governmental Entities or other third parties in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (B) timely making all such filings and timely seeking all such Third Party Consents; and (iii) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of the parties hereto shall take all such necessary action. Each of the parties hereto shall promptly give (or cause their respective subsidiaries to give) any notices regarding the Merger, this Agreement or the transactions contemplated hereby or thereby to third parties required under applicable Law or by any contract, license, lease or other agreement to which it or any of its subsidiaries is bound, and use, and cause its Subsidiaries to use, all reasonable efforts to obtain any Third Party Consents required under any such contract, license, lease or other agreement in connection with the consummation of the Merger or the other transactions contemplated by this Agreement. No party hereto shall (i) take any action for the purpose of delaying, impairing or impeding the receipt of any Third Party Consent, or the making of any required filing or registration, (ii) take any action that could reasonably have the effect of preventing Tango and Twister from accounting for the Merger as a "pooling of interests" or (iii) subject to compliance with mandatory disclosure requirements under applicable securities laws, take any action (or fail to take any action) that could reasonably be expected to have an adverse effect on the price of the Tango Common Stock. Each party hereto shall use all reasonable efforts to overturn or vacate any Law or Order (hereinafter defined) (whether temporary, preliminary or permanent) enacted, issued, promulgated, enforced or entered by any Governmental Entity or Federal or state court of competent jurisdiction which is in effect and has effect of making the Merger illegal or otherwise prohibiting consummation of the transactions contemplated by this Agreement.

     5.11 Certification of Stockholder Vote. At or prior to the Closing of the transactions contemplated by this Agreement, Twister and Tango shall deliver to each other a certificate of their respective Secretary setting forth the number of shares of Twister Common Stock or Tango Common Stock, as the case may be, voted in favor of adoption of this Agreement and consummation of the Merger and the number of shares of Twister Common Stock or Tango Common Stock voted against adoption of this Agreement and consummation of the Merger.

     5.12 Affiliate Agreements. (a) Not fewer than 45 days prior to the Effective Time, Twister shall deliver to Tango a list of names and addresses of each person who was, in Twister's reasonable judgment, at the record date for the Twister Meeting, an "affiliate" of Twister within the meaning of Rule 145 promulgated under the Securities Act or applicable Commission accounting releases with respect to "pooling of interests" accounting treatment (each a "Pooling Affiliate"). Twister shall provide Tango such information and documents as Tango shall reasonably request for purposes of reviewing such list. Twister shall use all reasonable efforts to deliver or cause to be delivered to Tango, prior to the Effective Time, an affiliate agreement substantially in the form attached hereto as Exhibit C-1 (each, a "Twister Affiliate Agreement"), executed by each of the Pooling Affiliates of Twister identified in the above-referenced list.

     (b) Tango shall use all reasonable efforts to obtain or cause to be obtained, prior to the Effective Time, an affiliate agreement in substantially the form attached hereto as Exhibit C-2 (each, a "Tango Affiliate Agreement"), executed by each person who was, in Tango's reasonable judgment, at the record date for the Tango Meeting, a Pooling Affiliate of Tango.

     5.13 Listing Application. Tango shall promptly prepare and submit to the AMEX a listing application covering the shares of Tango Common Stock issuable in the Merger, and shall use its best efforts to obtain, prior to the Effective Time, approval for the listing of such Tango Common Stock, subject to official notice of issuance.

     5.14 Supplemental Disclosure Schedules. Each of Tango and Twister shall supplement their respective Disclosure Schedules delivered in connection with this Agreement as of the Effective Time to the extent necessary to reflect matters permitted by, or consented to by, the other party under this Agreement. In addition, from time to time prior to the Effective Time, each of Tango and Twister will promptly deliver to the other party such amended or supplemental Disclosure Schedules as may be necessary to make the Schedules accurate and complete in all material respects as of the Effective Time; provided, however, that no such disclosure shall have any effect for the purpose of determining the satisfaction of the conditions set forth in Article VI of this Agreement.

     5.15 No Action. Except as contemplated by this Agreement, no party hereto will, nor will either such party permit any of its Subsidiaries to, take or agree or commit to take any action that is reasonably likely to make any of its representations or warranties hereunder inaccurate in any material respect at the date made (to the extent so limited) or as of the Effective Time.

     5.16 Conduct of Business of Merger Sub. Merger Sub shall not conduct any business from the date of this Agreement, other than to consummate the Merger and the transactions contemplated by this Agreement.

     5.17 Corporate Governance. (a) Effective at or immediately prior to the Effective Time, the Board of Directors of Tango shall take all action necessary (including any necessary amendments of the Bylaws of Tango) to implement the provisions of this Section 5.17 and to cause the full Board of Directors of Tango, at and immediately after the Effective Time, to consist of the following ten directors: William G. Petty, Jr., William F. Lasky, Richard W. Boehlke, Gene E. Burleson, Robert Haveman, Ronald G. Kenny, Jerry L. Tubergen, Timothy J. Buchanan, Steven L. Vick and D. Ray Cook, M.D. If any of Messrs. Buchanan, Vick or Dr. Cook (each an "Initial Twister Director") is unable or unwilling to serve as a director of Tango at the Effective Time, such Initial Twister Director shall be replaced by an individual or individuals designated by the Board of Directors of Twister and approved by the Board of Directors of Tango, such approval not to be unreasonably withheld, and if any of the remaining individuals named above are unable or unwilling to serve, such individual or individuals shall be replaced by an individual or individuals designated by the Board of Directors of Tango.

     (b) Following the Effective Time and continuing through the 1999 Annual Meeting of Stockholders of Tango, any vacancy on the Board of Directors of Tango arising among the Initial Twister Directors (or any other individual or individuals selected by the Board of Directors of Twister as a replacement director pursuant to Section 5.18(a) or by the Initial Twister Directors or their successors) and any nominee selected to fill a director position occupied by any of the foregoing individuals (the "Twister Directors") shall be nominated on behalf of the Tango Board of Directors, filled or selected by a majority vote of the remaining Twister Directors and approved by the Board of Directors of Tango, such approval not to be unreasonably withheld.

     (c) At the Effective Time, the Board of Directors of Tango shall take all actions necessary to create an Executive Committee ("Executive Committee") to be comprised of Messrs. Petty, Lasky and Buchanan, which committee shall have authority, acting by unanimous vote of all Executive Committee members, to (i) approve development, acquisition and financing transactions, without the separate approval of the Board of Directors of Tango, up to levels approved by the Board of Directors of Tango in authorizing such committee; (ii) review and formulate recommendations on matters to be submitted to the Board of Directors of Tango; (iii) approve and manage the consolidation of the operations of the Surviving Corporation and its Subsidiaries and Tango and the Tango Subsidiaries; and (iv) have such additional responsibilities and functions as are delegated from time to time by the Board of Directors of Tango.

     (d) Effective at or immediately prior to the Effective Time, the Board of Directors of Tango shall (i) take all actions necessary to cause Mark W. Ohlendorf to be elected a Senior Vice President of Tango and to cause Tango to execute and deliver to Mr. Ohlendorf an executive employment agreement in substantially the form attached hereto as Exhibit C-3 (the "Executive Employment Agreement"); and (ii) take all action necessary to cause Tango to execute and deliver to the persons listed on Schedule 5.17(d) hereto executive employment agreements in substantially the form attached hereto as Exhibit C-4 (the "Other Executive Employment Agreements") with each of the persons listed on Schedule 5.17(d) hereto.

     (e) It is the intent of Tango and Twister that the Surviving Corporation shall continue to operate as a separate and distinct business unit and as a wholly-owned subsidiary of Tango with its principal executive offices located at 543 S. Webb Road, Wichita, Kansas; provided, however, such manner of operation shall be at the pleasure of the Executive Committee which shall be delegated the responsibility of developing and implementing measures to achieve coordination and integration of the Surviving Corporation with and into Tango and, as such, shall have responsibility for determining all matters relevant thereto.

     (f) At the Tango Meeting, Tango shall seek to secure from the stockholders of Tango approval of the amendments to the Tango Bylaws set forth on Exhibit C-5 attached hereto (the "Tango Bylaw Amendments"), which Tango Bylaw Amendments are intended to address the matters described in Sections 5.17(b) and (c) of this Agreement and which may only be amended, modified or appealed in accordance with their terms. In addition to such other conditions as may be set forth herein, the obligation of Twister to effect the Merger and the other transactions contemplated in this Agreement shall be subject to Tango securing approval of the Tango Bylaw Amendments by the Tango stockholders at the Tango Meeting, such that the Tango Bylaw Amendments shall be and become effective as of the Effective Time.

     (g) At the Effective Time, Tango shall adopt the Stay Plan described in
Schedule 5.17(g) hereto.

     5.18 Cross Option Agreement. Simultaneously with the execution of this Agreement, Tango and Twister have executed and delivered the Cross Option Agreement in the form attached hereto as Exhibit D (the "Cross Option Agreement").

     5.19 Plan of Reorganization. This Agreement is intended to constitute a "plan of reorganization" within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement, each party hereto shall use all reasonable efforts to cause the Merger to qualify, and shall not, without the prior written consent of the other parties hereto, knowingly take any actions or cause any actions to be taken which could reasonably be expected to prevent the Merger from qualifying as a reorganization under the provisions of Section 368 of the Code. In the event that the Merger shall fail to qualify as a reorganization under the provisions of Section 368 of the Code, then the parties hereto agree to negotiate in good faith to restructure the Merger in order that it shall qualify as a tax-free transaction under the Code. Following the Effective Time, and consistent with any such consent, neither the Surviving Corporation nor Tango nor any of their respective affiliates knowingly and voluntarily shall take any action or cause any action to be taken which could reasonably be expected to cause the Merger to fail to qualify as a reorganization under Section 368 of the Code.

     5.20 Compliance by Merger Sub. Tango shall take all action necessary to cause Merger Sub to perform its obligations hereunder (including, but not limited to, consummation of the Merger) and to otherwise comply with the terms hereof.

     5.21 Change Corporate Name. Tango and Twister agree to jointly consider changing the corporate name of Tango after the Effective Time to a name that, in the judgment of Tango and Twister, better reflects the resulting business of Tango after the Merger and Tango's long-range strategic plans.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

     6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger and the other transactions contemplated herein shall be subject to the fulfillment at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:

          (a) The Registration Statement shall have been declared effective by the Commission under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the Commission and shall be continuing to be in effect, and no proceedings for that purpose shall have been initiated or threatened by the Commission. All state securities laws or "blue sky" permits and authorizations necessary to issue the Share Consideration and other securities of Tango pursuant to the Merger and the transactions contemplated hereby shall have been received, or the issuance of the Share Consideration and other securities shall be exempt from the requirements of such state laws.

          (b) This Agreement and the Merger contemplated hereby and any other action necessary to consummate the transactions contemplated hereby shall have been approved and adopted by the requisite vote of (i) the holders of the outstanding shares of the Twister Common Stock entitled to vote thereon at the Twister Meeting and (ii) the holders of the outstanding shares of Tango Common Stock entitled to vote thereon at the Tango Meeting.

          (c) No Governmental Entity or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) which is in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the transactions contemplated by this Agreement, nor shall any proceeding by any Governmental Entity seeking any of the foregoing be pending.

          (d) The applicable waiting period under the HSR Act shall have expired or been terminated without action by the Justice Department or the Federal Trade Commission to prevent consummation of the Merger.

          (e) The shares of Tango Common Stock issuable to Twister's stockholders and option holders in the Merger or thereafter and the shares of Tango Common Stock to be issuable upon conversion of the Twister Debentures shall have been authorized for listing on the AMEX, upon official notice of issuance.

          (f) There shall not have been instituted or pending any action or proceeding by or before any Governmental Entity or Federal or state court, nor shall there be any determination by any Government Entity, which, in either case, would require either party to take any action or do anything in connection with the foregoing which would compel Tango to dispose of all or a material portion of the business or assets of Tango and the Tango Subsidiaries, taken as a whole, or of Twister and the Twister Subsidiaries, taken as a whole.

          (g) Tango and Twister shall have received a letter from each of Ernst & Young LLP and KPMG Peat Marwick LLP, dated as of the Effective Time, in form and substance reasonably satisfactory to them, to the effect that the Merger qualifies for "pooling of interests" treatment for financial reporting purposes and that such accounting treatment is in accordance with generally accepted accounting principles.

          (h) Twister shall have received the opinion of Stroock & Stroock & Lavan LLP dated as of the Effective Time, to the effect that (i) the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, (ii) that each of Tango, Merger Sub and Twister will be a party to the reorganization within the meaning of
     Section 368(b) of the Code and (iii) that no gain or loss will be recognized by a stockholder of Twister as a result of the Merger with respect to the Twister Shares converted solely into shares of the Tango Common Stock.

          (i) Tango shall have received the opinion of Rogers & Hardin, dated as of the Effective Time, to the effect that (i) the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of section 368(a) of the Code, (ii) that each of Tango, Merger Sub and Twister will be a party to the reorganization within the meaning of Section 368(b) of the Code and (iii) no gain or loss will be recognized by Twister, Tango or Merger Sub as a result of the Merger.

          (j) Twister shall have obtained from each holder of a Twister Stock Option a waiver of such holder's right, if any, to elect to receive a cash payment upon the cancellation or surrender of all or a portion of the Twister Stock Option held by such holder as a result or consequence of any "change in control" of Twister, including, without limitation, a waiver of any rights to receive a cash payment pursuant to clause (ii) of Section 6(I) of the Twister Option Plan.

     6.2 Additional Conditions to the Obligations of Twister. The obligation of Twister to effect the Merger and the other transactions contemplated in this Agreement shall be subject to the fulfillment by Tango at or prior to the Effective Time of the following additional conditions, any or all of which may be waived, to the extent permitted by applicable Law:

          (a) Each of Tango and Merger Sub shall have performed in all material respects its obligations under this Agreement required to be performed by it on or prior to the Effective Time pursuant to the terms hereof.

          (b) Each of the representations and warranties of Tango and Merger Sub in this Agreement which are qualified with respect to a Material Adverse Effect on Tango or materiality shall be true and correct as of the Effective Time, and all such representations or warranties that are not so qualified shall be true and correct in all material respects as of the Effective Time, in each case as if such representation or warranty was made as of the Effective Time, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such specified date and, with respect to Section 3.3, to the extent it is permitted to change by the provisions of this Agreement.

          (c) From the date hereof through the Effective Time, there shall not have been (except as expressly permitted by Section 5.3 hereof) (i) any Material Adverse Effect on Tango; (ii) any material indebtedness incurred by Tango or any Tango Subsidiary for money borrowed, except under credit facilities disclosed in the Tango Current Reports, if any; (iii) any material transaction or commitment, except in the ordinary course of business or as contemplated by this Agreement, entered into by Tango or any of the Tango Subsidiaries; (iv) any damage, destruction or loss, whether covered by insurance or not, which, individually or in the aggregate, would have a Material Adverse Effect on Tango; (v) any material change by Tango in accounting principles or methods except insofar as may be required by a change in generally accepted accounting principles; (vi) any declaration, setting aside or payment of any dividend (whether in cash, securities or property) with respect to the Tango Common Stock; or (vii) any material agreement to acquire any assets or stock or other interests of any third-party; (viii) any increase in the compensation payable or to become payable by Tango or any Tango Subsidiary to any employees, officers, directors, or consultants or in any bonus, insurance, welfare, pension or other employee benefit plan, payment or arrangement made to, for or with any such employee, officer, director or consultant (other than as provided in employment agreements, consulting agreements and welfare and benefit plans set forth on the Tango Disclosure Schedule, and except for increases consistent with past practice); (ix) any material revaluation by Tango or any Tango Subsidiary of any asset (including, without limitation, any writing down of the value of inventory or writing off of notes or accounts receivable); (x) any mortgage or pledge of any of the assets or properties of Tango or any Tango Subsidiary or the subjection of any of the assets or properties of Tango or any Tango Subsidiary to any material liens, charges, encumbrances, imperfections of title, security interest, options or rights or claims of others with respect thereto; or (xi) any assumption or guarantee by Tango or a Tango Subsidiary of the indebtedness of any person or entity.

          (d) Each of Tango and Merger Sub shall have delivered a certificate of its Chief Executive Officer or President and its Chief Financial Officer certifying the fulfillment (or waiver by Twister) of the conditions set forth in clauses (a), (b), (c) and (e) of this Section 6.2 and, as to Tango and Merger Sub, the conditions set forth in Section 6.1.

          (e) Tango and Merger Sub shall have obtained all Third Party Consents (applicable to Tango, any Tango Subsidiary or Merger Sub) contemplated by subsection (ii) of Section 5.10, except for (i) such Third Party Consents which, if not obtained, would not, individually or in aggregate, reasonably be anticipated to have a Material Adverse Effect on Tango and (ii) such Third Party Consents which, in accordance with applicable Law, cannot be obtained prior to the Effective Time.

          (f) Twister shall have received from Rogers & Hardin, counsel to Tango, an opinion or opinions dated as of the Effective Time covering such matters as shall be reasonably agreed upon by Twister and Tango.

     6.3 Conditions to the Obligations of Tango and Merger Sub to Effect the Merger. The obligations of Tango and Merger Sub to effect the Merger shall be subject to the fulfillment by Twister at or prior to the Effective Time of the following additional conditions, any or all of which may be waived, to the extent permitted by applicable law:

          (a) Twister shall have performed in all material respects each of its obligations under this Agreement required to be performed by it on or prior to the Effective Time pursuant to the terms hereof.

          (b) All representations or warranties of Twister in this Agreement which are qualified with respect to a Material Adverse Effect on Twister or materiality shall be true and correct as of the Effective Time, and all such representations or warranties that are not so qualified shall be true and correct in all material respects as of the Effective Time, in each case as if such representation or warranty were made as of the Effective Time except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such specified date and with respect to Section 4.3, to the extent permitted to change by the provisions of this Agreement.

          (c) From the date hereof through the Effective Time, there shall not have been (except as expressly permitted by Section 5.2 hereof) (i) any Material Adverse Effect on Twister; (ii) any material indebtedness incurred by Twister or any Twister Subsidiary for money borrowed, except under credit facilities disclosed in the Twister Current Reports, if any; (iii) any material transaction or commitment, except in the ordinary course of business or as contemplated by this Agreement, entered into by Twister or any of the Twister Subsidiaries; (iv) any damage, destruction or loss, whether covered by insurance or not, which, individually or in the aggregate, would have a Material Adverse Effect on Twister; (v) any material change by Twister in accounting principles or methods except insofar as may be required by a change in generally accepted accounting principles; (vi) any declaration, setting aside or payment of any dividend (whether in cash, securities or property) with respect to the Twister Common Stock; or (vii) any material agreement to acquire any assets or stock or other interests of any third-party; (viii) any increase in the compensation payable or to become payable by Twister or any Twister Subsidiary to any employees, officers, directors, or consultants or in any bonus, insurance, welfare, pension or other employee benefit plan, payment or arrangement made to, for or with any such employee, officer, director or consultant (other than as provided in employment agreements, consulting agreements and welfare and benefit plans set forth on the Twister Disclosure Schedule, and except for increases consistent with past practice); (ix) any material revaluation by Twister or any Twister Subsidiary of any asset (including, without limitation, any writing down of the value of inventory or writing off of notes or accounts receivable); (x) any mortgage or pledge of any of the assets or properties of Twister or any Twister Subsidiary or the subjection of any of the assets or properties of Twister or any Twister Subsidiary to any material liens, charges, encumbrances, imperfections of title, security interest, options or rights or claims of others with respect thereto; or (xi) any assumption or guarantee by Twister or a Twister Subsidiary of the indebtedness of any person or entity.

          (d) Twister shall have delivered a certificate of its Chief Executive Officer or President and its Chief Financial Officer certifying the fulfillment (or waiver by Tango) of the conditions set forth in clauses
     (a), (b), (c) and (e) of this Section 6.3 and, as to Twister, of the conditions set forth in Section 6.1.

          (e) Twister shall have obtained all Third Party Consents (applicable to Twister or any Twister Subsidiary) contemplated by subsection (ii) of
     Section 5.10, except for (i) such Third Party Consents which, if not obtained, would not individually or in aggregate, reasonably be anticipated to have a Material Adverse Effect on Twister and (ii) such Third Party Consents which, in accordance with applicable Law, cannot be obtained prior to the Effective Time.

          (f) Merger Sub shall have received letters of resignation addressed to Twister from the members of Twister's board of directors not listed on
     Schedule 1.6(a) hereto, which resignations shall be effective as of the Effective Time.

          (g) Tango shall have received from Stroock & Stroock & Lavan LLP and Klenda, Mitchell, Austerman & Zuercher, L.L.C., as to matters of Kansas law, counsel to Twister, an opinion or opinions dated as of the Effective Time covering such matters as shall be reasonably agreed upon by Tango and Twister.

          (h) Tango shall have received a Twister Affiliate Agreement from each of the Pooling Affiliates of Twister and a Tango Affiliate Agreement from each of the Pooling Affiliates of Tango, as provided in Section 5.13.

                                  ARTICLE VII

                                  TERMINATION

     7.1 Termination. (a) Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the stockholders of Tango or Twister, by the mutual consent of Tango and Twister.

     (b) Termination by Either Twister or Tango. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either Twister or Tango at any time prior to the Effective Time, whether before or after the approval of this Agreement by the stockholders of Tango or Twister, if (i) the Merger shall not have been consummated by March 31, 1998 (provided, however, that this date may be extended to a date not later than June 30, 1998 by written notice of either Tango or Twister if the Merger shall not have been consummated as a result of Tango or Twister having failed by March 31, 1998 to receive all Third Party Consents with respect to the Merger or as a result of an order, writ, judgment, injunction, consent decree, stipulation, determination or award entered by or with any Governmental Entity), or (ii) the approval of Tango's stockholders required by Section 6.1(b) shall not have been obtained at the Tango Meeting or at any adjournment thereof, or (iii) the approval of Twister's stockholders required by Section 6.1(b) shall not have been obtained at the Twister Meeting or at any adjournment thereof, or (iv) a court of competent jurisdiction or Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement (an "Order") and such Order shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this clause (iv) must have used all reasonable efforts to remove such Order; provided further, in the case of a termination pursuant to clause
(i) above, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that proximately caused the occurrence of the failure referred to in said clause.

     (c) Termination by Tango. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the adoption and approval by the stockholders of Tango referred to in Section 6.1(b), by action of the Board of Directors of Tango if (i) a Superior Tango Proposal for a Third Party Transaction involving Tango has been made or received and such Board determines, in the exercise of its good faith judgment (based on the advice of independent legal counsel) that such termination is required for such Board to comply with its fiduciary duties to the Tango stockholders; (ii) there has been a breach (provided that such breach would have or would be reasonably likely to have a Material Adverse Effect on Twister) of any representation, warranty, covenant or agreement on the part of Twister set forth in this Agreement, or if any representation or warranty of Twister shall have become untrue (provided that such untruth would have or would be reasonably likely to have a Material Adverse Effect on Twister), in either case such that the conditions in Section 6.3(a) or Section 6.3(b) would not be satisfied (a "Terminating Twister Breach"); provided that, if such Terminating Twister Breach is curable by Twister through the exercise of its reasonable efforts and for so long as Twister continues to exercise such reasonable efforts, Tango may not terminate this Agreement under this Section 7.1(c)(ii); (iii) following the receipt of a proposal of a Third Party Transaction by Twister (including a Superior Twister Proposal), the Board of Directors of Twister shall have altered its determination to recommend that the stockholders of Twister approve this Agreement and the transactions contemplated hereby; or (iv) following the receipt of a proposal for a Third Party Transaction by Twister (including a Superior Twister Proposal), Twister shall have failed to proceed to hold the Twister Meeting of its stockholders as contemplated by Section 5.1, provided Tango gives Twister 24 hours' prior written notice of its election to terminate under this clause (iv).

     (d) Termination by Twister. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the adoption and approval by the stockholders of Twister referred to in Section 6.1(b) by action of the Board of Directors of Twister if (i) a Superior Twister Proposal for a Third Party Transaction involving Twister has been made or received and such Board determines, in the exercise of its good faith judgment (based on the advice of independent legal counsel) that such termination is required for such Board to comply with its fiduciary duties to the Twister stockholders; (ii) there has been a breach (provided that such breach would have or would be reasonably likely to have a Material Adverse Effect on Tango) of any representation, warranty, covenant or agreement on the part of Tango set forth in this Agreement, or if any representation or warranty of Tango shall have become untrue (provided that such untruth would have or would be reasonably likely to have a Material Adverse Effect on Tango), in either case such that the conditions in Section 6.2(a) or Section 6.2(b) would not be satisfied (a "Terminating Tango Breach"); provided that, if such Terminating Tango Breach is curable by Tango through the exercise of its reasonable efforts and for so long as Tango continues to exercise such reasonable efforts, Twister may not terminate this Agreement under this Section 7.1(d)(ii); (iii) following the receipt of a proposal of a Third

Party Transaction by Tango (including a Superior Tango Proposal), the Board of Directors of Tango shall have altered its determination to recommend that the stockholders of Tango approve this Agreement and the transactions contemplated hereby; or (iv) following the receipt of a proposal for a Third Party Transaction by Tango (including a Superior Tango Proposal), Tango shall have failed to proceed to hold the Tango Meeting of its stockholders as contemplated by Section 5.1, provided Twister gives Tango 24 hours' prior written notice of its election to terminate under this clause (iv).

     7.2 Effects of Termination. (a) If (A) Tango terminates this Agreement pursuant to clause (i) of Section 7.1(c), (B) Twister terminates this Agreement pursuant to clause (iii) or (iv) of Section 7.1(d) following receipt by Tango of a proposal for a Third Party Transaction (including a Superior Tango Proposal), or (C) either Twister or Tango terminates this Agreement pursuant to clause (i) or (ii) of Section 7.1(b) and prior to any Tango Meeting a proposal for a Third Party Transaction (including a Superior Tango Proposal) was received by Tango and such Third Party Transaction (or any revised transaction based upon such proposal for a Third Party Transaction) is consummated (including, in the case of a tender offer, acceptance of shares upon the expiration of the tender offer) within one year after such termination, then, within two business days of such termination in the case of clauses (A) and (B) or within two business days of such consummation in the case of clause (C), Tango (or the successor thereto) shall pay Twister by wire transfer in immediately available funds a fee of $8 million; provided, however, that for purposes of this Section 7.2(a), Third Party Transaction shall refer only to those transactions described in Section 5.5(c)(i), (ii) and (iii) of this Agreement.

     (b) If (A) Twister terminates this Agreement pursuant to clause (i) of
Section 7.1(d), (B) Tango terminates this Agreement pursuant to clause (iii) or
(iv) of Section 7.1(c) following receipt by Twister of a proposal for a Third Party Transaction (including a Superior Twister Proposal), or (C) either Tango or Twister terminates this Agreement pursuant to clause (i) or (iii) of Section 7.1(b) provided that prior to any Twister Meeting a proposal for a Third Party Transaction (including a Superior Twister Proposal) was received by Twister and such Third Party Transaction (or any revised transaction based upon such proposal for a Third Party Transaction) is consummated (including, in the case of a tender offer, acceptance of shares upon the expiration of the tender offer) within one year after such termination, then, within two business days of such termination in the case of clauses (A) and (B) or within two business days of such consummation in the case of clause (C), Twister (or the successor thereto) shall pay Tango by wire transfer in immediately available funds a fee of $8 million; provided, however, that for purposes of this Section 7.2(b), Third Party Transaction shall refer only to those transactions described in Section 5.5(c)(i), (ii) and (iii) of this Agreement.

     (c) Except as provided in this Section 7.2 or Section 8.3 or Section 8.4, in the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall be void, there shall be no liability on the part of the parties or any of their respective officers or directors to the other and all rights and obligations of any party hereto shall cease; provided, however, that nothing herein shall relieve any party from liability for the wilful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement, or from any obligation under the Confidentiality Agreement; provided, however, if either party has received the $8 million fee contemplated by Section 7.2(a) or (b), the party receiving such fee shall not assert or pursue in any manner, directly or indirectly, any claim or cause of action (other than pursuant to the Cross Option Agreement) against the party paying such fee or any of its officers or directors based in whole or in part upon its or their receipt, consideration, recommendation or approval of a proposal for a Third Party Transaction or the exercise of the right of the party paying such fee to terminate this Agreement under clause (i) of Section 7.1(c) or clause (i) of
Section 7.1(d), as the case may be.

                                  ARTICLE VIII

                                 MISCELLANEOUS

     8.1 Amendment. Subject to the applicable provisions of state law, this Agreement may be amended by the parties hereto solely by action taken by their respective Boards of Directors at any time prior to the Effective Time; provided, however, that after the approval of the Merger by a party's stockholders, no amendment may be made which would reduce the amount or change the type of consideration into which each Twister Share shall be converted pursuant hereto. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     8.2 Waiver. At any time prior to the Effective Time, the parties hereto, by action taken by their respective Boards of Directors, may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any documents delivered pursuant hereto, and
(iii) waive compliance by the other party with any of the agreements or conditions herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. No waiver by either party of any default with respect to any provision, condition or requirement hereof shall be deemed to be a waiver of any other provision, condition or requirement hereof; nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereunder.

     8.3 Survival. All representations, warranties and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate and be extinguished at the Effective Time or the earlier date of termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in Article I and Article II and in Sections 5.6, 5.7, 5.8, 5.17, 8.3 and 8.4 will survive the Effective Time indefinitely and those set forth in Sections 5.9, 7.2 and Article VIII will survive the termination of this Agreement indefinitely.

     8.4 Expenses and Fees. Subject to Section 7.2, whether or not the Merger is consummated, all costs and expenses incurred by the parties hereto in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses except as expressly provided herein and except that (i) the filing fee in connection with the HSR Act filing, (ii) the filing fee in connection with the filing of the Registration Statement or Proxy Statement with the Commission and (iii) the expenses incurred in connection with printing and mailing the Registration Statement and the Proxy Statement, shall be shared equally by Tango and Twister; provided, however that if the Merger is consummated, Tango may, at its option, pay Twister's expenses.

     8.5 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or facsimile, by registered or certified mail (postage prepaid, return receipt requested), or by a nationally recognized courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or, if sent by telecopy or facsimile, to the parties at the telecopier numbers specified below:

If to Merger Sub or Tango:    Alternative Living Services, Inc. 450 N.
                              Sunnyslope Road, Suite 300 Brookfield, Wisconsin
                              53005 Attention: William F. Lasky Telecopier:
                              (414) 789-6677
With copies to:               Rogers & Hardin LLP 2700 International Tower,
                              Peachtree Center 229 Peachtree Street, N.E.
                              Atlanta, Georgia 30303 Attention: Alan C. Leet,
                              Esq. Telecopier: (404) 525-2224
If to Twister:                Sterling House Corporation 453 S. Webb Road,
                              Suite 500 Wichita, Kansas 67207 Attention:
                              Timothy J. Buchanan Telecopier: (316) 684-8948

With copies to:               Stroock & Stroock & Lavan LLP 2029 Century Park
                              East, Suite 1800 Los Angeles, California 90067
                              Attention: Richard S. Forman, Esq. Telecopier:
                              (310) 556-5959
and                           Klenda, Mitchell, Austerman & Zuercher, L.L.C.
                              1600 Epic Center 301 N. Main Street Wichita,
                              Kansas 67202 Attention: Jeffrey D. Peier, Esq.
                              Telecopier: (316) 267-0333

     8.6 Headings. The headings contained in this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect the meaning or interpretation of this Agreement.

     8.7 Public Announcements. Twister and Tango shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby (other than statements in response to inquiries received with respect to this Agreement or the transactions contemplated hereby) and shall not issue any such press release or make any such public statement (other than statements in response to inquiries received with respect to this Agreement or the transactions contemplated hereby) without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may be required by Law or any listing agreement with a national securities exchange to which Twister or Tango is a party if it has used reasonable efforts to consult with the other party and to obtain such party's consent but has been unable to do so in a timely manner.

     8.8 Certain Definitions.  For purposes of this Agreement, the term:

          (a) "affiliate" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

          (b) "business day" means any day other than a day on which banks in the State of New York are authorized or obligated to be closed;

          (c) "control" (including the terms "controlled", "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise;

          (d) "knowledge" or "known" shall mean, with respect to any matter in question, if an executive officer of Tango or Twister, as the case may be, has actual knowledge of such matter or, after reasonable diligence, should know of such matter;

          (e) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act);

          (f) "subsidiary" or "subsidiaries" of Tango, Twister, the Surviving Corporation or any other person, means any corporation, partnership, joint venture or other legal entity of which Tango, Twister, the Surviving Corporation or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity; and

     8.9 Entire Agreement. This Agreement (together with the Exhibits), the Cross Option Agreement and the Confidentiality Agreement constitute the entire agreement among the parties and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

     8.10 Assignment; Parties in Interest. This Agreement and all of the provisions hereof shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto by operation of law or otherwise. Except as set forth in Section 5.9 hereof, nothing in this Agreement, express or implied, is intended to confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

     8.11 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

     8.12 Invalidity; Severability. In the event that any provision of this Agreement shall be deemed contrary to law or public policy or invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions shall remain in full force and effect to the extent that such provisions can still reasonably be given effect in accordance with the intentions of the parties, and the invalid and unenforceable provisions shall be deemed, without further action on the part of the parties, modified, amended and limited solely to the extent necessary to render the same valid and enforceable. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

     8.13 Governing Law. The validity and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without reference to the conflict of laws principles thereof.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, Tango, Merger Sub and Twister have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.


"TWISTER"                                          "TANGO"
STERLING HOUSE CORPORATION                         ALTERNATIVE LIVING SERVICES, INC.
By: /s/ TIMOTHY J. BUCHANAN                        By: /s/ WILLIAM F. LASKY
    ----------------------------------------       ----------------------------------------
    Name: Timothy J. Buchanan                          Name: William F. Lasky
    Title: President                                   Title: President and CEO
                                                   TANGO MERGER CORPORATION
                                                   By: /s/ WILLIAM F. LASKY
                                                   ----------------------------------------
                                                       Name: William F. Lasky
                                                       Title: President

                                                                      APPENDIX B
                                                              , 1997

Board of Directors
Alternative Living Services, Inc.
450 North Sunnyslope Road, Suite 30
Brookfield, WI 53005

Members of the Board:

     You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of Common Stock, par value $.01 per share ("ALS Common Stock"), of Alternative Living Services, Inc. ("ALS" or the "Company") of the exchange ratio of 1.1 shares of ALS Common Stock for each share of Common Stock, no par value ("Sterling Common Stock") of Sterling House Corporation ("Sterling"), to be received by holders of Sterling Common Stock pursuant to the Agreement and Plan of Merger (the "Merger Agreement"), dated as of July 30, 1997, among Sterling, ALS and Tango Merger Corporation, a wholly owned subsidiary of ALS.

     McDonald & Company Securities, Inc. (McDonald), as part of its investment banking business, is customarily engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

     In connection with rendering this opinion, we have reviewed and analyzed, among other things, the following: (i) the Merger Agreement, including the exhibits and schedules thereto; (ii) Annual Reports to shareholders and Annual Reports on Form 10-K of the Company for the year ended December 31, 1996 and Sterling for the two years ended December 31, 1996 and Quarterly Reports on Form 10-Q of the Company and Sterling for the periods subsequent to December 31, 1996; (iii) certain internal information, primarily financial in nature, including projections, concerning the business and operations of the Company and Sterling furnished to us for purposes of our analysis; (iv) certain publicly available information concerning the trading of, and the trading market for, the ALS Common Stock and the Sterling Common Stock; (v) certain publicly available information with respect to certain other companies that we believe to be comparable to the Company or to Sterling and the trading markets for certain of such other companies' securities; and (vi) certain publicly available information concerning the nature and terms of certain other transactions that we consider relevant to our inquiry. We have also met with certain officers and employees of the Company and Sterling to discuss the past and current business operations, financial condition and future prospects of their respective companies, as well as other matters we believe relevant to our inquiry.

     In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and have assumed and relied upon the representations and warranties of the Company and Sterling contained in the Merger Agreement and were not engaged to, nor have we independently attempted to, verify any of such information. We have also relied upon the managements of the Company and Sterling as to the reasonableness and achievability of the financial and operating projections (and the assumptions and bases therefor) provided to us and, with your consent, we have assumed that such projections, including projected cost savings and operating synergies, reflect the best currently available estimates and judgments of the respective managements of the Company and Sterling and that such projections and forecasts will be realized in the amounts and in the time periods currently estimated by the managements of the Company and Sterling. We express no view as to such projections or the assumptions on which they are based. In addition, we were not engaged to, nor have we conducted, any physical inspection or appraisal of any of the assets, properties or facilities of either the Company or Sterling nor have we been furnished with any such evaluation or appraisal. Furthermore, we assumed the consummation of the transaction contemplated pursuant to the Merger Agreement will qualify (i) for pooling of interests accounting treatment and
(ii) as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

     In the ordinary course of our business, we may actively trade securities of both the Company and Sterling for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     Based upon and subject to the foregoing and such other matters as we consider relevant, it is our opinion, as investment bankers, that as of the date hereof, the Exchange Ratio pursuant to the Merger Agreement is fair, from a financial point of view, to the holders of ALS Common Stock.

     We hereby consent to the inclusion of this opinion as an exhibit to any proxy or registration statement distributed in connection with the merger as contemplated by the Merger Agreement.

                                          Very truly yours,

                                          MCDONALD & COMPANY SECURITIES, INC.

                                                                      APPENDIX C

                                                                   July 30, 1997

The Board of Directors
Sterling House Corporation
453 South Webb Road
Suite 500
Wichita, KS 67207

Dear Members of the Board:

     You have told us that Sterling House Corporation (the "Company") and Alternative Living Services, Inc. ("ALS") propose to enter into a merger agreement (the "Agreement") providing for the merger (the "Merger") of ALS or one its subsidiaries with the Company. The Agreement contemplates that, upon consummation of the Merger, each outstanding share of common stock of the Company ("Company Common Stock") will be converted into the right to receive
1.10 shares (the "Exchange Ratio") of the Common Stock of ALS ("ALS Common Stock").

     In accordance with the terms of our engagement letter dated July 30, 1997 (the "Engagement Letter"), you have requested that Schroder & Co. Inc. ("Schroders") render an opinion (the "Opinion") to the Company's Board of Directors, as investment bankers, as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of the Company Common Stock (the "Shareholders").

     In connection with the Opinion set forth herein, we have among other things:

          (i) reviewed the July 30, 1997 draft of the Agreement in the form provided to us and have assumed that the final form of such agreement will not vary in any regard that is material to our analysis;

          (ii) reviewed certain internal non-public financial and operating data provided to us by the management of each of the Company and ALS relating to its business, including certain forecast and projection information as to future results of such business prepared by the Company or ALS, as the case may be;

          (iii) discussed with members of the Company's and ALS's senior management the Company's and ALS's respective operations, historical financial results and future prospects;

          (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other companies generally comparable to the Company and reviewed the relevant historical stock prices and trading volumes of the Company Common Stock and ALS Common Stock and certain publicly traded securities of such other companies;

          (v) reviewed the terms of certain recent business combination and acquisition transactions generally comparable to the Merger; and

          (vi) made such other analyses, investigations and examinations, including a discounted cash flow analysis, and took into account such other matters as we have deemed necessary or appropriate.

     We have assumed, at your direction, and relied upon without assuming any responsibility for the verification, the accuracy and completeness of all the financial and other information provided to, discussed with or reviewed by or for us, or publicly available, for purposes of the Opinion, and have further relied, at your direction, upon the assurances of management of the Company that they are not aware of any facts that would make such information inaccurate or misleading. We have, at your direction, neither made nor obtained any independent valuations or appraisals of the assets or liabilities (contingent or otherwise) of the Company or ALS, nor have we assumed any responsibility to conduct a physical inspection of the property and facilities of either the Company or ALS. We have, at your direction, assumed that the financial forecast and projection information provided to us by the Company and ALS has been reasonably prepared on bases reflecting the best currently available estimates and judgment of the management of the Company and ALS, respectively, as to the future financial performance of the Company and ALS, and that in all material respects they will be realized in the amounts and time indicated thereby. We express no view as to such forecast or projection information or the assumptions on which they were based. In addition, we have assumed, at your direction, that the payment of the consideration to Shareholders in the Merger will not be a taxable transaction with respect to the Shareholders, the Company or ALS and that the Merger will be accounted for as a pooling of interests.

     The Opinion is necessarily based on financial, economic, market and other conditions, as they exist, and the information made available to us, at the date hereof. The Opinion is limited to the fairness, from a financial point of view, of the Exchange Ratio to the Shareholders and we express no other opinion, including as to the merits of the underlying business decision of the Company to enter into the Agreement, the relative merits of the Merger and alternative potential strategies or transactions, any matters of a legal, regulatory tax or accounting nature, or the price or trading range at which the ALS Common Stock will trade following the date of this letter. The Opinion does not constitute a recommendation to the Shareholders or any other person concerning whether or not to vote in favor of the Merger or to take or to refrain from taking any other action in connection with the Merger.

     Schroders, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuation for estate, corporate and other purposes. Schroders has acted as financial advisor to the Company in connection with the Merger and will receive fees for its services. In the ordinary course of business, we or our affiliates may trade in the securities of the Company or ALS for our own accounts and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     Based upon and subject to the foregoing, we are of the opinion, as investment bankers, that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of Company Common Stock.

     The Opinion has been furnished to the Board of Directors of the Company solely in connection with its consideration of the Merger. Except as specifically permitted by the Engagement Letter, the Company will not furnish the Opinion or any other material prepared by Schroders to any other person or persons or use or refer to the Opinion or this letter for any other purpose without Schroders' prior written approval. The Opinion is not being rendered on behalf of, and is not intended to confer rights or remedies upon, the Company, any Shareholder or any other person, other than the Board of Directors of the Company.

                                          Very truly yours,

                                          SCHRODER & CO. INC.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 102(b)(7) of the General Corporation Law of the State of Delaware permits a Delaware corporation to limit the personal liability of its directors in accordance with the provisions set forth therein. The Restated Certificate of Incorporation of the Registrant provides that the personal liability of its directors shall be limited to the fullest extent permitted by applicable law.

     Section 145 of the General Corporation Law of the State of Delaware contains provisions permitting Delaware corporations to indemnify directors, officers, employees or agents against expenses, including attorneys' fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person was or is a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, provided that (i) such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the corporation's best interest, and (ii) in the case of a criminal proceeding such person had no reasonable cause to believe his or her conduct was unlawful. In the case of actions or suits by or in the right of the corporation, no indemnification shall be made in a case in which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall have determined upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses. Indemnification as described above shall only be granted in a specific case upon a determination that indemnification is proper in the circumstances because the indemnified person has met the applicable standard of conduct. Such determination shall be made (a) by a majority vote of the directors who are not parties to such proceeding, even though less than a quorum, (b) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (c) by the stockholders of the corporation. Notwithstanding the foregoing, to the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) or (b) of Section 145, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. The Restated Certificate of Incorporation and the Restated Bylaws of the Registrant provide for indemnification of its directors and officers to the fullest extent permitted by applicable law.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

          The following exhibits are filed pursuant to Item 601 of Regulation
     S-K.

EXHIBIT
  NO.                                  DESCRIPTION
-------                                -----------
2.1       --   Agreement and Plan of Merger, dated as of July 30, 1997
               among Alternative Living Services, Inc., Tango Merger
               Corporation and Sterling House Corporation, as amended as of
               September 2, 1997, attached to this Registration Statement as Appendix A to the Joint Proxy Statement/ Prospectus, is
               hereby incorporated herein by reference
5.1       --   Opinion and Consent of Rogers & Hardin LLP, as to the
               legality of the shares of the Registrant's Common Stock
               being registered.
8.1       --   Opinion of Rogers & Hardin LLP, as to certain federal income tax consequences of the Merger.*
8.2       --   Opinion of Stroock & Stroock & Lavan LLP, as to certain
               federal income tax consequences of the Merger.*

EXHIBIT
  NO.                                  DESCRIPTION
-------                                -----------
10.1      --   Employment Agreement between Timothy J. Buchanan and the
               Registrant, filed as Exhibit 99.4 to Registrant's Current
               Report on Form 8-K filed with the Commission on August 13,
               1997, and hereby incorporated herein by reference.
10.2      --   Employment Agreement between Steven L. Vick and the
               Registrant, filed as Exhibit 99.5 to Registrant's Current
               Report on Form 8-K filed with the Commission on August 13,
               1997, and hereby incorporated herein by reference.
10.3      --   Cross Option Agreement, dated July 30, 1997, between the
               Registrant and Sterling House Corporation, filed as Exhibit
               99.6 to Registrant's Current Report on Form 8-K filed with the Commission on August 13, 1997, and hereby incorporated herein by reference.
10.4      --   Form of Employment Agreement between Mark W. Ohlendorf and the Registrant.
10.5      --   Form of Stockholder Voting Agreement with Sterling
               affiliates, filed as Exhibit 99.2 to Registrant's Current
               Report on Form 8-K filed with the Commission on August 13,
               1997, and hereby incorporated herein by reference.
10.6      --   Form of Stockholder Voting Agreement with Registrant's
               affiliates, filed as Exhibit 99.3 to Registrant's Current
               Report on Form 8-K filed with the Commission on August 13,
               1997, and hereby incorporated herein by reference.
10.7      --   Form of Alternative Living Services Affiliate Agreement.
10.8      --   Form of Sterling Affiliate Agreement.
10.9      --   Amended and Restated Confidentiality Agreement dated as of
               July 30, 1997, between the Registrant and Sterling.
23.1      --   Consent of Rogers & Hardin LLP (included in Exhibit 5.1 and
               8.1).*
23.2      --   Consent of Stroock & Stroock & Lavan LLP (included in
               Exhibit 8.2).*
23.3      --   Consent of KPMG Peat Marwick LLP.
23.4      --   Consent of Ernst & Young LLP.
23.5      --   Consent of Schroder & Co., Inc.*
23.6      --   Consent of McDonald & Company Securities, Inc. (included in
               Appendix B to the Joint Proxy Statement/Prospectus which is a part of this Registration Statement).
24.1      --   Powers of Attorney. See signature page to this Registration
               Statement on Form S-4.
99.1      --   Registrant's Proxy.
99.2      --   Sterling House Corporation Proxy.

---------------

 *  To be filed by amendment

(b) Financial Statement Schedules.

     Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 22.  UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (b) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (a) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against the public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (e) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (f) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Brookfield, State of Wisconsin, on September 2, 1997.

                                          ALTERNATIVE LIVING SERVICES, INC.

                                          By:     /s/ WILLIAM F. LASKY
                                            ------------------------------------
                                                      William F. Lasky
                                               President and Chief Executive
                                                           Officer

     In accordance with requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in their capacities and on the dates indicated.

     Each person whose signature appears below hereby authorizes William F. Lasky and Thomas E. Komula, and each of them, to file one or more amendments (including post-effective amendments) to the Registration Statement, with all exhibits thereto, which amendments may make such changes as any of such persons deems appropriate, and each person, individually and in each capacity stated below, hereby appoints each of such persons as attorney-in-fact and agent, with full power of substitution and resubstitution, to execute in his name and on his behalf any such amendments to the Registration Statement, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                     SIGNATURE                                    TITLE                     DATE
                     ---------                                    -----                     ----
               /s/ WILLIAM F. LASKY                  President, Chief Executive       September 2, 1997
---------------------------------------------------    Officer and Director
                 William F. Lasky                      (Principal Executive Officer)


               /s/ THOMAS E. KOMULA                  Senior Vice President,           September 2, 1997
---------------------------------------------------    Treasurer and Chief Financial
                 Thomas E. Komula                      Officer and Assistant
                                                       Secretary (Principal
                                                       Financial Officer)

               /s/ JOHN D. PETERSON                  Vice President and Controller    September 2, 1997
---------------------------------------------------    (Principal Accounting
                 John D. Peterson                      Officer)

             /s/ WILLIAM G. PETTY, JR.               Chairman of the Board and        September 2, 1997
---------------------------------------------------    Director
               William G. Petty, Jr.

              /s/ RICHARD W. BOEHLKE                 Vice Chairman and Director       September 2, 1997
---------------------------------------------------
                Richard W. Boehlke

               /s/ GENE E. BURLESON                  Director                         September 2, 1997
---------------------------------------------------
                 Gene E. Burleson

                /s/ ROBERT HAVEMAN                   Director                         September 2, 1997
---------------------------------------------------
                  Robert Haveman


                     SIGNATURE                                    TITLE                     DATE
                     ---------                                    -----                     ----
                /s/ RONALD G. KENNY                  Director                         September 2, 1997
---------------------------------------------------
                  Ronald G. Kenny

               /s/ JERRY L. TUBERGEN                 Director                         September 2, 1997
---------------------------------------------------
                 Jerry L. Tubergen